As filed with the U.S. Securities and Exchange Commission on August 6, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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CELULARITY INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	83-1702591
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

170 Park Ave
Florham Park, New Jersey 07932
Telephone: (609) 235-1010
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Robert J. Hariri, M.D., Ph.D.
Chief Executive Officer
Celularity Inc.
170 Park Ave
Florham Park, New Jersey 07932
Telephone: (609) 235-1010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Keary Dunn, Esq. General Counsel Celularity Inc. 170 Park Ave Florham Park, New Jersey 07932 (609) 235-1010	Yvan-Claude Pierre Marc A. Recht Yoon-jee Kim Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)		Proposed Maximum Aggregate Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share	22,874,999	(2)	$11.50	(3)	$263,062,488.50	$28,700.12
Warrants to purchase Class A Common Stock	8,499,999	(4)	—		—	—	(5)
Class A Common Stock, $0.0001 par value per share	129,858,855	(6)	$8.48	(7)	$1,101,203,091.25	$120,141.26
Total					$1,364,265,579.75	$148,841.38

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(1)      In the event of a stock split, stock dividend or other similar transaction involving the registrant’s Class A common stock (“Class A Common Stock”), in order to prevent dilution, the number of shares of Class A Common Stock registered hereby shall be automatically increased to cover the additional shares of Class A Common Stock in accordance with Rule 416(a) under the Securities Act.

(2)      Consists of (i) 8,499,999 shares of Class A Common Stock issuable upon the exercise of (A) 7,000,000 outstanding warrants issued to GX Sponsor LLC (the “Sponsor”) in a private placement concurrently with the registrant’s initial public offering and (B) 1,499,999 outstanding warrants issued to certain members of the Sponsor in a private placement as repayment for certain working capital loans (the warrants in (A) and (B) collectively, the “Private Placement Warrants”) and (ii) 14,375,000 shares of Class A Common Stock issuable upon the exercise of 14,375,000 outstanding warrants issued in connection with the registrant’s initial public offering (the “Public Warrants,” and, together with the Private Placement Warrants, the “Warrants”).

(3)      Based upon the $11.50 exercise price per share of Class A common stock issuable upon exercise of the Warrants.

(4)      Represents the resale of 7,000,000 Private Placement Warrants, which were issued on May 20, 2019 and will become exercisable on August 15, 2021, and the resale of 1,499,999 Private Placement Warrants issued on July 16, 2021 and will become exercisable on August 15, 2021.

(5)      In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants is allocated to the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.

(6)      Consists of the following shares of Class A common stock registered for resale by the selling securityholders (as defined herein): (i) 8,340,000 shares of Class A Common Stock issued in private placements pursuant to subscription agreements entered into on January 8, 2021, (ii) 2,976,943 shares of Class A Common Stock issued in other private placements, (iii) 7,187,500 shares of Class A Common Stock held by the Sponsor and distributees of the Sponsor following a private placement in connection with the initial public offering of GX, (iv) up to 8,499,999 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, (v) up to 71,298,327 shares of Class A Common Stock pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated July 16, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, (vi) up to 19,811,204 shares of Class A Common Stock issuable upon exercise of the Converted Legacy Warrants, (vii) up to 11,744,882 options and awards (previously registered pursuant to the registration statement on Form S-4 (File No. 333-252402) filed on January 25, 2021 and subsequently being registered for resale on this Registration Statement).

(7)      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Class A Common Stock on August 5, 2021, as reported on the Nasdaq Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 6, 2021

PRELIMINARY PROSPECTUS

Up to 22,874,999 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 129,858,855 Shares of Class A Common Stock
Up to 8,499,999 Warrants to Purchase Class A Common Stock

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This prospectus relates to the issuance by us of an aggregate of up to 22,874,999 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), which consists of (i) the issuance by us and resale of up to 8,499,999 shares of Class A Common Stock that are issuable upon the exercise of (A) 7,000,000 warrants issued in a private placement to GX Sponsor LLC (the “Sponsor”), in connection with the GX IPO and (B) 1,499,999 warrants issued to certain members of the Sponsor as repayment for certain working capital loans made to GX (the warrants in (A) and (B) collectively, the “Private Placement Warrants”), and (ii) up to 14,375,000 shares of Class A Common Stock that are issuable upon the exercise of 14,375,000 warrants (the “Public Warrants,” and, together with the Private Placement Warrants, the “Warrants”) issued in the GX IPO. We will receive the proceeds from the exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 129,858,855 shares of Class A Common Stock consisting of (a) up to 8,340,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on January 8, 2021 (b) up to 2,000,000 shares of Class A Common Stock issued in a private placement pursuant to a subscription agreement entered into on May 5, 2021 with Palantir Technologies Inc. (“Palantir Technologies”), (c) up to 976,943 shares of Class A Common Stock issued in private placements on July 21, 2021 to certain advisors of Legacy Celularity and GX, (d) up to 7,187,500 shares of Class A Common Stock previously held by the Sponsor following a private placement in connection with the initial public offering of GX, (e) up to 8,499,999 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, (f) up to 19,811,204 shares of Class A Common Stock issuable upon exercise of the Converted Legacy Warrants, (g) up to 11,744,882 shares of Class A Common Stock issuable upon exercise of options and awards and (h) up to 71,298,327 shares of Class A Common Stock pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated July 16, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, and (ii) up to 8,499,999 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or Warrants. See the section titled “Plan of Distribution.”

The Class A Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “CELU” and “CELUW”, respectively. On August 5, 2021, the last reported sales price of Class A Common Stock was $8.00 per share and the last reported sales price of our Public Warrants was $1.40 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. We are incorporated in Delaware.

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Investing in our securities involves a high degree of risk.    You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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Prospectus dated             , 2021

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You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock issuable upon exercise of the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

On July 16, 2021, Celularity Inc. (f/k/a GX Acquisition Corp. (“GX”)) consummated the previously announced merger pursuant to that certain Merger Agreement and Plan of Reorganization, dated January 8, 2021 (the “Merger Agreement”), by and among GX, Alpha First Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of GX (“First Merger Sub”), Celularity LLC (f/k/a Alpha Second Merger Sub LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of GX (“Second Merger Sub”), and Legacy Celularity.

Pursuant to the terms of the Merger Agreement, a business combination between GX and Legacy Celularity was effected through the (a) merger of First Merger Sub with and into Legacy Celularity with Legacy Celularity surviving as a wholly-owned subsidiary of GX (Legacy Celularity, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub as the surviving entity of the Second Merger, which ultimately resulted in Legacy Celularity becoming a wholly-owned direct subsidiary of GX (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, the registrant changed its name from GX Acquisition Corp. to Celularity Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Celularity,” “we,” “us,” “our” and similar terms refer to Celularity Inc. (f/k/a GX Acquisition Corp.) and its consolidated subsidiaries (including Legacy Celularity). References to “GX” refer to the predecessor company prior to the consummation of the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements about future financial and operating results of the Company; benefits of the Business Combination; statements about the plans, strategies and objectives of management for future operations of the Company; statements regarding future performance; and other statements regarding the Business Combination. In some cases, you can identify these forward-looking statements by the use of terminology such as “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the ability to maintain Celularity’s listing of Class A Common Stock on Nasdaq;

•        competition and the ability of Celularity to grow and manage growth profitably;

•        if the benefits of the Business Combination do not meet the expectations of investors or securities analysts;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        risks inherent in developing Celularity’s therapeutic candidates, such as substantial delays in clinical trials;

•        risks associated with Celularity’s ongoing and planned clinical trials, such as unexpected data or clinical site activation rates or clinical trial enrollment rates that are lower than expected;

•        Celularity’s therapeutic candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences;

•        difficulties arising from Celularity’s third-party licenses, or supply-chain or manufacturing challenges;

•        Celularity’s ability to obtain adequate financing to fund its planned clinical trials and other expenses;

•        risks from any strategic alliances or licensing arrangements entered into in the future and not being able to realize the benefits of such alliances or licensing arrangements;

•        trends in the industry, changes in the competitive landscape, delays or disruptions due to the COVID-19 pandemic, as well as changes in the legal and regulatory framework for the industry or unexpected litigation or disputes and future expenditures; and

•        the possibility that Celularity may be adversely affected by other economic, business and/or competitive factors.

In addition, statements that “Celularity believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause the our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

FREQUENTLY USED TERMS

“2021 Plan” means the Celularity Inc. 2021 Equity Incentive Plan that was previously approved by GX’s board of directors on July 12, 2021 and approved by GX’s stockholders on July 14, 2021; the 2021 Plan became effective on the Closing Date.

“Business Combination” means the transactions contemplated by the Merger Agreement, including, among other things, the Mergers.

“Closing” means the closing of the Business Combination.

“Closing Date” means July 16, 2021, the date on which the Closing occurred.

“Converted Legacy Warrants” means the warrants to purchase Series B preferred stock of Legacy Celularity that were converted into the right to purchase shares of Class A Common Stock in connection with the Business Combination.

“DGCL” means the General Corporation Law of the State of Delaware.

“ESPP” means the Celularity Inc. 2021 Employee Stock Purchase Plan that was approved by GX’s board of directors on July 12, 2021 and approved by GX’s stockholders on July 14, 2021; the ESPP became effective on the Closing Date.

“First Merger” means the merger of First Merger Sub with and into Legacy Celularity.

“First Merger Sub” means Alpha First Merger Sub, Inc., a Delaware corporation.

“GX” means GX Acquisition Corp., a Delaware corporation.

“GX IPO” means GX’s initial public offering, consummated on May 23, 2019.

“Legacy Celularity” means the entity formerly known as Celularity Inc., a Delaware corporation, which was renamed Celularity Operations, Inc. just prior to the Closing.

“Legacy Celularity Board” means the former board of directors of Legacy Celularity.

“Mergers” means the First Merger and the Second Merger, collectively.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of January 8, 2021 (as it may be amended from time to time), by and among GX, First Merger Sub, Second Merger Sub and Legacy Celularity.

“PIPE” means that certain private placement in the aggregate amount of $83,400,000, consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with GX, pursuant to which the subscribers purchased 8,340,000 shares of Class A Common Stock at a purchase price of $10.00 per share.

“PIPE Shares” means an aggregate of 8,340,000 shares of Class A Common Stock issued to the subscribers in the PIPE.

“Private Placement Warrants” means the 8,499,999 warrants consisting of (i) 7,000,000 warrants purchased by the Sponsor in connection with the GX IPO in a private placement transaction occurring simultaneously with the closing of the GX IPO and (ii) 1,499,999 warrants issued to members of the Sponsor in a private placement transaction as repayment for working capital loans made to GX, with each warrant exercisable, at an exercise price of $11.50, for one share of Class A Common Stock.

“Public Warrants” means the 14,375,000 warrants included as a component of the GX units sold in the GX IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Common Stock, in accordance with its terms.

“Second Merger” means the merger of Surviving Corporation with and into Second Merger Sub.

“Second Merger Sub” means Alpha Second Merger Sub, LLC, a Delaware limited liability company.

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“Sponsor” means the GX Sponsor LLC.

“Sponsor Shares” means the 7,187,500 shares of Class A Common Stock held by the Sponsor following a private placement in connection with the initial public offering of GX and subsequent share recapitalization.

“Surviving Corporation” means the entity surviving the First Merger as a wholly-owned subsidiary of GX.

“Surviving Entity” means the entity surviving the Second Merger as a wholly owned subsidiary of GX.

“Warrants” means the Private Placement Warrants and the Public Warrants.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision.    Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

We are a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic T cells engineered with a chimeric antigen receptor (“CAR”) (“CAR-T”) cells, natural killer (“NK”) cells, and mesenchymal-like adherent stromal cells (“ASCs”), targeting indications across cancer, infectious and degenerative diseases. We believe that by harnessing the placenta’s unique biology and ready availability, it will be able to develop therapeutic solutions that address a significant unmet global need for effective, accessible and affordable therapeutics. We currently have four active clinical trials and plans to submit two additional investigational new drug (“IND”) applications in 2021.

The Celularity IMPACT platform capitalizes on the benefits of placenta-derived cells to target multiple diseases, and provides seamless integration, from bio sourcing through manufacturing cryopreserved and packaged allogeneic cells, which we handle at our purpose-built U.S.-based approximately 150,000 square foot facility. We believe the use of placental-derived cells, sourced from full-term healthy donors, has potential inherent advantages, both from an economic and scientific perspective. Relative to adult-derived cells, placental-derived cells have demonstrated greater stemness, which means the ability to expand and persist. Further, their immunological naïveté, meaning having an immune system that has never been exposed to a specific antigen, may allow for potentially less toxicity.

Our placental-derived cells are allogeneic, meaning they are intended for use in any patient, as compared to autologous cells, which are derived from an individual patient for that patient’s sole use. We believe this a key difference that will enable readily available off-the-shelf treatments that can be delivered faster, more reliably, at greater scale and to more patients.

In addition, we also have non-core legacy operations that are complementary to our work in placenta-derived cell therapeutics, including our biobanking operations, directly or through our exclusive distributor.

The mailing address of our principal executive office is 170 Park Avenue, Florham Park, New Jersey 07932, and its telephone number is (908) 768-2170.

Background

GX was a blank check company incorporated in Delaware on August 24, 2018 and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

On July 16, 2021 (the “Closing Date”), Celularity consummated its merger (the “Closing”) pursuant to that certain Merger Agreement and Plan of Reorganization, dated January 8, 2021 (the “Merger Agreement”), by and among GX, Alpha First Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of GX (“First Merger Sub”), Celularity LLC (f/k/a Alpha Second Merger Sub LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of GX (“Second Merger Sub”), and Legacy Celularity.

Pursuant to the terms of the Merger Agreement, a business combination between GX and Legacy Celularity was effected through the (a) merger of First Merger Sub with and into Legacy Celularity with Legacy Celularity surviving as a wholly-owned subsidiary of GX (Legacy Celularity, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub as the surviving entity of the Second Merger, which ultimately resulted in Legacy Celularity becoming a wholly-owned direct subsidiary of GX (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, the registrant changed its name from GX Acquisition Corp. to Celularity Inc.

Immediately prior to the effective time of the Mergers (the “Effective Time”), each share of preferred stock of Legacy Celularity (the “Legacy Celularity Preferred Stock”) that was issued and outstanding was automatically converted into a number of shares of common stock of Legacy Celularity, par value $0.001 per share (the “Legacy Celularity Common Stock”) at the then-effective conversion rate as calculated pursuant to the Amended and Restated Certificate of Incorporation of Legacy Celularity, dated March 16, 2020, as amended (the “Legacy Celularity Charter”), such that each converted share of Legacy Celularity Preferred Stock was no longer outstanding and ceased to exist, and each holder of Legacy Celularity Preferred Stock thereafter ceased to have any rights with respect to such securities (the “Legacy Celularity Preferred Stock Conversion”).

At the Effective Time, by virtue of the First Merger and without any action on the part of GX, First Merger Sub, Legacy Celularity or the holders of any of the following securities:

a)      each share of Legacy Celularity Common Stock (including shares of Legacy Celularity Common Stock resulting from the conversion of shares of Celularity Preferred Stock described above) that was issued and outstanding immediately prior to the Effective Time was cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (as defined below) (the “Per Share Merger Consideration”);

b)      each share of Legacy Celularity Common Stock or Legacy Celularity Preferred Stock (together, “Legacy Celularity Capital Stock”) held in the treasury of Celularity was cancelled without any conversion thereof and no payment or distribution was made with respect thereto;

c)      each share of First Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time was converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

d)      each warrant to purchase Series B preferred stock of Legacy Celularity (each, a “Legacy Celularity Warrant”) (as to which no notice of exercise had been delivered to Legacy Celularity prior to the Closing) that was outstanding immediately prior to the Effective Time (and which would have otherwise been exercisable in accordance with its terms immediately following the Effective Time), became, to the extent consistent with the terms of such Legacy Celularity Warrant, the right to purchase shares of Class A Common Stock (and not Celularity Capital Stock) (each, a “Converted Legacy Warrant”) on the same terms and conditions (including exercisability terms) as were applicable to such Legacy Celularity Warrant immediately prior to the Effective Time, except that (A) each Converted Legacy Warrant became exercisable for that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Legacy Celularity Common Stock that would have been issuable upon the exercise of a Legacy Celularity Warrant for cash and assuming the conversion of the Series B Preferred Stock underlying such outstanding Legacy Celularity Warrant into Legacy Celularity Common Stock (the “Celularity Warrant Shares”) subject to the Legacy Celularity Warrant immediately prior to the Effective Time and (2) the Exchange Ratio (as defined below); and (B) the per share exercise price for each share of Class A Common Stock issuable upon exercise of the Converted Legacy Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the per share exercise price for each share of Series B Preferred Stock issuable upon exercise of such Celularity Warrant immediately prior to the Effective Time by (2) the Exchange Ratio (as defined below); and

e)      each option and deferred compensation award to purchase Legacy Celularity Common Stock, whether or not exercisable and whether or not vested, that was outstanding immediately prior to the Effective Time (each, a “Legacy Celularity Option”) was assumed by us and converted into an option to purchase shares of Class A Common Stock.

The following terms shall have the respective meanings ascribed to them below:

“Celularity Reference Share Value” means a dollar amount equal to (i) the sum of (a) $1,250,000,000 plus (b) the aggregate dollar amount payable to Legacy Celularity upon the exercise of all Legacy Celularity Options and Legacy Celularity Warrants (as to which no notice of exercise has been delivered to Celularity prior to the Closing) that are outstanding immediately prior to the Effective Time (and which would otherwise be exercisable in accordance with its terms immediately following the Effective Time), calculated by adding the sum of all exercise prices under such Legacy Celularity Options and Legacy Celularity Warrants (the “Aggregate Exercise Price”) divided by (ii) the number of Fully Diluted Celularity Shares.

“Exchange Ratio” means the quotient obtained by dividing (i) the Celularity Reference Share Value, by (ii) a dollar amount equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing Date, including interest earned on the funds held in the Trust Account and not previously released to GX to pay its taxes by (b) the shares of Class A Common Stock issued and sold as part of GX units (which consisted of one share of Class A Common Stock and one-half of one redeemable GX warrant) in the GX IPO that remained outstanding as of two business days prior to the Closing Date.

“Fully Diluted Celularity Shares” means, as of the Effective Time, a number of shares of Legacy Celularity Common Stock determined as follows without duplication, and expressed in each case on a fully diluted and as-converted to Legacy Celularity Common Stock basis: (i) the number of shares of Legacy Celularity Common Stock outstanding immediately prior to the Effective Time, (ii) the number of shares of Legacy Celularity Common Stock issuable in respect of all unexpired, issued and outstanding Legacy Celularity Options, (iii) the number of shares of Legacy Celularity Common Stock issuable upon the conversion of the Legacy Celularity Preferred Stock (including in respect of any Legacy Celularity Warrant Shares issued upon exercise of a Legacy Celularity Warrant prior to or in connection with the Closing) and (iv) the Legacy Celularity Warrant Shares to the extent the related Legacy Celularity Warrant remains outstanding immediately prior to the Effective Time (and which would otherwise be exercisable in accordance with its terms immediately following the Effective Time).

“Legacy Celularity Outstanding Shares” means the total number of shares of Legacy Celularity Common Stock and Legacy Celularity Preferred Stock (on an “as-converted” to Legacy Celularity Common Stock basis) on a fully diluted basis as of the Closing Date using the treasury method of accounting, including, without duplication, the number of shares of Legacy Celularity Common Stock issued upon the Legacy Celularity Preferred Stock Conversion and the number of shares of Legacy Celularity Common Stock issued or issuable upon the exercise of all Legacy Celularity Options and all Legacy Celularity Warrants.

“Trust Account” means the trust account that holds a portion of the proceeds of the GX IPO and the concurrent sale of the Private Placement Warrants.

At the effective time of the Second Merger (the “Second Effective Time”), by virtue of the Second Merger and without any action on the part of GX, Surviving Corporation, Second Merger Sub or the holders of any securities of GX or the Surviving Corporation or the Second Merger Sub: (x) each share of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time was canceled and ceased to exist without any conversion thereof or payment therefor; and (y) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time was converted into and became one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which constitutes the only outstanding equity of the Surviving Entity. From and after the Second Effective Time, all certificates, if any, representing membership interests in Second Merger Sub have been deemed for all purposes to represent the number of membership interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

Holders of 9,174,705 shares of GX Class A common stock elected to have their shares redeemed in connection with the Business Combination. The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1, and are incorporated herein by reference.

On the Closing Date, a number of purchasers (each, a “Subscriber”) purchased from GX an aggregate of 8,340,000 shares of Company Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $83,400,000, pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of January 8, 2021 (the “PIPE Financing” or “PIPE”). Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares.

On May 5, 2021, GX entered into a subscription agreement with Palantir Technologies pursuant to which Palantir Technologies agreed to purchase, and GX agreed to sell to Palantir Technologies, an aggregate of 2,000,000 shares of Company Class A Common Stock (the “Palantir Technologies Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $20,000,000, in a private placement. The sale of Palantir Technologies Shares was consummated concurrently with the Closing (the “Palantir Technologies Investment”). We gave certain registration rights to Palantir Technologies with respect to the Palantir Technologies Shares.

In connection with the Closing, on July 21, 2021, we issued 400,000 shares of Class A Common Stock (“CS Shares”) in a private placement to Credit Suisse Securities (USA) LLC (“Credit Suisse”) and 576,943 shares of Class A Common Stock (together with the CS Shares, the “Advisor Shares”) in a private placement to Ardea Partners LP (“Ardea”) as partial payment of transaction expenses and fees for financial advisory and other services rendered by such entities, respectively, in connection with the Business Combination. We gave certain registration rights to Credit Suisse and Ardea with respect to such shares of Class A Common Stock.

Implications of Being an Emerging Growth Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and our proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

•        The unaudited pro forma financial information included herein may not be indicative of what our actual financial position or results of operations would have been.

•        We have incurred net losses in every period since our inception, have no cellular therapeutic candidates approved for commercial sale and we anticipate that we will incur substantial net losses in the future.

•        Our placental-derived cellular therapy candidates represent a novel approach to cancer, infectious and degenerative disease treatments that creates significant challenges.

•        Our historical operating results indicate substantial doubt exists related to our ability to continue as a going concern.

•        Our business could be materially adversely affected by the effects of health pandemics or epidemics, including the current COVID-19 pandemic and future outbreaks of the disease, in regions where we or third parties on which it relies have concentrations of clinical trial sites or other business operations.

•        Our business is highly dependent on the success of our lead therapeutic candidates. If we are unable to obtain regulatory approval for our lead candidates and effectively commercialize our lead therapeutic candidates for the treatment of patients in approved indications, our business would be significantly harmed.

•        We rely on CAR-T viral vectors from Sorrento Therapeutics, Inc. for our CYCART-19 therapeutic candidate and termination of this license, or any future licenses, could result in the loss of significant rights, which would harm our business.

•        We rely and will continue to rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of, or commercialize, its therapeutic candidates.

•        The U.S. Food and Drug Administration (“FDA”), regulatory approval process is lengthy and time-consuming, and we may experience significant delays in the clinical development and regulatory of our product candidates.

•        We may not be able to file Investigational New Drug Applications (“INDs”), to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed, and if so, we may encounter substantial delays in our clinical trials or may not be able to conduct our trials on the timelines we expect.

•        We operate our own manufacturing and storage facility, which requires significant resources; manufacturing or other failures could adversely affect our clinical trials and the commercial viability of its therapeutic candidates and its biobanking and degenerative diseases businesses.

•        We rely on donors of healthy human full-term post-partum placentas to manufacture our therapeutic candidates, and if we do not obtain an adequate supply of such placentas from qualified donors, development of our placental-derived allogeneic cells may be adversely impacted.

•        Our clinical trials may fail to demonstrate the safety and/or efficacy of any of our therapeutic candidates, which would prevent or delay regulatory approval and commercialization.

•        If our efforts to protect the proprietary nature of the intellectual property related to our technologies are inadequate, we may not be able to compete effectively in our market.

•        We are, and in the future may be, party to agreements with third parties. Disputes may arise with such third parties regarding the terms of such agreements, including terms governing payment obligations, contractual interpretation, or related intellectual property ownership or use rights, which could materially adversely impact us, including by requiring the payment of additional amounts, or requiring us to invest time and money in litigation or arbitration.

•        Our therapeutic candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

•        We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

•        We will need substantial additional financing to develop our therapeutics and implement our operating plans. If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our therapeutic candidates.

•        Our relationships with customers, physicians, and third-party payors are subject to numerous laws and regulations. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we could face substantial penalties.

•        Our management has limited experience in operating a public company.

Corporate Information

Our principal executive offices are located at 170 Park Avenue, Florham Park, New Jersey 07932, and our telephone number is (908) 768-2170. Our corporate website address is www.celularity.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We and our subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

The Offering

Issuance of Class A Common Stock

Shares of Class A Common Stock offered by the Company

22,874,999 shares of Class A Common Stock, consisting of (i) 8,499,999 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants and (ii) 14,375,000 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants.

Shares of Class A Common Stock outstanding prior to exercise of all Warrants and Converted Legacy Warrants	123,464,113 shares (as of August 2, 2021).
Shares of Class A Common Stock outstanding assuming exercise of all Warrants and Converted Legacy Warrants	146,339,112 shares (based on total shares outstanding as of August 2, 2021).
Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of proceeds

We will receive up to an aggregate of approximately $263.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds.”

Resale of Class A Common Stock and Warrants
Shares of Class A Common Stock offered by the selling securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, and aggregate of 129,858,855 shares of Class A Common Stock, consisting of:

•   up to 8,340,000 PIPE Shares;

•   up to 7,187,500 Sponsor Shares;

•   up to 2,000,000 Palantir Technologies Shares;

•   up to 976,943 Advisor Shares;

•   up to 8,499,999 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants;

•   up to 19,811,204 issuable upon exercise of the Converted Legacy Warrants;

•   up to 11,744,882 shares of Class A Common Stock issuable upon exercise of options and awards;

•   up to 71,298,327 shares of Class A Common Stock pursuant to the Registration Rights Agreement.

Warrants offered by the selling securityholders	Up to 8,499,999 of Private Placement Warrants.

Redemption	The Public Warrants are redeemable in certain circumstances. See the section titled “Description of Our Securities — Warrants.”
Lock-up agreements

Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions - Lock-Up Agreements.”

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.
Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the selling securityholders.
Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 8.
Nasdaq ticker symbols	“CELU” and “CELUW”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 173.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

Celularity has incurred net losses in every period since its inception, has no cellular therapeutics approved for commercial sale and anticipates that it will incur substantial net losses in the future.

Celularity is a clinical-stage biopharmaceutical company, has no cellular therapeutics approved for commercial sale, has not generated any revenue from cellular therapeutic sales to date, generates limited revenues from its degenerative disease and biobanking businesses, and will continue to incur significant research and development and other expenses related to its ongoing operations. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential therapeutic candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. As a result, Celularity is not profitable and has incurred net losses in each period since its inception. For the year ended December 31, 2019, Celularity reported a net loss of $211.9 million. For the year ended December 31, 2020, Celularity reported a net loss of $208.2 million. As of December 31, 2020, it had an accumulated deficit of $563.6 million.

Celularity expects to incur significant expenditures for the foreseeable future, and Celularity expects these expenditures to increase as Celularity continues its research and development of, and seeks regulatory approvals for, cellular therapeutic candidates based on its four placental-derived allogeneic cell types: CAR-T cells, unmodified NK cells, genetically modified NK cells, and ASCs. Even if Celularity succeeds in commercializing one or more of its therapeutic candidates, Celularity will continue to incur substantial research and development and other expenditures to develop and market additional therapeutic candidates. Celularity may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. The size of its future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue from its cellular therapeutic candidates. Celularity’s prior losses and expected future losses have had and will continue to have an adverse effect on its stockholders’ equity and working capital.

Celularity’s placental-derived cellular therapy candidates represent a novel approach to cancer, infectious and degenerative disease treatments that creates significant challenges.

Celularity is developing a pipeline of allogeneic cellular therapeutic candidates that are derived from healthy, full-term, human donor placentas, and in certain cases, are genetically modified. Allogeneic cells are intended to be “off-the-shelf” for use in any patient. Advancing these novel therapeutic candidates creates significant challenges, including:

•        manufacturing cellular therapeutic candidates to its and regulatory specifications and in a timely manner to support its clinical trials, and, if approved, commercialization;

•        biosourcing placentas and other materials and supplies for the manufacture of its therapeutic candidates;

•        any variability in placental-derived cells, or a higher-rejection rate, which could ultimately affect its ability to produce therapeutics in a reliable and consistent manner and treat certain patients;

•        educating medical personnel regarding the potential advantages and potential disadvantages such as the side effect profile of its therapeutics, if approved, such as the potential adverse side effects related to graft-versus-host disease (“GvHD”), cytokine release syndrome (“CRS”), neurotoxicity, prolonged cytopenia and neutropenic sepsis;

•        using medicines to manage adverse side effects of Celularity’s therapeutic candidates that may not adequately control the side effects and/or may have a detrimental impact on the efficacy of the treatment;

•        obtaining regulatory approval, as the U.S. Food and Drug Administration (“FDA”), and other regulatory authorities have limited experience with development of allogeneic cell therapies for cancer, infectious and degenerative diseases; and

•        establishing sales and marketing capabilities for its therapeutic portfolio upon obtaining any regulatory approval to gain market acceptance of a novel therapy.

Celularity’s historical operating results indicate substantial doubt exists related to its ability to continue as a going concern.

Celularity has incurred net losses and used significant cash in operating activities since inception. Celularity has an accumulated deficit of approximately $563.6 million and has cash and cash equivalents of $54.3 million as of December 31, 2020. These factors raise substantial doubt about Celularity’s ability to continue as a going concern and satisfying its estimated liquidity needs 12 months from the issuance of the financial statements. If Celularity continues to experience operating losses, and it is not able to generate additional liquidity through a capital raise or other cash infusion, Celularity might need to secure additional sources of funds, which may or may not be available to it. Additionally, a failure to generate additional liquidity could negatively impact Celularity’s ability to operate its business.

The gene-editing technology Celularity uses is relatively new, and if Celularity is unable to use this technology in its intended therapeutic candidates, Celularity’s revenue opportunities will be materially limited.

Celularity uses gene editing techniques to modify certain of the placental-derived cell types. Celularity uses these technologies to either reduce the risk of toxicity or improve the potential for efficacy. These technologies are relatively new, and may not be shown to be effective at achieving the expected effect in clinical studies, or may be associated with safety issues, either in Celularity’s clinical development programs or those of others using these novel technologies. Any issues with the novel gene editing technologies, even if not experienced by Celularity, could negatively affect its development programs. For instance, the genetic modifications may create unintended changes to the DNA such as a non-target site gene-editing, a large deletion, or a DNA translocation, any of which could lead to unwanted side-effects. The gene-editing of its therapeutic candidates may also not be successful in limiting the risk of GvHD or thrombosis or in increasing affinity.

In addition, the gene-editing industry is rapidly developing, and Celularity’s competitors may introduce new technologies that render the technologies that Celularity employs for its therapeutic candidates obsolete or less attractive. New technology could emerge at any point in the development cycle of its therapeutic candidates. As competitors use or develop new technologies, any failures of such technology could adversely impact Celularity’s programs. Celularity also may be placed at a competitive disadvantage, and competitive pressures may force it to implement new technologies at a substantial cost. In addition, Celularity’s competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before Celularity can. Celularity cannot be certain that it will be able to implement technologies on a timely basis or at an acceptable cost. If Celularity is unable to maintain technological advancements consistent with industry standards, its operations and financial condition may be adversely affected.

Celularity’s business could be materially adversely affected by the effects of health pandemics or epidemics, including the current COVID-19 pandemic and future outbreaks of the disease, in regions where it or third parties on which it relies have concentrations of clinical trial sites or other business operations.

Celularity’s business could be materially adversely affected by the effects of health pandemics or epidemics, including the current outbreak of COVID-19 and future outbreaks of the disease. Enrollment in clinical trials of CYCART-19 for acute myeloid leukemia and multiple myeloma, was delayed due to the COVID-19 outbreak and has only recently resumed. Additionally, Celularity’s ability to collect healthy, full-term donor placentas was limited during the height of the COVID-19 pandemic in New Jersey and the tri-state area as hospital resources were diverted. Although Celularity has reopened its offices and employees have transitioned back to working on site, there is a lack of uniformity of restrictions and requirements among its clinical trial sites, and future shelter-in-place or similar type restrictions could be reimposed, and once again, hospital personnel may not pursue donor consents. Celularity is now also subject to risk of outbreaks at its facilities, and potential exposure to employee claims regarding workplace safety, and unanticipated shutdowns or quarantines could be imposed in the future, which would disrupt its operations. This uncertainty and the evolving nature of policies and restrictions, may negatively impact productivity, disrupt Celularity’s business and further delay clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on Celularity’s ability to conduct its business in the ordinary course, which could negatively impact its business, operating results and financial condition.

The spread of COVID-19, which has caused a broad impact globally, may materially affect Celularity economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic, may be difficult to assess or predict, it has resulted in significant disruption of global financial markets. This disruption, if sustained or recurrent, could make it more difficult for Celularity to access capital, which could in the future negatively affect its liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect Celularity’s business and the value of its Class A Common Stock.

The global COVID-19 pandemic continues to evolve, and its ultimate impact or that of any similar health pandemic or epidemic is highly uncertain. Celularity does not yet know the full extent of potential delays or impacts on its business, its planned and ongoing clinical trials, the hospitals and healthcare systems or the global economy as a whole. These effects could have a material impact on Celularity’s operations, and it will continue to monitor the COVID-19 situation closely.

Celularity relies on CAR-T viral vectors from Sorrento Therapeutics, Inc. for its CYCART-19 therapeutic candidate and termination of this license, or any future licenses, could result in the loss of significant rights, which would harm its business.

Celularity is dependent on patents, know-how and proprietary technology, both its own and licensed from others. In order to modify the placental-derived T cells to produce its CAR-T cell line, and its CYCART-19 therapeutic candidate, Celularity uses retroviral technology licensed from, and supplied by, Sorrento Therapeutics, Inc. (“Sorrento”). Celularity depends substantially on its license agreement with Sorrento. This license may be terminated by Sorrento for Celularity’s uncured material breach. Any termination of this license could result in the loss of significant rights and could harm Celularity’s ability to commercialize CYCART-19, and any future therapeutic candidates that use the licensed CAR construct. To the extent that obligations under this license agreement are not met, Celularity may lose the benefits of the Sorrento license agreement and the CAR construct it uses for CYCART-19. Further, Celularity would need an additional license from Sorrento or access to other CAR construct technology to research and develop therapeutic candidates directed at targets not covered by its existing agreement with Sorrento. In addition, the Sorrento CAR-T retroviral technology may fail to produce viable therapeutic candidates. If Celularity were to obtain approval of CYCART-19, there is no assurance that Sorrento would be able to supply sufficient viral vectors for commercial-scale manufacturing. If the agreement with Sorrento was terminated or Celularity required other technology, such a license or technology may not be available to it on reasonable terms, or at all, particularly given the limited number of alternative technologies in the market. See the section entitled “Business — Licenses and Collaboration Agreements — Sorrento Therapeutics, Inc.” for more information regarding the license from Sorrento.

Celularity also uses other gene editing technology for the other cellular therapeutics in its pipeline. While certain of these technologies are available from multiple commercial vendors, were any of these vendors to refuse to supply Celularity, it could negatively impact its development of its modified NK cells and ASCs, which depend on genetic modification to achieve the intended clinical benefits. Moreover, some gene editing technology that is currently available without license, could become patented or proprietary to a third party. If Celularity is unable to obtain a license on commercially reasonable terms when needed, it could be forced to redesign its cellular therapeutics and or stop development. Any of these occurrences could have a material adverse effect on Celularity’s business prospects.

Disputes may also arise between Celularity and its current and future licensors regarding intellectual property subject to a license agreement, including those related to:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•        whether and the extent to which its technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        its right to sublicense patent and other rights to third parties under collaborative development relationships;

•        its diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of its therapeutic candidates, and what activities satisfy those diligence obligations; and

•        the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Celularity’s licensors and Celularity and its partners.

If disputes over intellectual property that Celularity has licensed, or may license in the future, prevent or impair its ability to maintain its licensing arrangements on acceptable terms, Celularity may be unable to successfully develop and commercialize the affected therapeutic candidates.

Celularity is generally also subject to all of the same risks with respect to protection of intellectual property that it licenses, as it is for intellectual property that it owns, which are described below. If Celularity or its current and future licensors fail to adequately protect this intellectual property, its ability to commercialize products could suffer.

Celularity’s therapeutic candidates are based on novel technologies, which makes it difficult to predict the time and cost of therapeutic candidate development and obtaining regulatory approval.

Celularity has concentrated its research, development and manufacturing efforts on its placental-derived allogeneic T cell, NK cell and mesenchymal-like stromal cell types, and its future success depends on the successful development of this therapeutic approach. Celularity has developed the Celularity IMPACT platform, which covers biosourcing through manufacturing of cryopacked cells, and continues to invest in optimizing and improving its technologies. There can be no assurance that any development problems it experiences in the future will not cause significant delays or unanticipated costs, or that such development problems can be overcome. Celularity may also experience delays in scaling its manufacturing process when appropriate for commercialization, which may prevent it from completing its clinical studies or commercializing its therapeutics on a timely or profitable basis, if at all. In addition, as Celularity is in the early stages of clinical development, Celularity does not know the doses to be evaluated in pivotal trials or, if approved, commercially. Finding a suitable dose for its cell therapeutic candidates may delay its anticipated clinical development timelines. In addition, Celularity’s expectations with regard to its scalability and costs of manufacturing may vary significantly as it develops its therapeutic candidates and understands these critical factors.

The clinical study requirements of the FDA, European Medicines Agency, and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a therapeutic candidate are determined according to the type, complexity, novelty and intended use and market of the potential therapeutics. The regulatory approval process for novel therapeutics candidates such as Celularity’s can be more complex and consequently more expensive and take longer than for other, better known or extensively studied pharmaceutical or other therapeutic candidates. While Celularity expects reduced variability in its allogeneic cell therapeutic candidates compared to autologous products, Celularity does not have significant clinical data supporting any benefit of lower variability and the use of healthy donor full-term placentas, and related screening requirements, may create separate variability challenges. More generally, approvals by any regulatory agency may not be indicative of what any other regulatory agency may require for approval or what such regulatory agencies may require for approval in connection with new therapeutic candidates. Moreover, Celularity’s therapeutic candidates may not perform successfully in clinical trials or may be associated with adverse events that distinguish them from the autologous therapies that have previously been approved. For instance, allogeneic T cell therapeutic candidates may result in GvHD not experienced with autologous T cell products. While Celularity has modified its CAR-T cell candidate to address this concern, CYCART-19 may not be effective in clinical trials. Even if Celularity collects promising initial clinical data of its therapeutic candidates, longer-term data may reveal new adverse events or responses that are not durable. Unexpected clinical outcomes would significantly impact its business.

Celularity’s business is highly dependent on the success of its lead therapeutic candidates. If Celularity is unable to obtain approval for its lead candidates and effectively commercialize its lead therapeutic candidates for the treatment of patients in approved indications, its business would be significantly harmed.

Celularity’s business and future success depends on its ability to obtain regulatory approval of, and then successfully commercialize, its most advanced therapeutic candidates, including CYCART-19, CYNK-001, CYNK-101 and APPL-001. Because these placental-derived allogeneic cells are among the first allogeneic placental-derived cell therapies to be evaluated in the clinic, the failure of any such therapeutic candidate, or the failure of other allogeneic cell therapies, may impede Celularity’s ability to develop its therapeutic candidates, and significantly influence physicians’ and regulators’ opinions in regards to the viability of its entire pipeline of placental-derived allogeneic cell therapies, particularly if high or uncontrolled rates of GvHD or other adverse events are observed. If significant adverse events are observed with the administration of its therapeutic candidates, or if any of the therapeutic candidates is viewed as less safe or effective than autologous therapies, its ability to develop other placental-derived allogeneic therapies may be significantly harmed.

All of Celularity’s therapeutic candidates, including its lead therapeutic candidates, will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, scaled commercial manufacturing capacity and significant marketing efforts before Celularity can generate any revenue from sales of its cellular therapeutics. In addition, because Celularity’s therapeutic candidates are all based on a similar process, the Celularity IMPACT platform, if any of the lead therapeutic candidates encounters safety or efficacy problems, manufacturing problems, developmental delays, regulatory issues or other problems, Celularity’s development plans and business for its therapeutics pipeline would be significantly harmed.

Celularity’s therapeutic candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

Undesirable or unacceptable side effects caused by Celularity’s therapeutic candidates could cause it or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities. Results of Celularity’s clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Approved autologous cell therapies and those under development have shown frequent rates of CRS and neurotoxicity, and adverse events have resulted in the death of patients. Certain of Celularity’s therapeutic candidates, such as CYCART-19, CYNK-101 and APPL-001 undergo genetic engineering. As these are novel technologies, errors may occur or may not present until used in humans in the clinic, and could cause adverse events. While Celularity believes that placental-derived cells have an inherent safety profile that should limit adverse events, including its use of NK cells and ASCs, there can be no assurance that this is the case as these are novel therapeutics.

As Celularity continues to evolve its placental-derived therapeutic programs, it may need to halt or modify development of certain candidates as a result of adverse events. For example, in designing APPL-001, Celularity made certain modifications and adjustments, including a genetic modification due to an increased risk of thrombosis observed in a Phase 1 clinical trial of a placental-derived cell therapeutic.

In any of Celularity’s ongoing or planned clinical trials, patients may experience severe adverse events related to its allogeneic cell therapeutic candidates, some of which may result in death. If unacceptable toxicities arise in the development of its therapeutic candidates, Celularity could suspend or terminate its trials or the FDA or comparable foreign regulatory authorities could order it to cease clinical trials or deny approval of its therapeutic candidates for any or all targeted indications. The data safety monitoring board may also suspend or terminate a clinical trial at any time on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk, including risks inferred from other unrelated immunotherapy trials. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, as toxicities resulting from cell therapy are not normally encountered in the general patient population and by medical personnel. Any of these occurrences may harm Celularity’s business, financial condition and prospects significantly.

Celularity’s clinical trials may fail to demonstrate the safety and efficacy of any of its therapeutic candidates, which would prevent or delay regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of its cell therapeutic candidates, Celularity must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that its therapeutic candidates are both safe and effective for use in each target indication. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of Celularity’s therapeutic candidates may not be predictive of the results of later-stage clinical trials, including in any post-approval studies.

There is typically an extremely high rate of attrition from the failure of therapeutic candidates proceeding through clinical trials. Therapeutic candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy, insufficient durability of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most therapeutic candidates that commence clinical trials are never approved as therapeutics.

In addition, for ongoing and any future trials that may be completed, Celularity cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as Celularity does, and more trials could be required before Celularity submits its therapeutic candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, approval of Celularity’s therapeutic candidates may be significantly delayed, or Celularity may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of its therapeutic candidates.

Initial, interim and preliminary data from its clinical trials that Celularity announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Celularity may publish initial, interim or preliminary data from its clinical studies. Interim data from clinical trials that Celularity may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data previously published. As a result, initial, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm Celularity’s business prospects.

Celularity may not be able to file INDs to commence additional clinical trials on the timelines it expects, and even if Celularity is able to, the FDA may not permit it to proceed.

Celularity plans to submit INDs for additional therapeutic candidates in the future, including two planned in 2021 for CYCART-19 and CYNK-101. Celularity cannot be certain that submission of an IND or IND amendment will result in the FDA allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. The manufacturing of allogeneic cell therapies remains an emerging and evolving field. Accordingly, Celularity expects chemistry, manufacturing and control related topics, including product specification, will be a focus of IND reviews, which may delay the clearance of INDs. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, Celularity cannot guarantee that such regulatory authorities will not change their requirements in the future.

Celularity may encounter substantial delays in its clinical trials or may not be able to conduct its trials on the timelines Celularity expects.

Clinical testing is expensive, time consuming and subject to uncertainty. Celularity cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. Even if its trials begin as planned, issues may arise that could suspend or terminate such clinical trials. A failure of one or more clinical studies can occur at any stage of testing, and its future clinical studies may not be successful. Events that may prevent successful or timely completion of clinical development include:

•        inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of clinical studies;

•        delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for clinical trials;

•        difficulty sourcing healthy full-term donor placentas of sufficient quality and in sufficient quantity to meet Celularity’s development needs;

•        delays in developing suitable assays for screening patients for eligibility for trials with respect to certain therapeutic candidates;

•        delays in reaching a consensus with regulatory agencies on study design;

•        delays in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”), and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•        delays in obtaining required institutional review board (“IRB”) approval at each clinical study site;

•        imposition of a temporary or permanent clinical hold by regulatory agencies for a number of reasons;

•        delays in patient recruitment, and or difficulty collaborating with patient groups and investigators, or other issues involving patient, such as completing participation or return for post-treatment follow-up, or dropping-out;

•        failure by Celularity’s CROs, other third parties or Celularity to adhere to clinical study requirements;

•        failure to perform in accordance with the FDA’s good clinical practice (“GCP”) requirements or applicable regulatory guidelines in other countries;

•        issues with manufacturing of cellular therapeutics, including delays in manufacturing, testing, releasing, validating sufficient stable quantities of its therapeutic candidates for use in clinical studies or the inability to do any of the foregoing;

•        occurrence of adverse events associated with the therapeutic candidate that are viewed to outweigh its potential benefits;

•        changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•        changes in the standard of care on which a clinical development plan was based, which may require new or additional trials;

•        the cost of clinical studies of Celularity’s therapeutic candidates being greater than Celularity anticipates;

•        negative or inconclusive results from clinical studies, which may result in Celularity deciding, or regulators requiring it, to conduct additional clinical studies or abandon development programs; and

•        delays or failure to secure supply agreements with suitable raw material suppliers, or any failures by suppliers to meet its quantity or quality requirements for necessary raw materials.

The COVID-19 pandemic, or future pandemics, may also increase the risk of certain of the events described above and delay Celularity’s development timelines. For example, in early 2020, Celularity experienced delays in enrolling its Phase 1 clinical trial of CYNK-001 for AML as a result of the pandemic. Any inability to successfully complete preclinical and clinical development could result in additional costs to Celularity or impair its ability to generate revenue. In addition, if Celularity makes manufacturing or formulation changes to its therapeutic candidates, it may be required to, or it may elect to conduct additional studies to bridge its modified candidates to earlier versions or may need to conduct additional studies on newly discovered candidates. Clinical study delays could also shorten any periods during which Celularity’s therapeutics have patent protection and may allow its competitors to bring cell therapies to market before Celularity does, which could impair its ability to successfully commercialize Celularity’s therapeutic candidates and may harm its business and results of operations.

Monitoring and managing toxicities in patients receiving therapeutic candidates is challenging, which could adversely affect Celularity’s ability to obtain regulatory approval and commercialize its therapeutic candidates.

Celularity expects to contract with academic medical centers and hospitals experienced in the assessment and management of toxicities arising during clinical trials to monitor patients for GvHD (for CYCART-19), in addition to more generally monitoring patients for adverse events who participate in its clinical trials. Even with these procedures in place, these centers and hospitals may have difficulty observing patients and treating toxicities or any other adverse events, which could lead to more severe or prolonged toxicities or even patient deaths. If there are any serious issues with GvHD or any other unanticipated events, it could result in Celularity or the FDA delaying, suspending or terminating one or more of Celularity’s clinical trials, which could jeopardize regulatory approval of its therapeutic candidates. Moreover, to the extent Celularity’s cellular therapies are used outside of hospitals or medical centers, and made more widely available on a commercial basis, it can be even more difficult to observe and manage adverse events. Moreover, medicines used at centers to help manage adverse side effects of Celularity’s therapeutic candidates, such as any GvHD, may not adequately control the side effects and/or may have a detrimental impact on the efficacy of the treatment.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because Celularity’s allogeneic placental-derived cell therapeutic candidates are based on new technologies and will require the creation of inventory of mass-produced, off-the-shelf therapeutics, Celularity expects that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, costs to treat patients with certain cancers or other targeted indications, including treating any potential side effects, could be significant. Accordingly, its clinical trial costs for its cellular therapeutic candidates are likely to be significantly higher than for more conventional therapeutic technologies or drug products.

If Celularity fails to develop additional therapeutic candidates, its commercial opportunity will be limited.

One of Celularity’s core strategies is to pursue clinical development of additional therapeutic candidates beyond its initial four key programs, CYCART-19, CYNK-001, CYNK-101 and APPL-001, and to expand beyond the initial six indications targeted. Developing, obtaining regulatory approval and commercializing additional cell therapeutic candidates will require substantial additional funding and is prone to the risks of failure inherent in medical product development. Celularity cannot provide you any assurance that it will be able to successfully advance any of these additional therapeutic candidates through the development process.

Even if Celularity receives FDA approval to market additional therapeutic candidates, Celularity cannot assure you that any such therapeutic candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If Celularity is unable to successfully develop and commercialize additional therapeutic candidates, its commercial opportunity will be limited. Moreover, a failure in obtaining regulatory approval of additional therapeutic candidates may have a negative effect on the approval process of any other, or result in losing approval of any approved, therapeutic candidate.

Celularity operates its own manufacturing and storage facility, which requires significant resources; manufacturing or other failures could adversely affect its clinical trials and the commercial viability of its therapeutic candidates and its biobanking and degenerative diseases businesses.

Celularity has a purpose-built facility located in Florham Park, New Jersey, where it handles storage of sourced healthy full-term donor placentas, undertakes bioharvesting, and proliferation and production of cryopackaged cells for infusion, and operates its biobanking and degenerative disease businesses. While Celularity has experience managing the process for its research and existing clinical trial needs, it may not be able to mass-produce off-the-shelf placental-derived allogeneic cellular therapeutics to satisfy demands for any of its therapeutic candidates as it expands into later stage clinical trials, or for commercial production post-approval. While Celularity believes the manufacturing and processing approaches are appropriate to support its current needs and that it has a scalable process, and has secured appropriate supply from various third-parties, including Sorrento, Celularity cannot be sure that its scaled process will result in allogeneic cells that will be safe and effective. Further, Celularity’s manufacturing and storage facility, including for its biobanking and degenerative disease businesses, must comply with current good manufacturing practices (“cGMPs”), which include, if applicable, the FDA’s current good tissue practices (“GTPs”) for the use of human cellular and tissue products. Accordingly, Celularity is subject to ongoing periodic unannounced inspection by the FDA and other governmental agencies to ensure strict compliance with cGMPs, including GTPs as applicable, and other government regulations.

The manufacture of biopharmaceutical products is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. Manufacturers of cell therapy products often encounter difficulties in production, particularly in scaling out and validating initial production and ensuring the absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. The application of new regulatory guidelines or parameters, such as those related to release testing, may also adversely affect Celularity’s ability to manufacture its therapeutic candidates. Furthermore, if contaminants are discovered in its supply of therapeutic candidates or in the manufacturing facilities, such supply may have to be discarded and Celularity’s manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Celularity cannot assure you that any stability or other issues relating to the manufacture of its therapeutic candidates will not occur in the future.

Celularity or any other of its vendors may fail to manage the logistics of storing and shipping its raw materials, including donor placentas. Storage failures and shipment delays and problems caused by Celularity, its vendors or other factors not in its control, such as weather, health pandemics or epidemics, could result in the inability to manufacture therapeutics, the loss of usable therapeutics or prevent or delay the delivery of therapeutic candidates to patients and clinical trial sites. Celularity may also experience manufacturing difficulties due to resource constraints or as a result of labor disputes. If Celularity were to encounter any of these difficulties, its ability to provide its therapeutic candidates to patients would be jeopardized.

Celularity currently has no cellular therapeutics marketing sales force. If Celularity is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell its therapeutic candidates once approved, Celularity may not be able to generate product revenue.

Celularity currently has no sales, marketing or distribution capabilities and, as a company, has no experience in marketing cellular therapeutics as its current sales force is limited to its degenerative disease and its biobanking businesses. Celularity intends to develop an in-house specialized marketing organization and sales force for its cellular therapeutic candidates, which will require significant capital expenditures, management resources and time. Celularity will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. If Celularity is unable or decides not to establish internal sales, marketing and distribution capabilities for its cellular therapeutics once approved, Celularity will pursue collaborative arrangements regarding the sales and marketing of its cellular therapeutics; however, there can be no assurance that Celularity will be able to establish or maintain such collaborative arrangements, or if it is able to do so, that they will have effective sales forces. Any revenue Celularity receives from its cellular therapeutics will depend upon the efforts of such third parties, which may not be successful. Celularity may have little or no control over the marketing and sales efforts of such third parties and its revenue from therapeutic sales may be lower than if Celularity had commercialized its therapeutic candidates directly, as it does for its degenerative disease products and biobanking business. Celularity also faces competition in its search for third parties to assist Celularity with the sales and marketing efforts of its therapeutic candidates. There can be no assurance that Celularity will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any therapeutic that receives regulatory approval in the United States or in other markets.

A variety of risks associated with conducting research and clinical trials abroad and marketing its therapeutic candidates internationally could materially adversely affect its business.

Celularity plans to globally develop its therapeutic candidates. Accordingly, Celularity expects that it will be subject to additional risks related to operating in foreign countries, including:

•        differing regulatory requirements in foreign countries;

•        unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•        differing standards for the conduct of clinical trials;

•        increased difficulties in managing the logistics and transportation of storing and shipping therapeutic candidates produced in the United States and shipping the therapeutic candidate to the patient abroad, which may necessitate local or regional manufacture, including the need to source healthy full-term donor placentas outside the United States;

•        import and export requirements and restrictions, including as they pertain to donor placentas and human tissue collection and manufacture;

•        economic weakness, including inflation, or political instability in particular foreign economies and markets;

•        compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•        foreign taxes, including withholding of payroll taxes;

•        foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•        difficulties staffing and managing foreign operations;

•        workforce uncertainty in countries where labor unrest is more common than in the United States;

•        differing payor reimbursement regimes, governmental payors or patient self-pay systems, and price controls;

•        potential liability under the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or comparable foreign regulations;

•        challenges enforcing its contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

•        production shortages resulting from any events affecting raw material supply, including obtaining sufficient donor placentas, and other issues with manufacturing abroad; and

•        business interruptions resulting from the COVID-19 pandemic or other natural or man-made disasters, including earthquakes, tsunamis, fires or other medical epidemics, or geo-political actions, including war and terrorism.

These and other risks associated with its international operations may materially adversely affect its ability to attain or maintain profitable operations.

Celularity faces significant competition from other biotechnology and pharmaceutical companies, and its operating results will suffer if it fails to compete effectively.

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Celularity’s competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Celularity’s potential competitors for its cellular therapeutics include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Many of its competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in its competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Celularity’s competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than its therapeutic candidates or may develop proprietary technologies or secure patent protection that Celularity may need for the development of its technologies and products.

Even if Celularity obtains regulatory approval of its therapeutic candidates, the availability and price of its competitors’ products could limit the demand and the price Celularity is able to charge for its therapeutic candidates. Celularity may not be able to implement its business plan if the acceptance of its therapeutic candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to Celularity’s therapeutic candidates, or if physicians switch to other new drug or biologic products or choose to reserve Celularity’s therapeutic candidates for use in limited circumstances. For additional information regarding its competition, see the section entitled “Business — Competition”.

Celularity is highly dependent on its key personnel, and if Celularity is not successful in attracting and retaining highly qualified personnel, Celularity may not be able to successfully implement its business strategy.

Celularity’s ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon its ability to attract and retain highly qualified managerial, scientific and medical personnel. Celularity is highly dependent on its management, scientific and medical personnel, including its Founder and Chief Executive Officer, Robert Hariri, M.D., Ph.D., and its Chief Operating Officer, John Haines. The loss of the services of any of Celularity’s executive officers, other key employees, and other scientific and medical advisors, and its inability to find suitable replacements could result in delays in product development and harm its business. In June 2021, Celularity’s Chief Scientific Officer, Xiaokui Zhang, Ph.D., informed Celularity of her intention to retire on July 31, 2021. Celularity intends to search for a new Chief Scientific Officer, but there is no assurance that Celularity will be able to find an appropriate officer to fill the role quickly or at all. Celularity conducts substantially all of its operations at its facilities in New Jersey. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in Celularity’s market is intense and may limit its ability to hire and retain highly qualified personnel on acceptable terms or at all. Despite efforts to retain valuable employees, members of Celularity’s management, scientific and development teams may terminate their employment on short notice. Although Celularity has employment agreements with its key employees, these employment agreements provide for at-will employment, which means that any of its employees could leave its employment at any time, with or without notice. Celularity does not maintain “key person” insurance policies on the lives of these individuals or the lives of any of its other employees. Celularity’s success also depends on its ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

Celularity will need to continue to grow the size of its organization, and it may experience difficulties in managing this growth.

As of August 2, 2021, Celularity had 207 full-time employees. As its development and commercialization plans and strategies develop, and as operates as a public company following the Business Combination, Celularity has expanded its employee base and expects to add managerial, operational, sales, research and development, marketing, financial and other personnel. Current and future growth imposes significant added responsibilities on members of management, including:

•        identifying, recruiting, integrating, maintaining and motivating additional employees;

•        managing its internal development efforts effectively, including the clinical and FDA review process for its therapeutic candidates, while complying with its contractual obligations to contractors and other third parties; and

•        improving its operational, financial and management controls, reporting systems and procedures.

Celularity’s future financial performance and its ability to commercialize its therapeutic candidates will depend, in part, on its ability to effectively manage its growth, and Celularity’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

If Celularity is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, Celularity may not be able to successfully implement the tasks necessary to further develop, manufacture and commercialize its therapeutic candidates and, accordingly, may not achieve its research, development, manufacturing and commercialization goals.

Celularity may form or seek strategic alliances or enter into additional licensing arrangements in the future, and Celularity may not realize the benefits of such alliances or licensing arrangements.

Celularity may form or seek strategic alliances, create joint ventures or collaborations or enter into additional licensing arrangements with third parties that Celularity believes will complement or augment its development and commercialization efforts with respect to its therapeutic candidates and any future therapeutic candidates that Celularity may develop. Any of these relationships may require it to incur non-recurring and other charges, increase its near and long-term expenditures, issue securities that dilute stockholders or disrupt its management and business. Celularity licensed certain intellectual property back to Celgene Corporation (“Celgene”) in connection with the Anthrogenesis acquisition. Given the broad scope of the license, Celgene could use Celularity’s intellectual property to develop therapeutics that compete with Celularity in the CAR field. Additionally, Celularity has continuing obligations to Celgene under a contingent value rights agreement (the “CVR Agreement”) with Celgene, under which it may be required to make certain payments to Celgene with respect to certain of its therapeutics, including CYNK-001 and CYNK-101. Celularity’s payment obligations to Celgene under the CVR Agreement may limit Celularity’s ability to partner such assets, were it to choose to do so. See the section entitled “Business — Celularity’s Team and Corporate History — Celgene Corporation” for more information regarding the Celgene relationship.

In addition, Celularity faces significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, Celularity may not be successful in its efforts to establish a strategic partnership or other alternative arrangements for its therapeutic candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view its therapeutic candidates as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into new strategic partnership agreements related to its therapeutic candidates could delay the development and commercialization of Celularity’s therapeutic candidates in certain geographies for certain indications, which would harm its business prospects, financial condition and results of operations.

Celularity has in the past and in the future will continue to explore entering into new strategic alliances, collaborations, and licensing arrangements with third parties related to non-core areas. Such arrangements are entered into based on information available at the relevant time, and may not lead to long-term collaborations after initial research and development is conducted. Celularity is party to certain agreements, and may in the future enter into new agreements, that contain non-competes or otherwise restrict Celularity’s ability to operate in a particular field.

Further, disputes may arise under Celularity’s current or future strategic alliances, collaborations, or other agreements or arrangements that include grants of intellectual property rights to or from Celularity, or payments related thereto, including disagreements over scope of rights granted, proprietary rights, payment obligations, contract interpretation or the preferred course of research, development or commercialization. As a result of such disagreements, Celularity may be required to pay additional amounts, there may be a reduction or delay in amounts payable to Celularity, or there may be delays in research, development or commercialization activities, or termination of the arrangements, which could adversely impact our business and operations.

If Celularity licenses products or businesses, Celularity may not be able to realize the benefit of such transactions if Celularity is unable to successfully integrate them with its existing operations and company culture. Celularity cannot be certain that, following a strategic transaction or license, Celularity will achieve the results, revenue or specific net income that justifies such transaction.

Celularity may not realize the benefits of acquired assets or other strategic transactions.

Celularity actively evaluates various strategic transactions on an ongoing basis. Celularity may acquire other businesses, products or technologies as well as pursue joint ventures or investments in complementary businesses. The success of its strategic transactions, including its license with Sorrento, and any future strategic transactions depends on the risks and uncertainties involved, including:

•        unanticipated liabilities related to acquired companies or joint ventures;

•        difficulties integrating acquired personnel, technologies and operations into its existing business;

•        retention of key employees;

•        diversion of management time and focus from operating its business to management of strategic alliances or joint ventures or acquisition integration challenges;

•        increases in its expenses and reductions in its cash available for operations and other uses;

•        disruption in its relationships with collaborators or suppliers as a result of such a transaction; and

•        possible write-offs or impairment charges relating to acquired businesses or joint ventures.

If any of these risks or uncertainties occur, Celularity may not realize the anticipated benefit of any acquisition or strategic transaction. Additionally, foreign acquisitions and joint ventures are subject to additional risks, including those related to integration of operations across different cultures and languages, currency risks, potentially adverse tax consequences of overseas operations and the particular economic, political and regulatory risks associated with specific countries. Future acquisitions or dispositions could result in potentially dilutive issuances of its equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm its financial condition.

Celularity will need substantial additional financing to develop its therapeutics and implement its operating plans. If Celularity fails to obtain additional financing, it may be unable to complete the development and commercialization of its therapeutic candidates.

Celularity expects to spend a substantial amount of capital in the development and manufacture of its therapeutic candidates. It will need substantial additional financing to develop its therapeutics and implement its operating plans. In particular, Celularity will require substantial additional financing to enable commercial production of its therapeutics and initiate and complete registration trials for multiple cellular therapeutics. Further, if approved, Celularity will require significant additional amounts in order to launch and commercialize its therapeutic candidates.

As of March 31, 2021, Celularity had $22.9 million in cash and cash equivalents. Celularity will need to raise additional capital to implement its plans. Further, changing circumstances may cause Celularity to consume capital significantly faster than it currently anticipates, and Celularity may need to spend more money than currently expected because of circumstances beyond its control. Celularity may also need to raise a larger amount of capital sooner than it currently anticipates if Celularity chooses to expand more rapidly than it presently plans. In any event, Celularity will require additional capital for the further development and commercialization of its therapeutic candidates, including funding its internal manufacturing capabilities.

Celularity cannot be certain that additional funding will be available on acceptable terms, or at all. Celularity has no committed source of additional capital and if Celularity is unable to raise additional capital in sufficient amounts or on terms acceptable to us, Celularity may have to significantly delay, scale back or discontinue the development or commercialization of its therapeutic candidates or other research and development initiatives. Celularity’s license agreements may also be terminated if it is unable to meet the payment obligations under the agreements, including its license from Sorrento. Celularity could be required to seek collaborators for its therapeutic candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms its rights to its therapeutic candidates in markets where Celularity otherwise would seek to pursue development or commercialization itself. Any of the above events could significantly harm Celularity’s business, prospects, financial condition and results of operations and cause the price of our securities to decline.

Celularity’s internal computer systems, or those used by its CROs, collaborators or other contractors or consultants, may fail or suffer security breaches.

Celularity’s internal computer systems and those of its CROs, collaborators, and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, cybersecurity threats, and telecommunication and electrical failures. While Celularity has not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in Celularity’s operations, it could result in a material disruption of its development programs and its business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in Celularity’s regulatory approval efforts and significantly increase Celularity’s costs to recover or reproduce the data. To the extent that any disruption or security breach in Celularity’s systems or infrastructure (including provided by third party vendors) were to result in a loss of, or damage to, its data or applications, or inappropriate disclosure of confidential or proprietary information, Celularity could incur liability and the further development and commercialization of its therapeutic candidates could be delayed. In addition, its increased reliance on personnel working from home could increase its cybersecurity risk, create data accessibility concerns, and make it more susceptible to communication disruptions, any of which could adversely impact its business. As an early stage company without significant investments in data security protection, Celularity may not be sufficiently protected against such occurrences, and may not have the resources to allocate to such efforts.

Changes in funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new therapeutics and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of Celularity’s business may rely, which could negatively impact its business.

The ability of the FDA to review and approve new therapeutics can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, statutory, regulatory and policy changes, and business disruptions, such as those caused by the COVID-19 pandemic. Average review times at the agency have fluctuated in recent years as a result. In addition, funding of government agencies on which Celularity’s operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect its business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA has had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Celularity’s regulatory submissions, which could have a material adverse effect on Celularity’s business. Further, future government shutdowns could impact its ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

Business disruptions could seriously harm Celularity’s future revenue and financial condition and increase its costs and expenses.

In addition to the business disruptions and clinical trial delays caused by the COVID-19 pandemic described above, Celularity’s operations, and those of its CROs and other contractors and consultants, could be subject to other disruptions, including those caused by power shortages, telecommunications failures, water shortages, floods, hurricanes, tornadoes, fires, earthquakes, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm its operations and financial condition and increase its costs and expenses. Celularity’s ability to manufacture its therapeutic candidates could be disrupted if its operations or those of its suppliers are affected by a man-made or natural disaster or other business interruption. Moreover, because Celularity’s core operations are concentrated at its purpose-built facility in Florham Park, New Jersey, any disruptions at this site, if prolonged, could materially harm its business and prospects.

If Celularity does not obtain and maintain federal and state licenses and registrations required for its current and future operations, Celularity’s ability to generate revenue will be limited.

The health care industry is subject to stringent regulation by a wide range of authorities. Accordingly, Celularity’s business requires it to maintain certain licenses, registrations, permits, authorizations, approvals, certifications, accreditations and other types of federal, state, and local governmental permissions and to comply with various regulations in every jurisdiction in which it operates. For example, Celularity is required to maintain licenses and registrations in several states, and has obtained biologics, tissue bank and blood bank licenses, permits and registrations in states where such licensure is required for Celularity to market and support its products and services. Celularity also maintains an annual registration with the FDA as a tissue bank, and national accreditation by the American Association of Blood Banks. The failure to comply with such licensure requirements can result in enforcement actions, including the revocation or suspension of the licenses, registrations or accreditations, or subject Celularity to plans of correction, monitoring, civil money penalties, civil injunctive action and/or criminal penalties. While Celularity believes that, given its current and proposed business, it is not presently required to obtain additional licenses or registrations to market its products or services, Celularity cannot predict whether additional regulatory approval will be required in the future and, if so, whether such approval will at such time be obtained, whether for the stem cells and/or any other services that Celularity is developing or may attempt to develop. Failure of Celularity to obtain and maintain required federal and state licenses and registration will limit its ability to generate revenue.

Celularity’s relationships with customers, physicians, and third-party payors are subject to numerous laws and regulations. If Celularity or its employees, independent contractors, consultants, commercial partners and vendors violate these laws, Celularity could face substantial penalties.

Celularity operates in a highly-regulated industry, and its relationships with customers, physicians, and third-party payors are subject to numerous laws and regulations. See the section entitled “Business — Government Regulation”. Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any therapeutic candidates for which Celularity obtains marketing approval. Celularity’s current and future arrangements with healthcare providers, third-party payors, customers, and others may expose it to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may impact, among other things, Celularity’s clinical research and development programs, as well as its proposed and future sales, marketing and education programs for its cellular therapeutics, as well as the sales and marketing of its degenerative disease products and biobanking business. In particular, the promotion, sales and marketing of healthcare items and services is subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive and other business arrangements. Celularity may also be subject to federal, state and foreign laws governing the privacy and security of identifiable patient information.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of Celularity’s business activities, or its arrangements with physicians, some of whom may receive stock options as compensation for service on its scientific advisory board, could be subject to challenge under one or more of such laws. If Celularity or its employees, independent contractors, consultants, commercial partners and vendors violate these laws, Celularity may be subject to investigations, enforcement actions and/or significant penalties. Celularity has adopted a code of business conduct and ethics, but it is not always possible to identify and deter employee misconduct or business noncompliance, and the precautions Celularity takes to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that its business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that its business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against it, and Celularity is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant penalties and corrective measures, any of which could adversely affect its ability to operate its business and its results of operations. In addition, the approval and commercialization of any of Celularity’s therapeutic candidates or its degenerative disease products outside the United States will also likely subject it to an additional overlay of foreign equivalents of the healthcare laws, among other foreign laws.

Data collection is governed by restrictive regulations governing the use, processing, and cross-border transfer of personal information; and Celularity’s use of data relating to personal identifier information and personal health information of U.S. citizens is restricted.

Celularity’s business is broadly regulated by U.S. and foreign regulatory authorities, and Celularity has both regulatory and contractual obligations with respect to such regulatory authorities concerning the handling, maintenance, and protective of data relating to personal identifier information and personal health information of U.S. citizens. Further, the collection and use of personal data in the European Union (“EU”), are governed by the General Data Protection Regulation (“GDPR”). Other jurisdictions, such as California, are adopting additional privacy regulations restricting the use of personal information and providing individuals certain rights with respect to their data or notices regarding use of their data. See the section entitled “Business — Government Regulation”. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU member states or other privacy rules and regulations may result in significant fines and other administrative penalties. Celularity may be required to put in place additional mechanisms to ensure compliance with the new data protection rules. This may be onerous and may interrupt or delay its development activities, and adversely affect its business, financial condition, results of operations and prospects. As its business progresses, these privacy regulations may significantly impact Celularity’s business activities and exemplifies the vulnerability of its business to evolving regulatory environment related to personal data and protected health information.

If product liability lawsuits are brought against it, Celularity may incur substantial liabilities and may be required to limit commercialization of its therapeutic candidates.

Celularity faces an inherent risk of product liability as a result of the clinical testing of its therapeutic candidates and will face an even greater risk if Celularity commercializes any cellular therapeutics, in addition to the risks from the sale of its degenerative disease products. For example, Celularity may be sued if its therapeutic candidates or degenerative disease products cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the therapeutic or product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If Celularity cannot successfully defend itself against product liability claims, Celularity may incur substantial liabilities or be required to limit commercialization of its therapeutic candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in a number of adverse effects, any of which could materially harm Celularity’s financial condition and results of operations.

Celularity’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of therapeutics it develops, alone or with corporate collaborators, or negatively impact its degenerative disease business. Celularity’s insurance policies may also have various exclusions, and Celularity may be subject to a product liability claim for which Celularity has no coverage. While Celularity has obtained and expects to obtain clinical trial insurance for its clinical trials, Celularity may have to pay amounts awarded by a court or negotiated in a settlement that exceed Celularity’s coverage limitations or that are not covered by its insurance, and Celularity may not have, or be able to obtain, sufficient capital to pay such amounts. Even if Celularity’s agreements with any future corporate collaborators entitle it to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Risks Related to Our Reliance on Third Parties

Celularity relies and will continue to rely on third parties to conduct its clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Celularity may not be able to obtain regulatory approval of, or commercialize, its therapeutic candidates.

Celularity depends and will continue to depend upon independent investigators and collaborators, such as universities, medical institutions, CROs and strategic partners to conduct its preclinical and clinical trials. Celularity negotiates budgets and contracts with CROs and study sites, which may result in delays to its development timelines and increased costs. Celularity will rely heavily on these third parties over the course of its clinical trials, and Celularity controls only certain aspects of their activities. Nevertheless, Celularity is responsible for ensuring that each of its studies is conducted in accordance with applicable protocol, legal, regulatory and scientific standards, and its reliance on third parties does not relieve it of its regulatory responsibilities. Celularity and these third parties are required to comply with GCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for therapeutic candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If Celularity or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in its clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require it to perform additional clinical trials before approving its marketing applications. Celularity cannot assure you that, upon inspection, such regulatory authorities will determine that any of its clinical trials comply with the GCP regulations. In addition, its clinical trials must be conducted with biologic product produced under cGMPs and will require a large number of test patients. Celularity’s failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require it to repeat clinical trials, which would delay the regulatory approval process. Moreover, its business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting Celularity’s clinical trials are not and will not be its employees and, except for remedies available to Celularity under its agreements with such third parties, Celularity cannot control whether or not they devote sufficient time and resources to its ongoing preclinical, clinical and nonclinical programs. These third parties may also have relationships with other commercial entities, including its competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Celularity’s clinical protocols or regulatory requirements or for other reasons, Celularity’s clinical trials may be extended, delayed or terminated and Celularity may not be able to complete development of, obtain regulatory approval of or successfully commercialize its therapeutic candidates. As a result, Celularity’s financial results and the commercial prospects for its therapeutic candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed.

If any of its relationships with trial sites, or any CRO that Celularity may use in the future, terminates, Celularity may not be able to enter into arrangements with alternative trial sites or CROs or do so on commercially reasonable terms. Switching or adding third parties to conduct Celularity’s clinical trials involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact Celularity’s ability to meet its desired clinical development timelines.

Celularity relies on donors of healthy human full-term placentas to manufacture its therapeutic candidates, and if Celularity does not obtain an adequate supply of such placentas from qualified donors, development of its placental-derived allogeneic cells may be adversely impacted.

Celularity is reliant on biosourcing healthy donor placentas to manufacture its therapeutic candidates, and on hospital personnel to obtain the necessary donor consent. Healthy donor placentas vary in type and quality, and this variation makes producing standardized therapeutic candidates more difficult and makes the development and commercialization pathway of its therapeutic candidates more uncertain. Celularity has developed a process designed to enhance the quality and consistency of the placental-derived cells used in the manufacture of its three allogeneic cell types (CAR-T cells, NK cells and mesenchymal-like stromal cells), but its process may fail to identify suitable donors or detect all issues, and Celularity may discover failures with the material after production. Celularity may also have to update its specifications for new risks that may emerge, such as to screen for new viruses.

Celularity has strict specifications for donor material, which include specifications required by regulatory authorities and rely on informed donor consent. If Celularity is unable to identify and obtain donor material that satisfy specifications, agree with regulatory authorities on appropriate specifications, incentivize hospital personnel to solicit consent to donation or address variability in donor placentas, there may be inconsistencies in the therapeutic candidates Celularity produces or Celularity may be unable to initiate or continue ongoing clinical trials on the timelines it expects, or scale up its manufacturing process for later-stage clinical trials or commercialization, which could harm its reputation and adversely impact its business and prospects.

Cell-based therapies rely on the availability of specialty raw materials, which may not be available to Celularity on acceptable terms or at all.

Celularity’s therapeutic candidates require many specialty raw materials, including viral vectors that deliver the CAR sequence from Sorrento, and other raw materials, some of which are manufactured by small companies with limited resources and experience to support a commercial therapeutic, or to deliver raw materials to its specifications. Although Celularity is currently negotiating a supply agreement with Sorrento, it generally does not have dedicated supply contracts with many of its suppliers, and it may not be able to contract with them on acceptable terms, or at all. Many suppliers curtailed their operations during the COVID-19 pandemic and Celularity’s ability to source raw materials has been impacted. Further, some of its suppliers may not be able to scale-up as Celularity moves to later-stage clinical trials or commercialization. Accordingly, Celularity may experience delays in receiving, or fail to secure entirely, key raw materials to support clinical or commercial manufacturing. Certain raw materials also require third-party testing, and some of the testing service companies may not have capacity or be able to conduct the testing that Celularity requests.

Celularity also faces competition for supplies from other cell therapy companies. Such competition may make it difficult for it to secure raw materials or the testing of such materials on commercially reasonable terms or in a timely manner.

Some raw materials are currently available from a single supplier, or a small number of suppliers. Celularity cannot be sure that these suppliers will remain in business or that they will not be purchased by one of its competitors or another company that is not interested in continuing to produce these materials for its intended purpose. In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and Celularity may experience delays in meeting demand in the event Celularity must switch to a new supplier. The time and effort to qualify a new supplier, including to meet any regulatory requirements for such qualification, could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would negatively impact its operating results. Further, Celularity may be unable to enter into agreements with a new supplier on commercially reasonable terms, which could have a material adverse impact on its business.

If Celularity or its third-party suppliers use hazardous, non-hazardous, biological or other materials in a manner that causes injury or violates applicable law, Celularity may be liable for damages.

Celularity’s research and development and manufacturing activities involve the controlled use of potentially hazardous substances, including chemical and biological materials. Celularity and its suppliers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although Celularity believes that its and its suppliers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, Celularity and its suppliers cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, Celularity may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt its business operations. In the event of an accident, Celularity could be held liable for damages or penalized with fines, and the liability could exceed its resources. Celularity does not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair its research, development and production efforts, which could harm its business, prospects, financial condition or results of operations.

Risks Related to Government Regulation

The FDA regulatory approval process is lengthy and time-consuming, and Celularity may experience significant delays in the clinical development and regulatory approval of its therapeutic candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and other regulatory authorities in the United States. Celularity is not permitted to market any biological drug product in the United States until Celularity receives approval of a biologics license application (“BLA”) from the FDA. Celularity has not previously submitted a BLA to the FDA, or similar approval filings to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The BLA must also include significant information regarding the chemistry, manufacturing and controls for the product.

Celularity expects the novel nature of its therapeutic candidates to create further challenges in obtaining regulatory approval. For example, the FDA has limited experience with commercial development of allogeneic cell therapies. Celularity may also request regulatory approval of future therapeutic candidates by target, regardless of cancer type or origin, which the FDA may have difficulty accepting if its clinical trials only involved cancers of certain origins. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on Celularity’s ability to obtain licensure of the therapeutic candidates based on the completed clinical trials, as the FDA often adheres to the Advisory Committee’s recommendations. Accordingly, the regulatory approval pathway for Celularity’s therapeutic candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained.

Celularity may also experience delays in completing planned clinical trials for a variety of reasons, including if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of its therapeutic candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by Celularity, the IRBs for the institutions in which such trials are being conducted or by the FDA or other regulatory authorities due to a number of factors. The FDA’s review of Celularity’s data for ongoing clinical trials may, depending on the data, also result in the delay, suspension or termination of one or more of its clinical trials, which would also delay or prevent the initiation of its other planned clinical trials. If Celularity experiences termination of, or delays in the completion of, any clinical trial of its therapeutic candidates, the commercial prospects for its therapeutic candidates will be harmed, and its ability to generate revenue will be delayed. In addition, any delays in completing Celularity’s clinical trials will increase its costs, slow down its development and approval process and jeopardize its ability to commence therapeutic sales and generate revenue. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may ultimately lead to the denial of regulatory approval of Celularity’s therapeutic candidates.

To the extent Celularity’s Biovance and Interfyl products do not qualify for regulation as human cells, tissues and cellular and tissue-based products (“HCT/P”), solely under Section 361 of the Public Health Service Act (“PHSA”), this could result in removal of these products from the market.

In November 2017, the FDA released a guidance document entitled “Regulatory Considerations for Human Cells, Tissues, and Cellular and Tissue — Based Products: Minimal Manipulation and Homologous Use — Guidance for Industry and Food and Drug Administration Staff”, which it revised and reissued in July 2020 (the “Guidance”). The document confirmed the FDA’s stance that sheet forms of amniotic tissue are appropriately regulated as solely Section 361 HCT/Ps when manufactured in accordance with 21 CFR Part 1271 and intended for use as a barrier or covering. However, wound healing is not a homologous use of amniotic tissue, and to the extent Celularity makes claims for Biovance and Interfyl, two products in its degenerative disease business, that extend beyond homologous use, Celularity may be subject to FDA enforcement. The Guidance stated that the FDA intends to exercise enforcement discretion under limited conditions with respect to the IND application and pre-market approval requirements for certain HCT/Ps for a period of 36 months from the date of the guidance, which period of enforcement discretion was extended in July 2020 to expire on May 31, 2021. The FDA’s approach is risk-based, and the guidance clarified that high-risk products and uses could be subject to immediate enforcement action. New York has interpreted the Guidance such that it has restricted the marketing of such products without BLA approval, notwithstanding the current exception in the Guidance, and other states may make similar determination, which would limit the market for such products until a BLA is approved.

Amniotic tissue is generally eligible for regulation solely as a HCT/P under Section 361 of the PHSA depending on whether the specific product at issue and the claims made for it are consistent with the applicable FDA criteria for minimal manipulation and homologous use. HCT/Ps that do not meet these minimal manipulation and homologous use criteria are subject to more extensive regulation as drugs, medical devices, biological products, or combination products. Such HCT/Ps must comply with both the FDA’s requirements for HCT/Ps and the requirements applicable to biologics, devices or drugs, including pre-market clearance or approval from the FDA.

Following the period of enforcement discretion under the Guidance, Celularity may need to either modify its claims or cease selling its Biovance and Interfyl products until the FDA approves a BLA, and then Celularity will only be able to market such products for indications that have been approved in a BLA. The loss of Celularity’s ability to market and sell these products would have an adverse impact on its revenues, business, financial condition and results of operations. In addition, Celularity expects the cost to manufacture its products will increase due to the costs to comply with the requirements that apply to Section 351 biological products, such as current cGMP and ongoing product testing costs. Increased costs relating to regulatory compliance could have an adverse impact on Celularity’s business, financial condition and results of operations.

In addition, the FDA might, at some future point, modify the scope of its enforcement discretion or change its position on which current or future products qualify as Section 361 HCT/Ps. Any regulatory changes could have adverse consequences for Celularity and make it more difficult or expensive for it to conduct its business by requiring pre-market clearance or approval and compliance with additional post-market regulatory requirements with respect to those products. It is also possible that the FDA could require Celularity to recall its Biovance and Interfyl products.

Celularity expects the therapeutic candidates it develops will be regulated as biological products, or biologics, and therefore they may be subject to competition sooner than anticipated.

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), was enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement the BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for its biological products.

Celularity believes that any of the therapeutic candidates it develops that is approved in the United States as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject therapeutic candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

The regulatory landscape that will govern Celularity’s therapeutic candidates is uncertain; regulations relating to more established cellular therapy products are still developing, and changes in regulatory requirements could result in delays or discontinuation of development of its therapeutic candidates or unexpected costs in obtaining regulatory approval.

Because Celularity is developing novel cellular therapeutic candidates that are unique biological entities, the regulatory requirements that Celularity will be subject to are not entirely clear. Regulatory requirements governing gene therapy products and cell therapy products have changed frequently and may continue to change in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing gene therapy products and cell therapy products. Although the FDA decides whether individual therapy protocols may proceed, review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical study, even if the FDA has reviewed the study and approved its initiation. Conversely, the FDA can place an IND application on clinical hold even if such other entities have provided a favorable review. Furthermore, each clinical trial must be reviewed and approved by an independent IRB at or servicing each institution at which a clinical trial will be conducted. In addition, adverse developments in clinical trials of gene or cell therapy products conducted by others may cause the FDA or other regulatory bodies to change the requirements for approval of any of Celularity’s therapeutic candidates. Complex regulatory environments exist in other jurisdictions in which Celularity might consider seeking regulatory approvals for its therapeutic candidates, further complicating the regulatory landscape.

The various committees and advisory groups involved in regulatory review, and new or revised guidelines that they promulgate from time to time may lengthen the regulatory review process, require Celularity to perform additional studies, increase its development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of its therapeutic candidates or lead to significant post-approval limitations or restrictions. Because the regulatory landscape for Celularity’s placental-derived cell therapeutic candidates is new, Celularity may face even more cumbersome and complex regulations than those for more traditional pharmaceutical or biological products. Furthermore, even if Celularity’s therapeutic candidates obtain required regulatory approvals, such approvals may later be withdrawn as a result of changes in regulations or the interpretation of regulations by applicable regulatory agencies. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential therapeutic to market could decrease Celularity’s ability to generate sufficient revenue to maintain its business.

The FDA may disagree with its regulatory plan and Celularity may fail to obtain regulatory approval of its cell therapeutic candidates.

If and when Celularity’s Phase 1 and Phase 1/2a clinical trials are completed and, assuming positive data, Celularity expects to advance to potential registrational trials. The general approach for FDA approval of a new biologic or drug is for the sponsor to provide dispositive data from two well-controlled, Phase 3 clinical studies of the relevant biologic or drug in the relevant patient population. Phase 3 clinical studies typically involve hundreds of patients, have significant costs and take years to complete. If the results are sufficiently compelling, Celularity intends to discuss with the FDA submission of a BLA for the relevant product candidate. However, Celularity does not have any agreement or guidance from the FDA that its regulatory development plans will be sufficient for submission of a BLA. For example, the FDA may require that Celularity conducts a comparative trial against an approved therapy including potentially an approved autologous cell therapy, which would significantly delay its development timelines and require substantially more resources. In addition, the FDA may only allow it to evaluate patients that have failed or who are ineligible for autologous therapy, which are extremely difficult patients to treat and patients with advanced and aggressive cancer, and its therapeutic candidates may fail to improve outcomes for such patients.

If the FDA grants Celularity accelerated approval based on Phase 1/2a clinical trial results, if and when such trials occur, as a condition for accelerated approval, the FDA may require Celularity to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug or biologic may be subject to withdrawal procedures by the FDA, but the FDA may ultimately require a Phase 3 clinical trial prior to approval, particularly because its therapeutic candidates represent a novel treatment. In addition, the standard of care may change with the approval of new therapeutics in the same indications that Celularity is studying. This may result in the FDA or other regulatory agencies requesting additional studies to show that its therapeutic candidate is superior to the new products.

Celularity’s clinical trial results may also not support approval. In addition, its therapeutic candidates could fail to receive regulatory approval for many reasons, including the following:

•        the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of its clinical trials;

•        Celularity may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that its therapeutic candidates are safe and effective for any of their proposed indications;

•        the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval, including due to the heterogeneity of patient populations;

•        Celularity may be unable to demonstrate that its therapeutic candidates’ clinical and other benefits outweigh their safety risks;

•        the FDA or comparable foreign regulatory authorities may disagree with its interpretation of data from preclinical studies or clinical trials;

•        the data collected from clinical trials of Celularity’s therapeutic candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of a BLA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

•        the FDA or comparable foreign regulatory authorities will review its manufacturing process and inspect its commercial manufacturing facility and may not approve its manufacturing process or facility; and

•        the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

Celularity plans to seek orphan drug designation for some or all of its therapeutic candidates across various indications, but Celularity may be unable to obtain such designations or to maintain the benefits associated with orphan drug designation, including market exclusivity, which may cause its revenue, if any, to be reduced.

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but if a product that has orphan drug designation subsequently receives the first FDA approval of that particular product for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same biologic (meaning, a product with the same principal molecular structural features) for the same indication for seven years, except in limited circumstances. See the section entitled “Business — Government Regulation” for more information regarding orphan drug designation. Even though in April 2021, the FDA granted orphan drug designation to Celularity’s non-genetically modified cryopreserved human placental hematopoietic stem cell-derived natural killer (NK) cell therapy, CYNK-001, for the treatment of patients with malignant gliomas, the FDA can still approve other biologics that do not have the same principal molecular structural features for use in treating the same indication or disease or the same biologic for a different indication or disease during the exclusivity period. Furthermore, the FDA can waive orphan exclusivity if Celularity is unable to manufacture sufficient supply of its therapeutic or if a subsequent applicant demonstrates clinical superiority over its product.

Celularity plans to seek orphan drug designation for some or all of its therapeutic candidates in specific orphan indications in which there is a medically plausible basis for the use of these therapeutics. Even if Celularity obtains orphan drug designation, exclusive marketing rights in the United States may be limited if it seeks approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective or if Celularity is unable to assure sufficient quantities of the therapeutic to meet the needs of patients with the rare disease or condition, or if a subsequent applicant demonstrates clinical superiority over its therapeutics, if approved. In addition, although Celularity may seek orphan drug designation for other therapeutic candidates, it may never receive such designations.

Obtaining and maintaining regulatory approval of Celularity’s therapeutic candidates in one jurisdiction does not mean that Celularity will be successful in obtaining regulatory approval of its therapeutic candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of its therapeutic candidates in one jurisdiction does not guarantee that Celularity will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a therapeutic candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the therapeutic candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Celularity intends to charge for its products is also subject to approval.

Celularity may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of therapeutic candidates with which Celularity must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for it and could delay or prevent the introduction of its products in certain countries. If Celularity fails to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, its target market will be reduced and its ability to realize the full market potential of its therapeutic candidates will be harmed.

Even if Celularity receives regulatory approval of its therapeutic candidates, Celularity will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and Celularity may be subject to penalties if Celularity fails to comply with regulatory requirements or experience unanticipated problems with its therapeutic candidates.

Any regulatory approvals that Celularity receives for its therapeutic candidates will require surveillance to monitor the safety and efficacy of the therapeutic candidate. The FDA may also require a risk evaluation and mitigation strategy (“REMS”) in order to approve Celularity’s therapeutic candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves Celularity’s therapeutic candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for its therapeutic candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and current GCPs for any clinical trials that Celularity conducts post-approval. As such, Celularity will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any BLA, other marketing application and previous responses to inspectional observations. Accordingly, Celularity and others with whom Celularity works must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. In addition, the FDA could require Celularity to conduct another study to obtain additional safety or biomarker information. Further, Celularity will be required to comply with FDA promotion and advertising rules, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet and social media. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. However, physicians may, in their independent medical judgment, prescribe legally available products for off-label uses. The FDA does not regulate the behavior of physicians in their choice of treatments, but the FDA does restrict manufacturer’s communications on the subject of off-label use of their products.

Later discovery of previously unknown problems with Celularity’s therapeutic candidates, including adverse events of unanticipated severity or frequency, or with its third-party suppliers, or its manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of Celularity’s therapeutic candidates, withdrawal of the therapeutic from the market or voluntary or mandatory product recalls;

•        fines, warning letters or holds on clinical trials;

•        refusal by the FDA to approve pending applications or supplements to approved applications filed by Celularity or suspension or revocation of license approvals;

•        product seizure or detention, or refusal to permit the import or export of Celularity’s therapeutic candidates; and

•        injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Celularity’s therapeutic candidates. Celularity cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If Celularity is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Celularity is not able to maintain regulatory compliance, it may lose any marketing approval that it may have obtained and it may not achieve or sustain profitability.

Negative public opinion and increased regulatory scrutiny of genetic research and therapies involving gene editing or modified cells may damage public perception of Celularity’s therapeutic candidates or adversely affect its ability to conduct its business or obtain regulatory approvals for its therapeutic candidates.

The gene-editing technologies that Celularity uses are novel. Public perception may be influenced by claims that gene editing is unsafe, and products incorporating gene editing may not gain the acceptance of the public or the medical community. In particular, Celularity’s success will depend upon physicians specializing in its targeted diseases prescribing its therapeutic candidates as treatments in lieu of, or in addition to, existing, more familiar, treatments for which greater clinical data may be available. Any increase in negative perceptions of gene editing may result in fewer physicians prescribing Celularity’s treatments or may reduce the willingness of patients to utilize its treatments or participate in clinical trials for its therapeutic candidates. In addition, given the novel nature of gene-editing and cell therapy technologies, governments may place import, export or other restrictions in order to retain control or limit the use of the technologies. Increased negative public opinion or more restrictive government regulations either in the United States or internationally, would have a negative effect on Celularity’s business or financial condition and may delay or impair the development and commercialization of its therapeutic candidates or demand for such therapeutic candidates.

Even if Celularity obtains regulatory approval of its therapeutic candidates, the cell therapies may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community.

The use of engineered placental-derived cells as a potential treatment is a recent development and may not become broadly accepted by physicians, patients, hospitals, cancer treatment centers and others in the medical community. Celularity may not be able to educate these persons on the benefits of using its therapeutic candidates for many reasons. For example, certain of the therapeutic candidates that Celularity will be developing target a cell surface marker that may be present on cancer cells as well as non-cancerous cells. It is possible that its therapeutic candidates may kill these non-cancerous cells, which may result in unacceptable side effects, including death. Additional factors will influence whether Celularity’s therapeutic candidates are accepted in the market, including:

•        the clinical indications for which its therapeutic candidates are approved;

•        physicians, hospitals, cancer treatment centers and patients considering its therapeutic candidates as a safe and effective treatment;

•        the potential and perceived advantages of its therapeutic candidates over alternative treatments;

•        the prevalence and severity of any side effects;

•        product labeling or product insert requirements of the FDA or other regulatory authorities;

•        limitations or warnings contained in the labeling approved by the FDA;

•        the timing of market introduction of its therapeutic candidates as well as competitive products;

•        the cost of treatment in relation to alternative treatments;

•        the availability of coverage and adequate reimbursement by third-party payors and government authorities;

•        the willingness of patients to pay out-of-pocket in the absence of coverage and adequate reimbursement by third-party payors and government authorities;

•        relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

•        the effectiveness of its sales and marketing efforts.

If Celularity’s therapeutic candidates are approved but fail to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, Celularity will not be able to generate significant revenue. Even if Celularity’s cell therapies achieve market acceptance, Celularity may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than its therapeutics, are more cost effective or render its therapeutics obsolete.

Coverage and reimbursement may be limited or unavailable in certain market segments for Celularity’s therapeutic candidates, which could make it difficult for Celularity to sell its cell therapies, if approved, profitably.

Successful sales of Celularity’s therapeutic candidates, if approved, depend on the availability of coverage and adequate reimbursement from third-party payors including governmental healthcare programs, such as Medicare and Medicaid, managed care organizations and commercial payors, among others. Significant uncertainty exists as to the coverage and reimbursement status of any therapeutic candidates for which Celularity obtains regulatory approval. In addition, because its therapeutic candidates represent new approaches to the treatment of cancer, infectious and degenerative diseases, Celularity cannot accurately estimate the potential revenue from its therapeutic candidates.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Obtaining coverage and adequate reimbursement from third-party payors is critical to new product acceptance.

Third-party payors decide which drugs and treatments they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a therapeutic is:

•        a covered benefit under its health plan;

•        safe, effective and medically necessary;

•        appropriate for the specific patient;

•        cost-effective; and

•        neither experimental nor investigational.

Obtaining coverage and reimbursement of a therapeutic from a government or other third-party payor is a time-consuming and costly process that could require Celularity to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of its therapeutics. Even if Celularity obtains coverage for a given therapeutic, if the resulting reimbursement rates are insufficient, hospitals may not approve its therapeutic for use in their facility or third-party payors may require co-payments that patients find unacceptably high. Patients are unlikely to use Celularity’s therapeutic candidates unless coverage is provided, and reimbursement is adequate to cover a significant portion of the cost of Celularity’s therapeutic candidates. Separate reimbursement for the therapeutic itself may or may not be available. Instead, the hospital or administering physician may be reimbursed only for providing the treatment or procedure in which Celularity’s therapeutic is used. Further, from time to time, CMS revises the reimbursement systems used to reimburse health care providers, including the Medicare Physician Fee Schedule and Outpatient Prospective Payment System, which may result in reduced Medicare payments. In some cases, private third-party payers rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payors and reduce the willingness of physicians to use Celularity’s therapeutic candidates.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable Celularity to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Celularity intends to seek approval to market its therapeutic candidates in both the United States and in selected foreign jurisdictions. If Celularity obtains approval in one or more foreign jurisdictions for its therapeutic candidates, Celularity will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in Europe, the pricing of biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a therapeutic candidate. Some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular therapeutic candidate to currently available therapies. Other EU member states allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any therapeutic candidates for which Celularity receives regulatory approval for commercial sale may suffer if government and other third-party payors fail to provide coverage and adequate reimbursement. Celularity expects downward pressure on pharmaceutical pricing to continue. Further, coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more therapeutics for which Celularity receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

The advancement of healthcare reform may negatively impact Celularity’s ability to sell its therapeutic candidates, if approved, profitably.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact Celularity’s ability to sell its therapeutic candidates, if approved, profitably. Further legislation or regulation could be passed that could harm Celularity’s business, financial condition and results of operations. See the section entitled “Business — Government Regulation” for a discussion of these laws and regulations. There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent Celularity from being able to generate revenue, attain profitability, or commercialize its therapeutics. Such reforms could have an adverse effect on anticipated revenue from therapeutic candidates that Celularity may successfully develop and for which Celularity may obtain regulatory approval and may affect its overall financial condition and ability to develop therapeutic candidates.

In addition, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. congressional inquiries and federal and state legislative activity designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient assistance programs, and reform government program reimbursement methodologies for drugs. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Celularity cannot predict the initiatives that may be adopted in the future. Additionally, the continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•        the demand for Celularity’s therapeutic candidates, if Celularity obtains regulatory approval;

•        Celularity’s ability to set a price that it believes is fair for its therapeutics;

•        Celularity’s ability to generate revenue and achieve or maintain profitability;

•        the level of taxes that Celularity is required to pay; and

•        the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect Celularity’s future profitability.

Risks Related to Our Intellectual Property

If Celularity’s efforts to protect the proprietary nature of the intellectual property related to its technologies is not adequate, Celularity may not be able to compete effectively in its market.

As is the case with other biopharmaceutical companies, Celularity’s success depends in large part on its ability to obtain and maintain protection of intellectual property. Celularity relies upon a combination of patents, trade secret protection and license agreements to protect the intellectual property related to its technologies. Any disclosure to or misappropriation by third parties of its confidential proprietary information could enable competitors to quickly duplicate or surpass its technological achievements, thus eroding its competitive position in its market. Celularity has filed additional patent applications, and it anticipates additional patent applications will be filed in the future, both in the United States and in other countries, as appropriate. However, Celularity cannot predict:

•        if and when patents will issue;

•        the degree and range of protection any issued patents will afford it against competitors, including whether third parties will find ways to invalidate or otherwise circumvent its patents;

•        whether or not others will obtain patents claiming aspects similar to those covered by its patents and patent applications; or

•        whether Celularity will need to initiate litigation or administrative proceedings, which may be costly whether Celularity wins or loses.

Obtaining and enforcing biopharmaceutical patents is costly, time consuming and complex, and Celularity may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that Celularity may fail to identify patentable aspects of Celularity’s research and development output before it is too late to obtain patent protection. Celularity may not have the right to control the preparation, filing and prosecution of patent applications licensed from third parties, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of Celularity’s business.

Celularity cannot be certain that the claims in its pending patent applications will be considered patentable by the United States Patent and Trademark Office (“USPTO”), or by patent offices in foreign countries, or that the claims in any of its issued patents will be considered valid and enforceable by courts in the United States or foreign countries. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that Celularity owns or in-licenses may fail to result in issued patents with claims that cover its therapeutic candidates or uses thereof in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the patentability, validity, enforceability or scope thereof, which may result in such patents being canceled, narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, Celularity’s patents and patent applications may not adequately protect its intellectual property or prevent others from designing their products to avoid being covered by its claims. If the breadth or strength of protection provided by the patents and patent applications Celularity holds with respect to its therapeutic candidates is threatened, it could dissuade companies from collaborating with it to develop, and threaten its ability to commercialize, its therapeutic candidates. Further, if Celularity encounters delays in its clinical trials, the period of time during which Celularity could market its therapeutic candidates under patent protection would be reduced. Further, changes in U.S. patent law could diminish the value of patents in general, thereby impairing Celularity’s ability to protect its products.

Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Celularity’s ability to obtain new patents or to enforce its existing patents and patents that Celularity might obtain in the future.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to the protection afforded by patents, Celularity seeks to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of its product discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Celularity takes steps to protect its intellectual property and proprietary technology by entering into agreements, including confidentiality agreements, non-disclosure agreements and intellectual property assignment agreements, with its employees, consultants, corporate partners and, when needed, advisers. Trade secrets, however, may be difficult to protect.

Monitoring unauthorized disclosure and detection of unauthorized disclosure is difficult, and Celularity does not know whether the steps it has taken to prevent such disclosure are, or will be, adequate. If Celularity were to enforce a claim that a third party had illegally obtained and was using its trade secrets, it would be expensive and time-consuming, and the outcome would be unpredictable.

Although Celularity requires all of its employees to assign their inventions to it, and requires all of its employees and key consultants who have access to its proprietary know-how, information, or technology to enter into confidentiality agreements, Celularity cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, Celularity may encounter significant problems in protecting and defending its intellectual property both in the United States and abroad. If Celularity is unable to prevent unauthorized material disclosure of its confidential information or intellectual property to third parties, Celularity will not be able to establish or maintain a competitive advantage in its market, which could materially adversely affect its business, operating results and financial condition.

Celularity may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

Celularity has received confidential and proprietary information from third parties. In addition, Celularity employs individuals who were previously employed at other biotechnology or pharmaceutical companies. Although Celularity tries to ensure that its employees, consultants, advisors and independent contractors do not use the proprietary information or know-how of others in their work for Celularity, Celularity may be subject to claims that Celularity or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary or confidential information of these third parties or its employees’ former employers. Litigation may be necessary to defend against these claims. If Celularity fails in defending such claims, in addition to paying monetary damages, Celularity may lose valuable intellectual property rights and face increased competition to business. A loss of key research personnel work product could hamper or prevent Celularity’s ability to commercialize potential technologies and solutions, which could harm Celularity’s business. Even if Celularity is successful in defending against these claims, litigation could result in substantial cost and be a distraction to its management team and employees.

In addition, while it is Celularity’s policy to require Celularity’s employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to Celularity, Celularity may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Celularity regards as its own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Celularity may be forced to bring claims against third parties, or defend claims that they may bring against Celularity, to determine the ownership of what Celularity regards as its intellectual property. Any of the foregoing could harm its business, financial condition, results of operations and prospects.

Third-party claims of intellectual property infringement may prevent or delay Celularity’s product discovery and development efforts and its ability to commercialize its therapeutic candidates.

Celularity’s commercial success depends in part on its avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Celularity is developing its therapeutic candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that its therapeutic candidates may give rise to claims of infringement of the patent rights of others.

Third parties may assert that Celularity infringes their patents or are otherwise employing their proprietary technology without authorization and may sue. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that Celularity’s therapeutic candidates may be alleged to infringe. In addition, third parties may obtain patents in the future and claim that use of Celularity’s technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of Celularity’s therapeutic candidates, constructs or molecules used in or formed during the manufacturing process, or any final therapeutic itself, the holders of any such patents may be able to block Celularity’s ability to commercialize the therapeutic candidate unless Celularity obtains a license under the applicable patents, or until such patents expire or they are finally determined to be held not infringed, unpatentable, invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of its formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block Celularity’s ability to develop and commercialize the product candidate unless Celularity obtains a license or until such patent expires or is finally determined to be held not infringed, unpatentable, invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If Celularity is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, its ability to commercialize its therapeutic candidates may be impaired or delayed, which could in turn significantly harm its business.

Parties making claims against Celularity may seek and obtain injunctive or other equitable relief, which could effectively block its ability to further develop and commercialize its therapeutic candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Celularity’s business and may impact its reputation. In the event of a successful claim of infringement against Celularity, it may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign its infringing products, which may be impossible or require substantial time and monetary expenditure. Celularity cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, Celularity may need to obtain licenses from third parties to advance its research or allow commercialization of its therapeutic candidates. Celularity may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, Celularity would be unable to further develop and commercialize its therapeutic candidates, which could harm its business significantly.

Celularity may not be successful in obtaining or maintaining necessary rights to product components and processes for its development pipeline through acquisitions and in-licenses.

Presently, Celularity has rights to the intellectual property, through licenses from third parties and under patent applications that Celularity owns or will own, that Celularity believes will facilitate the development of its therapeutic candidates. In the future, Celularity may identify third party intellectual property and technology that it may need to acquire or license in order to engage in its business, including to develop or commercialize new technologies or services, and the growth of its business may depend in part on its ability to acquire, in-license or use this technology.

Celularity may be unable to acquire or in-license any third-party intellectual property rights from third parties that it identifies. Celularity may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, which would harm its business. Even if Celularity is able to obtain a license, it may be non-exclusive, thereby giving its competitors access to the same technologies licensed to it. In that event, Celularity may be required to expend significant time and resources to develop or license replacement technology. Celularity may need to cease use of the compositions or methods covered by such third-party intellectual property rights to the extent it is unable to maintain its license with any such third-party licensors.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies, which may be more established, or have greater resources than Celularity does, may also be pursuing strategies to license or acquire third-party intellectual property rights that Celularity may consider necessary or attractive in order to commercialize its therapeutic candidates. More established companies may have a competitive advantage over Celularity due to their size, cash resources and greater clinical development and commercialization capabilities.

In addition, companies that perceive Celularity to be a competitor may be unwilling to assign or license rights to it. If such licenses are available, Celularity may be required to pay the licensor in return for the use of such licensor’s technology, lump-sum payments, payments based on certain milestones such as sales volumes, or royalties based on sales. In addition, Celularity’s licenses may also place restrictions on its future business opportunities.

In spite of Celularity’s best efforts, its licensors might conclude that Celularity has materially breached its license agreements and might therefore terminate the license agreements, thereby removing Celularity’s ability to develop and commercialize technology covered by these license agreements. If these licenses are terminated, or if the underlying intellectual property fails to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market products that use technologies identical to those licensed to Celularity. This could have a material adverse effect on Celularity’s competitive position, business, financial condition, results of operations and prospects. Additionally, termination of these agreements or reduction or elimination of Celularity’s rights under these agreements, or restrictions on Celularity’s ability to freely assign or sublicense its rights under such agreements when it is in the interest of its business to do so, may result in Celularity having to negotiate new or reinstated agreements with less favorable terms, or cause Celularity to lose its rights under these agreements, including Celularity’s rights to important intellectual property or technology or impede, or delay or prohibit the further development or commercialization of one or more technologies that rely on such agreements.

In addition to the above risks, intellectual property rights that may be licensed now or in the future could include sublicenses under intellectual property owned by third parties, in some cases through multiple tiers. The actions of Celularity’s licensors may therefore affect its rights to use sublicensed intellectual property, even if Celularity is in compliance with all of the obligations under its license agreements. Should Celularity’s licensors or any of the upstream licensors fail to comply with their obligations under the agreements pursuant to which they obtain the rights that are sublicensed to Celularity, or should such agreements be terminated or amended, Celularity’s ability to develop and commercialize therapeutic candidates may be materially harmed.

Further, Celularity may not have the right to control the prosecution, maintenance and enforcement of all of Celularity’s licensed and sublicensed intellectual property, and even when Celularity does have such rights, it may require the cooperation of its licensors and upstream licensors, which may not be forthcoming. Celularity’s business could be adversely affected if Celularity or its licensors are unable to prosecute, maintain and enforce licensed and sublicensed intellectual property effectively.

Celularity’s licensors may have relied on third-party consultants or collaborators or on funds from third parties such that Celularity’s licensors are not the sole and exclusive owners of the patents and patent applications in-licensed. If other third parties have ownership rights to patents or patent applications in-licensed by Celularity, they may be able to license such patents to Celularity’s competitors, and Celularity’s competitors could market competing products and technology. This could have a material adverse effect on Celularity’s competitive position, business, financial conditions, results of operations and prospects.

Celularity’s business, financial condition, results of operations and prospects could be materially and adversely affected if it is unable to enter into necessary agreements on acceptable terms or at all, if any necessary licenses are subsequently terminated, if the licensors fail to abide by the terms of the licenses or fail to prevent infringement by third parties, or if the acquired or licensed patents or other rights are found to be invalid or unenforceable. Moreover, Celularity could encounter delays in the introduction of services while it attempts to develop alternatives. Further, defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent Celularity from commercializing products, which could harm its business, financial condition, or results of operations and prospects.

Celularity may be involved in lawsuits or other legal proceedings to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe Celularity’s patents or the patents of its licensors or misappropriate or otherwise violate Celularity’s intellectual property rights or the intellectual property rights of its licensors. In the future, Celularity or its licensors may initiate legal proceedings to enforce or defend Celularity’s intellectual property rights or the intellectual property rights of its licensors, to protect Celularity’s trade secrets or the trade secrets of its licensors, or to determine the validity or scope of intellectual property rights Celularity owns or controls.

To counter infringement or unauthorized use, Celularity may be required to file infringement claims, which can be expensive and time-consuming. Third parties may also initiate legal proceedings against Celularity or its licensor to challenge the validity or scope of intellectual property rights Celularity owns, controls or to which they have rights. In an infringement proceeding, a court may decide that one or more of Celularity’s patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that its patents do not cover the technology in question. An adverse result in any litigation or defense proceeding could put one or more of Celularity’s patents at risk of being invalidated, held unenforceable or interpreted narrowly and could put one or more of its pending patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Celularity’s business. Additionally, many of Celularity’s adversaries or adversaries of its licensors in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Celularity can. In the event of a successful claim of infringement against Celularity, it may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign its infringing products, which may be impossible or require substantial time and monetary expenditure.

Third-party pre-issuance submission of prior art to the USPTO, or opposition, derivation, revocation, reexamination, inter partes review or interference proceedings, or other pre-issuance or post-grant proceedings or other patent office proceedings or litigation in the United States or other jurisdictions provoked by third parties or brought by Celularity or its licensors, may challenge or be necessary to determine the inventorship, priority, patentability or validity of inventions with respect to Celularity or its licensor’s patents or patent applications. An unfavorable outcome could leave Celularity’s technology or therapeutic candidates without patent protection, allow third parties to commercialize Celularity’s technology or therapeutic candidates and compete directly with Celularity, without payment to Celularity, or could require Celularity or its licensors to cease using the related technology or to obtain license rights from the prevailing party in order to be able to manufacture or commercialize Celularity’s therapeutic candidates without infringing third-party patent rights.

Celularity’s business could be harmed if the prevailing party does not offer it a license on commercially reasonable terms. Litigation or other legal proceedings may result in a decision adverse to Celularity’s interests and, even if it is successful, may result in substantial costs and distract its management and other employees. Celularity may not be able to prevent, alone or with its licensors, misappropriation of its trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Celularity’s confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. If the breadth or strength of protection provided by Celularity or its licensor’s patents and patent applications is threatened, it could dissuade companies from collaborating with Celularity to license, develop or commercialize therapeutic candidates. Moreover, the uncertainties associated with litigation could have a material adverse effect on Celularity’s ability to raise the funds necessary to continue clinical trials, continue research programs, license necessary technology from third parties, or enter into collaborations.

Obtaining and maintaining Celularity’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO, and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, Celularity’s competitors might be able to enter the market, which would have a material adverse effect on Celularity’s business.

The lives of Celularity’s patents may not be sufficient to effectively protect its products and business.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years after its first effective filing date. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering its therapeutic candidates are obtained, once the patent life has expired for a product, Celularity may be open to competition from biosimilar or generic medications. In addition, although upon issuance in the United States a patent’s life can be increased based on certain delays caused by the USPTO, this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. If Celularity’s technologies require extended development and/or regulatory review, patents protecting Celularity’s technologies might expire before or shortly after Celularity is able to successfully commercialize them. If Celularity does not have sufficient patent life to protect its products, its business and results of operations will be adversely affected.

Celularity or its licensors may be subject to claims challenging the inventorship of its patents and other intellectual property.

Celularity or its licensors may in the future be subject to claims that former employees, collaborators, or other third parties have an interest in its patents or other intellectual property as an inventor or co-inventor. For example, Celularity may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing its therapeutic candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If Celularity or its licensors fail in defending any such claims, in addition to paying monetary damages, Celularity may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on its business. Even if Celularity or its licensors are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Celularity may not be able to protect its intellectual property rights throughout the world.

Celularity may not be able to protect its intellectual property rights outside the United States. Filing, prosecuting and defending patents on therapeutic candidates in all countries throughout the world would be prohibitively expensive, and its intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States, and even where such protection is nominally available, judicial and governmental enforcement of such intellectual property rights may be lacking. Whether filed in the United States or abroad, Celularity’s patents and patent applications may be challenged or may fail to result in issued patents. Consequently, Celularity may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Competitors may use its technologies in jurisdictions where Celularity has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where Celularity has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Celularity’s products and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to other parties. Furthermore, many countries limit the enforceability of patents against other parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of any patents.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many other countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for Celularity to stop the misappropriation or other violations of its intellectual property rights including infringement of its patents in such countries. Proceedings to enforce Celularity’s patent rights in foreign jurisdictions could result in substantial cost and divert Celularity’s efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing, and could provoke third parties to assert claims against Celularity. Celularity may not prevail in any lawsuits that it initiates, or that are initiated against Celularity, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect Celularity’s ability to obtain adequate protection for its technologies and the enforcement of intellectual property. Accordingly, Celularity’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Celularity develops or license.

Changes in patent law, including recent patent reform legislation, could increase the uncertainties and costs surrounding the prosecution of Celularity’s patent applications and the enforcement or defense of its issued patents.

Changes in either the patent laws or in interpretations of patent laws in the United States or other countries or regions may diminish the value of Celularity’s intellectual property. Celularity cannot predict the breadth of claims that may be allowed or enforced in Celularity’s patents or in third party patents. Celularity may not develop additional proprietary technologies that are patentable.

Assuming that other requirements for patentability are met, prior to March 16, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. On or after March 16, 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”), enacted in September 16, 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO on or after March 16, 2013, but before Celularity, could therefore be awarded a patent covering an invention of Celularity, even if Celularity had made the invention before it was made by such third party. This will require Celularity to be cognizant of the time from invention to filing of a patent application. Because patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, Celularity cannot be certain that Celularity or its licensors were the first to either (i) file any patent application related to Celularity’s technology or (ii) invent any of the inventions claimed in Celularity’s or its licensor’s patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Celularity’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Celularity’s owned or in-licensed patent applications and the enforcement or defense of Celularity’s owned or in-licensed issued patents, all of which could have a material adverse effect on Celularity’s business, financial condition, results of operations and prospects.

In addition, the patent position of companies in the biotechnology field is particularly uncertain. Various courts, including the United States Supreme Court have rendered decisions that affect the scope of patentability of certain inventions or discoveries relating to biotechnology. These decisions state, among other things, that a patent claim that recites an abstract idea, natural phenomenon or law of nature (for example, the relationship between particular genetic variants and cancer) are not themselves patentable. Precisely what constitutes a law of nature or abstract idea is uncertain, and it is possible that certain aspects of Celularity’s technology could be considered natural laws. Accordingly, the evolving case law in the United States, and abroad, may adversely affect Celularity and its licensor’s ability to obtain new patents or to enforce existing patents and may facilitate third party challenges to any owned or licensed patents.

Intellectual property rights do not necessarily address all potential threats to Celularity’s competitive advantage.

The degree of future protection afforded by Celularity’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect Celularity’s business or permit Celularity to maintain any competitive advantage. For example:

•        others may be able to make products that are similar to any therapeutic candidates Celularity may develop or utilize similar technology that are not covered by the claims of the patents that Celularity licenses or may own in the future;

•        Celularity, or its current or future collaborators, might not have been the first to make the inventions covered by the issued patents and pending patent applications that Celularity licenses or may own in the future;

•        Celularity, or its current or future collaborators, might not have been the first to file patent applications covering certain intellectual property of Celularity or its inventions;

•        others may independently develop similar or alternative technologies or duplicate any of Celularity’s technologies without infringing Celularity’s owned or licensed intellectual property rights;

•        it is possible that Celularity’s pending patent applications or those that they may own in the future will not lead to issued patents;

•        issued patents that Celularity holds rights to may be held invalid or unenforceable, including as a result of legal challenges by Celularity’s competitors;

•        Celularity’s competitors might conduct research and development activities in countries where Celularity does not have patent rights and then use the information learned from such activities to develop competitive products for sale in Celularity’s major commercial markets;

•        Celularity cannot ensure that any patents issued to Celularity or its licensors will provide a basis for an exclusive market for its commercially viable therapeutic candidates or will provide Celularity with any competitive advantages;

•        Celularity cannot ensure that its commercial activities or therapeutic candidates will not infringe upon the patents of others;

•        Celularity cannot ensure that it will be able to successfully commercialize its therapeutic candidates on a substantial scale, if approved, before the relevant patents that it owns or licenses expire;

•        Celularity cannot ensure that any of its patents, or any of its pending patent applications, if issued, or those of its licensors, will include claims having a scope sufficient to protect Celularity’s therapeutic candidates;

•        Celularity may not develop additional proprietary technologies that are patentable;

•        the patents or intellectual property rights of others may harm Celularity’s business; and

•        Celularity may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on Celularity’s business, financial condition, results of operations and prospects.

Risks Related to an Investment in Our Securities

There may not be an active trading market for Celularity’s securities, which may make it difficult to sell shares of the Class A Common Stock or Warrants.

It is possible that an active trading market for Celularity’s securities will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell Celularity’s securities at an attractive price or at all.

The market price of Celularity’s securities may be volatile, which could cause the value of your investment to decline.

The price of Celularity’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Celularity’s securities may not develop or, if developed, it may not be sustained. In addition, fluctuations in the price of Celularity’s securities could contribute to the loss of all or part of your investment. Even if an active market for Celularity’s securities develops and continues, the trading price of Celularity’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Celularity’s control. Any of the factors listed below could have a material adverse effect on your investment in Celularity’s securities and Celularity’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Celularity’s securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•        the realization of any of the risk factors presented in this prospectus;

•        actual or anticipated fluctuations in Celularity’s quarterly financial results or the quarterly financial results of companies perceived to be similar to Celularity;

•        changes in the market’s expectations about Celularity’s operating results;

•        Celularity’s operating results failing to meet the expectation of securities analysts of investors in a particular period;

•        operating and share price performance of other companies that investors deem comparable to Celularity;

•        the volume of shares of Class A Common Stock available for public sale;

•        future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases of Celularity’s securities;

•        the commencement, enrollment or results of Celularity’s ongoing and planned clinical trials of its therapeutic candidates or any future clinical trials Celularity may conduct, or changes in the development status of its therapeutic candidates;

•        our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•        adverse results or delays in clinical trials;

•        any delay in Celularity’s regulatory filings for its therapeutic candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•        Celularity’s failure to commercialize its therapeutic candidates;

•        adverse regulatory decisions, including failure to receive regulatory approval of Celularity’s therapeutic candidates;

•        changes in laws or regulations applicable to Celularity’s therapeutic candidates, including but not limited to clinical trial requirements for approvals;

•        adverse developments concerning manufacturers or suppliers;

•        Celularity’s inability to manufacture or obtain adequate supply for any approved therapeutic or inability to do so at acceptable prices;

•        Celularity’s inability to establish collaborations if needed;

•        additions or departures of key scientific or management personnel;

•        unanticipated serious safety concerns related to cellular therapies;

•        introduction of new therapeutics or services offered by Celularity’s competitors;

•        announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Celularity or its competitors;

•        Celularity’s ability to effectively manage growth;

•        actual or anticipated variations in quarterly operating results;

•        Celularity’s cash position;

•        Celularity’s failure to meet the estimates and projections of the investment community or that Celularity may otherwise provide to the public;

•        publication of research reports about Celularity or its industry, or cellular therapy in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        changes in the structure of healthcare payment systems;

•        changes in the market valuations of similar companies;

•        overall performance of the equity markets;

•        speculation in the press or investment community;

•        sales of Class A Common Stock by Celularity or its stockholders in the future;

•        the trading volume of our Class A Common Stock;

•        changes in accounting practices;

•        the ineffectiveness of our internal control over financial reporting;

•        disputes or other developments relating to proprietary rights, including patents, litigation matters and Celularity’s ability to obtain or maintain patent protection for its technologies;

•        significant lawsuits, including patent or stockholder litigation;

•        general political and economic conditions, including health pandemics, such as COVID-19; and

•        other events or factors, many of which are beyond Celularity’s control.

In addition, the stock market in general, and Nasdaq and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Class A Common Stock, regardless of its actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results or financial condition.

The unaudited pro forma financial information included herein may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Celularity’s ability to utilize its net operating loss carryforwards and certain other tax attributes may be limited.

Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”) as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), federal net operating losses (“NOLs”), incurred in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs in tax years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act. In addition, under Sections 382 and 383 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in the equity ownership of certain stockholders over a rolling three-year period), the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. Celularity may experience ownership changes in the future as a result of subsequent shifts in its stock ownership. Celularity anticipates incurring significant additional net losses for the foreseeable future, and its ability to utilize NOL carryforwards associated with any such losses to offset future taxable income may be limited to the extent Celularity incurs future ownership changes. In addition, at the state level, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, Celularity may be unable to use all or a material portion of its NOL carryforwards and other tax attributes, which could adversely affect its future cash flows.

There can be no assurance that Celularity will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists Celularity’s securities from trading on its exchange for failure to meet the listing standards, Celularity and its stockholders could face significant negative consequences including:

•        Limited availability of market quotations for Celularity’s securities;

•        A determination that the Class A Common Stock is a “penny stock” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules;

•        Possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Class A Common Stock;

•        A limited amount of analyst coverage; and

•        A decreased ability to issue additional securities or obtain additional financing in the future.

Celularity will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Celularity faces increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require Celularity to carry out activities it has not done previously. For example, Celularity has created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if Celularity identified a material weakness or significant deficiency in the internal control over financial reporting), Celularity could incur additional costs rectifying those issues, and the existence of those issues could harm its reputation or investor perceptions of Celularity. It may also be more expensive to obtain director and officer liability insurance.

Risks associated with Celularity’s status as a public company may make it more difficult to attract and retain qualified persons to serve on its board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require Celularity to divert a significant amount of money that could otherwise be used for its business. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Celularity board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the our board of directors may deem relevant. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell the Class A Common Stock for a price greater than that which you paid for it. See the section entitled “Market Information for Securities and Dividend Policy”.

Celularity’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on its business.

Prior to the Business Combiantion, Celularity was not subject to Section 404 of the Sarbanes-Oxley Act. Following the Business Combination, Celularity’s management team will be required, pursuant to Section 404 of the Sarbanes Oxley Act, to furnish a report by management on, among other things, the effectiveness of Celularity’s internal control over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Celularity when it was a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to it as a public company.

In particular, Celularity will be required to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. As a private company, Celularity had not been required to do such an analysis, and its current testing as a private company has revealed a number of deficiencies and material weaknesses in its internal control over financial reporting that it may not be able to remedy by the time it is required to do a Section 404 assessment. These include issues with Celularity’s:

•        limited review controls currently in place and lack of sufficient accounting personnel with proper experience and qualifications to account for complex transactions;

•        accounting for impairment testing of its intangible assets;

•        accounting for the valuation of warrant liabilities;

•        accounting for valuation of contingent consideration; and

•        accounting for income taxes.

Celularity cannot assure you that it will be able to remedy its existing deficiencies and material weaknesses, that it will not identify new deficiencies or material weaknesses in its initial Section 404 assessment, or that even if identified in such initial assessment, such deficiencies or material weaknesses will not occur in the future. Accordingly, material weaknesses may still exist when Celularity reports on the effectiveness of its internal control over financial reporting. In addition, Celularity may face potential claims from the material weakness identified in the GX financial reporting for the year ended December 31, 2020.

Celularity’s independent registered public accounting firm will not be required to attest to the effectiveness of the Celularity’s internal control over financial reporting for so long as Celularity remains a non-accelerated filer as defined in applicable SEC regulations. In connection with the consummation of the Business Combination, Celularity will need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Celularity is only now beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation of its internal control over financial reporting needed to comply with Section 404, and Celularity may not be able to complete its evaluation, testing and any required remediation in a timely fashion. Moreover, if Celularity is not able to comply with the requirements of Section 404 in a timely manner or if it identifies or its independent registered public accounting firm identifies deficiencies in Celularity’s internal control over financial reporting that are deemed to be material weaknesses, the market price of Celularity’s Class A Common Stock could decline and Celularity could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

Sales of a substantial number of shares of Celularity’s Class A Common Stock in the public market could cause its stock price to fall.

Sales of a substantial number of shares of Celularity’s Class A Common Stock in the public market or the perception that these sales might occur, could depress the market price of the Class A Common Stock and could impair Celularity’s ability to raise capital through the sale of additional equity securities. Celularity is unable to predict the effect that sales may have on the prevailing market price of Class A Common Stock. Sales of significant number of shares of Class A Common Stock may make it more difficult for Celularity to sell equity or equity-related securities in the future at a time and price that it deems reasonable or appropriate, and make it more difficult for you to sell shares of Celularity’s Class A Common Stock. Certain holders of Celularity’s securities are entitled to rights with respect to the registration of the shares of Celularity under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of Celularity’s Class A Common Stock.

Additionally, the PIPE Investors, Palantir Technologies, Ardea and Credit Suisse are not restricted from selling any of their shares of Class A Common Stock they acquired in connection with the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A Common Stock.

Future sales and issuances of our Class A Common Stock or rights to purchase common stock, including pursuant to our equity plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating as a public company. To raise capital, Celularity may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner it determines from time to time. Celularity may also sell its common stock as part of entering into strategic alliances, creating joint ventures or collaborations or entering into additional licensing arrangements with third parties that Celularity believes will complement or augment its development and commercialization efforts. If Celularity sells common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our Class A Common Stock.

Celularity qualifies as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Celularity’s Class A Common Stock less attractive to investors.

Celularity qualifies as an “emerging growth company” under SEC rules. As an emerging growth company, we will be permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (4) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and the market price of our common stock may be more volatile.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company subject to significant regulatory oversight and reporting obligations under federal securities laws. Our management team may not successfully or effectively manage our transition to a public company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. It is possible that will be required to expand its employee base and hire additional employees to support our operations as a public company, which will increase its operating costs in future periods.

Anti-takeover provisions under Celularity’s charter documents and Delaware law could delay or prevent a change of control, which could limit the market price of its Class A Common Stock and may prevent or frustrate attempts by its stockholders to replace or remove its current management.

Celularity’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its Amended and Restated Bylaws (the “Amended and Restated Bylaws”) adopted in connection with the completion of the Business Combination contain provisions that could delay or prevent a change of control of Celularity or changes in its board of directors that its stockholders might consider favorable. Some of these provisions include:

•        a board of directors divided into three classes serving staggered three-year terms, such that not all members of the Celularity board of directors will be elected at one time;

•        a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of its stockholders;

•        a requirement that special meetings of stockholders be called only by the chairman of the Celularity board of directors, the chief executive officer, or by a majority of the total number of authorized directors;

•        advance notice requirements for stockholder proposals and nominations for election to the Celularity board of directors;

•        a requirement that no member of the Celularity board of directors may be removed from office by its stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of all outstanding shares of its voting stock then entitled to vote in the election of directors;

•        a requirement of approval of not less than two-thirds of all outstanding shares of its voting stock to amend any bylaws by stockholder action or to amend specific provisions of its Certificate of Incorporation; and

•        the authority of the Celularity board of directors to issue preferred stock on terms determined by the directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, Celularity is governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of its outstanding voting stock. These anti-takeover provisions and other provisions in Celularity’s Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult for stockholders or potential acquirors to obtain control of the Celularity board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving Celularity. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause Celularity to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in the Celularity board of directors could cause the market price of its Class A Common Stock to decline.

Celularity’s Certificate of Incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•        any derivative claim or cause of action brought on Celularity’s behalf;

•        any claim or cause of action for breach of a fiduciary duty owed by any of Celularity’s current or former directors, officers or other employees to Celularity or its stockholders;

•        any claim or cause of action against Celularity or any of its current or former directors, officers or other employees, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Amended and Restated Bylaws;

•        any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Amended and Restated Bylaws;

•        any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

•        any claim or cause of action against Celularity or any of its directors, officers or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Celularity or its directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in the Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

General Risk Factors

Unstable market and economic conditions may have serious adverse consequences on Celularity’s business, financial condition and stock price.

The global credit and financial markets have experienced extreme volatility and disruptions in the past, most recently as a result of the COVID-19 pandemic. These disruptions can result in severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Celularity’s general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on Celularity’s operations, growth strategy, financial performance and stock price and could require it to delay or abandon clinical development plans. In addition, there is a risk that one or more of Celularity’s current service providers may not survive an economic downturn, which could directly affect Celularity’s ability to attain its operating goals on schedule and on budget.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If regular publication of research reports ceases, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our common stock to decline. Moreover, if one or more of the analysts who cover us downgrade our Class A Common Stock or if reporting results do not meet their expectations, the market price of our securities could decline.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

All of the shares of Class A Common Stock and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $407.3 million from the exercise of the Warrants and Converted Legacy Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock issuable upon exercise of the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “CELUW.”

We cannot currently determine the price or prices at which shares of Class A Common Stock or Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “CELU” and “CELUW,” respectively. Prior to the consummation of the Business Combination, GX’s Class A Common Stock, units and warrants were listed on Nasdaq under the symbols “GXGXU,” “GXGX” and “GXGXW,” respectively. As of the Closing Date and following the completion of the Business Combination, there were 197 holders of record of the Class A Common Stock and 19 holders of record of our Warrants.

Dividend Policy

We have never declared or paid any dividends on shares of Class A Common Stock. We anticipate that we will retain all of our future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on Celularity’s capital stock will be at the discretion of its board of directors. In addition, Celularity’s loan agreements contain restrictions on its ability to pay dividends. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On July 16, 2021, Legacy Celularity, GX, First Merger Sub and Second Merger Sub, consummated the Business Combination. In connection with the closing of the Business Combination, GX changed its name from GX Acquisition Corp. to Celularity Inc.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 present the combination of the financial information of GX and Legacy Celularity after giving effect to the Business Combination, Palantir Technologies Investment and PIPE Financing and related adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 gives pro forma effect to the Business Combination, Palantir Technologies Investment and PIPE Financing as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination, Palantir Technologies Investment, and PIPE Financing as if they were completed on March 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited annual historical financial statements and unaudited interim historical financial statements of each of GX and Legacy Celularity and the notes thereto, as well as the disclosures contained in the sections entitled “GX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Celularity’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Legacy Celularity’s financial condition or results of operations would have been had the Business Combination, Palantir Technologies Investment and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Celularity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On the Closing Date, First Merger Sub merged with and into Legacy Celularity, with Legacy Celularity surviving the First Merger as a wholly owned subsidiary of GX. Immediately following the First Merger, and as part of the same overall transaction as the First Merger, Legacy Celularity merged with and into the Second Merger Sub with Second Merger Sub being the surviving entity of the Second Merger. Upon the consummation of the Business Combination, all holders of Legacy Celularity Capital Stock, Legacy Celularity Warrants, and Legacy Celularity Options received or had the right to receive shares of the Class A Common Stock at a deemed value of approximately $10.20 per share after giving effect to the Exchange Ratio of 0.7686 resulting in 122,487,170 shares of the Class A Common Stock immediately issued and outstanding and 41,534,480 shares to be reserved for the potential future issuance of the Class A Common Stock upon the exercise of the Company’s stock options and upon the exercise of the Warrants, based on the following transactions that occurred on the Closing Date:

•        the conversion of all outstanding shares of Legacy Celularity Preferred Stock into shares of Legacy Celularity Common Stock at the then-effective conversion rate pursuant to the Legacy Celularity Charter;

•        the cancellation of each issued and outstanding share of Legacy Celularity Common Stock (including shares of Legacy Celularity Common Stock resulting from the conversion of shares of Legacy Celularity Preferred Stock described above) and the conversion into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio;

•        the cancellation of each share of Legacy Celularity Capital Stock held in treasury without any conversion or payment.

•        the conversion of each outstanding and unexercised Legacy Celularity Warrant into a right to purchase shares of GX Class A Common Stock on the same terms and conditions as were applicable to the Legacy Celularity Warrant immediately prior to the Mergers, except that such Converted Legacy Warrants will be adjusted by the Exchange Ratio; and

•        the conversion of all outstanding and unexercised vested and unvested Legacy Celularity Options into options exercisable for shares of the Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be affected by the Exchange Ratio.

Accounting for the Business Combination

The Business Combination is accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, GX is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Legacy Celularity stockholders comprising a relative majority of the voting power of the Company, Legacy Celularity’s operations prior to the acquisition comprising the only ongoing operations of the Company, the majority of Legacy Celularity’s board of directors being appointed by the Company, and Legacy Celularity’s senior management comprising a majority of the senior management of the Company. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Legacy Celularity with the Business Combination being treated as the equivalent of Celularity issuing stock for the net assets of GX, accompanied by a recapitalization. The net assets of GX will be stated at historical costs, with no goodwill or other intangible assets recorded.

Other Events in Connection with the Business Combination

GX was required to complete its initial Business Combination by May 23, 2021. On May 14, 2021, at a special meeting of GX stockholders, a vote to extend the time to consummate the initial Business Combination from May 23, 2021 to July 31, 2021 was approved (the “Extension”). In connection with this vote, shareholders exercised their right to redeem 16,169,996 shares of GX Class A Common Stock at a price of approximately $10.15 per share. Approximately $164.1 million was removed from the Trust Account to pay the stockholders, leaving a balance in the Trust Account of approximately $127.7 million. In connection with the Extension, GX agreed to deposit into the Trust Account $0.025 per share for each month of the Extension period, pro-rated for partial months during the Extension period, resulting in a maximum contribution of $0.0565 per share of GX Class A Common Stock that was not redeemed.

On July 14, 2021, at a special meeting of GX stockholders, the Business Combination was approved. In connection with this vote, shareholders exercised their rights to redeem 9,174,705 shares of GX Class A Common Stock at a price of approximately $10.20 per share. Approximately $93.6 million from the Trust Account was used to pay the stockholders, leaving a balance in the Trust Account of approximately $34.0 million.

In connection with the Business Combination, GX issued and sold 8,340,000 shares of its Class A Common Stock at a purchase price of $10.00 per share pursuant to the PIPE Financing and Palantir Technologies purchased 2,000,000 shares of Class A Common Stock at $10.00 per share.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 is effective on January 1, 2021. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The Company’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The Company will incur additional costs after the Closing in order to satisfy its obligations as an SEC-reporting public company. In addition, the Company has adopted the Celularity Inc. 2021 Equity Incentive Plan and the Celularity Inc. 2021 Employee Stock Purchase Plan. No adjustment to the unaudited pro forma statement of operations has been made for these items as the amounts are not yet known.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2021
(in thousands)

	GX (Historical)	Legacy Celularity (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$29	$22,910	$80,400	A	$126,331
			20,000	B
			34,047	C
			(10,813)	D
			(4,887)	E
			(1,104)	F
			(15,631)	G
			1,380	H
Accounts receivable, net of allowance	—	1,009	—		1,009
Note receivable	—	5,463	—		5,463
Inventory	—	5,049	—		5,049
Prepaid expenses	71	7,001	—		7,072
Other current assets	—	1,226	—		1,226
Total current assets	100	42,658	103,392		146,150
Property and equipment	—	90,447	—		90,447
Goodwill	—	123,304	—		123,304
Intangible assets, net	—	124,839	—		124,839
Restricted cash	—	15,202	—		15,202
Marketable securities held in trust account	291,785	—	(257,738)	J/K	—
			(34,047)	C
Inventory, net of current portion	—	1,961	—		1,961
Other long-term assets	43	6,703	(6,348)	F	398
Total Assets	$291,928	$405,114	$(194,741)		$502,301
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$46	$5,497	$(817)	F	$4,726
Accrued expenses and other current liabilities	4,994	11,128	(4,887)	E	10,948
			(287)	F
Current portion of financing obligation	—	3,012	—		3,012
Deferred revenue	—	5,063	—		5,063
Promissory notes – related party	120	—	(120)	I	—
Total current liabilities	5,160	24,700	(6,111)		23,749

Unaudited Pro Forma Condensed Combined Balance Sheet — (continued)
March 31, 2021
(in thousands)

	GX (Historical)	Legacy Celularity (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Deferred revenue, net of current portion	—	6,789	—		6,789
Acquisition-related contingent consideration	—	294,023	—		294,023
Financing obligations	—	27,922	—		27,922
Warrant liabilities	23,793	113,145	(113,145)	L	25,503
			1,590	H
			120	I
Deferred income tax liabilities	—	7	—		7
Deferred underwriting fees	10,813	—	(10,813)	D	—
Other liabilities	—	345	—		345
Total liabilities	39,766	466,931	(128,359)		378,338
Redeemable convertible preferred stock
Series A	—	184,247	(184,247)	N	—
Series B	—	290,866	(290,866)	N	—
Series X	—	75,000	(75,000)	N	—
Common stock subject to possible redemption	291,745	—	(164,156)	J	—
			(93,582)	K
			(34,007)	O
Stockholder’s equity (deficit)
Class A common stock	—	—	—		—
Class B common stock	1	—	(1)	M	—
Common stock	—	1	1	A	12
			8	N
			2	M
Treasury stock, at cost	—	(256)	256	P	—
Additional paid-in capital	—	33,427	80,399	A	769,263
			20,000	B
			(6,348)	F
			(15,631)	G

			113,145	L
			550,105	N
			34,007	O
			(256)	P
			(39,584)	Q
			(1)	M
Retained earnings (accumulated deficit)			(210)	H
	(39,584)	(645,102)	39,584	Q	(645,312)
Total stockholders’ equity (deficit)	(39,583)	(611,930)	775,476		123,963
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$291,928	$405,114	$(194,741)		$502,301

Unaudited Pro Forma Condensed Combined
Statement of Operations for the Three Months Ended
March 31, 2021
(in thousands, except share and per share amounts)

	GX (Historical)	Legacy Celularity (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Net revenues
Product sales and rentals	$—	$840	$—		$840
Services	—	1,264	—		1,264
License, royalty and other	—	556	—		556
Total revenues	—	2,660	—		2,660

Operating expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)
Product sales and rentals	—	518	—		518
Services	—	724	—		724
License, royalty and other	—	—			—
Research and development	—	16,990	—		16,990
Selling, general and administrative	—	7,626	—		7,626
Operation costs	2,050	—	—		2,050
Change in the fair value of contingent consideration liability	—	20,656	—		20,656
Amortization of acquired intangible assets	—	541	—		541
Total operating expenses	2,050	47,055	—		49,105
Loss from operations	(2,050)	(44,395)	—		(46,445)
Other (expense) income
Interest income	28	140	—		168
Interest expense	—	(752)	—		(752)
Income (expense) related to warrant liabilities	40,007	(36,505)	36,505	AA	40,007
Other (expense) income, net	—	(27)	—		(27)
Total other income (expense)	40,035	(37,144)	36,505		39,396
Income (loss) before income taxes	37,985	(81,539)	36,505		(7,049)
Income tax benefit (expense)	44	—	—		44
Net income (loss)	$38,029	$(81,539)	$36,505		$(7,005)
Income (loss) per share
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	20,607,461
Basic and diluted net income per share, Class A common stock subject to possible redemption	$—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	15,330,039
Basic and diluted net loss (income) per share, Non-redeemable common stock	$2.48
Weighted average shares outstanding, basic and diluted		23,990,063			123,464,113
Basic and diluted net loss per share		$(3.40)			$(0.06)

Unaudited Pro Forma Condensed Combined
Statement of Operations for the Year Ended
December 31, 2020
(in thousands, except share and per share amounts)

			Assuming No Redemption Scenario
	GX (Historical)	Legacy Celularity (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Net revenues
Product sales and rentals	$—	$6,854	$—		$6,854
Services	—	5,556	—		5,556
License, royalty and other	—	1,868	—		1,868
Total revenues	—	14,278	—		14,278

Operating expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)
Product sales and rentals	—	2,247	—		2,247
Services	—	2,294	—		2,294
License, royalty and other	—	391			391
Research and development	—	52,707	—		52,707
Selling, general and administrative	—	31,336	—		31,336
Operation costs	4,220	—	—		4,220
Change in the fair value of contingent consideration liability	—	(55,566)	—		(55,566)
Amortization of acquired intangible assets	—	3,394	—		3,394
Impairment of acquired intangible assets	—	129,400	—		129,400
Total operating expenses	4,220	166,203	—		170,423
Loss from operations	(4,220)	(151,925)	—		(156,145)
Other (expense) income
Interest income	1,779	370	—		2,149
Interest expense	—	(2,354)	—		(2,354)
Loss on the sale of business	—	(4,434)	—		(4,434)
Expenses related to warrant liabilities	(46,630)	(58,686)	58,686	AA	(46,630)
Other income, net	2	4,096	—		4,098
Total other (expense) income	(44,849)	(61,008)	58,686		(47,171)
Loss before income taxes	(49,069)	(212,933)	58,686		(203,316)
Income tax (expense) benefit	(192)	4,700	—		4,508
Net income (loss)	$(49,261)	$(208,233)	$58,686		$(198,808)
Loss per share
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	25,105,895
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.04
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	10,831,605
Basic and diluted net loss (income) per share, Non-redeemable common stock	$(4.64)
Weighted average shares outstanding, basic and diluted		23,963,119			120,652,412
Basic and diluted net loss per share		$(8.69)			$(1.65)

Notes to Unaudited Proforma Condensed Combined Financial Statements
(in thousands except share and per share amounts)

1. Basis of Presentation

The Business Combination is being accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, GX has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Legacy Celularity stockholders comprising a relative majority of the voting power of the Company, Legacy Celularity’s operations prior to the acquisition comprising the only ongoing operations of the Company, the majority of the Company’s board of directors being appointed by Legacy Celularity and Legacy Celularity’s senior management comprising a majority of the senior management of the Company. Accordingly, for accounting purposes, the financial statements of the Company are represented a continuation of the financial statements of Legacy Celularity with the Business Combination being treated as the equivalent of Legacy Celularity issuing stock for the net assets of GX, accompanied by a recapitalization. The net assets of GX will be stated at historical costs, with no goodwill or other intangible assets recorded.

The Company management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Balance sheet

A.     Reflects the proceeds of $83,400 from the issuance and sale of 8,340,000 shares of Class A Common Stock at $10.00 per share pursuant to the PIPE Subscription Agreements entered into in connection with the PIPE Financing, net of $3,000 of issuance costs.

B.      Reflects the Palantir Technologies purchase of 2,000,000 shares of Class A Common Stock at $10.00 per share for proceeds of $20,000.

C.     Reflects the liquidation and reclassification of $34,047 of marketable securities held in the GX Trust Account to cash and cash equivalents that becomes available for general corporate use by the Company following the Closing.

D.     Represents the payment of GX’s deferred underwriting fees of $10,813 that becomes payable upon the Closing.

E.      Represents the payment of $4,887 of transaction costs accrued by GX at March 31, 2021.

F.      Reflects the elimination of $6,348 of transaction costs incurred by Legacy Celularity, of which $1,104 were accrued and $5,244 were paid at March 31, 2021. The transaction costs are recorded as a reduction of the net assets of GX received upon the Business Combination and offset against additional paid-in capital.

G.     Represents additional estimated direct and incremental transaction costs of $25,936 incurred by GX and Legacy Celularity and paid upon the Closing of the Business Combination. Of the total incremental transaction costs, $15,631 were paid in cash and $10,305 were paid through the issuance of common stock. The transaction costs are recorded as a reduction of the net assets of GX received upon the Business Combination and offset against additional paid-in capital.

H.     Reflects additional borrowings of $1,380 from related parties for amounts due monthly for extension of the period of time for which GX was required to consummate a Business Combination and other borrowings by GX from related parties and settlement of the total related party borrowings of $1,500 through the issuance of 1,499,999 warrants to purchase Class A Common Stock at an initial exercise price of $11.50 per share. The fair value of the warrants issued is $1,710, resulting in stockholders’ equity adjustment of $210.

I.       Represents the settlement of GX Promissory notes — related party that were outstanding at March 31, 2021, through the issuance of warrants (see note H).

J.       Reflects the redemption in May 2021 of 16,169,996 shares of the Company’s Class A common stock at a redemption price of approximately $10.15 per share in connection with the vote by GX stockholders to extend the period of time for which GX is required to consummate a Business Combination to July 31, 2021 by certain GX shareholders.

K.     Represents the redemption of 9,174,705 GX Class A common stock shares at a redemption price of $10.20 per share at closing.

L.      Represents the reclassification of the Legacy Celularity warrant liabilities to equity.

M.     To eliminate GX Class B Common stock and to adjust par value for shares outstanding.

N.     Reflects the conversion of Legacy Celularity’s outstanding redeemable convertible preferred stock into Class A Common Stock.

O.     Reflects the reclassification of GX Class A common stock no longer subject to possible redemption to permanent equity.

P.       Reflects the elimination of Legacy Celularity’s treasury stock.

Q.     Reflects the elimination of GX’s historical accumulated deficit.

Statement of operations

AA.  Represents the elimination of the expense associated with the Legacy Celularity warrant liabilities as the warrants are being reclassified to equity as a result of the Business Combination (see Balance Sheet — note L).

3. Loss per share

Represents the net loss per share calculated using the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. As the Business Combination, Palantir Technologies Investment and PIPE Financing are being reflected as if they had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares to be issued and outstanding upon the Closing have been outstanding for the entire periods presented. The shares of Class A Common Stock redeemed by GX public stockholders are eliminated as of January 1, 2020.

The unaudited pro forma condensed combined financial information are based on historical GX weighted averages shares outstanding:

	Year Ended December 31, 2020	Three Months Ended March 31, 2021
Pro forma net loss	$(198,808)	$(7,005)
Weighted average shares outstanding, basic and diluted	120,652,412	123,464,113
Basic and diluted net loss per share(1)	$(1.65)	$(0.06)

Weighted average shares outstanding, basic and diluted
Legacy Celularity stockholders	98,742,670	101,554,371
Palantir Technologies	2,000,000	2,000,000
PIPE Investors	8,340,000	8,340,000
GX Public Common	3,405,299	3,405,299
Transactions fees paid in stock	976,943	976,943
GX Sponsor	7,187,500	7,187,500
	120,652,412	123,464,113

____________

(1)      Outstanding options and warrants are anti-dilutive due to the reported net losses and are not included in the calculation of diluted net loss per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Celularity is a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic T cells engineered with a chimeric antigen receptor (“CAR-T”) cells, natural killer (“NK”) cells, and mesenchymal-like adherent stromal cells (“ASCs”), targeting indications across cancer, infectious and degenerative diseases. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it will be able to develop therapeutic solutions that address a significant unmet global need for effective, accessible and affordable therapeutics. Celularity currently has four active clinical trials and plans to submit two additional investigational new drug (“IND”) applications in 2021. The Celularity IMPACT platform capitalizes on the benefits of placenta-derived cells to target multiple diseases, and provides seamless integration, from bio sourcing through manufacturing cryopreserved and packaged allogeneic cells, which Celularity handles at its purpose-built U.S.-based approximately 150,000 square foot facility. Celularity believes the use of placental-derived cells, sourced from full-term healthy donors, has potential inherent advantages, both from an economic and scientific perspective. Relative to adult-derived cells, placental-derived cells have demonstrated greater stemness, which means the ability to expand and persist. Further, their immunological naïveté, meaning having an immune system that has never been exposed to a specific antigen, may allow for potentially less toxicity. Celularity’s placental-derived cells are allogeneic, meaning they are intended for use in any patient, as compared to autologous cells, which are derived from an individual patient for that patient’s sole use. Celularity believes this a key difference that will enable readily available off-the-shelf treatments that can be delivered faster, more reliably, at greater scale and to more patients.

From a single source material, the postpartum human placenta, Celularity derives four allogeneic cell types:

T cells, unmodified NK cells, genetically modified NK cells and ASCs, which have resulted in four key cell therapeutic programs: CyCART-19, CYNK-001, CYNK-101 and APPL-001, focused on six initial indications. CyCART-19 is a placental-derived CAR-T cell therapy, in development for the treatment of B-cell malignancies, initially targeting the CD19 receptor, the construct and related CARs for which are in-licensed from Sorrento Therapeutics, Inc. (“Sorrento”). Celularity plans to file an IND in the fourth quarter of 2021 and commence a Phase 1 clinical trial of CyCART-19 in the first quarter 2022. CYNK-001 is a placental-derived unmodified NK cell in development for the treatment of acute myeloid leukemia (“AML”), a blood cancer, and for glioblastoma multiforme (“GBM”), a solid tumor cancer, as well as COVID-19. CYNK-001 is currently in Phase 1 trial (for AML and other blood cancers) and Phase 1/2a trial (for GBM and COVID-19). Celularity also plans to submit an IND in 2021 for a genetically modified version of a placental-derived NK-cell, CYNK-101. CYNK-101 will be evaluated in combination with a monoclonal antibody (“mAb”), to target HER2+ cancers, such as gastric cancer. APPL-001 is a placenta-derived ASC being developed for the treatment of Crohn’s disease, a degenerative disease. Celularity intends to submit the IND in the first half of 2022 and commence the Phase 1/2a study of APPL-001 for the treatment of Crohn’s disease in 2022.

The Celularity IMPACT manufacturing process is a seamless, fully integrated process that is built to optimize speed and scale from sourcing of human full term healthy postpartum donated placentas through proprietary processing methods, cell selection, product-specific chemistry, manufacturing and controls (“CMC”), advanced cell manufacturing and cryopreservation, the result of which is a suite of allogeneic inventory-ready and on demand placental-derived cell therapy products.

Since inception, Celularity has had significant operating losses. Celularity had a net loss of $81.5 million and $208.2 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively. Celularity had an accumulated deficit of $645.1 million at March 31, 2021. Celularity’s primary use of cash is to fund operations, which consist primarily of research and development expenses, and to a lesser extent, selling, general and administrative expenses. Cash used to fund operating expenses is impacted by the timing of when it pays these expenses, as reflected in the change in Celularity’s outstanding accounts payable and accrued expenses. Celularity expects to continue to incur net losses for the foreseeable future, and it expects its research and development expenses, selling, general and administrative expenses, and capital expenditures will continue to increase. In particular, Celularity expects its expenses and losses to increase as it continues development of, and seeks regulatory approvals for, its therapeutic candidates, and begins to commercialize any approved therapeutics, as well as hires additional personnel, develops commercial infrastructure for therapeutics, pays fees to outside consultants, lawyers and accountants, and incurs increased costs associated with being a public company such as expenses related to services associated with maintaining compliance with Nasdaq listing rules and SEC requirements, insurance and investor relations costs. Celularity’s net losses may fluctuate significantly depending on the timing of its clinical trials and its expenditures on other research and development activities.

Based upon Celularity’s current operating plan, Celularity does not believe that its existing cash and cash equivalents as of March 31, 2021 will be sufficient to fund its operating expenses and capital expenditure requirements through the next twelve months. To date, Celularity has not had any cellular therapeutics approved for sale and has not generated any revenues from the sale of its cellular therapeutics. Celularity generates limited revenues from its biobanking and degenerative disease businesses. Celularity does not expect to generate any revenues from cellular therapeutic product sales unless and until it successfully completes development and obtains regulatory approval for one or more of its therapeutic candidates, which Celularity expects will take a number of years. If Celularity obtains regulatory approval for any of its therapeutic candidates, Celularity expects to incur significant commercialization expenses related to therapeutic sales, marketing, manufacturing and distribution as its current commercialization efforts are limited to its biobanking and degenerative disease businesses. As a result, until such time, if ever, as Celularity can generate substantial revenue from therapeutics, Celularity expects to finance its cash needs through equity offerings, debt financings or other capital sources, including potentially collaborations, licenses and other similar arrangements. However, Celularity may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Any failure to raise capital as and when needed could have a negative impact on Celularity’s financial condition and on its ability to pursue its business plans and strategies. If Celularity is unable to raise capital, Celularity will need to delay, reduce or terminate planned activities to reduce costs.

Recent Developments — Loan Agreement

Celularity entered into a Loan Agreement, dated as of June 8, 2021 (the “Loan Agreement’), among Celularity, and C.V. Starr & Co., Inc. as the initial lender (“Initial Lender”), pursuant to which the Initial Lender committed to lend up to $10 million, of which $5 million was made available on the closing date of the Loan Agreement. The Loan Agreement contemplates the repayment of the outstanding principal in full on the Maturity Date, which is the earlier of (a) June 8, 2022, (b) the date of the consummation of the Mergers (as defined in the Merger Agreement) and (c) the date the outstanding principal of the loan is declared due and payable pursuant to Section 6.2(A) of the Loan Agreement. The interest on the outstanding principal amount of the loan is payable at a rate equal to (a) 8.0% per annum until, and including, July 31, 2021, and (b) 10.0% per annum commencing on, and including, August 1, 2021. Following the occurrence of an Event of Default (as defined in the Loan Agreement), at the option of the lenders having commitments representing more than 50% of aggregate commitments under the loan, Celularity will be required to pay interest on the outstanding principal amount of the loan from the date of such Event of Default until such Event of Default has been waived by the lenders in writing at a rate per annum equal to 2.0% in excess of the interest rate then applicable to the loan, such interest being payable on demand. Celularity may prepay the loan at any time, with any partial prepayment required to be at least $1,000,000 or a whole multiple of $100,000 in excess thereof. Celularity repaid all amounts outstanding under the Loan Agreement on July 20, 2021.

COVID-19 Pandemic

The COVID-19 pandemic has resulted in increased unemployment, commodity and stock market volatility, and uncertainty about conditions that will prevail in the months ahead. The extent of the ultimate impact of the pandemic on Celularity’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, and its impact on potential customers, employees, and vendors, all of which cannot be reasonably predicted at this time. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material impact to Celularity’s financial condition, operating results, and timing and amounts of cash flows.

Although Celularity was able to operate continuously throughout 2020, it implemented “work from home” policies as needed following local health recommendations for non-essential employees and employees whose roles are able to be performed remotely. Management of remote workers can present special challenges and productivity may not be as high for remote workers. Because certain elements of Celularity’s operations (such as processing placental tissue, certain biological assays, translational research and storage of cord blood) cannot be performed remotely, it instituted controls and protocols including mandatory temperature checking, symptom assessment forms, incremental cleaning and sanitization of common surfaces to mitigate risks to employees. Although Celularity has not experienced any material disruption to date, there can be no assurance that its mitigation measures will continue to be effective and that there will not be a disruption to an important element of its business in the future.

Due to a broad decline in economic activity and restrictions on physical access to certain medical facilities, Celularity did experience a decrease in the net revenues of its degenerative disease business due to the pandemic. Selling general and administrative expenses also decreased due to lower commercial expenses in the areas of business impacted by COVID-19 restrictions. As for clinical trials, Celularity did not cancel or postpone enrollment solely due to the risks of COVID-19. However, enrollment in the clinical trial evaluating CYNK-001 for AML experienced some delays in the first half of 2020 as sites assessed their safety protocols and experienced high volumes of COVID-19 patients. Enrollment has continued in the AML trial and remains ongoing. As a result, Celularity had a year-over-year increase in research and development expenses in 2020 notwithstanding the enrollment delays. Celularity also initiated a clinical trial evaluating CYNK-001 in patients with COVID-19, which necessitated additional research and development and project management resources, a portion of which will be reimbursed from Lung Biotechnology PBC. Celularity believes that it would have deployed its human and capital resources to other efforts, such as its CyCART-19 clinical development program, had the COVID-19 pandemic not struck.

The extent to which COVID-19 or any other health epidemic may impact Celularity’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Accordingly, COVID-19 could have a material adverse effect on Celularity’s business, results of operations, financial condition, and prospects.

Business Segments

Prior to the third quarter of 2020, Celularity managed its operations as one segment. In the third quarter of 2020, Celularity began to manage its operations through an evaluation of three distinct business segments: Cell Therapy, Degenerative Disease, and BioBanking. The reportable segments were determined based on the distinct nature of the activities performed by each segment. Cell Therapy broadly refers to cellular therapies Celularity is researching and developing, which are unproven and in various phases of development. All of the cell therapy programs fall into the Cell Therapy segment. Celularity has no approved cell therapy product and has not generated revenue from the sale of cellular therapies to date. Degenerative Disease produces, sells and licenses products used in surgical and wound care markets, such as Biovance and Interfyl. Celularity sells products in this segment both using its own sales force as well as independent distributors. Celularity is developing additional tissue-based products for the Degenerative Disease segment. BioBanking collects stem cells from umbilical cords and placentas and provides storage of such cells on behalf of individuals for future use. Celularity operates in the biobanking business primarily under the LifebankUSA brand. The prior-period information (revenue and segment contribution) has been revised to conform to the current segment presentation, as operations were not evaluated under this format until the third quarter of 2020. For more information about Celularity’s reportable business segments refer to Note 16, “Segment Reporting” of Celularity’s audited financial statements included elsewhere in this prospectus.

Acquisitions and Divestitures

Celularity’s current operations reflect strategic acquisitions and divestures that it has made since formation. Additional details regarding the following acquisitions can be found in Note 1, “Nature of Business and Basis of Presentation” to Celularity’s annual financial statements for the year ended December 31, 2020 included elsewhere in this prospectus.

Human Longevity

In May 2017, Celularity acquired HLI Cellular Therapeutics, LLC (“HLI CT”) from Human Longevity Inc. (“Human Longevity”). HLI CT operated LifebankUSA, a private umbilical cord blood stem cell and cord tissue bank that offers parents the option to collect, process and cryogenically preserve newborn umbilical cord blood stem cells and cord tissue units. The HLI CT acquisition also provided Celularity with rights to a portfolio of biomaterial assets, including Biovance and Interfyl, as well other assets that it is no longer pursuing. In aggregate, the fair value of the consideration to acquire HLI CT was $28.9 million. The acquisition led to goodwill and intangible assets including in-process research and development (“IPR&D”) and a licensing agreement.

At the time of the HLI CT acquisition, Biovance and Interfyl were subject to an exclusive distribution arrangement with Alliqua Biomedical, Inc. (“Alliqua”). In May 2018, Celularity acquired certain assets from Alliqua, including Alliqua’s biologic wound care business, which included the marketing and distribution rights to Biovance and Interfyl as well as a Class II medical device, the MIST and UltraMIST Therapy Systems. In connection with the Alliqua APA, Celularity paid cash consideration of $29.0 million. The Alliqua acquisition led to goodwill and intangible assets.

In August 2020, Celularity sold the assets comprising its MIST/UltraMIST business to Sanuwave Health, Inc. (“Sanuwave”) and (ii) entered into a five-year licensing agreement with Sanuwave for total consideration of $24.5 million of which $20.0 million was paid at or prior to closing. The remaining $4.5 million of the purchase price was financed through a convertible promissory note due on or before August 6, 2021. The convertible promissory note can be converted into common shares of Sanuwave stock at Celularity’s election any time on or after January 1, 2021.

The five-year licensing arrangement with Sanuwave includes: (i) an exclusive Biovance license for distribution and commercialization in the wound care market and (ii) a non-exclusive license for the distribution and commercialization of Interfyl in the wound care market. Under the licensing agreement, Celularity will receive a quarterly license fee and a defined royalty on each product sale. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee.

Anthrogenesis

In August 2017, Celularity acquired Anthrogenesis, a wholly-owned subsidiary of Celgene. The Anthrogenesis acquisition included a portfolio of pre-clinical and clinical stage assets, including key cellular therapeutic assets in that Celularity continues to develop. The Anthrogenesis acquisition gives Celularity access to Anthrogenesis’ proprietary technologies and processes for the recovery of large quantities of high-potential stem cells and cellular therapeutic products derived from postpartum human placentas (each an “Anthrogenesis Product”). As part of the Anthrogenesis acquisition, some of the inventors of the Anthrogenesis Products and other key members of the Anthrogenesis Product development team joined Celularity. In aggregate, the fair value of the consideration to acquire Anthrogenesis was $346.4 million. The acquisition led to goodwill and intangible assets including IPR&D and a licensing agreement and contingent value rights (“CVR”) agreement. See “— Licensing and Collaboration Agreements” below.

CariCord

In October 2018, Celularity acquired CariCord Inc. (“CariCord”), a family cord blood bank established by ClinImmune Labs University of Colorado Cord Blood Bank and the Regents of the University of Colorado, a body corporate, for and on behalf of the University of Colorado School of Medicine. In the aggregate, the fair value of the consideration to acquire CariCord was $9.3 million. The acquisition led to goodwill and intangible assets.

Licensing Agreements

In the ordinary course of business, Celularity licenses in intellectual property and other rights from third parties and has also outlicensed its intellectual property and other rights, including in connection with its acquisitions and divestitures, described above. Additional details regarding the Company’s licensing agreements can be found in Note 14, “License and Distribution Agreements” to Celularity’s annual financial statements for the year ended December 31, 2020 included elsewhere in this prospectus.

Sorrento

In September 2020, Celularity entered into a license and transfer agreement (the “Sorrento Agreement”), with Sorrento Therapeutics, Inc. (“Sorrento”). Henry Ji, Ph.D., a member of Celularity’s board of directors, currently serves as President and Chief Executive Officer of Sorrento. Sorrento is also a significant stockholder of Celularity and invested in the PIPE. Pursuant to the Sorrento Agreement, Celularity obtained a worldwide license, with the right to grant sublicenses with Sorrento’s consent, under certain of Sorrento’s intellectual property rights, including patent rights that would be infringed by the use of certain CD19 CAR constructs, to research, develop, use, reproduce, modify, and create derivative works in the field of placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder, and to make, have made, use, sell, offer for sale, import, export, and distribute products that consist of a combination of certain specified CAR constructs and placenta-derived cells and/or cord blood-derived cells in the field of placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder.

The foregoing license is exclusive with respect to certain specified patent rights and non-exclusive with respect to all other intellectual property rights of Sorrento. The CD19 CAR construct licensed from Sorrento forms the basis of the genetic modification for CyCART-19.

Under the Sorrento Agreement, Celularity has sole responsibility for the development and commercialization of licensed products, subject to certain reserved rights of Sorrento with respect to CD19 CAR-T therapeutics. Additionally, Celularity is obligated to use commercially reasonable efforts to develop and commercialize licensed products.

Under the Sorrento Agreement, Celularity is obligated to pay Sorrento a low double-digit percentage of non-royalty sublicensing income payments received by it in connection with a grant of any sublicense for CD19 CAR-T licensed products. Additionally, Celularity is obligated to pay Sorrento a low single-digit royalty on net sales of CD19 CAR-T licensed products in perpetuity. Celularity is currently in the process of negotiating a supply agreement with Sorrento for the manufacturing and supply of the CD19 CAR construct licensed from Sorrento. See the section entitled “Business — Licensing Agreements — Sorrento Therapeutics, Inc.” for more information regarding the Sorrento Agreement and the proposed supply agreement.

Celgene (now part of Bristol Meyers Squibb)

In August 2017, in connection with the Anthrogenesis acquisition, Celularity, entered into a license agreement (the “Celgene License”), with Celgene, which has since been acquired by Bristol Meyers Squibb. Pursuant to the Celgene License, Celularity granted Celgene a worldwide, royalty-free, fully-paid up, non-exclusive license, without the right to grant sublicenses (other than to its affiliates), under Anthrogenesis’ intellectual property in existence as of the date of the Celgene License or as developed by Celgene in connection with any transition services activities related to the merger for non-commercial pre-clinical research purposes, as well as to develop, manufacture, commercialize and fully exploit products and services that relate to the construction of any CAR, the modification of any T-cell or NK cell to express such a CAR, and/or the use of such CARs or T-cells or NK cells for any purpose, which commercial license is sublicensable. Either party may terminate the Celgene License upon an uncured material breach of the agreement by the other party or insolvency of the other party.

In August 2017, Celularity also issued shares of its Series X Preferred Stock to Celgene as merger consideration and entered into a contingent value rights agreement (the “CVR Agreement”) with Celgene pursuant to which it issued one CVR in respect of each share of Series X Preferred Stock issued to Celgene in connection with the Anthrogenesis acquisition. The CVR Agreement entitles the holders of the CVRs to an aggregate amount, on a per program basis, of $50 million in regulatory milestones and an aggregate $125 million in commercial milestone payments with respect to certain of Celularity’s investigational therapeutic programs, which would include the current CYNK-001 and CYNK-101 pipeline candidates and the legacy PDA-001 and PDA-002 programs (certain placenta-derived adherent cells, proprietary to Anthrogenesis, that are formulated for intravenous delivery, with respect to PDA-001, and subcutaneous or intramuscular delivery, with respect to PDA-002) that are no longer in development. Such payments under the CVR Agreement also expressly cover PNK-007 (which includes certain NK cells proprietary to Anthrogenesis, produced by a process proprietary to Anthrogenesis as of the closing of the Anthrogenesis transaction) and certain PNK-007 cells with a genetic modification (but not including NK cells with a chimeric receptor, including a CAR), along with any derivatives, parts, subparts, or progeny of any of the foregoing, or any therapeutic based or derived (in whole or in part) on certain related development programs as they existed as of the closing of the Anthrogenesis transaction. Accordingly, as Celularity expands its NK cell type franchise into new indications and, as a general matter, because these payments are not payable until a later stage of development, Celularity expects to continue to evaluate its present and future therapeutic candidates as they develop and evolve in light of the specific terms in the CVR Agreement to determine the specific therapeutics on which such amounts will be payable. In addition, with respect to each such program and calendar year, the CVR holders will be entitled to receive a royalty equal to a mid-teen percentage of the annual net sales for such program’s therapeutics from the date of the first commercial sale of such program’s therapeutic in a particular country until the latest to occur of the expiration of the last to expire of any valid patent claim covering such program therapeutic in such country, the expiration of marketing exclusivity with respect to such therapeutic in such country, and August 2027 (i.e., the tenth anniversary of the closing of the acquisition of Anthrogenesis). No payments under the CVR Agreement have been made to date. Celularity estimates the liability associated with the CVR quarterly. Changes to that liability include but are not limited to changes in Celularity clinical programs, assumptions about the commercial value of those programs and the time value of money.

See the section entitled “Business — Celularity’s Team and Corporate History — Celgene Corporation” for more information regarding the Celgene License Agreement and the CVR Agreement.

Components of Operating Results

Net revenues

Net revenues include: (i) sales of Human Cells, Tissues and Cellular and Tissue-Based Products (HCT/P’s), including Biovance®, Biovance 3L, Interfyl® and MIST®/UltraMIST® Therapy System equipment and single-use applicators (collectively, “Product Sales and Rentals”); (ii) the collection, processing and storage of umbilical cord and placental blood and tissue after full-term pregnancies (collectively, “Services”); and, (iii) license fees and royalties received under the license agreement with Sanuwave as well as license fees received under the exclusive distribution arrangement with Alliqua Biomedical, Inc. (“Alliqua”) prior to Celularity’s acquisition of Alliqua’s biologic wound care business in May 2018 (collectively, “License, Royalty and Other”). MIST®/UltraMIST® revenues are only included within 2020 as the business was divested in August 2020.

Cost of goods sold

Cost of goods sold consists of labor, material and overhead costs associated with Celularity’s two existing commercial business segments, BioBanking and Degenerative Disease. BioBanking costs include the cost of storage and transportation kits for newly banked materials as well as tank and facility overhead costs for cord blood and other units in storage. Degenerative Disease costs include costs associated with procuring placentas, qualifying the placental material and processing the placental tissue into a marketable product. Costs in the Degenerative Disease segment include labor and overhead costs associated with the production of the Biovance and Interfyl product lines.

Research and development expense

Celularity’s research and development expenses primarily relate to basic scientific research into placentally derived allogeneic cells, pre-clinical studies to support its current and future clinical programs in cellular medicine, clinical development of its NK cell programs and facilities, depreciation and other direct and allocated expenses incurred as a result of research and development activities. Celularity incurs expenses for third party contract research organizations (“CROs”), that assist in running clinical trials, personnel expenses for research scientists, specialized chemicals and reagents used to conduct biologic research, expense for third party testing and validation and various overhead expenses including rent and facility maintenance expense. Basic research, research collaborations involving partners and research designed to enable successful regulatory submissions is critical to Celularity’s current and future success in cell therapy. Celularity anticipates that its research and development expenditures will increase as it engages in further clinical trials, investigates incremental CAR constructs for its allogeneic T-cell and NK cell platforms and conduct further pre-clinical studies on CYNK-101 in conjunction with various antibody candidates. The amount of increase will depend on numerous factors, including the timing of clinical trials, preliminary evidence of efficacy in clinical trials and the number of indications that Celularity chooses to pursue.

General and administrative expense

General and administrative expense consists primarily of personnel costs including salaries, bonuses, stock compensation and benefits for specialized staff that support Celularity’s core business operations. Executive management, finance, legal, human resources and information technology are key components of general and administrative expense and those expenses are recognized when incurred. Celularity expects that as it engages in more clinical trials and potentially prepares for commercialization of any approved therapies that its general and administrative costs will increase over time. The magnitude and timing of any increase in general and administrative expense will depend on the progress of clinical trials, the release of new products within the degenerative disease portfolio, changes in the regulatory environment or incremental staffing needs to support the growth of the business as well as any incremental expenses associated with being a public company.

Change in fair value of contingent consideration liability

Because the acquisitions of Anthrogenesis from Celgene and HLI Cellular Therapeutics, LLC from Human Longevity Inc. were accounted for as business combinations, Celularity recognized acquisition-related contingent consideration on the balance sheet in accordance with the acquisition method of accounting. See “— Acquisitions and Divestitures” for more information. The fair value of contingent consideration liability is determined based on a probability-weighted income approach derived from revenue estimates and a probability assessment with respect to the likelihood of achieving regulatory and commercial milestone obligations and royalty obligations. The fair value of acquisition related contingent consideration is remeasured each reporting period with changes in fair value recorded in the consolidated statement of operations. Changes in contingent consideration fair value estimates result in an increase or decrease in our contingent consideration obligation and a corresponding charge or reduction to operating results. Key elements of the contingent consideration are regulatory milestone payments, sales milestone payments and royalty payments. Regulatory payments are due on regulatory approval of certain cell types in the United States and the EU. Regulatory milestone payments are one time but are due prior to any potential commercial success of a cell type in a specific indication. Royalty payments are a percentage of net sales. Sales milestone payments are due when certain aggregate sales thresholds have been met. Management must use substantial judgement in evaluating the value of the contingent consideration. Estimates used by management include but are not limited to: (i) the number and type of clinical programs that Celularity is likely to pursue based on the quality of its preclinical data, (ii) the time required to conduct clinical trials, (iii) the odds of regulatory success in those trials, (iv) the potential number of patients treatable for the indications in which Celularity is successful and (v) the pricing of treatments that achieve commercial status. All of these areas involve substantial judgement on the part of management and are inherently uncertain.

Results of Operations

Comparison of Three Months Ended March 31, 2021 to Three Months Ended March 31, 2020

	Three Months Ended		Increase (Decrease)	Percent Increase (Decrease)
	March 31, 2021	March 31, 2020
Net revenues
Product sales and rentals	$840	$2,792	$(1,952)	-69.9%
Services	1,264	1,416	(152)	-10.7%
License, royalty and other	556	—	556	N/M
Total revenues	2,660	4,208	(1,548)	-36.8%

Operating expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)
Product sales and rentals	518	856	(338)	-39.5%
Services	724	381	343	90.0%
Research and development	16,990	11,762	5,228	44.4%
Selling, general and administrative	7,626	9,450	(1,824)	-19.3%
Change in fair value of contingent consideration liability	20,656	1,725	18,931	1097.4%
Amortization of acquired intangible assets	541	1,030	(489)	-47.5%
Total operating expense	47,055	25,204	21,851	86.7%
Loss from operations	$(44,395)	$(20,996)	$(23,399)	111.4%

____________

*        N/M = not meaningful.

Net Revenue and Cost of Goods Sold

Net revenue for the three months ended March 31, 2021 was $2.7 million, a decrease of $1.5 million, or 36.8%, compared to the prior year. The decrease was primarily due to a decrease in product sales and rentals resulting from the sale of the MIST/UltraMIST assets in August 2020.

Cost of goods sold for the three months ended March 31, 2021 was flat compared to the prior year, as lower volumes sold in the product sales and rentals segment driven by the sale of the MIST/UltraMIST assets in August 2020 were offset by higher overall costs due to product mix.

Research and Development Expenses

Research and development expenses for the three months ended March 31, 2021 were $17.0 million, an increase of $5.2 million, or 44.4%, compared to the prior year. The increase in research and development expenses was primarily due to higher personnel expenses, higher cell therapy process development and research lab expenses and higher clinical trial costs driven by the Company’s clinical trial evaluating the use of CYNK-001 in COVID-19 patients.

Selling, General and Administrative Expenses

Selling general and administrative expenses for the three months ended March 31, 2021 were $7.6 million, a decrease of $1.8 million, or 19.3%, compared to the prior year, primarily due to lower patent filing costs and lower sales commissions resulting from the Sanuwave transaction.

Change in Fair Value of Contingent Consideration Liability

The fair value of the contingent consideration liability increased $20.7 million compared to December 31, 2020 resulting in losses of $20.7 million and $1.7 million for the three months ended March 31, 2021 and 2020, respectively. The increase in the fair value of the contingent consideration for the three months ended March 31, 2021 resulted from change in market-based assumptions (for more information about changes in the fair value of contingent consideration liability refer to Note 3, “Fair Value of Financial Assets and Liabilities” of Celularity’s financial statements included elsewhere in this prospectus).

Amortization of Acquired Intangible Assets

Amortization expense for the three months ended March 31, 2021 was $0.5 million, which decreased 47.5%, compared to the prior year period, primarily due to de-recognition of intangible assets associated with the sale of the MIST/UltraMIST assets to Sanuwave in August 2020.

Other Income (Expense)

	Three Months Ended		Increase (Decrease)	Percent Increase (Decrease)
	March 31, 2021	March 31, 2020
Interest income	$140	$112	$28	25.0%
Interest expense	(752)	—	(752)	N/M
Expense related to warrant liabilities	(36,505)	(13,866)	(22,639)	163.3%
Other, net	(27)	(103)	76	-73.8%
Total other income (expense)	$(37,144)	$(13,857)	$(23,287)	168.1%

____________

*        N/M = not meaningful.

For the three months ended March 31, 2021, other expense, net increased by $23.3 million compared to the prior year. The increase was primarily due to an increase in expense related to Celularity’s warrants to purchase Series B Preferred Stock, which resulted from changes in the fair value of the corresponding liabilities (see Note 3 to Celularity’s financial statements included elsewhere in this prospectus). Other expense, net for the three months ended March 31, 2021 also included interest expense of $0.8 million related to the financing lease obligation for Celularity’s new Florham Park, NJ facility.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

	Year Ended December 31,		Increase (Decrease)	Percent Increase (Decrease)
	2020	2019
Net revenues
Product sales and rentals	$6,854	$15,357	$(8,503)	(55.4)%
Services	5,556	5,790	(234)	(4.0)%
License, royalty and other	1,868	—	1,868	N/M
Total revenues	14,278	21,147	(6,869)	(32.5)%
Operating expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)
Product sales and rentals	2,247	4,349	(2,102)	(48.3)%
Services	2,294	1,975	319	16.2%
License, royalty and other	391	—	391	N/M
Research and development	52,707	46,051	6,656	14.5%
Selling, general and administrative	31,336	41,791	(10,455)	(25.0)%
Change in fair value of contingent consideration liability	(55,566)	68,867	(124,433)	(180.7)%
Amortization of acquired intangible assets	3,394	4,143	(749)	(18.1)%
Impairment of acquired intangible assets	129,400	118,100	11,300	9.6%
Total operating expense	166,203	285,276
Loss from operations	$(151,925)	$(264,129)

____________

*        N/M = not meaningful

Net Revenue and Cost of Goods Sold

Net revenue for the year ended December 31, 2020 was $14.3 million, a decrease of $6.9 million, or 32.5%, compared to the prior year. The decrease was primarily due to a 55.4% decrease in product sales and rentals, which was due to a broad decline in economic activity in the first half of 2020 relative to 2019 and more specifically, restrictions on physical access to certain medical facilities due to the COVID-19 pandemic and approximately $3.0 million of foregone revenue resulting from the sale of the Mist/UltraMIST assets in August 2020, partially offset by an increase of $1.9 million in license, royalty and other revenues related to the license arrangement with Sanuwave.

Cost of goods sold for the year ended December 31, 2020 declined $1.4 million, or 22.0%, as compared to the prior year, primarily due to lower volumes sold.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2020 were $52.7 million, an increase of $6.7 million, or 14.5%, compared to the prior year. The increase in research and development expenses was primarily due to higher clinical trial costs as well as increased third party cell manufacturing costs and higher personnel costs. Higher clinical trial costs were partially due to the inception of a clinical trial evaluating the use of CYNK-001 in COVID-19 patients.

Selling, General and Administrative Expenses

Selling general and administrative expenses for the year ended December 31, 2020 were $31.3 million, a decrease of $10.5 million, or 25.0%, compared to the prior year, primarily due to lower commercial expenses in the areas of the business impacted by COVID-19 related restrictions as well as lower consulting fees.

Change in Fair Value of Contingent Consideration Liability

For the year ended December 31, 2020, the fair value of the contingent consideration liability decreased resulting in a net gain of $55.6 million whereas, for the year ended December 31, 2019, the fair value of the contingent consideration increased resulting in a net loss of $68.9 million. The decrease in the fair value of the contingent consideration for the year ended December 31, 2020 resulted from the removal of several programs subject to the CVR for which pre-clinical data did meet the criteria for consideration as a registrational candidate (for more information about changes in the fair value of contingent consideration liability refer to Note 4, “Fair Value of Financial Assets and Liabilities” of Celularity’s financial statements included elsewhere in this prospectus).

Amortization of Acquired Intangible Assets

Amortization expense for the year ended December 31, 2020 was $3.4 million, which decreased 18.1%, compared to the prior year period, primarily due to the sale of UltraMIST to Sanuwave in August 2020.

Impairment of Acquired Intangible Assets

For the year ended December 31, 2020, Celularity fully impaired its IPR&D asset for PDA-001 (acquired from Celgene) totaling $129.4 million. For the year ended December 31, 2019, Celularity fully impaired its IPR&D asset for PDA-002 (acquired from Celgene) totaling $118.1 million (see Note 8 to Celularity’s financial statements included elsewhere in this prospectus).

	Year Ended December 31,		Increase (Decrease)	Percent Increase (Decrease)
	2020	2019
Interest income	$370	$694	$(324)	(46.7)%
Interest expense	(2,354)	—	(2,354)	N/M
Loss on sale of business	(4,434)	—	(4,434)	N/M
Expense related to warrant liabilities	(58,686)	(4,226)	(54,460)	1,288.7%
Other, net	4,096	(333)	4,429	(1,330.0)%
Total other income (expense)	$(61,008)	$(3,865)	$(57,143)	1,478.5%

For the year ended December 31, 2020, other expense, net increased by $57.1 million compared to the prior year. The increase was primarily due to an increase in expense related to Celularity’s warrants, which resulted primarily from the issuance of additional warrants to purchase Series B Preferred Stock in January and March of 2020 and the changes in the fair value of the corresponding liabilities (see Note 4 to Celularity’s financial statements included elsewhere in this prospectus). Other expense, net for the year ended December 31, 2020 also included a loss on sale of business of $4.4 million, which related to the August sale of UltraMIST and interest expense of $2.4 million related to the financing lease obligation for Celularity’s new Florham Park, NJ facility, partially offset by $3.8 million in net proceeds from the sale of unused New Jersey net operating losses (“NOLs”) and unused research and development (“R&D”) tax credits during the second quarter of 2020.

Liquidity and Capital Resources

Since inception through March 31, 2021, Celularity has funded its operations primarily through the sale of convertible preferred stock. From inception through March 31, 2021, Celularity has raised aggregate net cash proceeds of $369.5 million. As of March 31, 2021, Celularity had $22.9 million of cash and cash equivalents and an accumulated deficit of $645.1 million. Celularity’s primary use of its capital resources is funding its operating expenses, which consist primarily of funding the research and development of its cellular therapeutic candidates, and to a lesser extent, sales, general and administrative expenses.

Based upon Celularity’s current operating plan, Celularity does not believe that its existing cash and cash equivalents as of March 31, 2021, will be sufficient to fund its operating expenses and capital expenditure requirements through the next twelve months. Celularity is seeking additional funding through public or private equity and/or debt financings, including through completion of the Merger and receipt of the PIPE Financing funds and funds in the Trust Account. Celularity may not be able to obtain financing on acceptable terms, or at all, and the terms of any financing may adversely affect the holdings or the rights of Celularity’s stockholders. Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, Celularity has concluded that there is substantial doubt about its ability to continue as a going concern.

Celularity expects to incur substantial expenses in the foreseeable future for the development and potential commercialization of its cellular therapeutic candidates and ongoing internal research and development programs. At this time, Celularity cannot reasonably estimate the nature, timing or aggregate amount of costs for its development, potential commercialization, and internal research and development programs. However, to complete its current and future preclinical studies and clinical trials, and to complete the process of obtaining regulatory approval for its therapeutic candidates, as well as to build the sales, marketing and distribution infrastructure that it believes will be necessary to commercialize its cellular therapeutic candidates, if approved, Celularity may require substantial additional funding in the future.

Cash Flows

The following table summarizes Celularity’s cash flows for the three months ended March 31, 2021 and 2020:

	Three Months Ended
	March 31, 2021	March 31, 2020	Change
Cash provided by/(used in)
Operating activities	$(25,080)	$(25,422)	$342
Investing activities	(1,479)	(3,829)	2,350
Financing activities	(4,842)	102,550	(107,392)
Net change in cash, cash equivalents and restricted cash	$(31,401)	$73,299	$(104,700)

Operating Activities

Net cash used in operations for the three months ended March 31, 2021 was relatively flat compared to the prior year period as higher net loss adjusted for non-cash items was offset by: (i) a reduction to accrued expenses during the first quarter of 2020 primarily due to payment of construction costs for the Company’s Florham Park, NJ facility which were accrued at December 31, 2019 and (ii) an increase in prepaid clinical trial costs during the first quarter of 2020 whereas there was a slight decrease in prepaid clinical trial costs during the first quarter of 2021.

Investing Activities

Celularity used $1.5 million of net cash in investing activities for the three months ended March 31, 2021 as compared to $3.8 million in the prior year period. For the three months ended March 31, 2021 and March 31, 2020, this consisted solely of capital expenditures.

Financing Activities

Celularity used $4.8 million of net cash from financing activities for the three months ended March 31, 2021, which consisted solely of payments for professional services related to the Merger and PIPE financing. For the three months ended March 31, 2020, Celularity generated $102.6 million of net cash from financing activities, which consisted primarily of proceeds from the issuance of Series B redeemable convertible preferred stock warrants.

The following table summarizes Celularity’s cash flows for the year ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019	Change
Cash provided by/(used in)
Operating activities	$(63,193)	$(66,793)	$3,600
Investing activities	(12,815)	(31,474)	18,659
Financing activities	102,014	119,254	(17,240)
Net change in cash, cash equivalents and restricted cash	$26,006	$20,987	$5,019

Operating Activities

Celularity used $63.2 million of net cash in operations for the year ended December 31, 2020 as compared to $66.8 million in the prior year. The decrease was primarily attributable to an increase in deferred revenue of $3.8 million resulting from the deferred license fee related to the August 2020 license arrangement with Sanuwave and the sale of $4.0 million of unused New Jersey NOLs and R&D tax credits, partially offset by an increase in prepaid clinical costs of $4.4 million.

Investing Activities

Celularity used $12.8 million of net cash in investing activities for the year ended December 31, 2020 as compared to $31.5 million in the prior year. In 2020, this consisted of capital expenditures of $27.8 million partially offset by proceeds from the August 2020 sale of UltraMIST of $15.0 million. In 2019, this consisted of capital expenditures of $31.6 million offset by proceeds from the sale of property and equipment of $0.1 million.

Financing Activities

Celularity generated $102.0 million of net cash from financing activities for the year ended December 31, 2020, which consisted primarily of proceeds from the issuance of Series B redeemable convertible preferred stock and warrants in March 2020. In 2019, Celularity generated $119.3 million of net cash from financing activities, which consisted primarily of proceeds from the February 2019, May 2019 and November 2019 issuance of Series B redeemable convertible preferred stock and warrants.

Critical Accounting Policies

Celularity’s significant accounting policies are summarized in Note 2, “Summary of Significant Accounting Policies,” included within the Notes to Celularity’s Condensed Consolidated Financial Statements.

The preparation of Celularity’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, assumptions related to the accounting for business combinations, goodwill and intangible impairment assessment, the valuation of inventory and of contingent consideration, accrual of research and development expenses, and the valuations of stock options and preferred stock warrants. Celularity based its estimates on historical experience, known trends and other market-specific or other relevant factors that Celularity believes to be reasonable under the circumstances. On an ongoing basis, management evaluates these estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Revenue Recognition

Celularity recognizes revenue when control of the products and services is transferred to its customers in an amount that reflects the consideration it expects to receive from its customers in exchange for those products and services. This process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied.

A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. Celularity considers a performance obligation satisfied once it has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. Transaction prices of products or services are typically based on contracted rates with customers and to the extent that the transaction price includes variable consideration, Celularity estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value method or the most likely amount, depending on the circumstances, to which it expects to be entitled.

Products within Celularity’s Degenerative Disease segment generally do not contain multiple elements. Celularity allows for a right of return for those products but to date returns have been minimal.

Under the license agreement with Sanuwave, Celularity will receive a quarterly license fee and a defined royalty on each product sold. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee. Celularity will recognize the quarterly license fee over each quarterly term based on the actual sales occurring over the period.

Accounting for Business Combinations

Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date with respect to tangible and intangible assets acquired and liabilities assumed and pre-acquisition contingencies. Celularity uses its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets. Examples of critical estimates in valuing certain of the intangible assets and goodwill Celularity has acquired include but are not limited to developed technologies and IPR&D. Celularity’s estimates may also impact its deferred income tax assets and liabilities. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Valuation of Goodwill and Intangible Assets

Celularity has acquired and may continue to acquire significant intangible assets in connection with business combinations, which it records at fair value. The determination of fair value requires the use of forecasts, estimates and assumptions, which requires significant judgment by management. Each of these factors are subject to uncertainty and can significantly affect the value of the intangible asset.

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually or when an event occurs that could result in an impairment. The impairment analysis requires the exercise of significant judgment by management and can involve both the assessment of qualitative factors (which are subject to uncertainty and can change significantly from period to period), as well as a quantitative. For its quantitative impairment tests, Celularity uses an estimated future cash flow approach that requires significant judgment with respect to future volume, revenue and expense growth rates, the selection of an appropriate discount rate, asset groupings and other assumptions and estimates. The estimates and assumptions used are subject to uncertainty. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of the assets and could potentially impact the Celularity’s results of operations. Actual results may differ from Celularity’s estimates.

Contingent Consideration

Celularity has acquisition-related contingent consideration, which consists of potential milestone and royalty obligations, which was recorded in the consolidated balance sheets at its acquisition-date estimated fair value. Celularity remeasures the fair value each reporting period, with changes recorded in the consolidated statements of operations. The determination of fair value requires the exercise of significant judgment and estimates by management. These include estimates and assumptions regarding the achievement and timing of milestones, forecasted revenues and assumptions utilized in calculating a discount rate. If management’s assumptions prove to be inaccurate, it could result in changes to the contingent consideration liability and have a material effect on Celularity’s results of operations.

Warrant Liability

Accounting for the warrant liability relating to Celularity’s Series B Preferred Stock requires Celularity’s management to exercise judgment and make estimates and assumptions regarding fair value. The warrant liability was initially recorded at fair value upon the date of issuance of each warrant and is subsequently remeasured to fair value at each reporting date, with changes recognized in the consolidated statement of operations. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

Convertible Note Receivable

Celularity has a convertible note receivable from the August 2020 disposition of the UltraMIST business. Celularity uses a bond valuation that employs a credit default model, which requires the use of estimates and judgement by management regarding: (i) the fair value and volatility of the issuer’s common stock, (ii) probability and timing of converting the note, and (iii) risk-free interest rate. If Celularity’s assumptions and estimates prove to be inaccurate, it could result in changes to the convertible note receivable and have a material effect on Celularity’s results of operations.

Stock-based Compensation

Celularity recognizes compensation expense related to stock options granted to employees and nonemployees based on the estimated grant date fair value and recognizes forfeitures as they occur. Celularity estimates the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is recognized on a straight-line basis over the requisite service period, which is typically the vesting period of the respective awards. The Black-Scholes option-pricing model requires the use of highly subjective assumptions to determine the fair value of stock-based awards. See Note 11 to Celularity’s condensed consolidated financial statements included elsewhere in this prospectus for information concerning certain of the specific assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted during the three months ended March 31, 2021 and 2020. Such assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and Celularity uses significantly different assumptions or estimates, its stock-based compensation could be materially different.

Recent Accounting Pronouncements

See Note 2 to Celularity’s condensed consolidated financial statements included elsewhere in this prospectus for information about recent accounting pronouncements, the timing of their adoption, and Celularity’s assessment, to the extent it has made one, of their potential impact on its financial condition of results of operations.

Off-Balance Sheet Arrangements

During the periods presented Celularity did not have, nor does it currently have, any off-balance sheet arrangements as defined under the rules of the SEC.

JOBS Act Accounting Election

Celularity expects to remain an “emerging growth company,” as defined in the JOBS Act, following completion of the Business Combination. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

Celularity has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Celularity’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

Celularity is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate sensitivities.

Interest Rate Risk

Celularity had cash and cash equivalents of $22.9 million as of March 31, 2021, which consists principally of cash held in commercial bank accounts, money market funds and U.S. Treasury securities having an original maturity of less than three months. At March 31, 2021 and 2020, substantially all cash and cash equivalents were held in either commercial bank accounts or money market funds. The primary objective of Celularity’s investment activities is to preserve capital to fund its operations. Celularity also seeks to maximize income from its investments without assuming significant risk. Because Celularity’s investments are primarily short-term in duration, Celularity believes that its exposure to interest rate risk is not significant, and a 1% movement in market interest rates would not have a significant impact on the total value of its portfolio. Celularity had no debt outstanding as of March 31, 2021.

Effects of Inflation

Inflation generally affects Celularity by increasing its cost of labor and clinical trial costs. Celularity does not believe that inflation has had a material effect on its results of operations during the periods presented.

BUSINESS

Overview

Celularity is a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic T cells engineered with a chimeric antigen receptor (“CAR”) (“CAR-T”) cells, natural killer (“NK”) cells, and mesenchymal-like adherent stromal cells (“ASCs”), targeting indications across cancer, infectious and degenerative diseases. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it will be able to develop therapeutic solutions that address a significant unmet global need for effective, accessible and affordable therapeutics. Celularity currently has four active clinical trials and plans to submit two additional investigational new drug (“IND”) applications in 2021. The Celularity IMPACT platform capitalizes on the benefits of placenta-derived cells to target multiple diseases, and provides seamless integration, from bio sourcing through manufacturing cryopreserved and packaged allogeneic cells, which Celularity handles at its purpose-built U.S.-based approximately 150,000 square foot facility. Celularity believes the use of placental-derived cells, sourced from full-term healthy donors, has potential inherent advantages, both from an economic and scientific perspective. Relative to adult-derived cells, placental-derived cells have demonstrated greater stemness, which means the ability to expand and persist. Further, their immunological naïveté, meaning having an immune system that has never been exposed to a specific antigen, may allow for potentially less toxicity. Celularity’s placental-derived cells are allogeneic, meaning they are intended for use in any patient, as compared to autologous cells, which are derived from an individual patient for that patient’s sole use. Celularity believes this a key difference that will enable readily available off-the-shelf treatments that can be delivered faster, more reliably, at greater scale and to more patients.

From a single source material, the postpartum human placenta, Celularity derives four allogeneic cell types: T cells, unmodified NK cells, genetically modified NK cells and ASCs, which have resulted in four key cell therapeutic programs: CYCART-19, CYNK-001, CYNK-101 and APPL-001, focused on six initial indications. CYCART-19 is a placental-derived CAR-T cell therapy, in development for the treatment of B-cell malignancies, initially targeting the CD19 receptor, the construct and related CARs for which are in-licensed from Sorrento Therapeutics, Inc. (“Sorrento”). Celularity plans to file an IND in the fourth quarter of 2021 and commence a Phase 1 clinical trial of CYCART-19 in the first quarter 2022. CYNK-001 is a placental-derived unmodified NK cell in development for the treatment of acute myeloid leukemia (AML), a blood cancer, and for glioblastoma multiforme (“GBM”), a solid tumor cancer. CYNK-001 is currently in Phase 1 trials (for AML, MM and GBM). If the results of the Phase 1 studies are positive, these trials will be advanced into Phase 2 studies. Celularity also plans to submit an IND in 2021 for a genetically modified version of a placental-derived NK-cell, CYNK-101. CYNK-101 will be evaluated in combination with a monoclonal antibody (“mAb”), to target HER2+ cancers, such as gastric cancer. APPL-001 is a placenta-derived ASC being developed for the treatment of Crohn’s disease, a degenerative disease. Celularity intends to submit the IND and commence the Phase 1/2a study of APPL-001 for the treatment of Crohn’s disease in the first half of 2022.

The Celularity IMPACT manufacturing process is a seamless, fully integrated process that is built to optimize speed and scale from sourcing of human full term healthy postpartum donated placentas through proprietary processing methods, cell selection, product-specific chemistry, manufacturing and controls (“CMC”), advanced cell manufacturing and cryopreservation, the result of which is a suite of allogeneic inventory-ready and on demand placental-derived cell therapy products. In addition Celularity also has non-core legacy operations that are complementary to its work in placenta-derived cell therapeutics, including its biobanking operations, which include the collection, processing and cryogenic storage of certain birth byproducts for third-parties, and its degenerative disease business, which primarily comprises the sale of its Biovance and Interfyl products, directly or through its exclusive distributor. See “— Non-Core Legacy Businesses” for more information regarding these operations.

Celularity’s current science is the product of the collective background and effort over two decades of its seasoned and experienced management team. Celularity has its roots in Anthrogenesis Corporation (“Anthrogenesis”), a company founded under the name LifeBank in 1998 by Robert J. Hariri, M.D., Ph.D., founder and Chief Executive Officer of Celularity, and acquired in 2002 by Celgene Corporation (“Celgene”). The team continued to hone their expertise in the field of placental-derived stem cells at Celgene through August 2017, when Celularity, which was formed in 2016, acquired Anthrogenesis. Celularity has a robust global intellectual property portfolio of over 1,500 patents and patent applications protecting the Celularity IMPACT platform, its processes, technologies and current key cell therapy programs. Celularity believes this know-how, expertise and intellectual property will drive the rapid development and, if approved, commercialization of these potentially lifesaving therapies for patients with unmet medical needs.

Celularity’s Pipeline

Leveraging the Celularity IMPACT platform, Celularity has four placental-derived allogeneic cell types: T cells, unmodified NK cells, genetically modified NK cells and ASCs. From this, Celularity has four key therapeutic programs in clinical development focused on six initial indications.

The Celularity IMPACT Platform

Placental-derived cell therapies offer potentially lifesaving therapies for patients with unmet medical needs. Celularity has developed and acquired proprietary technology for collecting, processing and storing placental stem cells with potentially broad therapeutic applications across cancer, infectious and degenerative diseases.

Celularity uses its proprietary Celularity IMPACT platform for the development of Immuno-Modulatory Placenta-derived Allogeneic Cell Therapies. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it will be able to develop therapeutic solutions that address a significant unmet global need for effective, accessible and affordable therapeutics.

The Celularity IMPACT manufacturing process is a seamless, fully integrated process that is built to optimize speed and scale from sourcing of human full term healthy postpartum donated placentas through proprietary processing methods, cell selection, product-specific CMC, advanced cell manufacturing and cryopreservation and result in allogeneic inventory-ready and on demand placental-derived cell therapy products. The fully integrated process is housed in Celularity’s purpose-built manufacturing, translational research and biobanking facility.

The Celularity IMPACT platform capitalizes on Celularity’s integrated processes and the unique biologic characteristics of placenta-derived allogeneic cells to target multiple diseases in clinical development including indications across cancer, infectious and degenerative diseases. The platform is designed to accelerate speed to patient and save precious time while ensuring manufacturing excellence of high quality and pure placental-derived cell therapy products at a lower cost of goods. Cell therapy inventory should be ready to be supplied on demand to provide access to more patients in need and enable repeat dosing regimens that other cell therapy platforms will not be able to support.

Celularity’s Strategy

Celularity’s goal is to lead the next evolution in cellular medicine by delivering off-the-shelf allogeneic cellular therapies, at greater scale and quality with attractive economics. Celularity believes achieving this goal will result in placental-derived allogeneic cell therapies becoming a standard of care in various indications across cancer, infectious and degenerative diseases, and enable Celularity to make potentially lifesaving therapies more readily accessible to more patients throughout the world. Celularity plans to achieve this mission by:

•        Leveraging the inherent advantages of placental-derived cells.    Celularity’s cells come from the postpartum placenta donated by healthy informed consent donors, a renewable, economical and highly scalable starting material collected under rigorous controls. Celularity uses those cells to produce on-demand, off-the-shelf allogeneic cellular medicines that sidestep treatment delays inherent to more costly autologous and other allogeneic approaches, all while offering the potential for greater in vivo expansion, persistence, potency and acceptance. Further, the immunological naïveté of placental stem cells may allow for potentially less toxicity.

•        Capturing efficiencies through the integrated Celularity IMPACT platform.    Manufacturing allogeneic cell therapeutic candidates involves a series of complex and precise steps. Celularity believes a critical component to its success will be to leverage its rapidly scalable, end-to-end supply chain. Applying proprietary manufacturing know-how, expertise and capacity utilizing its purpose-built U.S.-based cGMP compliant facility, Celularity believes its own fully integrated manufacturing operations and infrastructure allow it to improve the manufacturing process, eliminate reliance on contract manufacturing organizations (“CMOs”) and more rapidly advance therapeutic candidates.

•        Selectively targeting indications with unmet patient need with potential for accelerated development.    Celularity’s pipeline reflects its intent to leverage the unique biology of the placenta to develop allogeneic cells for indications where the demonstrated properties of such cells could provide an advantage, both in terms of development (sourcing and proliferation) and potential efficacy (affinity). In selecting indications, Celularity evaluates where the biological properties of placental-derived cells position them for success, as well as where there is a clearly defined regulatory pathway providing the potential for accelerated development to address unmet patient need.

•        Continuing to invest in basic and translational research.    Celularity intends to continue to invest in the discovery and development of additional pipeline cell franchises and explore other placental-derived cell opportunities. Preclinical and early clinical data demonstrating the unique biological activity and potential of placental-derived stem cells, provide potential for multiple highly effective cell therapy programs.

•        Benefiting from collective experience of deep, seasoned management team.    Celularity has a deep, seasoned management team with experience in all aspects of cellular medicine, including discovery and translational research, clinical development and product approval, manufacturing and process development and commercialization. For over two decades, the team has been at the vanguard of cellular medicine, and has collectively seen a number of programs, including one cell therapy, through FDA-approval to commercialization.

Celularity’s Team and Corporate History

Anthrogenesis Corporation

Celularity has its roots in Anthrogenesis, a corporation founded under the name LifeBank in 1998 by Robert J. Hariri, M.D., Ph.D., founder and Chief Executive Officer of Celularity. Like Celularity, Anthrogenesis was focused on developing and delivering cellular therapies using placental-derived stem cells for the treatment of cancers, degenerative and infectious diseases. Celgene acquired Anthrogenesis in December 2002 in a stock for stock merger, and operated Anthrogenesis as Celgene Cellular Therapeutics (“CCT”), a wholly-owned subsidiary. Similarly, CCT continued to focus on the research and development of placental-derived stem cells. In 2016, Dr. Hariri formed Celularity and then began acquiring the assets that form its business today. These include its degenerative disease and biobanking businesses, which Celgene had sold to Human Longevity, Inc. (“HLI”), a genomic-based health intelligence company co-founded by Dr. Hariri and Dr. Diamandis, a Celularity director, as well as Celularity’s core cellular therapeutics business, which Celularity acquired in August 2017, when Celularity acquired Anthrogenesis from Celgene in exchange for stock and event-driven contingent value rights (“CVRs”).

Celgene Corporation (acquired by Bristol Myers Squibb)

License Agreement

In August 2017, in connection with the Anthrogenesis acquisition, Celularity entered into a license agreement (the “Celgene License”), with Celgene. Pursuant to the Celgene License, Celularity granted Celgene a worldwide, royalty-free, fully-paid up, non-exclusive license under Anthrogenesis’ intellectual property in existence as of the date of the Celgene License or as developed by Celgene in connection with any transition services activities related to the merger for pre-clinical research purposes, as well as to develop, manufacture, commercialize and fully exploit products and services that relate to the construction of any CAR, the modification of any T-cell or NK cell to express such a CAR, and/or the use of such CARs or T-cells or NK cells for any purpose, which commercial license is sublicensable. Either party may terminate the Celgene License upon an uncured material breach of the agreement by the other party or insolvency of the other party.

Contingent Value Rights

In August 2017, in connection with the Anthrogenesis acquisition, Celularity issued shares of its Series X Preferred Stock to Celgene as merger consideration and entered into a contingent value rights agreement (the “CVR Agreement”), with Celgene. Pursuant to the CVR Agreement, Celularity issued one CVR in respect of each share of Series X Preferred Stock issued to Celgene in the acquisition. Such CVRs are not separable from the shares of Series X Preferred Stock other than in an initial public offering or a sale of Celularity. Celgene has agreed that the CVRs will become separable from the shares of Series X Preferred Stock upon the consummation of the Business Combination, such that the CVRs may be sold, assigned and transferred apart from the shares of Series X Preferred Stock, which will convert into Class A Common Stock immediately prior to the Business Combination and be exchanged in the Business Combination for Class A Common Stock.

The CVR Agreement entitles the holders of the CVRs to an aggregate amount, on a per program basis, of $50 million in regulatory milestones and an aggregate $125 million in commercial milestone payments with respect to certain of Celularity’s investigational therapeutic programs, which would include the current CYNK-001 and CYNK-101 pipeline candidates and the legacy PDA-001 and PDA-002 programs (certain placenta-derived adherent cells, proprietary to Anthrogenesis, that are formulated for intravenous delivery, with respect to PDA-001, and subcutaneous or intramuscular delivery, with respect to PDA-002) that are no longer in development. Such payments under the CVR Agreement also expressly cover PNK-007 (which includes certain NK cells proprietary to Anthrogenesis, produced by a process proprietary to Anthrogenesis as of the closing of the Anthrogenesis transaction) and certain PNK-007 cells with a genetic modification (but not including NK cells with a chimeric receptor, including a CAR), along with any derivatives, parts, subparts, or progeny of any of the foregoing, or any therapeutic based or derived (in whole or in part) on certain related development programs as they existed as of the closing of the Anthrogenesis transaction. Accordingly, as Celularity expands its NK cell type franchise into new indications and, as a general matter, because these payments are not payable until a later stage of development, Celularity expects to continue to evaluate its present and future therapeutic candidates as they develop and evolve in light of the specific terms in the CVR Agreement to determine the specific therapeutics on which such amounts will be payable. In addition, with respect to each such program and calendar year, the CVR holders will be entitled to receive a royalty equal to a mid-teen percentage of the annual net sales for such program’s therapeutics from the date of the first commercial sale of such program’s therapeutic in a particular country until the latest to occur of the expiration of the last to expire of any valid patent claim covering such program therapeutic in such country, the expiration of marketing exclusivity with respect to such therapeutic in such country, and August 2027 (i.e., the tenth anniversary of the closing of the acquisition of Anthrogenesis). No payments under the CVR Agreement have been made to date.

Investors’ Rights Agreement and Investment Rights Agreement

Celularity also entered into an investors’ rights agreement and an investment rights agreement, each with Celgene and certain other parties thereto in August 2017 in connection with the Anthrogenesis acquisition. For more information regarding these agreements, see the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Investors’ Rights and Other Agreements”.

Allogeneic Placental-Derived Cells

Biomaterials Collection

The initial source material for Celularity’s four allogeneic cell types is the postpartum human placenta. Celularity sources human placental birth material used for the manufacture of Celularity’s products from accredited hospitals and birth centers, with collections performed by licensed health care professionals. Eligibility for donation is determined by a donor screening process that includes education about the donor program, obtaining informed consent from the donor and completion of a detailed maternal health questionnaire and family health history. These forms are completed by the mother, with assistance from trained collection technicians as needed. Donors providing birth materials do not encounter any fees.

Licensed health care professionals collect donor material utilizing Celularity’s proprietary collection kits, which include barcode labels for biomaterials (cord blood, placenta and maternal blood samples) along with appropriate chain of custody documentation. Once collected, the donated material and a maternal blood sample are shipped in an insulated container via courier to Celularity’s Florham Park, New Jersey laboratory and manufacturing facility.

Upon arrival at Celularity, the donated material is reviewed for labeling completeness and accuracy of the barcoded kit and are electronically coded into a validated software database. If all quality criteria are met, the donated material is individually evaluated and forwarded to the appropriate production suite for processing and manufacturing. Celularity believes that its sourcing is rapidly scalable due to numerous established procurement relationships that provide a constant renewable supply to meet current and future manufacturing needs.

Unique Biology of Placenta-Derived Cells

Placental-derived cells have unique biology related to immunological naïveté, stemness, persistence and proliferation, making them a biologically preferred starting material with the potential for less toxicity and superior biological activity relative to adult bone marrow or peripheral blood.

Research has shown that the human placenta is a novel and valuable source of multipotential stem/progenitor cells of mesenchymal and hematopoietic origin, which have multiple therapeutic applications. Celularity’s characterization data show that approximately one to five percent of placental-derived cells are CD34+ hematopoietic stem cells (“HSCs”) and, among these cells, expression of certain markers suggests that such HSCs have more self-renewal capacity and the potential to facilitate the early engraftment of the placental-derived cells. In addition, further characterization has shown low T-cell content and immature T subpopulations. This demonstrated immunological naïveté further suggests the potential for low or no graft versus host disease (“GvHD”) in transplant. In addition, a low percentage of human leukocyte antigen (“HLA”) class I and II in placental-derived cells indicates suitable characteristics for allogeneic application. Furthermore, mesenchymal-like cells have been shown to possess other characteristics, capabilities and effects (e.g., osteogenic, chondrogenic, adipogenic differentiation capabilities and immunomodulatory effects). The high quantity of mesenchymal-like cells and Treg cells indicate that placental-derived cells can potentially contribute to prevention of GvHD and host microenvironment modulation. In summary, Celularity believes that the stemness, potential capacity of proliferation and persistence of placental-derived cells support multiple potential therapeutic applications, including those in development by Celularity.

The following graphic illustrates the origins of Celularity’s four cell-types derived from the placenta, which are T cells, which it then modifies with a CAR, unmodified NK cells, genetically modified NK cells and ASCs:

Mononuclear Cell Separation / P-T Cell Isolation
CAR Transduction
Gene Editing
CyCART-19
CD34+ Cells
Lymphocytic Progenitors
CYNK-001
Genetic Modification
Lymphocytic Progenitors
CYNK-101
PLACENTA
Master Cell Bank
Working Cell Stock
Allogeneic Pluripotent Cells (APPL-001)
Manufacturing / Byproducts
Biomaterials
Cultivation / Manufacturing
Placental Exosomes (pExo)

Celularity is also researching placental-derived exosomes for potential therapeutic applications. Exosomes are a kind of extracellular vesicle that act as communication channels between cells and cause functional changes in recipient cells. Exosomes enable intercellular communication by transferring specific cargo contents to a recipient cell and can confer epigenetic changes in the recipient cells by delivering microRNAs (“miRNAs”). Exosomes have been identified as the primary factors responsible for paracrine effects detected in all types of stem cells and for the transfer of genetic material from stem cells to the tissue-specific cell that needs regeneration. Exosomes have been shown to possess powerful regenerative potential, including immune-modulatory properties and anti-inflammatory properties. Celularity discovered a type of exosome that it calls placenta-derived adherent cell exosomes (“pExo”). Rich in growth factors, DNA fragments, miRNAs, and messenger RNAs, pExo exhibit particular markers that distinguish them from other exosomes that are not derived from placenta-derived adherent cells. Celularity is investigating purified pExo formulated into pharmaceutical compositions for human administration to promote angiogenesis and/or vascularization, to modulate immune activity and to repair tissue damage.

Overview of CAR-T Cells

White blood cells are a component of the immune system and are responsible for defending the body against infectious pathogens and other foreign material. T cells are a type of white blood cell and are involved in both sensing and killing infected or abnormal cells, including cancer cells, as well as coordinating the activation of other cells in an immune response.

Unlike adult peripheral blood mononuclear cell (“PBMC”) derived T cells, placental-derived T cells are mostly naïve and can be readily expanded while maintaining an earlier differentiation phenotype, such as greater expression of naïve/memory markers or lower expression of effector/exhaustion markers. These characteristics allow for greater proliferative potential of these cells ex vivo. Placental-derived T cells are also known to have greater immune tolerance and display impaired allogeneic activation, contributing to lower incidences of severe GvHD making them an attractive cell population for use as an allogeneic, adoptive cell therapy. Celularity has developed a robust process for the isolation, transduction and expansion of placental-derived T cells to generate “off-the-shelf” allogeneic CAR-T cells.

Allogeneic human placental T cells are derived from healthy donor placentas. Celularity separates out mononuclear cells using a mononuclear cell separation method to isolate placental T cells prior to cryopreservation. Celularity’s allogeneic CAR-T cell product begins with the thawing and activation of the isolated placental T cells, followed by viral transduction of the cancer-targeting CAR construct and an additional genetic modification step to minimize any risk of GvHD. Once transduced and transfected, the CAR-T cells are expanded to large quantities prior to harvest, final formulation and cryopreservation of the cellular therapeutic.

Overview of NK cells — Unmodified and Genetically Modified

NK cells are potent effector cells of the innate immune system responsible for identifying and eliminating abnormal and stressed host cells. They are equipped with NK cell-specific activating receptors that recognize conserved antigens induced by cellular stress while being simultaneously tuned with inhibitory receptors to avoid mistakenly targeting healthy cells. NK cells are particularly relevant in combating viral infections and mediating anti-tumor immunity in which normal cellular processes are stressed for the purposes of perpetuating viral infection and cancer cell proliferation.

Commercializing NK cell therapies has been limited due to the difficulty and cost in scaling up production of mature NK cells for clinical dosing. Utilizing the Celularity IMPACT platform, Celularity’s proprietary process has reduced these limitations by expanding and differentiating placental-derived stem cells into NK cells over a period of 35 days. Celularity derives the HSCs from healthy donor placentas. Celularity then propagates placenta derived HSCs and differentiates these cells into NK cells. This process is able to produce hundreds of doses per donor placenta. Celularity has also developed technologies that can achieve high genetic modification efficiency by transducing placenta HSCs and produce downstream stable gene modified CYNK cells with enhanced cancer killing activities. These cells are then cryopreserved and can be shipped to clinical administration immediately upon request.

For its genetically modified NK cells, Celularity’s allogeneic modified NK cell product begins with the thawing and activation of the isolated placental NK cells. Celularity then uses a lentiviral vector transduction to augment the effector functions of the NK cells and to sustain their tumor-killing properties. Celularity believes that its genetically modified NK cells can be used in combination with therapeutic mAbs to boost antibody-dependent cellular cytotoxicity (“ADCC”) potential.

Overview of ASCs

Placental-derived ASCs are a novel, culture-expanded mesenchymal-like cell population derived from placental tissue. In vivo, Celularity has demonstrated that immune-modulatory properties of ASCs alleviate autoimmunity and possess anti-inflammatory activity. Both intravenous and intramuscular administration formulations of the first generation of ASCs have been developed and investigated in clinical studies in Crohn’s Disease, multiple sclerosis, rheumatoid arthritis, stroke, diabetic foot ulcers and diabetic peripheral neuropathy. Celularity is developing next generation genetically modified ASCs for the treatment of degenerative diseases.

Allogeneic human placental ASCs are derived from healthy donor placentas. Celularity’s allogeneic ASC product begins with the thawing and activation of the isolated placental ASCs, followed by genetic modification of tissue factor to reduce potential toxicities and lower risk of adverse effects. Once modified, the ASCs are expanded to large quantities prior to harvest, final formulation and cryopreservation of the cellular therapeutic.

Allogeneic Cell Therapies — an “Off-the-Shelf” Approach

There are two primary approaches to engineered cell therapies: autologous and allogeneic. Autologous therapies use engineered cells derived from the individual patient, while allogeneic therapies use cells derived from an unrelated third-party healthy donor. Celularity believes its human placental-derived allogeneic platform is leading the next evolution of cellular medicine because it aims to deliver off-the-shelf allogeneic cellular therapies, at greater scale and quality with attractive economics, potentially making lifesaving therapies more readily accessible to more patients throughout the world.

Celularity’s human placenta-derived allogeneic platform currently includes placental CAR-T cells (CYCART-19), NK cells (CYNK-001 and CYNK-101) and ASCs (APPL-001).

CYCART

Currently, autologous CAR-T products are manufactured by isolating T cells from the patient’s blood through a process known as leukapheresis. The cancer-targeting construct expressing specific CAR proteins is virally transduced into the T cells and the engineered T cells are then propagated until a sufficient number are available for infusion. The engineered T cells are then shipped back to the clinical center for administration to the patient. The process from leukapheresis to delivery to the clinical center takes approximately four weeks. While the autologous approach has been revolutionary, demonstrating compelling efficacy in many patients, it is burdened by lengthy vein-to-vein time, high production cost, variable potency and manufacturing failures.

Conversely, Celularity’s allogeneic placental-derived T cells are derived from healthy donors that have undergone rigorous donor screening and selection. Manufactured drug product can be deployed to patients immediately in sufficient quantities because administration is not limited by patient cell sourcing and individual drug product expansion. As an “off-the-shelf” treatment, CYCART cells also offer the potential to re-dose patients, if necessary. Because healthy births are in hundreds of millions worldwide, the placenta provides an abundant, renewable source of healthy, ready to use lymphocytes. In addition, placental-derived T cells contain an abundance of stem cell memory T cells, which confer high proliferation and durability. Placental T cells are known be immune-privileged and have low donor to host toxicity (GvHD). It is therefore a generally safer cell population. Furthermore, allogeneic placental T cells can be genetically engineered to minimize the risk of GvHD and avoid being destroyed by the patient’s immune system. Therefore, CYCART cells may possess an advantageous safety profile while delivering effective tumor eradication activity and durable persistence in patients.

CYNK

Similarly, autologous NK cells or genetically modified NK cells have been used in the setting of immuno-oncology. NK cells can directly kill cancer cells by recognizing signals of cellular stress and carry no risk of GvHD. However, autologous peripheral blood derived NK cells have limited proliferation capacity and usually require leukemia cell line-based technology to assist production. In addition, autologous CAR-NK was shown to encounter technical challenges due to low transduction efficiency of CAR vectors in the peripheral NK cells. Celularity’s NK platform propagates placenta derived HSCs and differentiates these cells into NK cells (CYNK). This process is able to produce hundreds of doses per placenta donor. Celularity has also developed technologies that can achieve high genetic modification efficiency by transducing placenta HSCs and produce downstream stable gene modified CYNK cells with enhanced cancer killing activities. These cells are then frozen and can be shipped to clinical administration immediately upon request.

APPL

Both autologous and allogeneic bone marrow or adipose tissue derived ASCs have been used in human clinical trials. Autologous ASC therapies have advantages including the absence of donor cell related adverse events and fewer regulatory hurdles since cell products are derived from a donor’s own cells. However, ASC products carry the inherited or aging-related biological defects from the donor, which may impair therapeutic value. Furthermore, in most cases, autologous cells still require cultivation before patient administration and there is a risk of manufacturing failure.

Conversely, allogeneic ASCs can provide an off-the-shelf product with high quality and flexibility of dosing. ASCs are regarded as immune-privileged due to their relative low-level MHC class I and II protein expression. Celularity’s placenta tissue derived ASCs (APPL) are potentially more immune privileged due to their fetal origin. Clinical applications of human placenta derived ASCs have not been shown to be associated with severe adverse events. In addition, because APPL cells have higher proliferative capability, they are expected to be more suitable for genetic manipulations to engineer the cells to have specific features to enhance their functions or to mitigate risk factors.

Product Candidate Pipeline and Development Strategy

Celularity is researching and developing multiple placental-derived allogeneic cellular therapeutic candidates for the treatment of indications across cancer, infectious and degenerative diseases. From a single source material, the placenta, Celularity focuses on four allogeneic cell types: CAR-T cells, unmodified NK cells, genetically modified NK cells and ASCs, which have led to four key cell therapeutic programs, CYCART-19, CYNK-001, CYNK-101 and APPL-001, which are focused on six initial indications. Celularity’s product pipeline is represented in the diagram below:

CYCART-19

Celularity’s lead therapeutic program based on its placental-derived CAR-T cell is CYCART-19, an allogeneic CAR-T cell targeting the CD19 receptor. Celularity is granted certain rights related to the CD19 receptor construct and associated CARs utilized in CYCART-19 in the field of placenta-derived cells and/or cord blood-derived cells from Sorrento, a significant stockholder with a designee on Celularity’s board of directors. For a description of the terms of the Sorrento license and its rights outside the field of placenta-derived cells and/or cord blood-derived cells, see the section entitled “Licensing Agreements — Sorrento Therapeutics, Inc”.

All currently FDA-approved CAR-T cell therapies, and an estimated approximately 75% of clinical assets in development, are autologous. Autologous therapies mean the peripheral blood-derived T-cell is the immune cell vehicle used to express a CAR, making the patient their own donor. Manufacturing these autologous CAR-T cell therapies is complex and has a high manufacturing costs, with a long vein-to-vein time, which can affect therapeutic outcomes. Moreover, multiple rounds of lymphocyte depleting therapies cause inconsistent apheresis cell recovery in relapsed or refractory patients. Celularity believes that its placental-derived CAR-T cell, CYCART-19, is a scalable solution as it does not have apheresis capacity constraints, and is designed to be manufactured at high volume, and delivered as an on-demand, off-the-shelf, cryopreserved packaged product. Further, placental-derived cells contain an abundance of stem cell memory, which confers greater proliferative potential and increased persistence in vivo.

Pre-Clinical Data

In preclinical studies, placental-derived T cells, which constitute the starting material for CYCART-19, were demonstrated to consist mostly of naïve/T stem cell memory cells (“T scm”), with a small proportion of central memory T cells. Following genetic modification and proliferation/expansion in the laboratory, CYCART-19 cells expressed high levels of naïve/memory markers and low levels of the immune inhibitory molecule PD-1. Furthermore, CYCART-19 cells maintained a higher proportion of T scm, as compared to PBMC-derived CD19 CAR+ T cells, which signifies greater self-renewal, proliferative potential, lymphoid homing and increased ability to persist in vivo.

Day 0 P-T cells

P-T cell Differentiation Status
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+ (%)
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T cm
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T eff

(N=12)

In vitro, CYCART-19 cells specifically lysed CD19+ targets Daudi (Burkitt’s Lymphoma) and Nalm6 (Acute Lymphoblastic Leukemia) cell lines and secreted pro-inflammatory cytokines and effector proteins in response to these CD19+ targets.

Survival
Vehicle (n=5)
PBMC CD19-CAR (n=5)
CyCART-19 (n=5)
Vehicle for Re-challenge (n=5)
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End of Study — CyCART Analysis

% Hu CD45+ CD56- CD3+ CD19 CAR+
(within Live Gate)
Avg:
4.24%
Avg:
21.6%
Avg:
2.22%
50
40
30
20
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0
-10
%+
Blood
Spleen
Bone Marrow

As shown in the preceding graphics, in mice models, CYCART-19 demonstrated superior anti-lymphoma activities and survival, indicating greater efficacy, persistence and prolonged immune attack upon tumor recharging as compared to adult-blood derived CD19 CAR-T cells. CYCART-19 eliminated tumor and resulted in 100% survival out to 120 days. CYCART-19 “memory” characteristics were demonstrated via extended survival out to 215 days upon tumor rechallenge on day 122, longer persistence, and greater lymphoid homing to the spleen at end of study to elicit prolonged antitumor activities.

Placental-derived T cells are unique in that they can contribute to reduced alloreactivity responses and can be associated with lower incidences and severity of GvHD. As shown in the following graphic, expanded placental-derived T cells did not induce xenogeneic GvHD in in vivo mice models. This is evidenced by 100% survival, no weight loss, no increase in detection of any human CD3+ T cells in treated mice. PBMC-treated mice exhibited significant weight loss, death of all mice and increase of detection of human CD3+ T cells at day 28.

PBMC
P-T D#2
P-T D#1
P-T D#3
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Body Weight (% Change)
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Week 2
Week 4
% CD3+ of viable cells
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PBMC
P-T #1
P-T #2
P-T #3

Despite the lack of evidence of GvHD with expanded placental-derived T cells, Celularity does include a CRISPR-mediated T cell receptor alpha constant (“TRAC”), knock-out (“KO”), step in its process as a risk mitigation strategy to prevent GvHD. CYCART-19 transfected cells achieved 97-99% TRAC KO efficiency and demonstrated a loss of functional T cell receptor via lack of response (proliferation) to anti-CD3 restimulation.

Planned Phase 1/2 Clinical Trial

Celularity plans to evaluate CYCART-19 for the treatment of B-cell malignancies (targeting the CD19 receptor) in a Phase 1/2 clinical trial.

The planned Phase 1 study will evaluate safety and dosing and will include three dose cohorts (40, 120 and 360 x 106 transduced, viable CAR-T cells), in a 3x3 trial design, and will enroll up to 18 patients. The primary endpoint is to determine safety and maximum tolerated dose. Secondary endpoints are overall response rate (ORR) (the sum of complete responses and partial responses (CR+PR)), duration of response (DOR), progression-free survival (PFS) and overall survival (OS). Celularity also intends to explore the persistence of CYCART-19.

The planned Phase 2 study will evaluate efficacy of CYCART-19 and enroll 198 patients. The primary endpoint is to determine ORR (CR+PR). Secondary endpoints are safety, time to response, DOR, PFS and OS. Celularity also intends to explore the persistence of CYCART-19.

Celularity intends to file an IND in the fourth quarter of 2021 and commence Phase 1 of the study in the first quarter of 2022. There is no assurance the IND will be approved, will be approved on the time frame contemplated or that the studies will be permitted to begin in the anticipated time frame.

CYNK-001

Celularity’s lead therapeutic program based on its placental-derived unmodified NK cell type is CYNK-001, an allogeneic unmodified NK cell being developed as a treatment for AML and GBM, as well as COVID-19.

Acute myeloid leukemia (“AML”) is the second most common type of leukemia in adults and children comprising about one-third of all adult leukemia cases. While most patients respond well to induction chemotherapy and achieve complete remission (“CR”), two-thirds will relapse after frontline therapy. Celularity is evaluating CYNK-001 administered to newly diagnosed AML patients achieving CR immediately following their induction therapy regimen. Celularity seeks to determine if CYNK-001 further reduces AML burden below measurable residual disease (<0.01%). The rationale is that CYNK-001 can eliminate residual AML blasts following successful induction therapy to delay relapse and improve patients’ eligibility for allogeneic stem cell transplant, which can be curative. Preclinical studies evaluated CYNK-001 in the treatment multiple myeloma (“MM”) and Celularity currently has an open Phase 1 trial in MM, however Celularity is re-evaluating the MM strategy at this time.

GBM is an invasive type of glial tumors of the brain. Radiation and temozolomide chemotherapy is standard of care, but the average clinical benefit is three months and long-term remission of GBM tumors despite surgery is elusive in the majority of patients. Celularity is investigating if CYNK-001 can home to the brain and prime anti-tumor immunity following intravenous infusion. A separate cohort of the clinical study will evaluate the feasibility and efficacy of CYNK-001 administered intratumorally. The impact on the tumor immune microenvironment and GBM tumor killing will be studied in brain biopsy sections following surgical resection.

Pre-Clinical Data

Pre-clinical studies of CYNK-001 showed evidence of significant killing against chronic myeloid leukemia (“CML”), AML and MM, cell lines and primary AML samples. CYNK-001 activation released high concentration of IFN-g, a cytokine favoring Th1 anti-tumor responses, and CYNK-001 exerted up to 60% specific lysis against primary AML samples at an effector:target (E:T) ratio of 3:1.

CML, AML, MM *in vitro* killing

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Effector: Target (E:T) ratios
K562
HL60
RPMI8226

CYNK-001 in MM Pre-clinical Data

Donor ID
101028
101050
100985
101415
97330
Cytotoxicity (%)
80
60
40
20
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MM285
MM293
MM296
MM306
MM315
MM322

CYNK-001 displayed greater than 20% cytotoxic activity against three out of six primary MM samples containing greater than 50% of plasma cells at an E:T ratio of 3:1.

RPMI8226
(IV; 0.2MM)
PNK-007 DS
(IV 10MM)
PNK-007 DS
(IV 10MM)
PNK-007 DS
(IV 10MM)
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(IV 10MM)
End point
• Survival
D-2
Busulfan
D0
D6
D8
D12
D15
D56

Percent survival
100
50
0
0
20
40
60
Days elapsed
Vehicle
PNK-007 repeated dose
P<0.005

CYNK-001 with repeated dose showed significantly increased survival in comparison with vehicle control (P<0.05) in an aggressive RPMI8226 mouse model.

CYNK-001 in GBM preclinical data

Cytotoxicity
Cytotoxicity (%)
100
80
60
40
20
0
20:1
10:1
5:1
2.5:1
1:1
0.6:1
0.3:1
E:T ratios
K562
U-251
LN-18
U-87MG
U-118MG

•        Single or repeated dose of CYNK-001 significantly reduced BLI signal on D25, 28 and 35 compared with PBS control

•        Repeated dose significantly reduced BLI signal on D25, 28 and 35 compared with CYNK-001 single dose

Phase 1 Trial

Celularity has completed a Phase 1 dose escalation study that enrolled 11 relapsed/refractory AML patients, treating 10 with a single dose of PNK-007, a prior formulation of CYNK-001 that was not cryopreserved. The cell therapy was well tolerated, with no dose-limiting toxicities, no GvHD, and no detectable HLA, allo-antibody. Eight of 10 patients were efficacy evaluable (two were not due to inadequate bone marrow for evaluation) and two of these patients treated with the highest dose had evidence of clinical benefit.

Cohort 2 (3x10⁶ PNK/kg)
001-1002
007-1001
007-1002
screen
day 0
day 7
day 14
day 21-28
N/A
N/A
N/A
PNK
0
PNK
0
PNK
0.39
Comp-FITC-A :: HLA
Comp-FITC-A :: HLA,B27
PNK
1.41
PNK
93.8
PNK
23.8
PNK
2.43
PNK
0.48
PNK
0.77
PNK
HLA-B27
PNK
HLA-B27
subject
HLA-B27
Red box identifies samples with detectable PNK persistence

Cohort 3 (10x10⁶ PNK/kg)
001-1003
002-1004
008-1001
006-1004
screen
day 0
day 7
day 14
day 21-28
PNK 0
PNK 7.07E-3
self- NK 100.00
self- NK 100
PNK 50.9
PNK 8.88
PNK 69.9
PNK 34.9
self- NK 63.5
PNK 7.35E-3
self- NK 100.0
PNK 0.028
N/A CRS
Comp-FITC-A :: HLA
Comp-PE-Cy7-A :: CD56
PNK HLA-B27
PNK HLA-A2
PNK HLA-A3

Red box identifies samples with detectable PNK persistence

Celularity is currently enrolling a follow-up Phase 1 study for CYNK-001, the cryopreserved NK cell formulation equivalent of PNK-007, in patients with relapsed/refractory AML and patients in hematologic remission with minimal residual disease (“MRD”). As part of the CYNK-001 Phase 1 study, Celularity assesses the persistence of NK cells since the effect of NK cells has largely been tied to persistence. In six total patients enrolled in the current study, there have been no dose limiting toxicities observed at any dose level to date including total dose levels of 1.8, 3.6 and 5.4 billion CYNK-001 cells. There has been the achievement of minimal residual disease (MRD) negative status at highest CYNK-001 cell dose level with documented persistence of CYNK-001 cells in bone marrow and peripheral blood at 28 days post Day 0 Infusion. Upon completion of the 5.4 billion total dose level cohort, Celularity intends to continue dose escalation in the MRD indication to 9.0 billion total CYNK-001 cells and to expand to include patients with r/r AML. To further enhance CYNK-001 persistence, the expansion arms in MRD and r/r AML will include an augmented lymphodepletion protocol of Cytoxan 3600 mg divided over 4 days (versus current 900 mg divided over 3 days) and fludarabine 120 mg divided over 4 days (versus current 75 mg divided over 3 days) to increase post lymphodepletion IL-15 levels and to add subcutaneous IL-2 (6 million international units administered sub-cutaneous for 7 doses every other day starting with Day 0 infusion of CYNK-001). Once Celularity optimizes NK cell persistence, it intends to meet with the FDA then and plan to proceed thereafter with a Phase 2 protocol. Celularity expects to complete enrollment in the dose-escalation phase in the second half of 2021, and if results are positive, this program will be advanced into Phase 2.

Celularity plans to initiate a Phase 1 trial in recurrent GBM to evaluate maximum safe dose or maximum tolerated dose in the second half of 2021.

COVID-19

Celularity was investigating if intravenous multi-dosing of CYNK-001 can safely facilitate the clearance of SARS-CoV-2 from patients exhibiting mild to moderate symptoms during the early phase of infection. Enhanced clearance of virus from the lung and airways is hypothesized to rescue susceptible patients from developing COVID-19 and acute respiratory distress syndrome (“ARDS”) associated lung inflammation and deterioration. Celularity is no longer enrolling patients in a Phase 1/2 study (“A Phase I/II Study of Human Placental Hematopoietic Stem Cell Derived Natural Killer Cells (CYNK-001) for the Treatment of Adults With COVID-19”). As of July 2021, all trial sites for the study were closed and no additional trials are being conducted.

CYNK-101

Celularity’s lead therapeutic candidate based on its placental-derived genetically modified NK cell type is CYNK-101, an allogeneic genetically modified NK cell being developed as a treatment in combination with trastuzumab for HER2+ overexpressing gastric cancer.

Initially, Celularity is pursuing CYNK-101 in combination with trastuzumab to treat first line, newly diagnosed, metastatic gastric cancer. Gastric cancers are among the most common solid tumors worldwide and are a leading cause of cancer related deaths. Gastric cancers are characterized by poor prognosis. HER2 is involved in the pathogenesis and poor outcomes in many tumors including gastric cancers.

Pre-Clinical Data

CYNK-101 demonstrated in vitro and ex vivo enhanced ADCC activities in combination with trastuzumab against gastric cancer cell lines. In vitro, CYNK-101 in combination with trastuzumab showed significant ADCC activity against both gastric cancer cell lines. Ex vivo-CYNK-101 exhibited enhanced cytotoxicity against gastric cell lines in combination with trastuzumab compared to that of IgG control. Compared to pre-infusion CYNK-101, ex vivo-CYNK-101 showed not only a higher ADCC activity against gastric cancer cell lines, but also a more matured NK cell phenotype.

In vitro ADCC activity of CYNK-101 in combination with trastuzumab against NCI-N87 or OE19 at E:T ratio of 2:1

Ex vivo and in vitro CYNK-101 against NCI-N87
at E:T ratio of 0.5:1
% Cytotoxicity
100
80
60
40
20
0
0
5
10
15
20
Hours
ex vivo NK+Herceptin
in vitro NK+Herceptin
in vitro NK+IgG
ex vivo NK+IgG
IgG alone
Herceptin Alone

Ex vivo ADCC activity of CYNK-101 in combination with trastuzumab against NCI-N87 at E:T ratio of 2:1.

Ex vivo CYNK-101 Phenotype Characterization

CD16
NKG2D
CD94
Prior to Infusion CYNK-101
Ex vivo CYNK-101
CD16+, CD56+ subset
66.1
NKG2D+, CD56+ subset
2.13
CD94+, CD56+ subset
3.93
CD16+, CD56+ subset
75.1
NKG2D+, CD56+ subset
17.6
CD94+, CD56+ subset
48.5
Comp-FITC-A :: hCD56

Ex vivo CYNK-101 Phenotype Characterization

NKp44
CD158
CD11a
Prior to Infusion CYNK-101
Ex vivo CYNK-101
NKp44+, CD56+ subset
97.4
CD158+, CD56+, subset
0.21
CD11a+, CD56+, subset
11.7
NKp44+, CD56+ subset
26.2
CD158+, CD56+, subset
35.9
CD11a+, CD56+, subset
90.6
Comp-FITC-A :: hCD56

Phenotype characterization of ex vivo CYNK-101

CYNK-101 provides a platform for a variety of mAb combination therapies. Improved ADCC response was observed from CYNK-101 in combination with other mAbs (Rituximab, Elotuzumab, Daratumumab), as compared to unmodified CYNK cells against lymphoma cells lines. IND-enabling studies are ongoing to evaluate CYNK-101 in combination with mAbs in subcutaneous and orthotopic tumor models.

Planned Phase 1/2a Trial

Celularity plans to evaluate CYNK-101 for the treatment of HER2+ overexpressing gastric cancer in a Phase 1/2a clinical trial.

The planned Phase 1/2a study will evaluate safety and dosing and will include three dose cohorts in a 3x3 trial design and will enroll up to 55 first line, newly diagnosed metastatic advanced unresectable gastric cancer overexpressing HER2. The general objective is to establish maximum tolerated dose and recommended Phase 2 dose. The primary endpoint of the Phase 1 portion of the trial is safety (maximum tolerated dose). Secondary endpoints include ORR, DOR, PFS and mOS. The primary endpoint of the Phase 2a portion (expansion) is ORR. Secondary endpoints include ORR, DOR, PFS, mOS and safety.

Celularity intends to submit an IND and initiate the Phase 1/2a study in the second half of 2021, if interim results are positive, this program will be advanced into Phase 2.

There is no assurance the IND will be cleared, will be cleared on the time frame contemplated or that the studies will be permitted to begin in the anticipated time frame.

APPL-001

Celularity is developing the next generation cellular therapies for immune-deregulation diseases and degenerative diseases. In prior clinical studies of unmodified ASCs that were derived from a different location in the placenta, over 50 patients were dosed in multiple Crohn’s disease studies. Clinical response rates were significantly higher in treatment groups compared with the placebo group.

The current lead therapeutic candidate from Celularity’s placental-derived ASC type is APPL-001, a genetically modified placental-derived ASC being developed for the treatment of Crohn’s disease. Celularity is initially evaluating APPL-001 for the treatment of Crohn’s disease.

Phase 1/2a Study Design

The planned Phase 1/2a study will evaluate efficacy of APPL-001 in patients with moderate to severe Crohn’s disease who are refractory to corticosteroids. The primary objective is to assess the safety and tolerability, and establish recommended Phase 2 dose. The primary objective in Phase 2a will be clinical efficacy by measuring clinical remission and clinical response in subjects with moderate to severe Crohn’s disease. Secondary objectives are to assess disease modifying measures such as endoscopic measurements and quality of life assessments. The primary endpoint is clinical remission/response at four-six weeks and after one year. Secondary endpoints include evaluation of mucosal healing, and, patient-reported outcome of quality of life as measured by Inflammatory Bowel Disease Questionnaire (“IBDQ”).

Celularity intends to submit the IND and commence the Phase 1/2a study in 2022. There is no assurance the IND will be approved, will be approved on the time frame contemplated or that the studies will be permitted to begin in the anticipated time frame.

Future Pipeline Opportunities

Celularity plans to utilize the Celularity IMPACT platform to pursue additional targets of interest. These include the additional indications for the four allogeneic cell types currently in the pipeline as well as other targets that might be validated in the future. Celularity’s placental-derived T cell platform has potential to target other receptors.

In addition, Celularity continually surveys the scientific and industry landscape for opportunities to license, partner or acquire technologies that may help it advance current or new cell therapies for the benefit of patients.

Non-Core Legacy Businesses

Degenerative Diseases

The National Cancer Institute defines “degenerative disease” as a disease in which the function or structure of the affected tissues or organs changes for the worse over time. Celularity’s degenerative disease business today is comprised primarily of the sale of its Biovance and Interfyl products, directly or through its exclusive distributor. Biovance is decellularized, dehydrated human amniotic membrane derived from the placenta of a healthy, full-term pregnancy. It is an intact, natural extracellular matrix that provides a foundation for the wound regeneration process and acts as a scaffold for restoration of functional tissue. Interfyl is human connective tissue matrix derived from the placenta of a healthy, full-term pregnancy. It is used by a variety of medical specialists to fill soft tissue deficits resulting from wounds, trauma, or surgery. Celularity is investigating additional biomaterial products for use in treating degenerative diseases as well as applications in degenerative diseases for its proprietary cell therapies and possible combination therapies that use of a biomaterial or biomaterials in combination with a cell therapy. Biovance and Interfyl were developed at Anthrogenesis prior to the Celgene acquisition and sold to HLI by Celgene, and then acquired by Celularity from HLI in May 2017, subject to marketing and distribution rights licensed by HLI to a third party, which rights were acquired by Celularity in May 2018, along with the MIST and UltraMIST Therapy Systems. In August 2020, Celularity sold the MIST and UltraMIST Therapy Systems to Sanuwave Health, Inc. (“Sanuwave”) and entered into a five-year licensing arrangement that includes: (i) an exclusive Biovance license for distribution and commercialization in the wound care market and (ii) a non-exclusive license for the distribution and commercialization of Interfyl in the wound care market worldwide, except certain Asian jurisdictions, pursuant to which it will receive royalties based on minimum sales thresholds.

Biobanking

Celularity provides a fee-based biobanking service to expectant parents who contract with the company to collect, process, cryogenically preserve and store certain biomaterials that are a by-product of a healthy birth, including umbilical cord blood and placenta derived cells and tissue. Celularity receives a one-time fee for the collection, processing and cryogenic preservation of the biomaterials, and a storage fee to maintain the biomaterials in its biobank payable annually over a period of eighteen years. Celularity acquired its biobanking business in May 2017 from HLI, which HLI operated as LifebankUSA, along with the degenerative disease products, and in October 2018, Celularity acquired CariCord Inc. (“CariCord”), a family cord blood bank.

Manufacturing

Celularity has an approximately 150,000 square foot purpose-built facility located in Florham Park, New Jersey that includes a cGMP-ready manufacturing center, along with dedicated office space and space for shared services. Celularity’s facility includes nine Grade C/ISO-7 and six Grade D/ISO-8 manufacturing suites designed for commercial production of cellular therapies and advanced biomaterials. Celularity intends to manufacture all finished product in-house at its manufacturing facility in Florham Park, New Jersey. Celularity has invested resources to optimize its manufacturing process, including the development of improved analytical methods. Celularity plans to continue to invest in process science, product characterization and manufacturing to improve its production and supply chain capabilities over time. Celularity also uses CMOs, as needed, on a non-exclusive basis, and may use CMOs in the future, for certain of its therapeutic candidates. For example, Celularity uses a CMO for the clinical manufacture and supply of CYNK-001. All other finished products are manufactured in-house. Celularity is in the process of internalizing the manufacture of CYNK-001 and anticipates that all finished product will be manufactured in-house by the end of 2021. Notwithstanding, Celularity will engage CMOs as necessary to ensure continuous supply of clinical and commercial grade product based on demands.

Celularity’s cellular therapeutic candidates are designed and manufactured via a platform comprised of defined unit operations and technologies. The process is gradually developed from small to larger scales, incorporating compliant procedures to create GMP conditions. Notwithstanding this platform based model, each product is unique and for each new product candidate, a developmental phase is necessary to individually customize each engineering step and to create a robust procedure that can later be implemented in a GMP environment to ensure the production of clinical batches. This work is performed in a research and development environment to evaluate and assess variability in each step of the process in order to define the most reliable production conditions.

Licensing Agreements

Celularity enters into license agreements in the ordinary course of its business. Celularity has in-licensed certain technology from Sorrento that is necessary to research and develop its CYCART-19 program. Because of the broad potential applicability of its placental-derived cellular therapeutic candidates, Celularity may also out license its technology to third parties for development for other indications that it does not intend to pursue or for certain territories. For example, in June 2017, Celularity entered into a license agreement with Lung Biotechnology PBC. Under that license agreement, which was terminated in March 2021, Celularity granted Lung Biotechnology an exclusive license to placental-derived stem cells in the field of pulmonary diseases and organ transplantation. Celularity has also licensed rights to distribute its degenerative disease products, Biovance and Interfyl, to Sanuwave for a five-year period in connection with the August 2020 sale of other non-core assets.

Further, as part of the acquisition of Anthrogenesis from Celgene, Celularity granted Celgene a worldwide, royalty-free, fully-paid up, non-exclusive license, to use certain intellectual property for both research and commercial purposes, and granted Celgene the CVRs, which provide it the right to future milestone and royalty payments in certain circumstances. See the section entitled “— Celularity’s Team and Corporate History — Celgene Corporation” for a description of the ongoing relationship between Celularity and Celgene, including the out license agreement and the CVRs.

Sorrento Therapeutics, Inc.

In September 2020, Celularity entered into a license and transfer agreement (the “Sorrento Agreement”) with Sorrento to obtain rights to Sorrento’s proprietary anti-CD19 CAR-T construct and associated CARs for use in placenta-derived or cord blood-derived cells. Sorrento is a significant stockholder of Celularity and has a designee on Celularity’s current board of directors. Celularity is using Sorrento’s technology to genetically modify its placental-derived T-cell to create the CAR T-cell with a CD19 receptor that is its CYCART-19 therapeutic candidate.

Pursuant to the Sorrento Agreement, Celularity obtained a worldwide license, with the right to grant sublicenses with Sorrento’s consent, under certain of Sorrento’s intellectual property rights, including patent rights that would be infringed by the use of certain CD19 CAR constructs, to research, develop, use, reproduce, modify, and create derivative works in the field of placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder, and to make, have made, use, sell, offer for sale, import, export, and distribute products for use in connection with Celularity’s research, development, commercialization and exploitation of products combining Sorrento’s proprietary anti-CD19 CAR-T construct and associated CARs with placenta-derived or cord blood-derived cells. The foregoing license is exclusive with respect to a certain U.S. provisional patent application and non-exclusive with respect to all other licensed intellectual property rights of Sorrento.

Sorrento reserves the right to make, have made, use, sell, offer for sale, import, export, and otherwise research, develop, commercialize and exploit CD19 CAR-T licensed products for use outside the field of placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder and any other products or services that are not CD19 CAR-T licensed products that use or incorporate any CD19 CAR-T constructs or associated CARs.

Under the Sorrento Agreement, Celularity has sole responsibility for the development and commercialization of licensed products, subject to certain reserved rights of Sorrento with respect to CD19 CAR-T products. Celularity is currently negotiating a supply agreement with Sorrento to obtain the continued supply of CAR constructs and licensed products under the Sorrento Agreement. Additionally, Celularity is obligated to use commercially reasonable efforts to develop and commercialize licensed products.

Pursuant to the Sorrento Agreement, Celularity has agreed to assign all right, title and interest in any improvements generated by it to Sorrento’s background intellectual property. Additionally, Celularity has granted Sorrento a non-exclusive, sublicensable, fully paid-up, royalty free, worldwide license under any new inventions that relate to or cover CD19 CAR-T constructs generated by Celularity under the Sorrento Agreement for use in connection with Sorrento’s reserved rights under CD19 CAR-T licensed products and constructs (as described above). Sorrento has the primary right to control the prosecution and maintenance of patents and patent applications arising out of or relating to the Sorrento Agreement, including any patents or patent applications covering the licensed products, while Celularity has the secondary right to pick up prosecution of any such patents and patent applications abandoned by Sorrento.

Under the Sorrento Agreement, Celularity is obligated to pay Sorrento a low teens double digit percentage of non-royalty sublicensing income payments received by it in connection with a grant of any sublicense for CD19 CAR-T licensed products. Additionally, Celularity is obligated to pay Sorrento a low single-digit royalty on net sales of CD19 CAR-T licensed products in perpetuity. Celularity will also be obligated to pay Sorrento for the supply of the CAR constructs and licensed products pursuant to the supply agreement, once finalized, which Celularity expects to be based on the cost plus a percentage, with no guaranteed minimums. As of December 31, 2020, Celularity had not paid Sorrento any amounts under the Sorrento Agreement.

Either party may terminate the Sorrento Agreement upon an uncured material breach of the Sorrento Agreement by the other party. Additionally, after the first anniversary of the effective date of the Sorrento Agreement, Celularity has the right to terminate the Sorrento Agreement at any time upon specified written notice to Sorrento.

Intellectual Property

Celularity’s commercial success depends in part on its ability to obtain and maintain proprietary protection for the technologies supporting the Celularity IMPACT platform, and its lead cellular therapeutic candidates, CYCART-19, CYNK-001, CYNK-101, and APPL-001, and future therapeutic candidates, as well as novel discoveries, product development technologies, and know-how. Celularity’s commercial success also depends in part on its ability to operate without infringing on the proprietary rights of others and to prevent others from infringing its proprietary rights. Celularity’s policy is to develop and maintain protection of its proprietary position by, among other methods, filing or in-licensing U.S. and foreign patents and applications related to its technology, inventions, and improvements that are important to the development and implementation of its business.

Celularity also relies on trademarks, trade secrets, know-how, continuing technological innovation, confidentiality agreements, and invention assignment agreements to develop and maintain its proprietary position. The confidentiality agreements are designed to protect its proprietary information and the invention assignment agreements are designed to grant it ownership of technologies that are developed for it by its employees, consultants, or other third parties. Celularity seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. While Celularity has confidence in its agreements and security measures, either may be breached, and Celularity may not have adequate remedies. In addition, its trade secrets may otherwise become known or independently discovered by competitors.

With respect to both licensed and company-owned intellectual property, Celularity cannot be sure that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications filed by it in the future, nor can Celularity be sure that any of its existing patents or any patents that may be granted to it in the future will be commercially useful in protecting its commercial therapeutics and methods of using and manufacturing the same.

Celularity is actively building its intellectual property portfolio around the Celularity IMPACT platform, its four allogeneic cell types and its therapeutic candidates based on its own intellectual property as well as licensed intellectual property. Celularity is the owner of, co-owner of, or the licensee of over 1,500 patents and patent applications in the United States and worldwide protecting the Celularity IMPACT platform, its processes, technologies and current key cell therapy programs.

Celularity’s patent portfolio includes patents and patent applications directed toward its four allogeneic placental-derived cell types: CAR-T cells, unmodified NK cells, genetically modified NK cells and ASCs as follows:

•        Celularity has five utility patent families in the CAR-T technology area supporting its CYCART-19 therapeutic candidate comprising two patent families owned by Celularity and three patent families licensed from Sorrento. These patent applications include licensed CAR-T patent families and owned placental-derived CAR-T patent families directed toward early CAR receptor technology, CAR receptor method and composition, anti-CD19 CAR receptor and product characterization. Patents issuing from these families have expected expiry dates ranging from 2039 to 2040 and include pending patent applications in the United States and under the PCT.

•        Celularity has approximately 15 utility patent families owned by Celularity in the NK technology area supporting its CYNK-001 and CYNK-101 therapeutic candidates that include patents and patent applications covering process, treatment of indications, and product characterization. Patents issuing from these families have expected expiry dates ranging from 2028 to 2041 and include patents issued and pending patent applications in the United States and under the PCT, Australia, Brazil, Canada, China, Colombia, Eurasian Patent Office, European Patent Office, Hong Kong, Israel, India, Indonesia, Japan, Republic of Korea, Mexico, Malaysia, New Zealand, Russian Federation, Singapore, Taiwan R.O.C., Ukraine, Vietnam, South Africa.

•        Celularity has approximately 25 utility patent families owned by Celularity in the ASC technology area supporting its APPL-001 therapeutic candidate and former PDAC candidates that include patents covering product characterization and method of production, as well as product description and indications. Patents issuing from these families have expected expiry dates ranging from 2021 to 2040 and include patents issued and pending patent applications in the United States and under the PCT, Argentina, Australia, Brazil, Canada, China, Colombia, Eurasian Patent Office, European Patent Office, Hong Kong, Israel, India, Indonesia, Japan, Republic of Korea, Mexico, Malaysia, New Zealand, Peru, Russian Federation, Singapore, Taiwan R.O.C., Ukraine, Venezuela, Vietnam, South Africa. Although patent families in this technology area begin to expire in 2021, Celularity has numerous patent families in this technology area directed to improvements in the cells and methods/indications for their use, which include recently filed applications directed towards APPL-001, a second generation, genetically modified ASC therapeutic candidate. These applications have projected expiration dates to 2041 and are expected to replace the early-expiring applications. Accordingly, Celularity does not expect that the expiry of the early-filed ASC patents will have a material effect on Celularity’s business.

More generally, Celularity’s patent portfolio and filing strategy is designed to provide multiple layers of protection by pursuing claims directed toward composition of matter, methods of making, and methods of use, amongst others. Celularity strives to protect and enhance the proprietary technologies that it believes are important to its business, including seeking patent protection intended to cover its technology and related technologies and uses thereof.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which Celularity files, the patent term is 20 years from the date of filing of the first non-provisional application to which priority is claimed. In the United States, patent term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. In the United States, the term of a patent that covers an FDA-approved drug may also be eligible for a patent term extension of up to five years under the Hatch-Waxman Act, which is designed to, among other things, compensate for the patent term lost during the FDA regulatory review process. The length of the patent term extension is calculated based on the length of time it takes for regulatory review. A patent term extension under the Hatch-Waxman Act cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be restored. Moreover, a patent can only be restored once, and thus, if a single patent is applicable to multiple products, it can only be extended based on one product. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug.

Competition

Celularity’s products will compete with novel therapies developed by biopharmaceutical companies, academic research institutions, governmental agencies and public and private research institutions, in addition to existing standard of care treatments.

Due to the promising therapeutic effect of cell therapies in clinical trials, Celularity anticipates increasing competition from existing and new companies developing these therapies, as well as in the development of allogeneic cell therapies.

Potential cell therapy competitors include:

•        CYCART-19; allogeneic CAR-T cell therapies:    Allogene Therapeutics, Inc., Atara Biotherapeutics, Inc., Cellectis S.A., Fate Therapeutics Inc. and Precision Biosciences, Inc.

•        CYNK-101 and CYNK-001; allogeneic NK cell therapies:    Fate Therapeutics Inc., Kiadis Pharma N.V., NantKwest, Inc. and Nkarta, Inc.

•        APPL-001; allogeneic ASC therapies:    Mesoblast Limited.

•        Cell therapy competition:    Allogene Therapeutics, Inc., Atara Biotherapeutics, Inc., Adaptimmune Therapeutics PLC, Celyad S.A., CRISPR Therapeutics AG, Intellia Therapeutics, Inc., Gilead Sciences, Inc. (acquired Kite Pharma, Inc.), Poseida Therapeutics, Inc., Precision Biosciences, Inc. and Sangamo Therapeutics, Inc.

Competition will also arise from non-cell-based therapies pursued by small-cap biotechnology and large-cap pharmaceutical companies including Amgen Inc., AstraZeneca plc, Bristol Myers Squibb Company, Incyte Corporation, Merck & Co., Inc. and F. Hoffmann-La Roche AG.

Many of Celularity’s competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, pre-clinical testing, clinical trials, manufacturing and marketing than Celularity does. Future collaborations and mergers and acquisitions may result in further resource concentration among a smaller number of competitors.

Celularity’s commercial potential could be reduced or eliminated if its competitors develop and commercialize therapeutics that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than cellular therapeutics that Celularity may develop. Celularity’s competitors also may obtain FDA or other regulatory approval for their therapies more rapidly than it may obtain approval for its, which could result in Celularity’s competitors establishing a strong market position before it is able to enter the market or make development efforts more complicated. The key competitive factors affecting the success of all of Celularity’s programs are likely to be efficacy, safety and convenience.

These competitors may also vie for a similar pool of qualified scientific and management talent, sites and patient populations for clinical trials, as well as for technologies complementary to, or necessary for, Celularity’s programs.

Government Regulation and Product Approval

As a biopharmaceutical company that operates in the United States, Celularity is subject to extensive regulation. Its cell therapeutics will be regulated as biologics. With this classification, commercial production of Celularity’s cellular therapeutics will need to occur in registered facilities in compliance with cGMP for biologics. The FDA categorizes human cell- or tissue-based products as either minimally manipulated or more than minimally manipulated, and has determined that more than minimally manipulated products require clinical trials to demonstrate product safety and efficacy and the submission of a BLA for marketing authorization. Celularity’s cellular therapeutic candidates are considered more than minimally manipulated and will require evaluation in clinical trials and the submission and approval of a BLA before it can market them.

Government authorities in the United States (at the federal, state and local level) and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biopharmaceutical products such as those Celularity is developing. Celularity’s therapeutic candidates must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in foreign countries. Generally, Celularity’s activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Additionally, some significant aspects of regulation in Europe are addressed in a centralized way, but country-specific regulation remains essential in many respects. The process for obtaining regulatory marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Product Development Process

In the United States, the FDA regulates pharmaceutical and biological products under the Federal Food, Drug and Cosmetic Act (“FDCA”), the Public Health Service Act (the “PHSA”) and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on it. The process required by the FDA before a biological product may be marketed in the United States generally involves the following:

•        completion of nonclinical laboratory tests and animal studies according to good laboratory practices (“GLPs”) and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•        submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•        approval by an independent Institutional Review Board (“IRB”) or ethics committee at each clinical site before the trial is commenced;

•        performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practices (“GCPs”) and any additional requirements for the protection of human research patients and their health information, to establish the safety and efficacy of the proposed biological product for its intended use;

•        submission to the FDA of a BLA for marketing approval that includes substantial evidence of safety, purity, and potency from results of nonclinical testing and clinical trials;

•        satisfactory completion of an FDA Advisory Committee review, if applicable;

•        satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced to assess compliance with cGMP, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity and, if applicable, the FDA’s current good tissue practices (“GTPs”) for the use of human cellular and tissue products;

•        potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the BLA; and

•        FDA review and approval, or licensure, of the BLA.

Before testing any biological product candidate, including Celularity’s cellular therapeutic candidates, in humans, the therapeutic candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs. The clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials and places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, Celularity cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trials.

In addition to the IND submission process, sponsors of certain clinical studies of cells containing recombinant or synthetic nucleic acid molecules, including human gene transfer studies, must comply with the National Institutes of Health’s (“NIH”) Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules (“NIH Guidelines”). The NIH Guidelines set forth the principles and requirements for NIH and institutional oversight of research with recombinant or synthetic nucleic acid molecules, including the standards for investigators and institutions to follow to ensure the safe handling and containment of such molecules. Although compliance with the NIH Guidelines is mandatory for research conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them. A study subject to the NIH Guidelines may not begin until the Institutional Biosafety Committee (the “IBC”) approves the protocol, and the IBC cannot approve the protocol until confirmation from the NIH that such registration is complete.

Clinical trials involve the administration of the biological product candidate to patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research patients provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•        Phase 1.    The biological product is initially introduced into healthy human subjects and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•        Phase 2.    The biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

•        Phase 3.    Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk to benefit ratio of the product and provide an adequate basis for product labeling.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up. During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA, and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human patients, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk, including risks inferred from other unrelated immunotherapy trials. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biological product has been associated with unexpected serious harm to patients.

Human cellular therapy products are a new category of therapeutics. Because this is a relatively new and expanding area of novel therapeutic interventions, there can be no assurance as to the length of the trial period, the number of patients the FDA will require to be enrolled in the trials in order to establish the safety, efficacy, purity and potency of cellular therapy products, or that the data generated in these trials will be acceptable to the FDA to support marketing approval.

Concurrently with clinical trials, companies usually complete additional studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

After the completion of clinical trials of a biological product, FDA approval of a BLA must be obtained before commercial marketing of the biological product. The BLA submission must include results of product development, laboratory and animal studies, human trials, information on the manufacture and composition of the product, proposed labeling and other relevant information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, as amended (the “PDUFA”), each BLA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for biological products. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and/or effective for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy (“REMS”), is necessary to assure the safe use of the biological product. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required.

Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the therapeutic unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the therapeutic within required specifications. For cellular therapies, the FDA also will not approve the product if the manufacturer is not in compliance with the GTPs, to the extent applicable. These are FDA regulations and guidance documents that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue based therapeutics

(“HCT/Cs”), which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. In November 2017, the FDA released a guidance document entitled “Regulatory Considerations for Human Cells, Tissues, and Cellular and Tissue — Based Products: Minimal Manipulation and Homologous Use — Guidance for Industry and Food and Drug Administration Staff”, which it revised and reissued in July 2020 (the “Guidance”). The document confirmed the FDA’s stance that sheet forms of amniotic tissue are appropriately regulated as solely Section 361 HCT/Ps when manufactured in accordance with 21 CFR Part 1271 and intended for use as a barrier or covering. The primary intent of the GTP requirements is to ensure that cell and tissue-based therapeutics are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Cs with the FDA and, when applicable, to evaluate donors through screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements. To assure cGMP, GTP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control.

The Guidance stated that the FDA intends to exercise enforcement discretion under limited conditions with respect to the IND application and pre-market approval requirements for certain HCT/Ps for a period of 36 months from the date of the guidance, which period of enforcement discretion was extended in July 2020 to expire on May 31, 2021. The FDA’s approach is risk-based, and the guidance clarified that high-risk products and uses could be subject to immediate enforcement action.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than Celularity interprets the same data. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a therapeutic receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the therapeutic. Further, the FDA may require that certain contraindications, warnings or precautions be included in the labeling. The FDA may impose restrictions and conditions on distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved therapeutics that have been commercialized.

In addition, under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any product for an indication for which orphan designation has been granted. However, if only one indication for a therapeutic has orphan designation, a pediatric assessment may still be required for any applications to market that same therapeutic for the non-orphan indication(s).

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a therapeutic that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the therapeutic is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the therapeutic with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

In April 2021, the FDA granted orphan drug designation to Celularity’s non-genetically modified cryopreserved human placental hematopoietic stem cell-derived natural killer (NK) cell therapy, CYNK-001, for the treatment of patients with malignant gliomas.

Expedited Development and Review Programs

The FDA has a fast track program that is intended to expedite or facilitate the process for reviewing new therapeutics that meet certain criteria. Specifically, new therapeutics are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the therapeutic and the specific indication for which it is being studied. Unique to a fast track product, the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

Any therapeutic, submitted to the FDA for approval, including a therapeutic with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A therapeutic is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed therapeutics. The FDA will attempt to direct additional resources to the evaluation of an application for a new therapeutic designated for priority review in an effort to facilitate the review. Additionally, a therapeutic may be eligible for accelerated approval. Therapeutics studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. In addition, breakthrough therapy designation is intended to expedite the development and review of therapeutics that treat serious or life-threatening conditions. The designation by FDA requires preliminary clinical evidence that a therapeutic candidate, alone or in combination with other drugs and biologics, demonstrates substantial improvement over currently available therapy on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include (i) holding meetings with the sponsor and the review team throughout the development of the therapy, (ii) providing timely advice to, and interactive communication with, the sponsor regarding the development of the drug to ensure that the development program to gather the nonclinical and clinical data necessary for approval is as efficient as practicable, (iii) involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review, (iv) assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor and (v) considering alternative clinical trial designs when scientifically appropriate, which may result in smaller trials or more efficient trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. Breakthrough therapy designation comes with all of the benefits of fast track designation, which means that the sponsor may file sections of the BLA for review on a rolling basis if certain conditions are satisfied, including an agreement with FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same product if relevant criteria are met. If a product is designated as breakthrough therapy, FDA will expedite the development and review of such product.

Fast track designation, priority review and breakthrough therapy designation do not change the standards for approval but may expedite the development or approval process.

In March 2021, Celularity received fast track designation from the FDA for its non-genetically modified cryopreserved human placental hematopoietic stem cell-derived natural killer (NK) cell therapy, CYNK-001, for the treatment of adults with recurrent glioblastoma multiforme (GBM).

Post-Approval Requirements

Any therapeutics for which Celularity receives FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as “off-label use”), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although a physician may prescribe a legally available product for an off-label use, if the physicians deems such product to be appropriate in his/her professional medical judgment, a manufacturer may not market or promote off-label uses. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. A company that is found to have promoted off-label use of its product may be subject to significant liability, including administrative, civil and criminal sanctions.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the long-term stability of the product. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, recall or withdrawal of the product from the market. In addition, changes to the manufacturing process are strictly regulated, and depending on the significance of the change, may require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of Celularity’s therapeutics under development.

U.S. Marketing Exclusivity

The Biologics Price Competition and Innovation Act (the “BPCIA”), amended the PHSA to authorize the FDA to approve similar versions of innovative biologics, commonly known as biosimilars. A competitor seeking approval of a biosimilar must file an application to establish its molecule as highly similar to an approved innovator biologic, among other requirements. The BPCIA, however, bars the FDA from approving biosimilar applications for 12 years after an innovator biological product receives initial marketing approval. This 12-year period of data exclusivity may be extended by six months, for a total of 12.5 years, if the FDA requests that the innovator company conduct pediatric clinical investigations of the product.

Depending upon the timing, duration and specifics of the FDA approval of the use of Celularity’s therapeutic candidates, some of its U.S. patents, if granted, may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years, as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved therapeutic is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Celularity may intend to apply for restoration of patent term for one of its currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Federal and State Licenses and Registrations

The health care industry is subject to stringent regulation by a wide range of authorities. Accordingly, Celularity’s business requires it to maintain certain licenses, registrations, permits, authorizations, approvals, certifications, accreditations and other types of federal, state, and local governmental permissions and to comply with various regulations in every jurisdiction in which it operates. For example, Celularity is required to maintain licenses and registrations in several states, and has obtained biologics, tissue bank and blood bank licenses, permits and registrations in states where such licensure is required for Celularity to market and support its products and services. Some states, such as New York, impose state law restrictions on products that have not been the subject of a BLA based upon their interpretation of guidance issued under federal law, including the FDA’s guidance on HCT/Ps, which can lead to different, and potentially conflicting, regulatory frameworks applicable to Celularity’s degenerative disease products on a state by state basis. Celularity also maintains an annual registration with the FDA as a tissue bank, and national accreditation by the American Association of Blood Banks. The failure to comply with such licensure requirements can result in enforcement actions, including the revocation or suspension of the licenses, registrations or accreditations, or subject Celularity to plans of correction, monitoring, civil money penalties, civil injunctive action and/or criminal penalties.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, Celularity’s activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare & Medicaid Services (“CMS”), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice (“DOJ”), and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, Celularity’s business practices, including its research and sales, marketing and scientific/educational grant programs may be required to comply with the fraud and abuse provisions of the Social Security Act, the false claims laws, the data privacy and security provisions of the Health Insurance Portability and Accountability Act (“HIPAA”), federal transparency requirements and similar state laws, each as amended.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for, either the referral of an individual for, or the purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Celularity’s practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the federal Anti-Kickback Statute was amended by the Patient Protection Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, collectively, the Affordable Care Act, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Rather, if “one purpose” of the remuneration is to induce referrals, the federal Anti-Kickback Statute is violated. In addition, the Affordable Care Act codified case law that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (discussed below).

The federal civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have knowingly presented or caused to be presented a false or fraudulent claim to, among others, a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal civil and criminal false claims laws, including the federal civil False Claims Act, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal government programs that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government, including federal healthcare programs. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the federal government. Pharmaceutical and other healthcare companies are being investigated or, in the past, have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, pharmaceutical and other healthcare companies also have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

Celularity may be subject to data privacy and security regulations by both the federal government and the states in which it conducts its business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations, imposes requirements on certain types of individuals and entities, including covered entities (i.e., certain healthcare providers, health plans and healthcare clearinghouses), relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates (and their subcontractors) that are independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act created under the Affordable Care Act, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) annually report information to CMS related to certain payments or other transfers of value made or distributed to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors) and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers will also be required to report information regarding payments and other transfers of value provided during the previous year to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse-midwives.

Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. In order to distribute therapeutics commercially, Celularity must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states and local jurisdictions have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of Celularity’s activities are potentially subject to federal and state consumer protection and unfair competition laws.

If Celularity’s operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to it, it may be subject to significant penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting requirements and/or oversight if Celularity becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of its operations, any of which could adversely affect its ability to operate its business and its results of operations.

Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any therapeutic candidates for which Celularity obtains regulatory approval. In the United States and certain markets in other countries, sales of any therapeutics for which it receives regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. No uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As a result, the coverage determination process is often time-consuming and costly. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or from establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. Celularity may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of its therapeutics, in addition to the costs required to obtain the FDA approvals. Celularity’s therapeutic candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a therapeutic does not assure that other payors will also provide coverage for the therapeutic. Adequate third-party reimbursement may not be available to enable Celularity to maintain price levels sufficient to realize an appropriate return on its investment in therapeutic development.

Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country. Accordingly, in markets outside the United States, the reimbursement for Celularity’s products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

The marketability of any therapeutic candidates for which Celularity receives regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and Celularity expects will continue to increase the pressure on healthcare pricing. For example, actions by federal and state governments and health plans may put additional downward pressure on pharmaceutical pricing and health care costs, which could negatively impact coverage and reimbursement for Celularity’s products if approved, Celularity’s revenue, and Celularity’s ability to compete with other marketed products and to recoup the costs of Celularity’s research and development. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more therapeutics for which it receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of therapeutic candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell therapeutic candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Affordable Care Act has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the Affordable Care Act provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

•        an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

•        an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price (AMP);

•        a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

•        extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•        expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•        expansion of the entities eligible for discounts under the 340B Drug Discount Program;

•        a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•        expansion of healthcare fraud and abuse laws, including the FCA and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•        a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

•        requirements to report certain financial arrangements with physicians and teaching hospitals;

•        a requirement to annually report certain information regarding drug samples that manufacturers and distributors provide to physicians;

•        establishment of a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending; and

•        a licensure framework for follow on biologic products.

There remain executive, legal and political challenges to certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed several executive orders and other directives designed to delay, circumvent, or loosen certain requirements or implementation of certain requirements mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal, or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. For example, in December 2017, Congress repealed the tax penalty for an individual’s failure to maintain Affordable Care Act-mandated health insurance as part of the Tax Act. Further, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the Affordable Care Act-mandated “Cadillac” tax on certain high cost employer-sponsored insurance plans and the medical device excise tax on non-exempt medical devices, and, effective January 1, 2021, also eliminates the health insurer tax. Moreover, the Bipartisan Budget Act of 2018, effective January 1, 2019 (“BBA”), among other things, amended the Affordable Care Act to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. On December 14, 2018, a Texas United States District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was effectively repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the United States Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. The United States Supreme Court is currently reviewing the case, although it is uncertain when or how the Supreme Court will rule. Accordingly, the ultimate content, timing or effect of any healthcare reform legislation on the United States healthcare industry is unclear.

Celularity anticipates that the Affordable Care Act, if substantially maintained in its current form, will continue to result in additional downward pressure on coverage and the price that it receives for any approved therapeutic, and could seriously harm its business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Celularity from being able to generate revenue, attain profitability, or commercialize its therapeutics. Such reforms could have an adverse effect on anticipated revenue from therapeutic candidates that it may successfully develop and for which it may obtain regulatory approval and may affect Celularity’s overall financial condition and ability to develop therapeutic candidates.

Further legislation or regulation could be passed that could harm Celularity’s business, financial condition and results of operations. Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2030 with the exception of a temporary suspension from May 1, 2020 through March 31, 2021, unless additional Congressional action is taken. Further, in January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent United States Congressional inquiries and proposed and enacted federal legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump Administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. Further, on March 10, 2020, the Trump Administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. The Trump Administration also previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services (“HHS”), has solicited feedback on some of these measures and has implemented others under its existing authority. Additionally, on July 24, 2020, and September 13, 2020, the Trump Administration announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. As a result, the FDA released a final rule on September 14, 2020, effective November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. On November 20, 2020, CMS issued an interim final rule implementing President Trump’s Most Favored Nation executive order, which would tie Medicare Part B payments for certain physician-administered drugs to the lowest price paid in other economically advanced countries, effective January 1, 2021. On December 28, 2020, the United States District Court in Northern California issued a nationwide preliminary injunction against implementation of the interim final rule. The likelihood of implementation of any of the other Trump Administration reform initiatives is uncertain, particularly in light of the new incoming Presidential administration. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. The Foreign Corrupt Practices Act

The FCPA prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring Celularity to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional Regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect Celularity’s business. These and other laws govern Celularity’s use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, its operations. If Celularity’s operations result in contamination of the environment or expose individuals to hazardous substances, it could be liable for damages and governmental fines. Celularity believes that it is in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on its business. Celularity cannot predict, however, how changes in these laws may affect its future operations.

Europe/Rest of World Government Regulation

In addition to regulations in the United States, Celularity will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of its therapeutics. Whether or not Celularity obtains FDA approval of a therapeutic, Celularity must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the therapeutic in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the EU, for example, a clinical trial application must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the clinical trial application is approved in accordance with a country’s requirements, clinical trial development may proceed. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug or biological product under EU regulatory systems, Celularity must submit a Market Authorization Application. The application used to file the BLA in the United States is similar to that required in the EU, with the exception of, among other things, country-specific document requirements.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If Celularity fails to comply with applicable foreign regulatory requirements, Celularity may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of therapeutics, operating restrictions and criminal prosecution.

Employees and Human Capital Resources

As of December 31, 2020, Celularity had 162 full-time employees. Of these employees, 20 held Ph.D. or M.D. degrees, 21 were engaged in research and development, 13 were engaged clinical development and 23 were engaged in technical operations. Substantially all of its employees are located in Florham Park, New Jersey. Celularity’s employees are not represented by labor unions or covered by collective bargaining agreements. Celularity considers its relationship with its employees to be good.

Celularity’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and additional employees. The principal purposes of Celularity’s incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

Celularity occupies approximately 150,000 square feet of office, laboratory and manufacturing space in Florham Park, New Jersey under a lease expiring in 2036, which it uses as its principal place of business. Celularity leases additional properties in New Jersey. Celularity believes that its existing facilities and other available properties will be sufficient for its needs for the foreseeable future.

Legal Proceedings

From time to time, Celularity may become involved in litigation or other legal proceedings. Celularity is not currently a party to any litigation or legal proceedings that, in the opinion of its management, are likely to have a material adverse effect on its business. Regardless of outcome, litigation can have an adverse impact on Celularity because of defense and settlement costs, diversion of management resources and other factors.

On June 9, 2021, John Schlechtweg, a former employee of Celularity, filed a complaint against Celularity in the United States District Court for the District of Connecticut alleging breach of verbal contract and, alternatively, unjust enrichment. The complaint specifically alleges that Celularity has refused to pay Mr. Schlechtweg additional compensation relating to his involvement in the sale of certain Celularity assets to Sanuwave. Celularity believes the claims asserted in the action are without merit and intends to vigorously defend against them, but there can be no assurance as to the outcome of the litigation.

On February 4, 2021, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported GX stockholder in connection with the Business Combination: Spero v. GX Acquisition Corp., et al., Index No. 650812/2021 (N.Y. Sup Ct. Feb 04, 2021). On February 26, 2021, the same purported stockholder filed an amended complaint in the lawsuit removing the class action allegations and certain of the other allegations (the “Spero Complaint”). On February 8, 2021, a complaint was filed with the Supreme Court of the State of New York by a purported GX stockholder in connection with the Business Combination: Rogalla v. GX Acquisition Corp., et al., Index No. 650877/2021 (N.Y. Sup Ct. Feb 08, 2021) (the “Rogalla Complaint”, together with the Spero Complaint, the “Complaints”). The Complaints name GX and members of the GX board of directors (prior to the Business Combination) (the “GX Board”) as defendants. Additionally, the Rogalla Complaint named First Merger Sub, Second Merger Sub and Celularity as defendants. The Rogalla Complaint alleged breach of fiduciary duty claims against the GX Board in connection with the Business Combination and aiding and abetting the GX Board’s breaches of fiduciary duties claims against GX, First Merger Sub, Second Merger Sub and Celularity. These claims are based on allegations that the prospectus in connection with the Business Combination was materially misleading and/or omitted material information concerning the Business Combination. The Spero Complaint alleged breach of fiduciary duty claims against the GX Board in connection with the Business Combination and aiding and abetting the GX Boards’ breaches of fiduciary duties claims against GX. These claims were based on the sales process and valuation of Celularity, as well as allegations that the S-4 Registration Statement related to the Business Combination was materially misleading and/or omitted material information concerning the Business Combination. The Complaints generally requested injunctive relief or rescission, unspecified damages and awards of attorneys’ and experts’ fees, among other remedies. On April 29, 2021, the plaintiff that filed the Spero Complaint voluntarily discontinued that action. On July 20, 2021, the plaintiff that filed the Rogalla Complaint voluntarily discontinued that action.

The GX Board also received four demands from putative stockholders of GX dated February 18, 2021, March 2, 2021, March 19, 2021 and March 24, 2021 (together, the “Demands”) alleging that GX and the GX Board have breached their fiduciary duties and violated federal securities laws because the prospectus allegedly was materially misleading and/or omitted material information concerning the Business Combination. The Demands sought the issuance of corrective disclosures in an amendment or supplement to the prospectus.

While GX believed that the above allegations were all without merit, on March 29, 2021, GX filed an amended Form S-4 with the SEC that contained certain additional information that mooted the disclosure claims asserted in the Complaints and the Demands (the “Supplemental Disclosures”). In connection with the filing of the Supplemental Disclosures, counsel for the plaintiffs in the Complaint and the Demands agreed that, in light of the mootness of their claims, they would stand down and not take any further action with respect to the Business Combination or the prospectus, and subsequently entered into a confidential agreement with GX to resolve any and all claims that were or could have been raised in the Complaints and the Demands.

MANAGEMENT

Directors and Executive Officers

Our directors and officers and their ages as of July 16, 2021 are as follows:

Name	Age	Position(s)
Executive Officers
Robert J. Hariri, M.D., Ph.D.	61	President, Chief Executive Officer and Chairman of the Board of Directors
David C. Beers	51	Chief Financial Officer
Stephen A. Brigido, DPM	45	President, Degenerative Disease
Keary Dunn, Esq.	51	Executive Vice President, General Counsel & Business Development
Bradley Glover, Ph.D.	52	Executive Vice President and Chief Technology Officer
John R. Haines	64	Executive Vice President and Chief Operating Officer
Anne Jones, Ph.D.	51	Executive Vice President and Chief Business Officer
Non-Employee Directors
John Sculley(3)	82	Vice Chairman of the Board of Directors
Jay R. Bloom(2)	65	Director
Peter Diamandis, M.D.(1)	60	Director
Dean C. Kehler(1)(2)	64	Director
Lim Kok Thay(3)	69	Director
Robin L. Smith, M.D., MBA	56	Director
Andrew C. von Eschenbach, M.D.(3)	79	Director
Marc Mazur(1)(2)	62	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Executive Officers

Robert J. Hariri, M.D., Ph.D.    Dr. Hariri has served as our President, Chief Executive Officer and Chairman of our board of directors since the Business Combination and was the founder of Legacy Celularity and has previously served as its President and Chief Executive Officer and as Chairman of its board of directors since 2016. Prior to joining Legacy Celularity, Dr. Hariri founded and served as Chief Executive Officer of Anthrogenesis Corporation, and after its acquisition by Celgene Corporation (“Celgene”), Dr. Hariri served as Chief Executive Officer of Celgene Cellular Therapeutics from 2005 to 2013. Dr. Hariri also co-founded the genomic-based health intelligence company, Human Longevity, Inc. Dr. Hariri is also an Adjunct Professor of Neurosurgery and a member of the Board of Overseers at the Weill-Cornell University Medical College. He is a member of the X PRIZE Foundation scientific advisory board for the Archon X PRIZE for Genomics. Dr. Hariri is a trustee and vice-chair of the Liberty Science Center. Dr. Hariri has served as a member of the board of directors of various companies, including Myos Corporation from July 2011 to November 2020, where he served as Chairman of the board from April 2012 to November 2020, Bionik Laboratories Corp. from March 2015 to October 2017, Cryoport since 2017, Bio Vie Inc. since June 2020. Dr. Hariri obtained an A.B. in Biological Anthropology from Columbia University School of Engineering and Applied Sciences and Columbia College and an M.D. and Ph.D. from Cornell University. Celularity’s board of directors believes that Dr. Hariri’s history in building companies in biotechnology, medical devices and therapeutics, as well as his expertise and experience in life sciences, including his work in immune-oncology and cell therapeutics and his educational background, provide him with the qualifications and skills to serve on our board of directors.

David C. Beers.    Mr. Beers has served as our Chief Financial Officer since the Business Combination and has previously served as Legacy Celularity’s Chief Financial Officer since January 2020. Mr. Beers previously served as a portfolio manager at Goldman Sachs Asset Management (“GSAM”) from 2010 to 2019, where he managed the Goldman Sachs Income Builder portfolio and the Real Estate Balanced portfolio as a member of the GSAM high yield team. Previously, Mr. Beers served as a technology and media analyst with T. Rowe Price from 2004 to 2010 and with Morgan Stanley Investment Management from 1996 to 2002. Mr. Beers obtained an AB from Princeton University in 1992 and an MBA from The Wharton School of Business at The University of Pennsylvania in 2004.

Stephen A. Brigido, DPM.    Mr. Brigido has served as our President, Degenerative Disease since the Business Combination and has previously served as Legacy Celularity’s President, Degenerative Disease and Biobanking since September 2019. Prior to joining Legacy Celularity, Dr. Brigido served as Managing Partner at Venel Holdings from November 2010 to present, and at BBHP Medical LLC from October 2016 to present. Before his tenure at BBHP Medical LLC, Dr. Brigido served as President and Chief Medical Officer at Edge Orthopaedics, LLC from April 2012 to July 2016. While at Edge Orthopaedics, Dr. Brigido was responsible for the development and commercial release of over 30 FDA approved products in foot and ankle surgery. In 2016, he facilitated a sale of that company to Orthofix SRL in Verona, Italy. Dr. Brigido is a founding partner of Plazmology 4, Inc., and has served on its board of directors since 2012. From 2005-2019 Dr. Brigido was the Section Chief of Foot and Ankle Reconstruction at Coordinated Health; and was Director of the Reconstructive Foot and Ankle Fellowship from 2010-2019. In addition to his duties as a surgeon, Dr. Brigido served on the Board of Directors of Coordinated Health Holding Company from 2008-2019. Dr. Brigido has published over 120 peer reviewed papers in regenerative medicine and orthopedics; and has written numerous book chapters. Dr. Brigido is a Professor of Surgery at The Commonwealth Medical College in Scranton, PA, and has numerous patents involving biomaterials and orthopedic hardware. Dr. Brigido obtained a Bachelor of Science from Randolph-Macron College and a Medical Degree from Temple University.

Keary L. Dunn, Esq.    Mr. Dunn has served as our Executive Vice President, General Counsel & Business Development since the Business Combination and has previously served as Legacy Celularity’s Executive Vice President and General Counsel since March 2020. Prior to joining Legacy Celularity, from January 2017 to March 2020, Mr. Dunn served as Vice President, U.S. Head Legal, Novartis Global Drug Development. At Novartis, Mr. Dunn also served as General Counsel of the Cell and Gene Therapy Unit from 2014 to 2017. He also served as the Global Ethics and Compliance Officer for Novartis Oncology from 2012 to 2014. Prior to his tenure at Novartis, from 2008 to 2010, Mr. Dunn served as Senior Corporate Counsel at Sanofi-Aventis U.S. as a member of the Regulatory/Privacy/Policy and Managed Markets legal groups. Mr. Dunn also serves as an adjunct professor at the St. Joseph’s University Haub School of Business. Mr. Dunn holds a Juris Doctor Degree from George Mason University and a Bachelor of Science degree in biochemical pharmacology from the State University of New York at Buffalo.

Bradley Glover, Ph.D.    Dr. Glover has served as our Executive Vice President and Chief Technology Officer since the Business Combination and has previously served as Legacy Celularity’s Executive Vice President and Chief Technology Officer since March 2021. Prior to joining Legacy Celularity, from August 2019 to March 2021, Dr. Glover served as Vice President Corporate Development, Head of Corporate Strategy & Operations at Kite Pharma, Inc., which he first joined in September 2016 and held several executive roles in corporate development and technical operations. Prior to Kite, Dr. Glover he held several roles of increasing responsibility at Genentech, Inc. (now part of the Roche Group) from 2008 through September 2016 in the areas of finance, strategy, supply chain operations and alliance management. Dr. Glover holds a Ph.D. in biochemistry and molecular genetics from the University of Colorado, an M.B.A. from the Rady School of Management at the University of California, San Diego, and a Bachelor of Science degree in biochemistry from the University of California San Diego. Dr. Glover was also a Jane Coffin Childs Medical Research Fellow at the University of California Berkeley.

John R. Haines.    Mr. Haines has served as our Executive Vice President and Chief Operations and Administrative Officer since the Business Combination and has previously served as Legacy Celularity’s Chief Operations and Administrative Officer since October 2020, and prior to that role, Mr. Haines served as Legacy Celularity’s Chief Administrative Officer since September 2017. Prior to joining Legacy Celularity, from 2013 to 2017, Mr. Haines served as President and Chief Executive Officer at Andiscern Corporation, a private company he cofounded to develop particle accelerator-based technology to detect fissile material used to make nuclear weapons. Prior to his tenure at Andiscern, from 2009 to 2013, Mr. Haines served as President and Chief Executive Officer at Ionetix Corporation, a private company he cofounded in 2009 to commercialize superconducting cyclotron technology developed at the MIT Plasma Fusion Laboratory. Mr. Haines served as President and Chief Operating Officer of Anthrogenesis Corporation from July 1999 through December 2002, when it was acquired by Celgene Corporation and renamed Celgene Cellular Therapeutics. Mr. Haines obtained a Bachelor of Arts in Economics from Villanova University, a Master of Science from the University of Pennsylvania, a Master of Bioethics from the University of Pennsylvania Graduate School of Medicine, a Master of Arts from King’s College London, and a postgraduate diploma from Stanford University.

Anne Jones, Ph.D.    Dr. Jones has served as our Executive Vice President and Chief Business Officer since the Business Combination and has previously served as Legacy Celularity’s Executive Vice President and Chief Business Officer since April 2021. Prior to joining Legacy Celularity, Dr. Jones served as Chief Operating Officer at Genuity Science leading their core business in Ireland, Iceland, and the United States. Dr. Jones also served as the Chief Executive Officer of Genomics Medicine Ireland (GMI), leading the company on population genomics and data analytics in oncology and complex diseases. Prior to GMI, she was Vice President and General Manager for Pall Corporations Lab, Food & Beverage business at U.S.-based Danaher Corp. Dr. Jones also held senior roles in strategy development and planning at Agilent Technologies where she led business development and M&A activities for Agilent’s Life Sciences and Applied Markets division and developed the strategy for Agilent’s successful entry into cell analysis. Dr. Jones has also worked with Amersham Biosciences in the UK and GE Healthcare Life Sciences in the UK and USA in marketing and R&D roles. Dr. Jones obtained a B.S. in Microbiology and Molecular Biology from the National University of Ireland, Galway and a Ph.D. at Cancer Research UK, studying protein biochemistry and molecular biology in DNA Repair.

Non-Employee Directors

John Sculley.    Mr. Sculley has served as a member of our board of directors since the Business Combination and has previously served as Vice Chairman of Legacy Celularity’s board of directors since June 2017. Mr. Sculley has also served as Chairman of the Board of Directors and Chief Marketing Officer for RxAdvance Corporation, a modern Pharmacy Benefit Manager platform company, a position he has held since 2015. Mr. Sculley is the co-founder and vice chairman of Zeta Global, a personalized marketing platform, positions he has held since 2009. Mr. Sculley has also served as a member of the Board of Directors at Zeta Global since 2009 and he previously served as a member of the Board of Directors at Kaleido Biosciences, Inc. from October 2018 to January 2020. Mr. Sculley previously served as the Chief Executive Officer of Pepsi-Cola Co from 1978 to 1983. He served as the Chief Executive Officer of Apple Inc. from 1983 to 1993. Mr. Sculley was a founding Board member of MetroPCS Communications, Inc. from 1996 to 2008 and Rally Health, Inc. from 2011 to 2014. He was also a member of the Board of Directors of MDLIVE, Inc. from 2009 to 2017. Mr. Sculley obtained a Bachelor of Arts from Brown University and an MBA from the Wharton School of Business. Mr. Sculley has also been awarded ten Ph.D.s and the Ellis Island Medal of Honor. Our board of directors believes that Mr. Sculley is qualified to serve based on his experience, qualifications, attributes and skills, including his extensive experience in leadership roles at other companies.

Jay R. Bloom.    Mr. Bloom has served as a member of our board of directors since the Business Combination. Mr. Bloom is also a Managing Partner of Trimaran, which he co-founded in 1998, serves as a Manager of Trimaran Fund II, an existing private equity fund, and serves as Co-Chairman and Chief Executive Officer and a director of GX Acquisition Corp. II. Trimaran and affiliated entities have managed, through Trimaran Fund Management, L.L.C., private equity funds, collateralized loan obligations, and hedge funds (in the case of hedge funds, as sub-advisor). Prior to Trimaran, Mr. Bloom was a Managing Director and Vice Chairman of CIBC, where he was responsible for CIBC’s United States and European Merchant Banking activities, which were conducted through the CIBC Funds. In addition, Mr. Bloom was responsible for overseeing CIBC’s United States and European Leveraged Finance businesses, which included financial sponsor coverage; acquisition finance; high yield origination, underwriting, sales and trading; private placements; and financial restructuring advisory services. Prior to CIBC, Mr. Bloom was a co-founder of Argosy, a boutique investment bank that engaged in leveraged finance activities and principal investing. Argosy was acquired by CIBC in 1995. Prior to Argosy, Mr. Bloom was a Managing Director of Drexel Burnham Lambert Inc., and before that he was an investment banker at Lehman Brothers. Mr. Bloom also practiced law at Paul Weiss Rifkind Wharton & Garrison. Within the last five years, Mr. Bloom has served on the Board of Directors of El Pollo Loco, Inc. until its IPO (restaurants), KCAP Financial Inc. (fixed income investments/asset management; NASDAQ: KCAP), ChanceLight, Inc. (for-profit education), Norcraft Companies, Inc. (building products) and Brite Media Group LLC (specialty advertising). He has also in the past served as a director of Accuride Corporation (heavy truck components; NYSE: ACW), Consolidated Advisors, LLC (asset management), Domino’s Pizza, Inc. (restaurants), Freightcar America, Inc. (rail cars), Global Crossing Ltd. (telecommunications; NYSE: GX), Heating Oil Partners, L.P. (energy), IASIS Healthcare Corporation (hospitals and insurance), Millennium Digital Media Holdings (cable/telecom), Morris Materials Handling, Inc. (capital equipment), NSP Holdings LLC (safety products), PrimeCo Wireless Communications LLC (communications), Source Financial Corporation (retail), Standard Steel, LLC (railcar components) and Transportation Technologies, Inc (heavy truck components). He serves on the Advisory Board of the Richman Center for Business, Law and Public Policy at Columbia University, has served as a member of the Cornell University Council and the Cornell University Undergraduate Business Program Advisory Council, and is an emeritus member of the Advisory Council of the Johnson Graduate School of Management at Cornell University. Mr. Bloom graduated summa cum laude from Cornell University with a B.S degree, from the Johnson Graduate School with an M.B.A degree and from Columbia University School of Law with a J.D. degree, where he was a member of the Board of Editors of the Columbia Law Review. Mr. Bloom is well qualified to serve on our board of directors due to his extensive financial, investment, operation and private and public company experience.

Peter H. Diamandis, M.D.    Dr. Diamandis has served as a member of our board of directors since the Business Combination. Dr. Diamandis was a co-founder and has previously served as a Vice Chairman of Legacy Celularity’s board of directors since 2016. Dr. Diamandis is also the Founder and Executive Chairman of the XPRIZE Foundation, a non-profit foundation that has designed and operated large-scale incentive competitions and the Executive Founder of Singularity University, a graduate-level Silicon Valley institution founded in 2008 that counsels the world’s leaders on exponentially growing technologies. Dr. Diamandis is the Vice Chairman and co-Founder of Human Longevity, Inc., a company focused on extending the human lifespan. Dr. Diamandis obtained degrees in Molecular Engineering and Aerospace Engineering from MIT and an M.D. from Harvard Medical School. Our board of directors believes he is well qualified to serve on the board due to his extensive operational and management experience in the technology industry.

Dean C. Kehler.    Mr. Kehler has served as a member of our board of directors since the Business Combination. Mr. Kehler is also a Managing Partner of Trimaran, which he co-founded in 1998, serves as a Manager of Trimaran Fund II, and serves as Co-Chairman and Chief Executive Officer and a director of GX Acquisition Corp. II. Prior to Trimaran, Mr. Kehler was a Managing Director and Vice Chairman of CIBC, where he was responsible for CIBC’s United States and European Merchant Banking activities, which were conducted through the CIBC Funds. In addition, Mr. Kehler was responsible for overseeing CIBC’s United States and European Leveraged Finance businesses, which included financial sponsor coverage; acquisition finance; high yield origination, underwriting, sales and trading; private placements; and financial restructuring advisory services. Prior to CIBC, Mr. Kehler was a co-founder of Argosy. Prior to Argosy, Mr. Kehler was a Managing Director of Drexel Burnham Lambert Inc., and before that he was an investment banker at Lehman Brothers. Mr. Kehler serves on the Boards of Directors of El Pollo Loco Holdings, Inc. (restaurants; NASDAQ: LOCO); Portman Ridge Finance Corporation. (investment company; NASDAQ: PTMN) and Security First Corp. (cyber security and data management software), of which he is Vice Chairman. He also serves as a Member of the Board of Overseers of the University of Pennsylvania School of Nursing, and formerly served as its Chairman. Within the last five years, he has served a director of Inviva Inc. (insurance), and Graphene Frontiers, LLC (graphene). Mr. Kehler previously served as a director of Ashley Stewart Holdings, Inc. (retail); Continental Airlines Inc. (airlines; NYSE: CAL); Global Crossing Ltd. (telecommunications; NYSE: GX); Hills Department Stores, Inc. (retail; NYSE: HDS); TeleBanc Financial Corp. (Internet banking; NASDAQ: TBFC); Booth Creek Ski Group, Inc. (real estate; leisure); CB Holding Corp. (restaurants); CNC Holding Corp. (retail); Heating Oil Partners, L.P. (energy); Jefferson National Financial Corporation (annuities); PrimeCo Wireless Communications, LLC (communications); Source Financing Corp. (retail); TLC Beatrice International Inc. (consumer products); and Urban Brands, Inc. (retail). In addition, Mr. Kehler previously served as a board observer of ITC Holdings, Inc. (electric transmission). Mr. Kehler previously served as a Director, Treasurer and Chair of the Finance Committee of CARE USA, one of the world’s largest private humanitarian organizations. Mr. Kehler graduated from the Wharton School of the University of Pennsylvania. Mr. Kehler is well qualified to serve on our board of directors due to his extensive financial, investment, operation and private and public company experience.

Lim Kok Thay.    Tan Sri Lim has served as a member of our board of directors since the Business Combination. Tan Sri Lim has previously served on Legacy Celularity’s board of directors since 2018, and is the Chairman and Chief Executive of Genting Berhad. He is also the Deputy Chairman and Chief Executive of Genting Malaysia Berhad, the Deputy Chairman and Executive Director of Genting Plantations Berhad, the Executive Chairman of Genting Singapore Limited and the Chairman of Genting UK Plc. Tan Sri Lim has served in various positions within the Genting Group since 1976. He is a Founding Member, a Permanent Trustee and Chairman of the Board of Trustees of the charitable foundation The Community Chest, Malaysia. In addition, he is a member of the board of directors of several other companies as well as a member of the board of trustees of several charitable organizations in Malaysia. Tan Sri Lim is the Chairman and Chief Executive Officer of Genting Hong Kong Limited, a company listed on the Main Board of The Stock Exchange of Hong Kong Limited. Tan Sri Lim holds a Bachelor of Science in civil engineering from the University of London. He attended the Program for Management Development of Harvard Business School in 1979. Our board of directors believes that Tan Sri Lim is qualified to serve on the board based on his experience, qualifications, attributes and skills, including his extensive experience in leadership roles at other companies.

Robin L. Smith, M.D., MBA.    Dr. Smith has served as a member of our board of directors since the Business Combination. Dr. Smith has previously served as one of Legacy Celularity’s directors since August 2019. Dr. Smith has also served as a director of Sorrento Therapeutics since December 2019. She has served as partner of BRM Holdings, LLC, a consulting firm, since March 2015. In 2007, Dr. Smith founded The Stem for Life Foundation (SFLF), a nonprofit organization, and has served as Chairman of the Board and President of the Stem for Life Foundation since its inception. The Stem for Life Foundation is now part of the Cura Foundation of which Dr. Smith serves as Chair of the Board and President. She has served as Vice President of the Science and Faith STOQ Foundation in Rome since 2015 and has served as a member of its Board of Directors since 2012. She also co-founded Spiritus Therapeutics, Inc. in 2018 and serves as President and Chair of the Board. From 2006 to 2015, Dr. Smith served as Chair and CEO of Caladrius Biosciences, Inc. (formerly NeoStem Inc.). She has served Chair of the board of directors of Mynd Analytics, Inc. since August 2015 and then its successor Emmaus Medical, Inc. until September 2019, served on the board of directors of Rockwell Medical, Inc. from June 2016 to November 2019 and served on the board of Seelos Therapeutics, Inc. since January 2019. Dr. Smith has been a member of the Board of Overseers at the NYU Langone Medical Center in New York since 2014, a member of the International Board of Sanford Health since 2016, co-chair of the Life Sci advisory board on gender diversity since April 2016, a member of the board of directors of Alliance for Regenerative Medicine (ARM) Foundation since 2017 and a co-founder and member of the board of directors of Unite to Prevent Cancer Foundation since 2018. She has served as a voluntary Clinical Associate Professor in the Department of Medicine at the Rutgers, New Jersey Medical School since 2017. She served on the Board of Trustees of the NYU Langone Medical Center from 2006 to 2014 and was on the board of directors of Signal Genetics, Inc. from July 2014 to February 2016, BioXcel Corporation from August 2015 to June 2017 and ProLung Inc. from February 2017 to July 2018. Dr. Smith obtained her M.D. from Yale University, an M.B.A. from the Wharton School of Business and a B.A. from Yale University. Our board of directors believes that Dr. Smith’s scientific background and her broader business development and corporate experience, qualify her to serve on the board.

Andrew C von Eschenbach, M.D.    Dr. von Eschenbach has served as a member of our board of directors since the Business Combination. Dr. von Eschenbach has previously served as one of Legacy Celularity’s directors since June 2017. Dr. von Eschenbach serves as President of Samaritan Health Initiatives since January 2010. Prior to his tenure there, from 2005 to 2009, he served as Commissioner of the Department of Health and Human Services at the U.S. Food & Drug Administration. Previously, Dr. Eschenbach served as a director at the National Cancer Institute and as Executive Vice President/Chief Academic Officer and Professor of Urologic Oncology at the University of Texas MD Cancer Center. Dr. von Eschenbach obtained a B.S. from St. Joseph’s University and an M.D. from Georgetown University School of Medicine. Dr. von Eschenbach served as a Lt. Commander in the U.S. Navy Medical Corps, and after completing a residency in urologic surgery at Pennsylvania Hospital in Philadelphia, he was an instructor in urology at the University of Pennsylvania School of Medicine. Dr. von Eschenbach completed a Fellowship in Urologic Oncology at the University of Texas M.D. Anderson Cancer Center. Our board of directors believes that Dr. von Eschenbach is qualified to serve on the board due to his extensive experience in biotechnology and his expertise in oncology.

Marc Mazur.    Mr. Mazur has served as a member of our board of directors since the Business Combination. Mr. Mazur also serves as a director of GX Acquisition Corp. II. Mr. Mazur has served as an Industry Advisor for Brightwood Capital Advisors, LLC, a private debt fund, since 2014. From 2006 until 2008, Mr. Mazur served as the Chief Executive Officer of Brevan Howard U.S. Asset Management, a London-based global macro hedge fund, and a senior advisor of this company until 2010. From 2010 through December 2019, Mr. Mazur served as a member of the board of directors for Fibrocell Science, Inc. (NASDAQ: FCSC), an autologous cell and gene therapy company. Mr. Mazur serves as chairman of the audit committee and a member of the valuation committee of SuRo Capital Corp. (NASDAQ:SSSS), a business development company that invests in late-stage venture-backed private companies since 2017. He served a senior advisor to Tsinghua Venture Capital from 2001 to 2005. Mr. Mazur served as a Vice President at Salomon Brothers, Inc from 1984 to 1987 and served as a Vice President in the Fixed Income Division of The Goldman Sachs Group, Inc. from 1987 until 1996, and served as a consultant for Goldman from 1997 to 1999. Between 2010 and 2014, he served as a director of Staywell Health and as a director of DeVilbiss Health, private companies in the wellness and medical device fields. Mr. Mazur received his B.A. in Political Science from Columbia University and a J.D. from Villanova University School of Law. He is well qualified to serve on our board of directors due to his senior executive-level experience in finance, life science, healthcare consulting and business strategy, as well as his board experience.

Board Composition

Our business and affairs will be organized under the direction of our board of directors. Our board of directors currently consists of nine members and Dr. Hariri serves as Chairman of the board of directors. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to the management. The board of directors meets on a regular basis and on an ad hoc basis as required.

In accordance with the terms of our Certificate of Incorporation and the Amended and Restated Bylaws, the board of directors is initially divided into three classes, as follows:

•        Class I, which will consist of Andrew C. von Eschenbach, M.D., Jay R. Bloom and Peter Diamandis, M.D., whose terms will expire at the annual meeting of stockholders to be held in 2022;

•        Class II, which will consist of Dean C. Kehler, Robin L. Smith, M.D. and Lim Kok Thay, whose terms will expire at the annual meeting of stockholders to be held in 2023; and

•        Class III, which will consist of Robert J. Hariri, M.D., Ph.D., John Sculley and Marc Mazur, whose terms will expire at the annual meeting of stockholders to be held in 2024.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of the board of directors will be fixed exclusively by resolutions of the board of directors. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in its control or management. Our board of directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of its voting stock.

Director Independence

Each of the directors on the board of directors, other than Dr. Hariri and Dr. Smith, qualify as independent directors, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and the board of directors consists of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Leadership Structure

Our board of directors is chaired by Dr. Hariri, the Chief Executive Officer. In such role, Dr. Hariri has the authority, among other things, to call and preside over board of directors meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. The board of directors believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the board of directors and management act with a common purpose and that separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the ability to develop and implement strategy. Instead, the board of directors believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute its strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. We also believe that it is advantageous to have a Board Chair with an extensive history with and knowledge of the company (as is the case with its Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

Role of the Board in Risk Oversight

The audit committee of the board of directors will be primarily responsible for overseeing its risk management processes on behalf of the board of directors. Going forward, we expect that the audit committee will receive reports from management at least quarterly regarding its assessment of risks. In addition, the audit committee reports regularly to the board of directors, which also considers our risk profile. The audit committee and the board of directors focus on the most significant risks we face and our general risk management strategies. While the board of directors oversees its risk management, management is responsible for day-to-day risk management processes, the board of directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks it faces and that the board of directors leadership structure, which also emphasizes the independence of the board of directors in its oversight of its business and affairs, supports this approach.

Board Committees

The board of directors has established the audit committee, compensation committee and nominating and corporate governance committee. The board of directors has adopted a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee

Our audit committee consists of Dean C. Kehler, Marc Mazur and Peter Diamandis, M.D. Each of the members of the audit committee satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements.

Dean C. Kehler serves as the chair of the audit committee. The functions of this committee include, among other things:

•        evaluating the performance, independence and qualifications of Celularity’s independent auditors and determining whether to retain Celularity’s existing independent auditors or engage new independent auditors;

•        reviewing and approving the engagement of Celularity’s independent auditors to perform audit services and any permissible non-audit services;

•        monitoring the rotation of partners of Celularity’s independent auditors on Celularity’s engagement team as required by law;

•        prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of Celularity’s independent auditor;

•        reviewing Celularity’s annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with Celularity’s independent auditors and management;

•        reviewing, with Celularity’s independent auditors and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of Celularity’s financial controls;

•        reviewing with management and Celularity’s independent auditors any earnings announcements and other public announcements regarding material developments;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•        preparing the report that the SEC requires in Celularity’s annual proxy statement;

•        reviewing and providing oversight of any related-person transactions in accordance with Celularity’s related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including Celularity’s code of business conduct and ethics;

•        reviewing Celularity’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

•        reviewing on a periodic basis Celularity’s investment policy; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Dean C. Kehler qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. Celularity’s independent registered public accounting firm and the management periodically meet privately with the audit committee.

The composition and functioning of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Celularity intends to comply with future requirements to the extent they become applicable to Celularity.

Compensation Committee

The compensation committee consists of Marc Mazur, Jay R. Bloom and Dean C. Kehler. Marc Mazur serves as the chair of the compensation committee. Each of the members of its compensation committee is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the Nasdaq Stock Market independence requirements. The functions of this committee include, among other things:

•        reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) Celularity’s overall compensation strategy and policies;

•        reviewing and making recommendations to the full board of directors regarding the compensation and other terms of employment of Celularity’s executive officers;

•        reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) performance goals and objectives relevant to the compensation of Celularity’s executive officers and assessing their performance against these goals and objectives;

•        reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for Celularity, as well as modifying, amending or terminating existing plans and programs;

•        evaluating risks associated with Celularity’s compensation policies and practices and assessing whether risks arising from its compensation policies and practices for Celularity’s employees are reasonably likely to have a material adverse effect on Celularity;

•        reviewing and making recommendations to the full board of directors regarding the type and amount of compensation to be paid or awarded to Celularity’s non-employee board members;

•        establishing policies with respect to votes by Celularity’s stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining Celularity’s recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;

•        reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•        administering Celularity’s equity incentive plans;

•        establishing policies with respect to equity compensation arrangements;

•        reviewing the competitiveness of Celularity’s executive compensation programs and evaluating the effectiveness of its compensation policy and strategy in achieving expected benefits to Celularity;

•        reviewing and making recommendations to the full board of directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for Celularity’s executive officers;

•        reviewing with management and approving Celularity’s disclosures under the caption “Compensation Discussion and Analysis” in its periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•        preparing the report that the SEC requires in Celularity’s annual proxy statement; and

•        reviewing and assessing on an annual basis the performance of the compensation committee and the compensation committee charter.

The composition and functioning of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Celularity intends to comply with future requirements to the extent they become applicable to Celularity.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of John Sculley, Lim Kok Thay and Andrew C. von Eschenbach, M.D.. John Sculley serves as the chair of the nominating and corporate governance committee. Each of the members of this committee satisfy the Nasdaq Stock Market independence requirements. The functions of this committee include, among other things:

•        identifying, reviewing and evaluating candidates to serve on the board of directors consistent with criteria approved by the board of directors;

•        determining the minimum qualifications for service on the board of directors;

•        evaluating director performance on the board of directors and applicable committees of the board of directors and determining whether continued service on the board of directors is appropriate;

•        evaluating, nominating and recommending individuals for membership on the board of directors;

•        evaluating nominations by stockholders of candidates for election to the board of directors;

•        considering and assessing the independence of members of the board of directors;

•        developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to the board of directors any changes to such policies and principles;

•        considering questions of possible conflicts of interest of directors as such questions arise; and

•        reviewing and assessing on an annual basis the performance of the nominating and corporate governance committee and the nominating and corporate governance committee charter.

The composition and functioning of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Celularity intends to comply with future requirements to the extent they become applicable to Celularity.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the compensation committee has ever been an executive officer or employee of Celularity. None of the executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the board of directors or compensation committee. For a description of transactions between Celularity and members of the compensation committee and affiliates of such members, please see the section of this prospectus entitled “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics

We have a written code of business conduct and ethics that applies to its directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. A current copy of the code is available on the Corporate Governance section of our website, www.celularity.com. Information contained on or accessible through the website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. The nominating and corporate governance committee of the board of directors is responsible for overseeing the code of conduct and must approve any waivers of the code of conduct for employees, executive officers and directors. We expect that any amendments to the code of conduct, or any waivers of its requirements, will be disclosed on our website.

Limitation of Liability and Indemnification

The Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation and its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•        breach of his or her duty of loyalty to the corporation or its stockholders;

•        act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•        transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. The Amended and Restated Bylaws provide that it will indemnify its directors and executive officers and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. The Amended and Restated Bylaws also provide that it is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit Celularity to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to Celularity. The board of directors will obtain a policy of directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the Amended and Restated Bylaws. These agreements, among other things, are expected to require Celularity to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of its directors or executive officers or any other company or enterprise to which the person provides services at Celularity’s request. Celularity believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Celularity and its stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Celularity believes that these provisions in the Certificate of Incorporation and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” sections of this prospectus, at present, there is no pending litigation or proceeding involving any of Celularity’s directors or executive officers as to which indemnification is required or permitted, and Celularity is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Scientific Advisory Board

Celularity intends to establish a scientific advisory board. Celularity expects to regularly seek advice and input from these experienced scientific leaders on matters related to its research and development programs. Celularity’s scientific advisory board is expected to consist of experts across a range of key disciplines relevant to its programs and science. Celularity intends to continue to leverage the broad expertise of its advisors by seeking their counsel on important topics relating to its research and development programs. Some of the expected members of Celularity’s scientific advisory board have entered into consulting agreements with Celularity covering their respective confidentiality, non-disclosure and proprietary rights matters and own or have owned shares of its common stock or options to purchase shares of its common stock.

EXECUTIVE COMPENSATION

GX

Employment Agreements

Prior to the closing of the Business Combination, GX did not enter into any employment agreements with its executive officers and did not make any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No GX executive officers or directors received any cash compensation for services rendered to GX. Executive officers and directors, or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on GX’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Celularity Inc.

Upon the closing of the Business Combination, the executive officers of Legacy Celularity became executive officers of Celularity Inc.

The following is a discussion and analysis of compensation arrangements of Celularity’s named executive officers. This discussion may contain forward-looking statements that are based on Celularity’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Celularity adopts may differ materially from the currently planned programs that are summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Unless the context otherwise requires, all references in this section to Celularity refer to Celularity and/or its subsidiaries prior to the consummation of the Business Combination and to Celularity and its subsidiaries after the Business Combination.

To achieve Celularity’s goals, Celularity has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving Celularity’s goals. Celularity believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. This section provides an overview of Celularity’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

The board of directors of Celularity, with input from its Chief Executive Officer, has historically determined the compensation for Celularity’s named executive officers. Celularity’s named executive officers for the year ended December 31, 2020, were Dr. Hariri, Celularity’s Chief Executive Officer and Mr. Beers, Celularity’s Chief Financial Officer.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of Celularity’s named executive officers for the year ended December 31, 2020.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Option awards ($)(3)	Non-Equity Incentive Plan Compensation(4)	All other compensation ($)(5)	Total ($)
Robert J. Hariri, M.D., Ph.D.	2020	1,200,000	—	845,845	600,000	35,809	2,681,654
Chief Executive Officer

David C. Beers	2020	337,500	—	1,225,000	84,679	33,758	1,680,937
Chief Financial Officer

Xiaokui Zhang, Ph.D.	2020	350,000	90,000	2,371,944	78,750	19,826	2,910,520
Former Executive Vice President and Chief Scientific Officer(6)

____________

(1)      Salary amounts represent actual amounts earned during 2020. For Mr. Beers, amount is pro rata reflecting his mid-January 2020 start date.

(2)      The amount reported represents the first payment of a $180,000 retention bonus payable in two installments, the first of which was earned on December 31, 2020, the remainder of which would have been earned if Dr. Zhang had remained employed with Celularity through December 31, 2021.

(3)      Amounts reported represent the aggregate grant date fair value of the stock options granted to the named executive officers during 2020 under the 2017 Plan, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to Celularity’s audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer, which will depend on factors including the continued service of the executive and the future value of Celularity’s stock.

(4)      Non-equity incentive plan bonuses earned in 2020 were paid on March 15, 2021.

(5)      This column reflects the aggregate value of other categories of payment, consisting of (i) for Dr. Hariri, $11,200 for 401(k), $24,069 for health insurance coverage and $540 for life insurance coverage; (ii) for Mr. Beers, $11,200 for 401(k), $22,063 for health insurance coverage and $495 for life insurance coverage; and (iii), for Dr. Zhang, $11,200 for 401(k), $8,086 for health insurance coverage and $540 for life insurance coverage.

(6)      Dr. Zhang retired from Celularity effective July 31, 2021.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary is provided below.

Name	2020 Base Salary ($)
Robert J. Hariri, M.D., Ph.D.	1,200,000
David C. Beers	337,500
Xiaokui Zhang, Ph.D.*	350,000

____________

*        Dr. Zhang retired from Celularity effective July 31, 2021.

The base salary of Celularity’s executive officers is generally determined and approved by its compensation committee of its board of directors in connection with the executive officer’s commencement of employment. The annual base salaries of Celularity’s named executive officers are generally reviewed, determined and approved by its compensation committee periodically in order to compensate its named executive officers for the satisfactory performance of duties to Celularity. Annual base salaries are intended to provide a fixed component of compensation to Celularity’s named executive officers, reflecting their skill sets, experience, roles and responsibilities.

Bonus Compensation

From time to time the board of directors or compensation committee may approve bonuses for its executive officers based on individual performance, company performance or as otherwise determined appropriate. In 2020, Dr. Hariri was entitled to a target bonus equal to 100% of his base salary and Mr. Beers 50%. Target bonus amounts for Celularity’s named executive officers in 2020 varied based on their role with Celularity, and such amounts for 2020 have not yet been determined.

Equity-Based Incentive Awards

Celularity’s equity-based incentive awards are designed to align Celularity’s interests and those of Celularity’s stockholders with those of Celularity’s employees and consultants, including Celularity’s executive officers. The board of directors is responsible for approving equity grants. As of the date of this prospectus, stock option awards were the only form of equity awards we have granted to any of Celularity’s executive officers.

Celularity has historically used stock options as an incentive for long-term compensation to its executive officers because the stock options allow its executive officers to profit from this form of equity compensation only if its stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of Celularity’s common stock on the date of grant. Celularity may grant equity awards at such times as Celularity’s board of directors determines appropriate. Celularity’s executives generally are awarded an initial grant in the form of a stock option in connection with their commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

All stock options have been granted pursuant to the 2017 Plan (as defined below). Celularity will grant equity incentive awards under the terms of the 2021 Plan.

All options are granted with an exercise price per share that is no less than the fair market value of Celularity’s common stock on the date of grant of such award. Stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “— Outstanding Equity Awards at Fiscal Year-End.”

In addition to the stock options to acquire 5,300,000 shares that, subject to approval by our board of directors, we intend to grant under the 2021 Plan to its executive officers and other key employees, of which 3,600,000 are expected to be granted to Dr. Hariri and Mr. Beers under the terms of their new employment agreements as described below under “—  Agreements with Named Executive Officers and Potential Payments Upon Termination of Employment or Change In Control”, on April 6, 2021, the Celularity Board granted options to acquire 2,500,000 shares to Dr. Hariri and 100,000 shares to Mr. Beers, in each case under the 2017 Plan. These options have an exercise price of $7.84 per share, which is the Celularity Reference Share Value rounded to the nearest whole cent, have a 10-year term, and were fully vested as of the grant date.

Agreements with Named Executive Officers and Potential Payments Upon Termination of Employment or Change in Control

Named Executive Officers

Robert J. Hariri, M.D., Ph.D.

Celularity entered into an employment agreement dated as of the Closing Date, setting forth the terms of Dr. Hariri’s employment as Celularity’s Chief Executive Officer. The employment agreement incorporates Celularity’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement, which Dr. Hariri signed in connection with the employment agreement.

Pursuant to the employment agreement, Dr. Hariri is entitled to an initial annual base salary of $1,200,000. Dr. Hariri’s employment agreement also provides for an annual target bonus of up to 75% of his base salary. Receipt of an annual bonus is subject to achievement of individual and company-wide annual performance goals, as set by Celularity and confirmed by its board of directors. Subject to approval by our board of directors, Dr. Hariri will be granted an option to purchase 3,500,000 shares of common stock under the 2021 Plan at an exercise price equal to the fair market value of Celularity’s common stock on the grant date. This option grant will be subject to both a performance vesting and a service vesting schedule as follows: 50% of the shares subject to this option will vest based on Dr. Hariri’s continuous service with Celularity over a four year period, with 25% of the total number of shares subject to the option vesting on the one year anniversary of the closing date of the Business Combination and the remaining shares in 36 monthly installments thereafter. The remaining 50% of the shares subject to the option will vest based on achievement of performance milestones to be established by the compensation committee of the board of directors. Dr. Hariri’s employment agreement provides that he is eligible to participate in Celularity’s standard benefit plans maintained for the benefit of Celularity’s similarly-situated employees.

Under Dr. Hariri’s employment agreement, if he resigns for “good reason” or Celularity terminates Dr. Hariri’s employment without “cause” (each as defined in the employment agreement, and excluding a termination on account of Dr. Hariri’s death or disability), and if such termination or resignation is not in connection with a “change in control” (as defined in the Celularity’s 2021 Plan), then Dr. Hariri will be eligible to receive (i) continued payment of his base salary for 24 months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to 18 months, (iii) a prorated bonus for the year of termination paid in a lump sum, and (iv) 24 months’ of accelerated vesting of Dr. Hariri’s unvested time-based equity awards. As a condition to receiving the foregoing severance benefits, Dr. Hariri must sign and not revoke a general release contained in a separation agreement in the form presented by Celularity, return all company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with Celularity.

Under Dr. Hariri’s employment agreement, if he resigns for “good reason” or Celularity terminates Dr. Hariri’s employment without “cause”, and excluding a termination on account of Dr. Hariri’s death or disability), and if such termination or resignation occurs within three months prior to or within 12 months following the effective date of a “change in control”, then Dr. Hariri will be eligible to receive (i) continued payment of his base salary for 36 months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to 18 months, (iii) 100% of his target bonus for the calendar year of termination paid in a lump sum, and (iv) full acceleration of the vesting of Dr. Hariri’s unvested equity awards. As a condition to receiving the foregoing severance benefits, Dr. Hariri must sign and not revoke a general release contained in a separation agreement in the form presented by Celularity, return all company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with Celularity.

Under Dr. Hariri’s employment agreement, if payments and benefits payable to Dr. Hariri in connection with a change in control are subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments and benefits will equal an amount determined by Celularity in good faith to be the maximum amount that may be provided to Dr. Hariri so that the Section 4999 excise tax does not apply, or the largest portion of the payments after taking into account all applicable taxes, whichever results in Dr. Hariri receiving the greater economic benefit on an after-tax basis notwithstanding that some or all of the payment or benefit may be subject to excise tax.

Under Dr. Hariri’s employment agreement, if Dr. Hariri is terminated on account of his death or “disability” (as defined in the employment agreement), then Dr. Hariri (or his legal representatives, in the event of his death) will be eligible to receive a prorated bonus for the year of termination paid in a lump sum. As a condition to receiving the foregoing payment, Dr. Hariri (or his legal representatives, in the event of his death) must sign and not revoke a general release contained in a separation agreement in the form presented by Celularity.

David C. Beers

Celularity entered into an employment agreement dated as of the Closing Date, setting forth the terms of Mr. Beers’s employment as Celularity’s Chief Financial Officer. The employment agreement incorporates Celularity’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement, which Mr. Beers signed in connection with the employment agreement.

Pursuant to the employment agreement, Mr. Beers is entitled to an initial annual base salary of $375,000. Mr. Beers’s employment agreement also provides for an annual target bonus of up to 40% of his base salary. Receipt of an annual bonus is subject to achievement of individual and company-wide annual performance goals, as set by Celularity and confirmed by the board of directors. Subject to approval by our board of directors, Mr. Beers will be granted an option to purchase 100,000 shares of Celularity common stock under the 2021 Plan at an exercise price equal to the fair market value of Celularity’s common stock on the grant date. This option grant will be subject to both a performance vesting and a service vesting schedule as follows: 50% of the shares subject to this option will vest based on Mr. Beers’ continuous service with Celularity over a four year period, with 25% of the total number of shares subject to the option vesting on the one year anniversary of the closing date of the Business Combination and the remaining shares in 48 monthly installments thereafter. The remaining 50% of the shares subject to the option will vest based on achievement of performance milestones to be established by the compensation committee of the Celularity Board. Mr. Beers’s employment agreement provides that he is eligible to participate in Celularity’s standard benefit plans maintained for the benefit of the Celularity’s similarly-situated employees.

Under Mr. Beers’s employment agreement, if he resigns for “good reason” or Celularity terminates Mr. Beers’s employment without “cause” (each as defined in the employment agreement, and excluding a termination on account of Mr. Beers’s death or disability), and if such termination or resignation is not in connection with a “change in control” (as defined in Celularity’s 2021 Plan), then Mr. Beers will be eligible to receive (i) continued payment of his base salary for nine months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to nine months, (iii) a prorated bonus for the year of termination paid in a lump sum, and (iv) nine months’ of accelerated vesting of Mr. Beers’s unvested time-based equity awards. As a condition to receiving the foregoing severance benefits, Mr. Beers must sign and not revoke a general release contained in a separation agreement in the form presented by Celularity, return all company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with Celularity.

Under Mr. Beers’s employment agreement, if he resigns for “good reason” or Celularity terminates Mr. Beers’s employment without “cause”, and if such termination or resignation occurs within three months prior to or within 12 months following the effective date of a “change in control” , then Mr. Beers will be eligible to receive (i) continued payment of his base salary for 12 months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to 12 months, (iii) 100% of his target bonus for the calendar year of termination paid in a lump sum, and (iv) full acceleration of the vesting of Mr. Beers’s unvested equity awards. As a condition to receiving the foregoing severance benefits, Mr. Beers must sign and not revoke a general release contained in a separation agreement in the form presented by Celularity, return all company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with Celularity.

Under Mr. Beers’s employment agreement, if payments and benefits payable to Mr. Beers in connection with a change in control are subject to Section 4999 of the Internal Revenue Code of 1986, as amended, then such payments and benefits will equal an amount determined by Celularity in good faith to be the maximum amount that may be provided to Mr. Beers so that the Section 4999 excise tax does not apply, or the largest portion of the payments after taking into account all applicable taxes, whichever results in Mr. Beers receiving the greater economic benefit on an after-tax basis notwithstanding that some or all of the payment or benefit may be subject to excise tax.

Under Mr. Beers’s employment agreement, if Mr. Beers is terminated on account of his death or “disability” (as defined in the employment agreement), then Mr. Beers (or his legal representatives, in the event of his death) will be eligible to receive a prorated bonus for the year of termination paid in a lump sum. As a condition to receiving the foregoing payment, Mr. Beers (or his legal representatives, in the event of his death) must sign and not revoke a general release contained in a separation agreement in the form presented by Celularity.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding common stock option awards for each of Celularity’s named executive officers as of December 31, 2020. The table reflects both vested and unvested option awards. The options were granted pursuant to the 2017 Plan and are subject to time-based vesting.

	Option Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert J. Hariri, M.D., Ph.D.	02/20/18	321,969	(1)	132,576	$2.20	02/20/28
	12/03/18	227,273	(2)	—	$2.98	12/03/28
	02/06/20	125,000	(1)	375,000	$2.84	02/06/30
David C. Beers	05/07/20	—		700,000	$2.84	05/07/30
Xiaokui Zhang, Ph.D.	06/02/17	150,000	(3)	—	$0.21	06/02/27
	02/20/18	25,000	(3)	—	$2.20	02/20/28
	02/20/18	122,632	(1)	36,459	$2.20	02/20/28
	12/03/18	79,546	(2)	—	$2.98	12/03/28
	02/06/20	19,886	(1)	59,660	$2.84	02/06/30
	05/07/20			1,278,501	$2.84	05/07/30

Option awards set forth in the above table vest as follows:

____________

(1)      25% vest at one year after grant, and monthly thereafter for three years.

(2)      100% vest at six months after grant.

(3)      20% vest on grant date, with the remainder vesting over 36 months.

Perquisites, Health, Welfare and Retirement Benefits

Celularity’s executive officers, during their employment with it, are eligible to participate in its employee benefit plans, including its medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of its other employees. In addition, Celularity provides a 401(k) plan to its employees, including its executive officers, as discussed in the section below entitled “— 401(k) Plan.”

Celularity generally does not provide perquisites or personal benefits to its named executive officer, except in limited circumstances. Celularity does, however, pay the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of its employees, including its named executive officers. The board of directors may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in its best interests.

401(k) Plan

Celularity maintains a defined contribution employee retirement plan, or 401(k) plan, for its employees. Celularity’s executive officers are eligible to participate in the 401(k) plan on the same basis as its other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code of 1986. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which is $19,500 for each of calendar years 2020 and 2021. Participants that are 50 years or older can also make “catch-up” contributions, which in each of calendar years 2020 and 2021 may be up to an additional $6,500 above the statutory limit. Celularity currently makes matching contributions into the 401(k) plan on behalf of participants. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Nonqualified Deferred Compensation

Celularity does not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. The board of directors may elect to provide its officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in its best interests.

Equity Benefit Plans

2021 Plan

In July 2021 our board of directors adopted the 2021 Plan and our stockholders approved the 2021 Plan in July 2021. The 2021 Plan became effective immediately upon the closing of the business combination.

Eligibility.    Our employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the 2021 Plan. As of August 2, 2021, we have approximately 207 employees, sixteen non-employee directors and consultants who may be eligible to receive awards under the 2021 Plan.

Award Types.    The 2021 Plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants.

Share Reserve.    The number of shares of Class A Common Stock initially reserved for issuance under the 2021 Plan is 20,915,283 shares of Class A Common Stock (9.78% of the total number of issued and outstanding shares of Class A Common Stock immediately after the Closing) (the “Share Reserve”). The number of shares of Class A Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, for a period of ten years, from January 1, 2022 continuing through January 1, 2031, by 4% of the total number of shares of Celularity capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by our board of directors. The maximum number of shares that may be issued pursuant to the exercise of ISOs under the 2021 Plan is (300% of the number of shares of Class A Common Stock initially reserved under the 2021 Plan). Shares issued under the 2021 Plan may be authorized but unissued or reacquired shares. Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2021 Plan. Additionally, shares issued pursuant to stock awards under the 2021 Plan that are repurchased or forfeited, as well as shares that are reacquired as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under the 2021 Plan.

Plan Administration.    Our board of directors, or a duly authorized committee thereof, will have the authority to administer the 2021 Plan. Our board of directors, or a duly authorized committee thereof, may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the 2021 Plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the 2021 Plan. The plan administrator has the power to modify outstanding awards under the 2021 Plan. Subject to the terms of the 2021 Plan and in connection with a corporate transaction or capitalization adjustment, the plan administrator may not reprice or cancel and regrant any award at a lower exercise price, strike price or purchase price or cancel any award with an exercise price, strike price or purchase price in exchange for cash, property or other awards without first obtaining the approval of the stockholders of Celularity.

Stock Options.    ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of the Class A Common Stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a Corporate Transaction (as such term is defined in the 2021 Plan) and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Internal

Revenue Code of 1986). Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. However, no stock option granted to an employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will generally be first exercisable until at least six months following the date of grant. The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of GX Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of Class A Common Stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of Class A Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by us may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, we may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.

Restricted Stock Unit Awards.    Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Class A Common Stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a Corporate Transaction (as such term is defined in the 2021 Plan) and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Internal Revenue Code of 1986). A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. However, no stock-settled stock appreciation right granted to an employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will generally be first exercisable until at least six months following the date of grant.

Performance Awards.    The 2021 Plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of Class A Common Stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Class A Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to Class A Common Stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid by us to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by us to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board during such annual period, $1,000,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.

Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of Class A Common Stock subject to the 2021 Plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.

Corporate Transactions.    The following applies to stock awards under the 2021 Plan in the event of a corporate transaction, as defined in the 2021 Plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.

Change in Control.    In the event of a change in control, as defined under the 2021 Plan, awards will generally be treated as described above in connection with a corporate transaction. Notwithstanding the foregoing, in the event of a change in control, vested awards that are subject to Section 409A of the Code will be settled in connection with the change in control (to the extent the change in control constitutes a Section 409A change in control).

Plan Amendment or Termination.    Our board of directors will have the authority to amend, suspend, or terminate the 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the our board of directors adopted the 2021 Plan.

Certain U.S. Federal Income Tax Aspects of Awards Under the 2021 Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the 2021 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the 2021 Plan depend upon the type of award.

Incentive Stock Options.    The recipient of an ISO generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of Class A Common Stock from exercised ISOs are disposed of, by sale or otherwise. If the ISO recipient does not sell or dispose of the shares of Class A Common Stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of Class A Common Stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the Class A Common Stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options.    The recipient of an NSO generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of NSOs when the options are exercised. The excess of the fair market value of Class A Common Stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards.    Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of Class A Common Stock on the exercise date over the exercise price. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

2021 Plan Benefits

Grants of awards under the 2021 Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the 2021 Plan. As described above, subject to approval by our board of directors, we expect to grant options to acquire approximately 5.3 million shares of Class A Common Stock under the 2021 Plan to our executive officers and other key employees. Of these awards, 3.6 million are expected to be granted to Dr. Hariri and Mr. Beers under the terms of their new employment agreements.

ESPP

In July 2021 our board of directors adopted the ESPP and our stockholders approved the ESPP in July 2021. The ESPP Plan became effective immediately upon the Closing of the business combination.

Purpose of the ESPP

The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in our success by purchasing Class A Common Stock from us on favorable terms and to pay for such purchases through payroll deductions. We believe by providing eligible employees with an opportunity to increase their proprietary interest in our success, the ESPP will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Eligibility.    Our employees and employees its designated affiliates may be eligible to participate in the ESPP. As of August 2, 2021, we have approximately 207 employees who may be eligible to participate under the ESPP.

Share Reserve.    The ESPP authorizes the issuance of 2,139,220 shares of Class A Common Stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of Class A Common Stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2022 through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, and (ii) 2,139,220 shares (100% of the initial share reserve); provided, that prior to the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). The shares purchasable under the ESPP will be shares of authorized but unissued or reacquired shares of Class A Common Stock, including shares repurchased by us on the open market. If purchase rights granted under the ESPP terminate without having been exercised, the shares of Class A Common Stock not purchased under such purchase rights will again become available for issuance under the ESPP.

Plan Administration.    Our board of directors, or a duly authorized committee thereof, have the authority to administer the ESPP. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of Class A Common Stock on specified dates during such offerings. Under the ESPP, the plan administrator may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Class A Common Stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, will be eligible to participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of Class A Common Stock under the ESPP. Unless otherwise determined by the plan administrator, Class A Common Stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to not less than the lesser of (i) 85% of the fair market value of a share of Class A Common Stock on the first trading date of an offering or (ii) 85% of the fair market value of a share of Class A Common Stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the plan administrator, including: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of Class A Common Stock based on the fair market value per share of Class A Common Stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transactions, the plan administrator will make appropriate adjustments to (i) the class(es) and maximum number of shares reserved under the ESPP, (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class(es) and maximum number of shares and purchase price applicable to all outstanding offerings and purchase rights and (iv) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions.    In the event of a corporate transaction, as defined in the ESPP, any then-outstanding rights to purchase shares under the ESPP may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of Class A Common Stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendment or Termination.    Our board of directors will have the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We must obtain stockholder approval of any amendment to the ESPP to the extent required by applicable law or listing rules.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally will not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Amended and Restated 2017 Equity Incentive Plan

A summary description of the material features of Celularity’s Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”), is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2017 Plan and is qualified by reference to the 2017 Plan.

The Legacy Celularity Board originally adopted and its stockholders approved the 2017 Plan on June 2, 2017. The 2017 Plan was subsequently amended and restated on December 3, 2018 and October 22, 2020 by the Legacy Celularity Board and on January 26, 2021 by Legacy Celularity’s stockholders. The 2017 Plan terminated in connection with the Closing, and no further grants will be made under the 2017 Plan. Any outstanding awards granted under the 2017 Plan remain subject to the terms of the 2017 Plan and the applicable award agreement.

Stock Awards.    The 2017 Plan provides for the grant of options to purchase shares of Celularity’s common stock intended to qualify as “incentive stock options” under Section 422 of the Code (“ISOs”), options that do not so qualify (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards and other awards (collectively, “stock awards”). ISOs may be granted only to Celularity’s employees and the employees of Celularity’s parent corporation or subsidiary corporation. All other awards may be granted to Celularity’s employees, directors, and consultants and the employees, directors, and consultants of Celularity’s affiliates. Celularity has granted stock options under the 2017 Plan. Subject to adjustments for changes to the capital structure, the aggregate number of shares of common stock that may be issued pursuant to awards will not exceed 42,079,496 shares. As of December 31, 2020, 22,336,005 stock options to purchase an aggregate of 22,336,005 shares were outstanding, and 19,340,752 shares of Celularity common stock were available for future issuance under the 2017 Plan.

If a stock award or any portion thereof granted under the 2017 Plan, (i) expires or otherwise terminates without all shares subject to such award being issued, (ii) is settled in cash, (iii) is forfeited to or repurchased by Celularity because of the failure to meet a contingency or condition required to vest such shares, or (iv) is reacquired by Celularity in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award, then such shares subject to the stock award will once again become available for issuance under the 2017 Plan.

Administration.    The board of directors, or a duly authorized committee thereof, has the authority to administer the 2017 Plan. The board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2017 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply.

The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options.    ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2017 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2017 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service with Celularity, or any of Celularity’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service with Celularity or any of Celularity’s affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual’s service for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, electronic funds transfer or money order, (2) a broker-assisted cashless exercise, (3) the tender of cash proceeds from a sale to a third party investor of some of the shares to be exercised, (4) delivery of our common shares, (5) a net exercise of the option if it is an NSO, or (6) deferred payment or a similar arrangement with the optionholder, and (7) other legal consideration approved by the plan administrator.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all Celularity’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Celularity’s total combined voting power or that of any of Celularity’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Incentive Stock Option Limit.    The maximum number of shares of common stock that may be issued upon the exercise of ISOs under the 2017 Plan is 53,655,600 shares.

Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft, electronic funds, wire transfer, or money order, (2) past services rendered to Celularity or Celularity’s affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may be subject to a share repurchase option in Celularity’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by Celularity upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Other Awards.    The plan administrator may grant other awards based in whole or in part by reference to Celularity’s common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event that there is a specified type of change in Celularity’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class(es) and maximum number of shares reserved for issuance under the 2017 Plan, (2) the class(es) and maximum number of shares that may be issued upon the exercise of ISOs and (3) the class(es) and number of shares and price per share of stock subject to outstanding stock awards.

Change in Control.    The 2017 Plan provides that in the event of a change in control, unless otherwise provided in an award agreement or other written agreement between Celularity and the award holder, the plan administrator may take one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arrange for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by Celularity in respect of our common stock issued pursuant to the stock award to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised immediately prior to the effective time of the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Celularity with respect to the stock award, (5) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a cash payment, or no payment, as determined by the plan administrator or (6) make a payment, in the form determined by the plan administrator, equal to the excess, if any, of the value of the property the holder would have received upon exercise of the stock award immediately prior to the effective time of the transaction over any exercise price payable by the holder. The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.

If the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) refuses to assume, continue, replace with new awards or otherwise substitute a new award for, an outstanding stock award (including unvested outstanding shares), such stock award will become fully vested as of immediately prior to the closing of the change in control.

Under the 2017 Plan, a change in control is generally the consummation of one or more of the following events: (1) any person becomes the owner, directly or indirectly, of our securities representing more than 50% of the combined voting power of our then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (2) a consummated a merger, consolidation or similar transaction involving (directly or indirectly) us and, immediately after such transaction, our stockholders immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction, or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction, or (3) a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Celularity and its subsidiaries.

Transferability.    A participant generally may not transfer stock awards under the 2017 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2017 Plan.

Amendment and Termination.    The board of directorsv has the authority to amend, suspend or terminate the 2017 Plan, provided that, with certain exceptions, such action does not materially impair the existing rights of any participant without such participant’s written consent. Unless terminated sooner by the board of directors, the 2017 Plan will automatically terminate on June 2, 2027. No stock awards may be granted under the 2017 Plan while it is suspended or terminated. The 2017 Plan terminated in connection with the Closing, and no further grants will be made under the 2017 Plan.

Director Compensation

Celularity adopted a non-employee director compensation policy in August 2020 to provide for payment of compensation for service on the board of directors or its committees. Under this policy, non-employee directors are compensated in cash for their board service and service on committees, receive equity, with equity, and reimbursement for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Dr. Hariri does not receive additional compensation for his services as a director.

The following table provides the compensation paid to Celularity’s non-employee directors in 2020:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Peter H. Diamandis, M.D.	32,000	—	—	—	—	—	32,000
Lim Kok Thay	20,000	—	—	—	—	—	20,000
John Sculley	39,500	—	—	—	—	—	39,500
Robin L. Smith, M.D., MBA	39,000	—	845,845	—	—	—	884,845
Andrew C. von Eschenbach, M.D.	24,000	—	—	—	—	—	24,000

In August 2020, the Legacy Celularity Board authorized the grant to each of its non-employee directors an option to purchase 350,000 shares of common stock at an exercise price of the then-current fair market value of common stock, which the Legacy Celularity Board had anticipated to be similar to the fair market value of common stock at June 30, 2020. This grant of the options was subject to the completion of a 409A valuation. Due to Celularity’s inability to timely obtain the required 409A valuation prior to initial discussions regarding a potential business combination, the option awards that had been previously authorized in August 2020 were not granted to the non-employee directors. In March 2021, in lieu of granting the previously authorized stock options, the Legacy Celularity Board separately approved the grant of deferred compensation awards under the 2017 Plan to each of its current non-employee directors (but not including any non-employee directors who became directors of Celularity upon completion of the Business Combination). These awards were structured to be non-qualified deferred compensation compliant with, and not be exempt from, Section 409A of the Code (the “Director Awards”). The Director Awards are not stock options for purposes of the 2017 Plan and are classified as “other awards” thereunder. Each Director Award provides the non-employee director with the right to purchase 350,000 shares of common stock for a price of $2.94 per share. The Director Awards are fully vested at grant, but in order to comply with Section 409A of the Code, are only exercisable upon the earlier of (i) the 90-day period following the second anniversary of the grant date and (ii) a change in control of Celularity (as defined in the 2017 Plan, but specifically excluding the Business Combination and requiring that event also constitutes a change in control event for purposes of Section 409A). The Director Awards will expire to the extent not exercised at the earlier of such times. The Director Awards will remain outstanding if the director leaves the board of directors through the earlier of such events, and will expire if not exercised in connection with the first to occur of the events described above. The non-employee director would not have discretion as to when to exercise the Director Awards.

As the Director Awards are not intended to be stock options that are exempt from the application of Section 409A, the Director Awards could have been authorized for grant at any exercise price (including for no exercise price, similar to a restricted stock unit award). However, in order to honor the original intent for such awards, the Legacy Celularity Board used the fair market value of its common stock as of June 30, 2020, $2.94 per share, as determined by Legacy Celularity’s independent third-party 409A valuation provider. This value corresponds to the fair market value of its common stock as of the date the Legacy Celularity Board authorized the grant of options to the non-employee directors in August 2020 but ultimately did not grant due to the inability to timely obtain this valuation. The Legacy Celularity Board received this 409A valuation at the March 2021 board meeting in connection with the granting of the Director Awards. While no valuation is required to make these grants for Section 409A compliance purposes, the Legacy Celularity Board used the valuation solely for purposes of determining the exercise price for the Director Awards. Given the structure of the Director Awards, Celularity expects to recognize the expense for the grant of Director Awards in the amount of approximately $10 million in the second quarter of 2021.

Executive Officer and Director Compensation

Celularity intends to develop an executive compensation program that is designed to align compensation with Celularity’s business objectives and the creation of stockholder value, while enabling Celularity to attract, retain, incentivize and reward individuals who contribute to the long-term success of Celularity. Decisions on the executive compensation program will be made by the board of directors and specifically through a Compensation Committee that the board of directors expects to establish.

Executive Compensation

The policies of Celularity with respect to the compensation of its executives are developed and adopted by the board of directors in consultation with the Compensation Committee. We expect that the compensation policies followed by Celularity will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of Celularity and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its Compensation Committee, the board of directors may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

Director Compensation

The Compensation Committee of the board of directors determines the annual compensation to be paid to the members of the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2018 to which Celularity or Legacy Celularity has been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of its directors, executive officers or, to its knowledge, beneficial owners of more than 5% of its capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” Upon the Closing, agreements of Legacy Celularity were assumed by Celularity LLC.

Subscription Agreements

On the Closing Date, certain significant stockholders of Celularity or their affiliates (including Sorrento Therapeutics, Inc. (“Sorrento”), Starr International Investments Ltd. (“Starr International”) and Dragasac Limited, an indirect wholly owned subsidiary of Genting Berhad, collectively, the “Subscribers”) purchased from Celularity an aggregate of 8,340,000 shares of Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $83.4 million, pursuant to separate subscription agreements dated January 8, 2021 (collectively, the “Subscription Agreements”). Pursuant to the Subscription Agreements, we agreed to provide the Subscribers with certain registration rights with respect to the PIPE Shares.

Lock-Up Agreements

In connection with the Closing, certain of our stockholders, including the directors and officers, agreed, subject to certain exceptions, not to, without the prior written consent of our board of directors, transfer (i) any shares of our Class A Common Stock held by such parties immediately after the Business Combination, (ii) any securities convertible into or exercisable or exchangeable for our Class A Common Stock, including the Private Placement Warrants, held by such parties immediately after the Business Combination and (iii) any shares of our Class A Common Stock issued upon conversion, exercise or exchange of any of the securities described in clause (ii). The lock-up period commenced upon the Closing and continues through the earliest to occur of: (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their Class A Common Stock for cash, securities or other property. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.

Sponsor Vesting Agreement

In connection with the Closing, GX Sponsor LLC the sponsor of GX prior to consummation of the Business Combination, distributed to its members 7,087,500 shares of Class A Common Stock, and 7,000,000 Private Placement Warrants (the “Distribution”).

Following the Distribution, the Sponsor and each member of Sponsor that received such shares in the Distribution entered into vesting agreements (the “Vesting Agreement”) pursuant to which 25% of the shares received by each such holder became subject to a restriction on transfer, with such shares being released from this transfer restriction on the first day that the volume weighted average price of the Class A Common Stock on Nasdaq is at or above $12.00 for 20 trading days over a 30 consecutive trading day period. Any such shares that do not vest by July 15, 2031 will be forfeited.

Each member of Sponsor that received shares in the Distribution also entered into a Lock-up Agreement on substantially the same terms as described above under “-Lock-up Agreements”.

The foregoing description of the Vesting Agreements is qualified in its entirety by the full text of the form of the Vesting Agreement.

Legacy Celularity Transactions

Series B Preferred Stock Financing

In May 2018, Legacy Celularity issued to Dragasac Limited (“Dragasac”) 12,960,082 shares of Series B Preferred Stock at a purchase price of $5.787 per share for an aggregate purchase price of approximately $75 million, together with a warrant (the “Initial Dragasac Warrant”) to purchase an aggregate of 21,600,137 shares of Series B Preferred Stock at an exercise price of $5.787 per share, such warrant to be exercised in one or more closings. Dragasac is a holder of more than 5% of Celularity’s capital stock. Dragasac is an indirect subsidiary of Genting Berhad, a public limited liability company incorporated and domiciled in Malaysia. Lim Kok Thay, a current member of the board of directors, is the Chairman and Chief Executive of Genting Berhad.

In February 2019, Dragasac exercised its right to purchase 8,640,055 shares of Series B Preferred Stock, at an exercise price of $5.787 per share, for gross proceeds of approximately $50 million. In May 2019, Legacy Celularity amended and restated the Dragasac Warrant to reduce the exercise price for the remaining warrant shares in exchange for Dragasac agreeing to purchase 4,464,286 shares of Series B Preferred Stock on or before May 31, 2019. In May 2019, Dragasac exercised its right to purchase 4,464,286 shares of Series B Preferred Stock at a price per share of $5.60, for gross proceeds of approximately $25 million. In November 2019, Legacy Celularity again amended the Initial Dragasac Warrant to reduce the exercise price to $5.20 for the remaining warrant shares in exchange for Dragasac agreeing to purchase 8,495,796 shares of Series B Preferred Stock on or before November 4, 2019. On November 4, 2019, Dragasac exercised its right to purchase the remaining 8,495,796 shares of Series B Preferred Stock, at a price per share of $5.20, for gross proceeds of approximately $44.2 million. Following such exercise, the Initial Dragasac Warrant is no longer outstanding and was exercised in full.

In January 2020, Legacy Celularity issued to Dragasac a warrant to purchase 8,495,796 shares of Series B Preferred Stock (the “New Dragasac Warrant”) at an exercise price per share equal to the lesser of (a) $5.20 per share or (b) 80% of either (i) the value attributed to one share of Series B Preferred Stock upon consummation of a change in control or the closing of a strategic transaction pursuant to which Legacy Celularity’s stockholders exchange their existing shares of capital stock in Legacy Celularity for shares in a company whose shares are listed on a national stock exchange or (ii) the price at which one share of common stock is sold to the public market in an initial public offering. The warrant originally expired upon the earlier to occur of the 12-month anniversary of issuance, the consummation of a change in control, the closing of a strategic transaction or an initial public offering, which 12-months was extended to March 2025 by an amendment in March 2020. In January 2021, Legacy Celularity and Dragasac further amended the New Dragasac Warrant to add a cashless exercise provision and eliminate the provision that would have provided for expiration of the New Dragasac Warrant upon consummation of the Business Combination. Any portion of the New Dragasac Warrant that was unexercised prior to consummation of the Business Combination converted into warrants to purchase shares of our Class A Common Stock, with the exercise price and number of shares adjusted as per the Exchange Ratio and the terms of the Merger Agreement.

In March 2020, Legacy Celularity issued to Starr International 8,640,055 shares of its Series B Preferred Stock at a purchase price of $5.787 per share for an aggregate purchase price of approximately $50 million. Additionally, Legacy Celularity issued to Starr International warrants to purchase an aggregate of 8,640,055 shares of Series B Preferred Stock (the “Starr Warrant”). The Starr Warrant expires upon the earlier to occur of the 60-month anniversary of issuance, the consummation of an initial public offering or the consummation of a change in control. In January 2021, Legacy Celularity and Starr International amended the Starr Warrant to add cashless exercise provisions following the consummation of the Business Combination. Any portion of the Starr Warrant that was unexercised prior to the consummation of the Business Combination converted into warrants to purchase shares of our Class A Common Stock, with the expiration date, exercise price and number of shares adjusted as per the Exchange Ratio and the terms of the Merger Agreement.

Starr International is a holder of more than 5% of Celularity’s capital stock.

The following table summarizes purchases of Series B Preferred Stock and Series B Preferred Stock warrants by Legacy Celularity’s directors and by holders of more than 5% of its capital stock and their affiliated entities.

Greater than 5% Stockholders	Series B Preferred Stock	Series B Preferred Stock Aggregate Purchase Price	Series B Warrants		Series B Warrant Aggregate Exercise Price
Dragasac Limited	12,960,082	$74,999,994.54	30,095,933	(1)	$119,178,133.09	(2)
Starr International Investments Ltd.	8,640,055	$49,999,998.29	8,640,055		$49,999,998.29

____________

(1)      Dragasac has exercised in full the Initial Dragasac Warrant for 21,600,137 shares of Series B Preferred Stock and immediately prior to the closing of the Business Combination held the New Dragasac Warrant for 8,495,796 shares of Series B Preferred Stock.

(2)      Includes the aggregate exercise price for the Initial Dragasac Warrant, which has been exercised by Dragasac. The table above does not include the exercise price of the New Dragasac Warrant. The exercise price of New Dragasac Warrant is the lesser of (a) $5.20 per share or (b) 80% of either (i) the value attributed to one share of Series B Preferred Stock upon consummation of a change in control or the closing of a strategic transaction pursuant to which Legacy Celularity’s stockholders exchange their existing shares of capital stock in Legacy Celularity for shares in a company whose shares are listed on a national stock exchange or (ii) the price at which one share of common stock is sold to the public market in an IPO.

License and Other Agreements

TNK License and Transfer Agreement

In June 2017, Legacy Celularity entered into a Contribution Agreement (the “TNK Contribution Agreement”) with TNK Therapeutics, Inc. (“TNK”) and Sorrento. In order to effectuate the contribution under the TNK Contribution Agreement, in August 2017, Legacy Celularity entered into a license and transfer agreement with TNK and Sorrento. Henry Ji, Ph.D., a former member of the Legacy Celularity Board, currently serves as President and Chief Executive Officer and Chairman of the Board of Sorrento and as Chief Executive Officer of TNK, a majority owned subsidiary of Sorrento. Sorrento is a holder of more than 5% of Celularity’s capital stock. The license and transfer agreement with TNK and Sorrento contemplated certain payments by Legacy Celularity as a proportion of sublicensing revenues received for certain products. The license and transfer agreement with TNK and Sorrento was subsequently amended in March 2018 and December 2019 and terminated for mutual convenience in January 2020.

Sorrento License and Transfer Agreement

In September 2020, Legacy Celularity entered into a license and transfer agreement (the “Sorrento Agreement”), as amended effective November 13, 2020, with Sorrento. Henry Ji, Ph.D., a former member of the Legacy Celularity Board, currently serves as President and Chief Executive Officer and Chairman of the Board of Sorrento. Dr. Robin L. Smith and Jaisim Shah, both former members of the Legacy Celularity Board and Dr. Smith is a current member of the board of directors, are also affiliated with Sorrento.

Under the Sorrento Agreement, Celularity is obligated to pay Sorrento a low single-digit royalty on net sales of licensed products containing the CD19 CAR-T construct licensed from Sorrento in perpetuity. Additionally, Celularity is obligated to pay Sorrento a low double-digit percentage of non-royalty sublicensing received by it in connection with a grant of any sublicense of the intellectual property licensed from Sorrento. In November 2020, Legacy Celularity and Sorrento amended the Sorrento Agreement to add a patent application to the licensed intellectual property included in the Sorrento Agreement.

Celularity is currently negotiating a supply agreement with Sorrento to obtain the continued supply of CAR constructs and licensed products under the Sorrento Agreement, which Celularity expects to be based on the cost plus a percentage, with no guaranteed minimums.

Celgene License, Investment Rights Contingent Value Rights Agreements

In August 2017, in connection with the Anthrogenesis Corporation acquisition, Legacy Celularity entered into a license agreement with Celgene and Legacy Celularity issued shares of its Series X Preferred Stock to Celgene as merger consideration and also entered into a contingent value rights agreement (the “CVR Agreement”) and investment rights agreement with Celgene. Celgene is a holder of more than 5% of Celularity’s capital stock.

Pursuant to the Celgene license agreement, Legacy Celularity granted Celgene (i) a worldwide, royalty-free, fully-paid up, non-exclusive license, without the right to grant sublicenses (other than to its affiliates), to certain of Anthrogenesis’ intellectual property for pre-clinical research purposes in all fields and (ii) a worldwide, royalty-free, fully-paid up, non-exclusive, sublicensable license to certain of Anthrogenesis’ intellectual property to develop, manufacture, commercialize and otherwise fully exploit products and services in connection with the construction of any CAR, the modification of any T-cells or NK cells to express such a CAR, and/or the use of such CARs or T-cells or NK cells for any purpose.

The Celgene investment rights agreement entitled Celgene to board observation rights and certain information rights that terminate upon the consummation of the Business Combination. In addition, pursuant to the investment rights agreement, Celgene had certain rights regarding any acquisition proposals received by Legacy Celularity, such as the right to receive notice of any proposed acquisitions, and a period of time in which Legacy Celularity would not take any further action with respect such proposal. On March 4, 2021, the parties amended the investment rights agreement. As amended, upon the consummation of the Business Combination, the acquisition proposal rights will terminate along with the board observation and information rights noted above. The only rights that continue after consummation of the Business Combination are Celgene’s rights to participate in any process in connection with a sale of Legacy Celularity. In addition, if at any time Legacy Celularity ceases to be subject to the reporting requirements of the Exchange Act (other than as a result of a change of control or other liquidation event), Celgene’s information rights and board observer rights will be reinstated.

Pursuant to the CVR Agreement, Legacy Celularity issued one CVR in respect of each share of Series X Preferred Stock issued to Celgene in connection with the Anthrogenesis acquisition. Such CVRs are not separable from the shares of Series X Preferred Stock other than in an initial public offering or a sale of Legacy Celularity. Celgene has agreed that the CVRs will become separable from the shares of Series X Preferred Stock upon the consummation of the Business Combination, such that the CVRs may be sold, assigned and transferred apart from the shares of Series X Preferred Stock, which converted into Class A Common Stock at the Closing. On March 4, 2021, the parties entered into Amendment No. 1 to the CVR Agreement reflecting the parties’ agreement to separate the CVRs from the shares of Series X Preferred Stock.

The CVR Agreement entitles the holders of the CVRs to an aggregate amount, on a per program basis, of $50 million in regulatory milestones and an aggregate $125 million in commercial milestone payments with respect to certain of Celularity’s investigational therapeutic programs, which would include the current CYNK-001 and CYNK-101 pipeline candidates and the legacy PDA-001 and PDA-002 programs (certain placenta-derived adherent cells, proprietary to Anthrogenesis, that are formulated for intravenous delivery, with respect to PDA-001, and subcutaneous or intramuscular delivery, with respect to PDA-002) that are no longer in development. Such payments under the CVR Agreement also expressly cover PNK-007 (which includes certain NK cells proprietary to Anthrogenesis, produced by a process proprietary to Anthrogenesis as of the closing of the Anthrogenesis transaction) and certain PNK-007 cells with a genetic modification (but not including NK cells with a chimeric receptor, including a CAR), along with any derivatives, parts, subparts, or progeny of any of the foregoing, or any therapeutic based or derived (in whole or in part) on certain related development programs as they existed as of the closing of the Anthrogenesis transaction. Accordingly, as Celularity expands its NK cell type franchise into new indications and, as a general matter, because these payments are not payable until a later stage of development, Celularity expects to continue to evaluate its present and future product candidates as they develop and evolve in light of the specific terms in the CVR Agreement to determine the specific products on which such amounts will be payable. In addition, with respect to each such program and calendar year, the CVR holders will be entitled to receive a royalty equal to a mid-teen percentage of the annual net sales for such program’s therapeutics from the date of the first commercial sale of such program’s therapeutic in a particular country until the latest to occur of the expiration of the last to expire of any valid patent claim covering such program therapeutic in such country, the expiration of marketing exclusivity with respect to such therapeutic in such country, and August 2027 (i.e., the tenth anniversary of the closing of the acquisition of Anthrogenesis).

Lung Biotechnology License Agreement

In June 2017, Legacy Celularity entered into a license agreement with Lung Biotechnology PBC (“Lung Biotechnology”), a holder of more than 5% of Celularity’s shares of common stock. Under the license agreement, Legacy Celularity granted Lung Biotechnology an exclusive license to placental-derived stem cells in the field of pulmonary diseases and organ transplantation. In April 2020, Legacy Celularity agreed to amend the license agreement with Lung Biotechnology to collaborate on the development of CYNK-001 in COVID-19 and Acute Respiratory Distress Syndrome. On February 10, 2021, Lung Biotechnology notified Legacy Celularity of its intent to terminate the license agreement effective April 11, 2021.

Genting Distribution Agreement

In May 2018, in connection with Legacy Celularity’s Series B Preferred Stock Financing, Legacy Celularity entered into a distribution agreement (the “Genting Distribution Agreement”) with Genting Innovation Pte Ltd. (“Genting”), an affiliate of Dragasac. Dragasac is a holder of more than 5% of Celularity’s capital stock. Genting and Dragasac are both subsidiaries of Genting Berhad, a public limited liability company incorporated and domiciled in Malaysia. Lim Kok Thay, a current member of the board of directors, is the Chairman and Chief Executive of Genting Berhad.

Pursuant to the Genting Distribution Agreement, Legacy Celularity granted to Genting sole and exclusive rights to import, market, promote, sell, offer for sale and distribute in certain Asian markets Legacy Celularity’s then-current portfolio of degenerative disease products, Biovance and Interfyl, that are approved for sale in the United States. The Genting Distribution Agreement also provides that future products developed by or on behalf of (or acquired or in-licensed by) Legacy Celularity or its affiliates, for which no approval in the United States is required, or otherwise once approved in the United States, other than those in any of the CAR, organ or pulmonary fields, will be added to the Genting Distribution Agreement.

Consulting Agreements

In September 2017, Legacy Celularity entered into a scientific and clinical advisor agreement (the “SAB Agreement”) with Dr. Andrew Pecora, a former member of the Legacy Celularity Board, which was superseded by a new SAB Agreement in February 1, 2019, and then further amended in April 2020 and October 2020. Under the current SAB Agreement, as amended by the second amended and restated second amendment, Dr. Pecora provides consulting and advisory services to Celularity LLC.

The April 2020 amendment had a term of six months and provided for the payment of $20,000 per month and the issuance of a stock option to purchase 200,000 shares of Legacy Celularity’s common stock. Under the October 2020 amendment, which expires January 31, 2021, Dr. Pecora is entitled to: (i) cash consideration of $20,000 per month, (ii) a one-time cash bonus of $50,000 upon consummation of the Business Combination and (iii) a non-qualified stock option to purchase 200,000 shares of Legacy Celularity’s common stock, which vests based on certain defined performance objectives.

Service Agreements

COTA, Inc.

In November 2020, Legacy Celularity and COTA, Inc. (“COTA”) entered into an Order Schedule (the “Order Schedule No. 2”), to the Master Data License Agreement between Legacy Celularity and COTA, dated October 29, 2018, pursuant to which COTA will provide to Legacy Celularity the licensed data in connection with AML patients. The COTA Order Schedule No. 2 will terminate on the one-year anniversary following the final licensed data deliverable described therein. Andrew Pecora, M.D., a former member of the Legacy Celularity Board, Celularity’s temporary President of Medical Affairs under his consulting agreement, and member of Celularity’s Scientific and Clinical Advisory Board, is the Founder and Chairman of the Board of COTA and Dr. Robin L. Smith, a member of the board of directors, is an investor in COTA.

Cryoport Systems, Inc.

In January 2019, Legacy Celularity entered into a master services agreement with Cryoport Systems, Inc. (“Cryoport”) pursuant to which Cryoport will provide cold-chain logistic services to Legacy Celularity to support its pre-clinical and clinical studies. Robert J. Hariri, M.D., Ph.D., Celularity’s Chairman and Executive Officer, is a member of the board of directors of Cryoport.

Employment Agreements

Celularity entered into amended and restated employment agreements with each of its executive officers upon the Closing. These agreements superseded the prior change in control severance agreements. See the section entitled “Executive Compensation — Agreements with Named Executive Officers and Potential Payments Upon Termination of Employment or Change in Control” for a description of the terms of the employment agreements with Celularity’s named executive officers.

Stock Options Granted to Executive Officers and Directors

Celularity has granted stock options to its executive officers and directors, each as more fully described in the sections entitled “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End” and “Executive Compensation — Agreements with Named Executive Officers and Potential Payments Upon Termination of Employment or Change in Control” respectively.

Stock Purchase Agreement

On September 18, 2020, Legacy Celularity entered into a stock purchase agreement with Andrew von Eschenbach, M.D., a member of the board of directors, pursuant to which Legacy Celularity agreed to purchase from Dr. von Eschenbach 100,000 option shares at a price of $2.56 per share for an aggregate purchase price of $256,000, less the exercise price of the option shares of $21,000, for a net purchase price of $235,000.

CURA Foundation Charitable Grants

During each of the years ended December 31, 2018, 2019 and 2020, Legacy Celularity made a grant of $500,000, $125,000 and $375,000, respectively, to the CURA Foundation in support of the International Vatican. On July 31, 2021, Celularity made a grant of $500,000 to the CURA Foundation. Dr. Robin L. Smith, a member of the board of directors, is the president and chairperson of the board of the CURA Foundation.

Employment of an Immediate Family Member

Alexandra Hariri, the daughter of Robert J. Hariri, M.D., Ph.D., Celularity’s Chairman and Executive Officer, is employed by Celularity as an Executive Director, Corporate Strategy & Business Development. For the year ended December 31, 2018, Ms. Hariri earned $86,411 in base salary, $10,801 in bonus and an equity award which was in line with similar roles at Legacy Celularity. Ms. Hariri transitioned to part-time in late 2018, and her base salary for each of the years ended December 31, 2019 and 2020 was $37,520 per year. In 2021, Ms. Hariri transitioned back to full-time and her base salary is $210,000. Ms. Hariri has received and continues to be eligible to receive a bonus, equity awards and benefits on the same general terms and conditions as applicable to unrelated employees in similar positions.

Matthew Pecora, the son of Andrew Pecora, M.D., a former member of the Legacy Celularity Board, Legacy Celularity’s President of Medical Affairs and former member of Legacy Celularity’s Scientific and Clinical Advisory Board, is employed by Celularity as Manager, Clinical Supply Chain. For the years ended December 31, 2018, 2019 and 2020, Mr. Pecora earned $6,865.38, $90,000.00 and $103,534.39, respectively, in base salary and bonus and he earned equity awards which were in line with similar roles at Legacy Celularity. For the year ended December 31, 2021, Mr. Pecora’s base salary is $121,275.12. Mr. Pecora has received and continues to be eligible to receive a bonus, equity awards and benefits on the same general terms and conditions as applicable to unrelated employees in similar positions.

Indemnification Agreements

Celularity has entered into indemnification agreements with each of its directors and executive officers in addition to the indemnification provided for in the Amended and Restated Bylaws. These agreements, among other things, require Celularity to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Transactions with Related Parties

Celularity has adopted a written related-person transactions policy that sets forth its policies and procedures regarding the identification, review, consideration and oversight of “related-party transactions”. A “related-party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Celularity and any “related party” are participants involving an amount that exceeds the lesser of $120,000 and 1% of the average of Celularity’s total assets at year-end for the last two completed fiscal years. Transactions involving compensation for services provided to Celularity as an employee, consultant or director will be considered pre-approved related-party transactions by the audit committee under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of Celularity’s common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-party transaction, management must present information regarding the proposed related-party transaction to the audit committee (or, where review by the audit committee would be inappropriate, to another independent body of the board of directors) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related parties, the purpose of the transaction, the material facts, the benefits of the transaction to Celularity and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-party transactions in advance, Celularity will rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-party transactions, its audit committee or another independent body of its board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•        the risks, costs and benefits to Celularity;

•        the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of Class A Common Stock as of July 16, 2021 by:

•        each person known by the Company to be the beneficial owner of more than 5% of Class A Common Stock;

•        each of the Company’s executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 122,387,480 shares of Class A Common Stock issued and outstanding as of the Closing Date and other than as noted below, do not take into account: (a) the issuance of any shares of Class A Common Stock upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (the “Warrants”) to purchase 22,874,999 shares of Class A Common Stock, (b) the issuance of any shares of Class A Common Stock upon the exercise of Converted Legacy Warrants, three of which are exercisable at exercise price of $7.53 per share to purchase an aggregate of 13,281,386 shares of Class A Common Stock and one of which is exercisable at an exercise price of $6.77 per share to purchase 6,529,818 shares of Class A Common Stock or (c) the exercise of options to purchase 21,723,442 shares of Class A Common Stock that were outstanding on the Closing Date, subject to any applicable vesting conditions.

Name and Address of Beneficial Owner(1)	Number of shares	%
Five Percent or Greater Stockholders
Dragasac Limited(2)	36,592,596	28.4%
Sorrento Therapeutics, Inc.(3)	20,422,124	16.7%
Starr International Investments Ltd.(4)	15,281,389	11.8%
Celgene Corporation(5)	11,953,274	9.8%
Lung Biotechnology PBC(6)	7,968,849	6.5%
Human Longevity, Inc.(7)	7,012,574	5.7%
Directors and Named Executive Officers
Robert J. Hariri, M.D., Ph.D.(8)	10,296,668	8.2%
David Beers(9)	289,823	*
Stephen A. Brigido, DPM(10)	162,209	*
Keary Dunn, Esq.(11)	136,104	*
Bradley Glover, Ph.D.	—	—
John R. Haines(12)	885,338	*
Anne Jones, Ph.D.	—	—
John Sculley(13)	1,037,601	*
Peter Diamandis, M.D.(14)	4,000,143	3.2%
Lim Kok Thay(15)	36,861,603	30.0%
Robin L. Smith, M.D., MBA(16)	653,304	*
Andrew C. Von Eschenbach, M.D.(17)	576,444	*
Jay R. Bloom(18)	4,336,617	3.5%
Dean C. Kehler(19)	4,343,779	3.5%
Marc Mazur(20)	73,927	*
All Directors and Executive Officers of as a Group (15 Individuals)	63,553,560	44.0%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the executive officers and directors is c/o Celularity Inc., 170 Park Ave, Florham Park, NJ 07932.

(2)      Consists of (i) 30,062,778 shares of Class A Common Stock issued (A) in exchange for outstanding pre-Closing shares of Legacy Celularity Series B Preferred Stock at the Closing and (B) pursuant to the Subscription Agreement between GX and Dragasac Limited and (ii) a Converted Legacy Warrant to purchase 6,529,818 shares of Class A Common Stock at an exercise price of $6.77 per share. These securities are directly held by Dragasac, which is an indirect wholly-owned subsidiary of Genting Berhad, a public company listed on the Malaysian stock exchange. Lim Kok Thay is an indirect beneficial owner of the largest shareholder of Genting Berhad, where he serves as Chief Executive and Chairman of the Board, and in such capacity may be deemed to beneficially own shares held by Dragasac Limited. The address for Dragasac Limited is c/o 24th Floor, Wisma Genting, 28 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.

(3)      Consists of 20,422,124 shares of Class A Common Stock issued (A) in exchange for outstanding pre-Closing shares of Legacy Celularity Series A Preferred Stock at the Closing and (B) pursuant to the Subscription Agreement between GX and Sorrento Therapeutics, Inc. The address for Sorrento Therapeutics, Inc. is 4955 Directors Place, San Diego, California 92121.

(4)      Consists of (i) 8,640,695 shares of Class A Common Stock issued (A) in exchange for outstanding pre-Closing shares of Series B Preferred Stock at the Closing and (B) pursuant to the Subscription Agreement between GX and Starr International Investments Ltd., and (ii) a Converted Legacy Warrant to purchase 6,640,694 shares of Class A Common Stock at an exercise price of $7.53 per share. The address for Starr International Investments Ltd. is Bermuda Commercial Bank Building, 19 Par-La-Ville Road, Hamilton, HM 11, BM Bermuda. Starr International Investments Ltd. is a wholly owned subsidiary of Starr International Company, Inc., a Swiss corporation, which, accordingly, may be deemed to beneficially own these securities.

(5)      The address for Celgene Corporation is 86 Morris Avenue, Summit, New Jersey 07901.

(6)      The address for Lung Biotechnology Investments, Ltd. is 1040 Spring Street, Silver Spring, Maryland 20910.

(7)      The address for Human Longevity, Inc. is 4570 Executive Drive, San Diego, California 92121.

(8)      Consists of 7,734,689 shares held directly by Dr. Hariri and 2,561,979 shares issuable to Dr. Hariri pursuant to options exercisable within 60 days of July 16, 2021.

(9)      Consists of 289,823 shares issuable to Mr. Beers pursuant to options exercisable within 60 days of July 16, 2021.

(10)    Consists of 162,209 shares issuable to Dr. Brigido pursuant to options exercisable within 60 days of July 16, 2021.

(11)    Consists of 136,104 shares issuable to Mr. Dunn pursuant to options exercisable within 60 days of July 16, 2021.

(12)    Consists of 885,338 shares issuable to Mr. Haines pursuant to options exercisable within 60 days of July 16, 2021.

(13)    Consists of 1,037,601 shares issuable to Mr. Sculley pursuant to options and deferred compensation award exercisable within 60 days of July 16, 2021.

(14)    Consists of 4,000,144 shares issuable to Dr. Diamandis pursuant to options and deferred compensation award exercisable within 60 days of July 16, 2021.

(15)    Consists of 36,592,596 shares held by Dragasac Limited and 269,007 shares issuable to Mr. Lim pursuant to deferred compensation award exercisable within 60 days of July 16, 2021. See footnote 2. Mr. Lim may be deemed to beneficially own shares held by Dragasac Limited.

(16)    Consists of 653,304 shares issuable to Dr. Smith pursuant to options and deferred compensation award exercisable within 60 days of July 16, 2021.

(17)    Consists of 576,444 shares issuable to Dr. Von Eschenbach pursuant to options and deferred compensation award exercisable within 60 days of July 16, 2021.

(18)    Consists of: (i) 1,661,253 shares of common stock received in a pro rata distribution-in-kind from Sponsor, (ii) 100,000 shares retained by Sponsor, (iii) 1,730,000 warrants received in a pro rata distribution-in-kind from Sponsor and (iv) 845,364 warrants of GX, which were acquired from GX upon completion of the Business Combination as the repayment of $845,364 in promissory notes in connection with certain working capital loans. Cooper Road, LLC is the record holder of the securities in clauses (i), (iii) and (iv) of the preceding sentence. Cooper Road, LLC is an entity controlled by Jay R. Bloom. Mr. Bloom disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Sponsor is the record holder of the shares described in clause (ii) of the first sentence. Cooper Road, LLC (an entity controlled by Jay R. Bloom) and Dean C. Kehler are the managing members of Sponsor, and as such Messrs. Bloom and Kehler have voting and investment discretion with respect to the securities held of record by Sponsor and may be deemed to have shared beneficial ownership of the securities held directly by Sponsor. Each such entity or person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(19)    Consists of: (i) 1,414,768 shares of common stock received in a pro rata distribution-in-kind from Sponsor, (ii) 394,376 shares of common stock received in a pro rata distribution-in-kind from Sponsor to Elizabeth Kehler 2012 Trust, of which Dean Kehler’s spouse serves as a trustee, (iii) 100,000 shares retained by Sponsor, (iv) 1,880,000 warrants received in a pro rata distribution-in-kind from Sponsor and (iv) 554,635 warrants of GX, which were acquired from GX upon completion of the Business Combination as the repayment of $554,635 in promissory notes in connection with certain working capital loans. Sponsor is the record holder of the shares described in clause (iii) of the previous sentence. Cooper Road, LLC (an entity controlled by Jay R. Bloom) and Dean C. Kehler are the managing members of Sponsor, and as such Messrs. Bloom and Kehler have voting and investment discretion with respect to the securities held of record by Sponsor and may be deemed to have shared beneficial ownership of the securities held directly by Sponsor. Each such entity or person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(20)    Consists of: (i) 48,927 shares of common stock received in a pro rata distribution-in-kind from Sponsor and (ii) 25,000 warrants received in a pro rata distribution-in-kind from Sponsor.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of up to 129,858,855 shares of Class A Common Stock (including 8,499,999 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, up to 19,811,204 issuable upon exercise of the Converted Legacy Warrants and up to 11,744,882 issuable upon exercise of options and awards) and up to 8,499,999 Private Placement Warrants. The selling securityholders may from time to time offer and sell any or all of the Class A Common Stock and Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the Class A Common Stock or Private Placement Warrants other than through a public sale.

Certain of the selling securityholders listed below entered into a Lock-up Agreement with us with respect to certain of the shares of Class A Common Stock that may be sold by it from time to time pursuant to the registration statement of which this prospectus forms part. See the section titled “Certain Relationships and Related Party Transactions — Lock-Up Agreements.” In addition, certain of the selling securityholders listed below entered into a Vesting Agreement whereby 25% of the shares of the selling securityholder are subject to a restriction on transfer, with such shares being released from this transfer restriction on the first day that the volume weighted average price of the Company Class A Common Stock on Nasdaq is at or above $12.00 for 20 trading days over a 30 consecutive trading day period. Any such shares that do not vest by July 15, 2031 will be forfeited. Vesting is subject to acceleration upon certain change of control events at the Issuer.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of July 16, 2021 regarding the beneficial ownership of our Class A Common Stock and Warrants by the selling securityholders and the shares of Class A Common Stock and Warrants being offered by the selling securityholders. The applicable percentage ownership of Class A Common Stock is based on approximately 123,464,113 shares of Class A Common Stock outstanding as of August 2, 2021. Information with respect to shares of Class A Common Stock and Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of Class A Common Stock or Private Placement Warrants. The selling securityholders may offer and sell some, all or none of their shares of Class A Common Stock or Private Placement Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Class A Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Up to 14,375,000 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below.

Please see the section titled “Plan of Distribution” for further information regarding the selling securityholder’s method of distributing these shares.

RESALE S-1 SELLING SECURITYHOLDER TABLE

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Andrea J. Kellett(1)	14,789	14,789	—	—	—	—	—	—
Andrew C. von Eschenbach(2)	576,444	576,444
Anne Jones(3)	96,074	96,074
Ardea Partners LP(4)	576,943	576,943	—	—	—	—	—	—
Arthur Baer(5)	240,296	240,296	—	—	85,000	85,000	—	—
Bertil Lundqvist(6)	83,203	83,203	—	—	—	—	—	—
Bradley Glover(7)	96,074	96,074
C.V. Starr & Company, Inc.(8)	7,640,693	7,640,693	—	—	—	—	—	—
Catalio Equity Fund I, LLC(9)	100,000	100,000	—	—	—	—	—	—
Cooper Road, LLC(10)	4,236,617	4,236,617	—	—	2,575,364	2,575,364	—	—
Credit Suisse Securities (USA) LLC(11)	400,000	400,000	—	—	—	—	—	—
Daniel Wagner(12)	34,508	34,508	—	—	—	—	—	—
David C. Beers(13)	614,874	614,874
Dean C. Kehler(14)	3,849,403	3,849,403	—	—	2,434,635	2,434,635	—	—
Dragasac Limited(15)	36,592,596	36,592,596	—	—	6,529,818	6,529,818	—	—
Edgar Lee Giovannetti(16)	176,136	176,136	—	—	90,000	90,000	—	—
Elizabeth Kehler 2012 Trust(17)	394,376	394,376	—	—	—	—	—	—
Franklin C. Lewis Revocable Trust(18)	100,000	100,000	—	—	—	—	—	—
Funk Holdings Ltd.(19)	150,000	150,000	—	—	—	—	—	—
Gabriel Wagner(20)	34,508	34,508	—	—	—	—	—	—
GX Sponsor LLC(21)	100,000	100,000	—	—	—	—	—	—
Howard D. Fineman(22)	50,000	50,000	—	—	—	—	—	—
Howard I. Smith(23)	182,814	182,814	—	—	—	—	—	—
HW 2015 Trust u/a 7/23/15(24)	1,414,517	1,414,517	—	—	710,000	710,000	—	—
John Casale(25)	18,281	18,281	—	—	—	—	—	—
John R. Haines(26)	936,286	936,286
John Rost(27)	200,000	200,000	—	—	—	—	—	—
John Sculley(28)	1,037,601	1,037,601	—	—	—	—	—	—
Jordan S. Bloom(29)	397,891	397,891	—	—	250,000	250,000
Keary Dunn(30)	384,297	384,297
Leon Wagner(31)	1,320,501	1,320,501	—	—	710,000	710,000	—	—
Lim Kok Thay(32)	269,007	269,007
Marc B. Mazur(33)	73,927	73,927	—	—	25,000	25,000
Maurice R. & Corinne P. Greenberg, as JTWROS(34)	7,140,693	7,140,693	—	—	—	—	—	—
Michael Castelli(35)	18,281	18,281	—	—	—	—	—	—
Michael G. Maselli(36)	595,996	595,996	—	—	200,000	200,000
Palantir Technologies Inc.(37)	2,000,000	2,000,000	—	—	—	—
Paul S. Levy(38)	1,414,517	1,414,517	—	—	710,000	710,000
Peter H. Diamandis(39)	4,000,143	4,000,143	—	—
Richard Shaak(40)	146,407	146,407	—	—	—	—	—	—
Robert J. Hariri(41)	10,564,511	10,564,511	—	—	—	—	—	—
Robert J. Hariri Family Trust FBO Alexandra Hariri Dated 10/01/2008(42)	1,152,891	1,152,891	—	—	—	—	—	—
Robert J. Hariri Family Trust FBO Haley Hariri Dated 10/01/2008(43)	1,152,891	1,152,891	—	—	—	—	—	—
Robert J. Hariri Family Trust FBO John Hariri Dated 10/01/2008(44)	1,152,891	1,152,891	—	—	—	—	—	—
Robin L. Smith(45)	653,304	653,304	—	—	—	—	—	—
Roger W. Dinella(46)	13,281	13,281	—	—	—	—	—	—
SCJC, LLC(47)	1,389,517	1,389,517	—	—	710,000	710,000	—	—
Sorrento Therapeutics, Inc.(48)	20,422,124	20,422,124	—	—	—	—	—	—
Starr International Investments Ltd.(49)	15,281,389	15,281,389	—	—	—	—	—	—
Stephen Brigido(50)	250,956	250,956	—	—	—	—	—	—
Steven Blakey(51)	116,407	116,407	—	—	—	—	—	—
TOTAL	129,858,855	129,858,855	—	—	15,029,817	15,029,817	—	—

____________

*        Less than one percent

(1)      Consists of 14,789 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, of which 3,697 of these shares are subject to vesting.

(2)      Consists of 576,444 shares of Class A Common Stock issuable upon exercise of options.

(3)      Consists of 96,074 shares of Class A Common Stock issuable upon exercise of options.

(4)      Consists of 576,943 shares of Class A Common Stock issued to Ardea in a private placement as partial payment for their fees.

(5)      Consists of (i) 155,296 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, of which 38,824 of these shares are subject to vesting, and (ii) 85,000 warrants received in a pro rata distribution-in-kind from Sponsor.

(6)      Consists of (i) 50,000 shares of Class A Common Stock purchased in the PIPE and (ii) 33,203 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Mr. Lundqvist.

(7)      Consists of 96,074 shares of Class A Common Stock issuable upon exercise of options.

(8)      Consists of (i) 1,000,000 shares of Class A Common Stock purchased in the PIPE, (ii) 3,320,347 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by C.V. Starr & Company, Inc. and (iii) 3,320,346 shares of Class A Common Stock issuable upon exercise on a Converted Legacy Warrant at an exercise price of $7.53 per share.

(9)      Consists of 100,000 shares of common stock purchased in the PIPE.

(10)    Consists of (i) 1,661,253 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 415,313 of these shares subject to vesting, (ii) 1,730,000 warrants received in a pro rata distribution-in-kind from Sponsor and (iii) 845,364 warrants of GX, which were acquired from GX upon completion of the Business Combination as the repayment of $845,364 in promissory notes in connection with certain working capital loans. Cooper Road, LLC is an entity controlled by Jay R. Bloom. Mr. Bloom serves on the board of directors.

(11)    Consists of 400,000 shares of Class A Common Stock issued to Credit Suisse Securities (USA) LLC in a private placement as partial payment for their fees.

(12)    Consists of 34,508 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, of which 8,627 of these shares are subject to vesting.

(13)    Consists of 614,874 shares of Class A Common Stock issuable upon exercise of options.

(14)    Consists of (i) 1,414,768 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 353,692 of these shares subject to vesting, (ii) 1,880,000 warrants received in a pro rata distribution-in-kind from Sponsor and (iii) 554,635 warrants of GX, which were acquired from GX upon completion of the Business Combination as the repayment of $554,635 in promissory notes in connection with certain working capital loans. Mr. Kehler serves on the board of directors.

(15)    Consists of (i) 3,500,000 shares of Class A Common Stock purchased in the PIPE, (ii) 26,562,778 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Dragasac Limited and (iii) 6,529,818 shares of Class A Common Stock issuable upon the exercise of a Converted Legacy Warrant at an exercise price of $6.77 per share. Mr. Lim Kok Thay, a member of the board of directors, may be deemed to have power to vote or dispose of these registrable securities.

(16)    Consists of (i) 86,136 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 21,534 of these shares subject to vesting and (ii) 90,000 warrants received in a pro rata distribution-in-kind from Sponsor.

(17)    Consists of 394,376 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 98,594 of these shares subject to vesting. Mr. Kehler, a member of the board of directors, is deemed to have power to vote or dispose of these registrable securities.

(18)    Consists of 100,000 shares of Class A Common Stock purchased in the PIPE.

(19)    Consists of 150,000 shares of Class A Common Stock purchased in the PIPE.

(20)    Consists of 34,508 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 8,627 of these shares subject to vesting.

(21)    Consists of 100,000 shares of Class A Common Stock held by GX Sponsor LLC.

(22)    Consists of 50,000 shares of Class A Common Stock purchased in the PIPE.

(23)    Consists of (i) 50,000 shares of Class A Common Stock purchased in the PIPE and (ii) 132,814 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Mr. Smith.

(24)    Consists of (i) 704,517 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 176,129 of these shares subject to vesting, and (ii) 710,000 warrants received in a pro rata distribution-in-kind from Sponsor.

(25)    Consists of (i) 5,000 shares of Class A Common Stock purchased in the PIPE and (ii) 13,281 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Mr. Casale.

(26)    Consists of 936,286 shares of Class A Common Stock issuable upon exercise of options.

(27)    Consists of 200,000 shares of Class A Common Stock purchased in the PIPE.

(28)    Consists of 1,037,601 shares of Class A Common Stock issuable upon exercise of options and deferred compensation award.

(29)    Consists of (i) 147,891 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 36,973 of these shares subject to vesting, (ii) 150,000 warrants received in a pro rata distribution-in-kind from Sponsor and (iii) 100,000 warrants of GX, which were acquired from GX upon completion of the Business Combination as the repayment of $100,000 in promissory notes in connection with certain working capital loans.

(30)    Consists of 384,297 shares of Class A Common Stock issuable upon exercise of options.

(31)    Consists of (i) 610,501 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 152,625 of these shares subject to vesting, and (ii) 710,000 warrants received in a pro rata distribution-in-kind from Sponsor.

(32)    Consists of 269,007 shares of Class A Common Stock issuable upon exercise of a deferred compensation award. See footnote 15. Mr. Lim Kok Thay, a member of the board of directors, may be deemed to have power to vote or dispose of these registrable securities.

(33)    Consists of (i) 48,927 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 12,232 of these shares subject to vesting, and (ii) 25,000 warrants received in a pro rata distribution-in-kind from Sponsor. Mr. Mazur serves on the board of directors.

(34)    Consists of (i) 500,000 shares of Class A Common Stock purchased in the PIPE, (ii) 3,320,347 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Maurice R. & Corrine P. Greenberg, as JTRWROS and (iii) 3,320,346 shares of Class A Common Stock issuable upon exercise on a Converted Legacy Warrant at an exercise price of $7.53 per share.

(35)    Consists of (i) 5,000 shares of Class A Common Stock purchased in the PIPE and (ii) 13,281 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Mr. Castelli.

(36)    Consists of (i) 395,996 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 98,999 of these shares subject to vesting, and (ii) 200,000 warrants received in a pro rata distribution-in-kind from Sponsor.

(37)    Consists of 2,000,000 shares of Class A Common Stock purchased in a private placement.

(38)    Consists of (i) 704,517 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 176,129 of these shares subject to vesting, and (ii) 710,000 warrants received in a pro rata distribution-in-kind from Sponsor.

(39)    Consists of 4,000,143 shares of Class A Common Stock issuable upon exercise of options and deferred compensation award.

(40)    Consists of (i) 80,000 shares of Class A Common Stock purchased in the PIPE and (ii) 66,407 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Mr. Shaak.

(41)    Consists of (i) 7,734,689 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by the Dr. Robert J. Hariri and (ii) 2,829,822 shares of Class A Common Stock issuable upon exercise of options.

(42)    Consists of 1,152,891 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by the Robert J. Hariri Family Trust FBO Alexandra Hariri Dated 10/01/2008.

(43)    Consists of 1,152,891 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by the Robert J. Hariri Family Trust FBO Haley Hariri Dated 10/01/2008.

(44)    Consists of 1,152,891 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by the Robert J. Hariri Family Trust FBO John Hariri Dated 10/01/2008.

(45)    Consists of 653,304 shares of Class A Common Stock issuable upon exercise of options and deferred compensation award.

(46)    Consists of 13,281 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Mr. Dinella.

(47)    Consists of (i) 679,517 shares of Class A Common Stock received in a pro rata distribution-in-kind from Sponsor, with 169,879 of these shares subject to vesting, and (ii) 710,000 warrants received in a pro rata distribution-in-kind from Sponsor.

(48)    Consists of (i) 500,000 shares of Class A Common Stock purchased in the PIPE and (ii) 19,922,124 shares of common stock issued in exchange for outstanding Legacy Celularity common stock held by Sorrento Therapeutics, Inc.

(49)    Consists of (i) 2,000,000 shares of Class A Common Stock purchased in the PIPE, (ii) 6,640,695 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock and (iii) 6,640,694 shares of Class A Common Stock issuable upon the exercise of Converted Legacy Warrants. The address for Starr International Investments Ltd. is Bermuda Commercial Bank Building, 19 Par-La-Ville Road, Hamilton, HM 11, BM Bermuda. Starr International Investments Ltd. is a wholly owned subsidiary of Starr International Company, Inc., a Swiss corporation, which, accordingly, may be deemed to beneficially own these securities.

(50)    Consists of 250,956 shares of Class A Common Stock issuable upon exercise of options.

(51)    Consists of (i) 50,000 shares of Class A Common Stock purchased in the PIPE and (ii) 66,407 shares of Class A Common Stock issued in exchange for outstanding Legacy Celularity common stock held by Mr. Blakey.

DESCRIPTION OF OUR SECURITIES

The following is a summary of the rights of our securities. This summary is qualified by reference to the complete text of our second amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Certificate of Incorporation. We urge you to read our Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of 730,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Class A Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding shares of Class B Common Stock. As of August 2, 2021, there were 123,464,113 shares of Class A Common Stock and no shares of preferred stock outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Class A Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting held in connection with the Business Combination, Class I directors are elected to an initial one-year term (and three-year terms subsequently), the Class II directors are elected to an initial two-year term (and three-year terms subsequently) and the Class III directors are elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Celularity or the removal of existing management.

Celularity has no preferred stock outstanding at the date hereof.

Stock Awards

Upon the closing of the Business Combination, we assumed and converted Legacy Celularity stock awards that were outstanding under Legacy Celularity’s 2017 Plan into stock awards to purchase an aggregate of 21,723,442 shares of Class A Common Stock. As of the closing of the Business Combination, 20,915,283 shares of common stock were reserved for future issuance under our 2021 Plan, which amount may be subject to increase from time to time, and no stock awards as of the date hereof have been granted pursuant to such plan. For additional information regarding the terms of these plans, see “Executive Compensation — Equity Benefit Plans.” We intend to file one or more registration statements on Form S-8 with respect to these plans after 60 days from the closing of the Business Combination.

Warrants

As of the closing of the Business Combination, there were 22,874,999 Warrants to purchase Class A Common Stock outstanding, consisting of 14,375,000 Public Warrants and 8,499,999 Private Placement Warrants. Each whole warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the GX IPO or 30 days after the completion of our Business Combination. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a Public Warrant unless Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of our Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Class A Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Class A Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by us in this offering.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its Public Warrants prior to the scheduled redemption date. However, the price of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A

Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than in certain circumstances as described in the Warrant Agreement, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is an exhibit to this registration statement, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrantholder.

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our Business Combination (except for limited exceptions) and they will not be redeemable by us so long as they are held by the Sponsor or it permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with the Business Combination, members of the Sponsor entered into promissory notes with GX to provide working capital funds. In connection with the Business Combination, 1,499,999 Private Placement Warrants were issued to members of the Sponsor in a private placement transaction as repayment for the working capital loans made to GX.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the board of directors, by the Chairperson of the board of directors, or by the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our current bylaws and the Amended and Restated Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (subject to certain limited exceptions) shall be the sole and exclusive forum for any of the following claims (i) any derivative claim or cause of action brought on our behalf, (ii) any claim or cause of action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Celularity to Celularity or Celularity’s stockholders, (iii) any claim or cause of action against us, our directors, officers or employees arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Amended and Restated Bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Amended and Restated Bylaws, (v) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against Celularity or any current or former director, officer or other employee of Celularity governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity holding, owning or otherwise acquiring any interest in shares of capital stock of Celularity shall be deemed to have notice of and to have consented to such provisions.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Additionally, we cannot be certain that a court will decide that these provisions are either applicable or enforceable, and if a court were to find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 203 of the Delaware General Corporation Law

We are subject to provisions of Section 203 of the DGCL regulating corporate takeovers under our Certificate of Incorporation. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, our initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Celularity for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Certificate of Incorporation requires Celularity to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents and prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our common stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “— Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our common stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Because the term of the Warrants is more than one year, a U.S. Holder’s capital loss will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant upon the occurrence of certain events, as discussed in the section of this prospectus captioned “Description of our Securities — Redeemable Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of common stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “— Tax Considerations Applicable to Non-U.S. Holders —  Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “— Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. These rules may be modified as applied to the Warrants. There can be no assurance that our common stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant upon the occurrence of certain events, as discussed in the section of this prospectus captioned “Description of our Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock or Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 8,499,999 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants; and (ii) up to 14,375,000 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants.

We are also registering the resale by the selling securityholders or their permitted transferees from time to time of:

(i)     up to 129,858,855 shares of Class A Common Stock consisting of:

(a)     up to 8,340,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on January 8, 2021,

(b)    up to 2,000,000 shares of Class A Common Stock issued in a private placement pursuant to a subscription agreement entered into on May 5, 2021 with Palantir Technologies,

(c)     up to 7,187,500 shares of Class A Common Stock held by the Sponsor following a private placement in connection with the initial public offering of GX,

(d)    up to 976,943 shares of Class A Common Stock issued in private placements to certain advisors to the Company,

(e)     up to 8,499,999 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants,

(f)     up to 19,811,204 shares of Class A Common Stock issuable upon exercise of the Converted Legacy Warrants,

(g)    up to 11,744,882 shares of Class A Common Stock issuable upon exercise of options and awards,

(h)    up to 71,298,327 shares of Class A Common Stock pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated July 16, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, including, and

(ii)    up to 8,499,999 Private Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by such selling securityholders.

The shares of Class A Common Stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        short sales;

•        distribution to employees, members, limited partners or stockholders of the selling securityholders;

•        through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•        by pledge to secured debts and other obligations;

•        delayed delivery arrangements;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions; or

•        any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares of Class A Common Stock offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until two years from the effective date of this registration statement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley LLP.

EXPERTS

The financial statements of Celularity Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to Celularity Inc.’s ability to continue as a going concern). Such financial statements have been so included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of GX Acquisition Corp. as of December 31, 2020 and 2019 have been included herein and in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph as to the ability of GX Acquisition Corp. to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

As previously reported, on July 16, 2021, the board of directors of the Company (the “Board”) informed Marcum LLP (“Marcum”), GX’s independent registered public accounting firm prior to the Business Combination, that Marcum will be dismissed effective following the completion of the Company’s review for the quarter ended June 30, 2021, which consists only of the pre-Business Combination accounts of GX.

The report of Marcum on GX’s financial statements as of December 31, 2020 and 2019, and for the years then ended, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified as to audit scope or accounting principles. Their financial statements contained an explanatory paragraph relating to substantial doubt about the ability of GX Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements.

During the period from August 24, 2018 (inception) through December 31, 2020, and the subsequent period through July 16, 2021, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its report covering such period. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and the subsequent period through July 16, 2021.

The Company provided Marcum with a copy of the foregoing disclosures prior to the filing of this Current Report and requested that Marcum furnish a letter addressed to the SEC stating, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which is does not agree.

On July 16, 2021, the Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Deloitte served as the independent registered public accounting firm of Legacy Celularity prior to the Business Combination.

During the period from August 24, 2018 (inception) through December 31, 2020, and the interim period through March 31, 2021, the Company did not consult with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Celularity and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.celularity.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

CELULARITY FINANCIAL STATEMENTS

Audited Financial Statements of Celularity Inc.
as of and for the Years Ended December 31, 2020 and 2019

Unaudited Condensed Consolidated Financial Statements of Celularity Inc.
as of and for the Three Months Ended March 31, 2021 and 2020

GX FINANCIAL STATEMENTS

Audited Financial Statements of GX Acquisition Corp
for the years ended December 31, 2020 and December 31, 2019

Unaudited Condensed Consolidated Financial Statements of GX Acquisition Corp.
as of and for the Three Months Ended March 31, 2021 and 2020

Report of Independent Registered Public Accounting Firm

To the shareholders and the Audit Committee of Celularity Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Celularity Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 29, 2021
We have served as the Company’s auditor since 2018.

CELULARITY INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$54,311	$28,128
Accounts receivable, net of allowance of $272 and $806 as of December 31, 2020 and December 31, 2019, respectively	1,134	3,078
Notes receivable	5,416	—
Inventory	3,850	3,232
Prepaid expenses	6,576	1,888
Other current assets	873	480
Total current assets	72,160	36,806
Property and equipment, net	90,077	66,387
Goodwill	123,304	127,068
Intangible assets, net	125,379	271,469
Restricted cash	15,202	15,379
Inventory, net of current portion	1,998	4,009
Other long-term assets	2,888	377
Total assets	$431,008	$521,495

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,390	$3,691
Accrued expenses and other current liabilities	13,451	14,389
Current portion of financing obligation	3,008	—
Deferred revenue	4,828	2,555
Total current liabilities	26,677	20,635
Deferred revenue, net of current portion	7,621	1,278
Acquisition-related contingent consideration	273,367	328,933
Financing obligations	27,634	28,062
Warrant liabilities	76,640	—
Deferred income tax liabilities	7	4,725
Other liabilities	349	—
Total liabilities	412,295	383,633
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock
Series A preferred stock, $0.0001 par value, 38,361,917 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	184,247	184,247
Series B preferred stock, $0.0001 par value, 97,695,694 and 44,064,281 shares authorized as of December 31, 2020 and December 31, 2019, respectively, 53,611,506 and 35,847,580 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively.	290,866	206,035
Series X preferred stock, $0.0001 par value, 15,552,130 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	75,000	75,000
Stockholders’ deficit
Common Stock, $0.0001 par value, 202,500,000 and 150,000,000 shares authorized as of December 31, 2020 and December 31, 2019, respectively, 24,108,246 and 23,967,250 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	1	1
Treasury stock, at cost, 118,183 and 18,183 shares as of December 31, 2020 and December 31, 2019, respectively	(256)	—
Additional paid-in capital	32,418	27,909
Accumulated deficit	(563,563)	(355,330)
Total stockholders’ deficit	(531,400)	(327,420)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$431,008	$521,495

The accompanying notes are an integral part of these consolidated financial statements.

CELULARITY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Net revenues:
Product sales and rentals	$6,854	$15,357
Services	5,556	5,790
License, royalty and other	1,868	—
Total revenues	14,278	21,147
Operating expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)
Product sales and rentals	2,247	4,349
Services	2,294	1,975
License, royalty and other	391	—
Research and development	52,707	46,051
Selling, general and administrative	31,336	41,791
Change in fair value of contingent consideration liability	(55,566)	68,867
Amortization of acquired intangible assets	3,394	4,143
Impairment of acquired intangible assets	129,400	118,100
Total operating expenses	166,203	285,276
Loss from operations	(151,925)	(264,129)
Other income (expense):
Interest income	370	694
Interest expense	(2,354)	—
Loss on the sale of business	(4,434)	—
Expense related to warrant liabilities	(58,686)	(4,226)
Other income (expense), net	4,096	(333)
Total other (expense) income	(61,008)	(3,865)
Net loss before income taxes	(212,933)	(267,994)
Income tax benefit	(4,700)	(56,113)
Net loss	$(208,233)	$(211,881)
Per share information:
Net loss per share – basic and diluted	$(8.69)	$(8.88)
Weighted average shares outstanding – basic and diluted	23,963,119	23,872,831

The accompanying notes are an integral part of these consolidated financial statements.

CELULARITY INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series X Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2018	38,361,917	$184,247	14,092,039	$81,035	15,552,130	$75,000	23,830,206	$1	(18,183)	$—	$24,133	$(143,449)	$(119,315)
Exercise of stock options	—	—	—	—	—	—	137,044	—	—	—	76	—	76
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	3,700	—	3,700
Issuance of Series B redeemable convertible preferred stock	—	—	155,404	—	—	—	—	—	—	—	—	—	—
Exercise of Series B redeemable preferred stock warrants	—	—	21,600,137	125,000	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(211,881)	(211,881)
Balances at December 31, 2019	38,361,917	$184,247	35,847,580	$206,035	15,552,130	$75,000	23,967,250	$1	(18,183)	$—	$27,909	$(355,330)	$(327,420)
Exercise of stock options	—	—	—	—	—	—	140,996	—	—	—	138	—	138
Repurchase of common stock	—	—	—	—	—	—	—	—	(100,000)	(256)	—	—	(256)
Stock-based compensation expense	—	—	—	—	—	—	—	—			4,371	—	4,371
Share issuance costs	—	—	—	(15)	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred stock	—	—	17,720,750	84,596	—	—	—	—	—	—	—	—	—
Issuance of Series B convertible preferred stock in connection with CariCord acquisition	—	—	43,176	250	—	—	—	—	—	—	—		—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(208,233)	(208,233)
Balances at December 31, 2020	38,361,917	$184,247	53,611,506	$290,866	15,552,130	$75,000	24,108,246	$1	(118,183)	$(256)	$32,418	$(563,563)	$(531,400)

The accompanying notes are an integral part of these consolidated financial statements.

CELULARITY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2020	2019
Cash flow from operating activities:
Net loss	$(208,233)	$(211,881)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	8,174	6,186
Deferred income taxes	(8,482)	(56,139)
Impairment charges	129,400	118,100
Provision for doubtful accounts	292	707
Stock-based compensation expense	4,371	3,668
Expense related to warrant liabilities	58,686	4,226
Amortization of inventory step-up	57	113
Loss on sale of business	4,434	—
Change in fair value of contingent consideration	(55,566)	68,867
Other, net	70	—
Changes in assets and liabilities:
Accounts receivable	1,652	134
Inventory	(643)	(1,708)
Prepaid expenses and other assets	(5,761)	(564)
Sale of net operating losses and research and development tax credits	3,765	—
Accounts payable	314	(1,933)
Accrued expenses and other liabilities	184	3,078
Deferred revenue	4,093	353
Net cash used in operating activities	(63,193)	(66,793)
Cash flow from investing activities:
Capital expenditures	(27,834)	(31,575)
Proceeds from the sale of business	15,019	—
Proceeds from the sale of assets	—	101
Net cash used in investing activities	(12,815)	(31,474)
Cash flow from financing activities:
Proceeds from issuance of Series B redeemable convertible preferred stock and warrants, net of issuance costs	102,535	119,178
Repurchase of common stock	(256)	—
Proceeds from the exercise of stock options	138	76
Payments of PIPE/SPAC related costs	(403)	—
Net cash provided by financing activities	102,014	119,254
Net increase in cash, cash equivalents and restricted cash	26,006	20,987
Cash, cash equivalents and restricted cash at beginning of period	43,507	22,520
Cash, cash equivalents and restricted cash at end of period	$69,513	$43,507

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$13	$62
Supplemental non-cash investing and financing activities:
Property and equipment included in accounts payable and accrued expenses	$(806)	$(4,517)
PIPE/SPAC related costs in accounts payable and accrued expenses	(2,130)	—
Recognition of asset and financing obligation related to facility build out	(216)	(27,867)
Receipt of convertible note in connection with the Sanuwave Transaction	4,524	—
UltraMIST systems reclass from inventory to fixed assets	79	460
Fair value of warrants issued in connection with Series B preferred stock sale	17,954	—
Issuance of warrants at estimated fair value	11,988	—
Issuance of Series B convertible preferred stock in connection with CariCord acquisition	250	—
Fair value of acquisition-related contingent consideration	—	(3,574)

The accompanying notes are an integral part of these consolidated financial statements.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1.     Nature of Business and Basis of Presentation

Celularity Inc. (“Celularity” or the “Company”) was incorporated on August 29, 2016 under the laws of the state of Delaware. The Company is a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic T cells engineered with chimeric antigen receptor (“CAR”) T cells, natural killer (“NK”) cells and mesenchymal-like adherent stromal cells (“ASCs”), targeting indications across cancer, infectious and degenerative diseases. Celularity is headquartered in Florham Park, NJ. The Company acquired Anthrogenesis Corporation (“Anthrogenesis”) in August 2017 from Celgene Corporation (“Celgene”), a global biotechnology company that merged with Bristol Myers Squibb Company. Previously, Anthrogenesis operated as Celgene Cellular Therapeutics, Celgene’s cell therapy division. Celularity currently has four active clinical trials and plans to submit three additional investigational new drug (“IND”) applications in 2021. The Celularity IMPACT platform capitalizes on the benefits of placenta-derived cells to target multiple diseases, and provides seamless integration, from bio sourcing through manufacturing cryopreserved and packaged allogeneic cells at its purpose-built U.S.-based 150,000 square foot facility. Celularity’s placental-derived cells are allogeneic, meaning they are intended for use in any patient, as compared to autologous cells, which are derived from an individual patient for that patient’s use. From a single source material, the postpartum human placenta, Celularity derives four allogeneic cell types: T cells, unmodified NK cells, genetically-modified NK cells and ASCs, which have resulted in four key cell therapeutic programs: CyCART-19, CYNK-001, CYNK-101 and APPL-001, focused on six initial indications. CyCART-19 is a placental-derived CAR-T cell therapy, in development for the treatment of B-cell malignancies, initially targeting the CD19 receptor. CYNK-001 is a placental-derived unmodified NK cell in development for the treatment of acute myeloid leukemia (“AML”), a blood cancer, and for glioblastoma multiforme (“GBM”), a solid tumor cancer, as well as COVID-19. CYNK-101 is a placental-derived genetically modified NK cell in development, to be evaluated in combination with a monoclonal antibody to target HER2+ cancers, such as gastric cancer. APPL-001 is a placenta-derived ASC being developed for the treatment of Crohn’s disease.

Acquisitions

Shortly after the Company’s incorporation in 2016, it completed four business combinations. The Company did not have any significant activities prior to its acquisitions.

On May 31, 2017, the Company acquired HLI Cellular Therapeutics, LLC (“HLI CT”) from Human Longevity Inc. (“Human Longevity”). HLI CT operated LifebankUSA, a private umbilical cord blood stem cell and cord tissue bank that offers parents the option to collect, process and cryogenically preserve newborn umbilical cord blood stem cells and cord tissue units. The HLI CT acquisition also provided the Company with rights to a portfolio of biomaterial assets, including Biovance® and Interfyl® as well as PSC-100, a development-stage placental stem cell program. Prior to the acquisition, Human Longevity entered into to a Supply Agreement and a License, Marketing and Development Agreement (collectively, “the HLI Agreements”) with Alliqua Biomedical Inc. (“Alliqua”). The HLI Agreements gave Alliqua exclusive rights to market and distribute Biovance® and Interfyl®. Rights, title and interest into the HLI Agreements transferred to the Company as a result of the HLI CT acquisition. In aggregate, the fair value of the consideration to acquire HLI CT was $28,876. The acquisition led to goodwill and intangible assets including in-process research and development (“IPR&D”) and a licensing agreement.

On August 15, 2017, the Company executed a Merger Agreement with Celgene whereupon it acquired Anthrogenesis, a wholly-owned subsidiary of Celgene (the “Anthrogenesis Merger Agreement”). The Anthrogenesis acquisition included a portfolio of pre-clinical and clinical stage assets, including key cellular therapeutic assets in immuno-oncology, inflammatory and age-related diseases, that the Company continues to develop. The Anthrogenesis acquisition gives the Company access to Anthrogenesis’ proprietary technologies and processes for the recovery of large quantities of high-potential stem cells and cellular therapeutic products derived from postpartum human placentas (each an “Anthrogenesis Product”). As part of the Anthrogenesis acquisition, some of the inventors of the Anthrogenesis Products and other key members of the Anthrogenesis Product development team joined the Company. In aggregate, the fair value of the consideration to acquire Anthrogenesis was $346,430. The acquisition led to goodwill and intangible assets including IPR&D and a licensing agreement and contingent value rights (“CVR”) agreement.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1.     Nature of Business and Basis of Presentation (cont.)

In August 2017, the Company issued shares of its Series X Preferred Stock to Celgene as merger consideration and entered into a contingent value rights agreement (the “CVR Agreement”) with Celgene pursuant to which it issued one CVR in respect of each share of Series X Preferred Stock issued to Celgene in connection with the Anthrogenesis acquisition. The CVR Agreement entitles the holders of the CVRs to an aggregate amount, on a per program basis, of $50,000 in regulatory milestones and an aggregate $125,000 in commercial milestone payments with respect to certain programs. In addition, with respect to each such program and calendar year, the CVR holders will be entitled, with respect to a given calendar year and program, to receive a royalty equal to a mid-teen percentage of the annual net sales for such program, from the date of the first commercial sale of such program’s product in a particular country until the latest to occur of the expiration of the last to expire of any valid patent claim covering such program product in such country, the expiration of marketing exclusivity with respect to such product in such country, and August 2027 (i.e., the tenth anniversary of the closing of the acquisition of Anthrogenesis). Celularity estimates the liability associated with the CVR quarterly. Changes to that liability include but are not limited to changes in Celularity clinical programs, assumptions about the commercial value of those programs and the time value of money.

On May 7, 2018, the Company completed an Asset Purchase Agreement with Alliqua, a regenerative technologies company that commercializes regenerative medical products (the “Alliqua APA”). The Alliqua APA included the acquisition of Alliqua’s biologic wound care business, including the marketing and distribution rights to Biovance® and Interfyl® as well as a Class II medical device, the MIST® and UltraMIST® Therapy Systems. In connection with the Alliqua APA, the Company paid cash consideration of $29,000. The Alliqua acquisition led to goodwill and intangible assets. No debt or significant liabilities were assumed by the Company.

On October 5, 2018, the Company acquired CariCord Inc. (“CariCord”), a family cord blood bank established by ClinImmune Labs University of Colorado Cord Blood Bank (“ClinImmune Labs”) and the Regents of the University of Colorado, a body corporate, for and on behalf of the University of Colorado School of Medicine (the “University of Colorado”). In the aggregate, the fair value of the consideration to acquire CariCord was $9,326. The acquisition led to goodwill and intangible assets.

In March 2020, the Company entered into an amended and restated investors’ rights agreement (the “IRA”), with certain holders of its preferred stock and common stock, including Celgene Corporation, Dragasac, Human Longevity, Inc., Lung Biotechnology PBC, Robert J. Hariri, M.D., Ph.D., Starr International and TNK Therapeutics, Inc. The IRA provides certain holders of Celularity’s preferred stock and common stock with certain registration rights, including the right to demand that Celularity file a registration statement or the right to request that such holders’ shares be covered by a registration statement that Celularity files. The IRA also provides certain holders with observer rights to attend meetings of the Celularity Board, which will terminate upon the consummation of the Business Combination (see Note 19 for information regarding the business combination with GX Acquisition Corp.), and a right of first offer with regard to certain future sales of Celularity’s capital stock, which will not apply to, and will terminate upon, the consummation of the Business Combination. The IRA will terminate upon the consummation of the Business Combination. In connection with the Business Combination, certain holders party to the IRA will enter into an Amended and Restated Registration Rights Agreement (the “A&R RRA”), pursuant to which they will be entitled to rights with respect to the registration of their shares of common stock under the Securities Act.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with governmental regulations and the ability to secure additional capital to fund operations. Drug candidates currently under development will require significant additional approval prior to commercialization, including extensive preclinical and clinical testing and regulatory approval. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s drug development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1.     Nature of Business and Basis of Presentation (cont.)

COVID-19

On March 10, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The virus and actions taken to mitigate its spread have had, and are expected to continue to have, a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates and conducts its business and which the Company’s partners operate and conduct their business. The Company is currently following the recommendations of local health authorities to minimize exposure risk for its team members and visitors. However, the scale and scope of this pandemic is unknown and the duration of the business disruption and related financial impact cannot be reasonably estimated at this time. While management has implemented specific business continuity plans to reduce the potential impact of COVID-19, there is no guarantee that the Company’s continuity plans will be successful.

Although the Company was able to operate continuously throughout 2020, the Company implemented work-from-home policies as needed following local health recommendations for non-essential employees and employees whose roles are able to be performed remotely. Because certain elements of the Company’s operations (such as processing placental tissue, certain biological assays, translational research and storage of cord blood) cannot be performed remotely, the Company instituted controls and protocols including mandatory temperature checking, symptom assessment forms, incremental cleaning and sanitization of common surfaces to mitigate risks to employees.

Due to a broad decline in economic activity and restrictions on physical access to certain medical facilities, the Company did experience a decrease in the net revenues of its degenerative disease business due to the pandemic. Selling general and administrative expenses also decreased due to lower commercial expenses in the areas of business impacted by COVID-19 restrictions. As for clinical trials, the Company did not cancel or postpone enrollment solely due to the risks of COVID-19. However, enrollment in the clinical trial evaluating CYNK-001 for AML experienced some delays in the first half of 2020 as sites assessed their safety protocols and experienced high volumes of COVID-19 patients. Enrollment has continued in the AML trial and remains ongoing. As a result, the Company had a year-over-year increase in research and development expenses notwithstanding the enrollment delays. The Company also initiated a clinical trial evaluating CYNK-001 in patients with COVID-19, which necessitated additional research and development and project management resources. The Company believes that it would have deployed its human and capital resources to other efforts, such as its CyCART-19 clinical development program, had the COVID-19 pandemic not struck.

The extent to which COVID-19 or any other health epidemic may impact the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Accordingly, COVID-19 could have a material adverse effect on the Company’s business, results of operations, financial condition, and prospects.

Going Concern

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Since its inception, the Company has funded its operations primarily with proceeds from the sales of preferred stock as well as revenues generated through its biobanking and degenerative disease commercial operations. The Company has incurred recurring losses since its inception, including net losses of $208,233 and $211,881 for the year ended December 31, 2020 and 2019, respectively. In addition, as of December 31, 2020, the Company had an accumulated deficit of $563,563. The Company expects to continue to generate operating losses for the foreseeable

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

1.     Nature of Business and Basis of Presentation (cont.)

future. As of March 29, 2021, the Company expects that its cash and cash equivalents will not be sufficient to fund its operating expenses and capital expenditure requirements through at least 12 months from the issuance of the consolidated financial statements.

The Company is seeking additional funding through public or private equity and/or debt financings. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of March 29, 2021, the issuance date of the annual consolidated financial statements for the year ended December 31, 2020 and 2019, the Company has concluded that there is substantial doubt about its ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2.     Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of wholly owned subsidiaries, after elimination of intercompany accounts and transactions. The consolidated financial information presented herein reflects all financial information that, in the opinion of management, is necessary for a fair statement of financial position, results of operations and cash flows for the periods presented.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, assumptions related to the Company’s goodwill and intangible impairment assessment, the valuation of inventory and of contingent consideration, accrual of research and development expenses, and the valuations of stock options and preferred stock warrants. The Company based its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•        Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Cash, Cash Equivalents and Marketable Securities Available for Sale

Cash and cash equivalents consist principally of cash held in commercial bank accounts, money market funds and U.S. Treasury securities having an original maturity of less than three months. The Company considers all highly liquid investments with maturities of three months or less at the date of acquisition to be cash equivalents. At December 31, 2020 and 2019, substantially all cash and cash equivalents were held in either commercial bank accounts or money market funds.

Restricted Cash

As of December 31, 2020 and 2019, the Company maintained letters of credit of $15,202 and $15,379, respectively, for the benefit of the landlord of leased properties. The Company classified the $15,202 and $15,379 as restricted cash (non-current) on its consolidated balance sheet as of that date.

Inventory

Inventory is stated at the lower of cost or market (net realizable value), with approximate cost being determined on a first-in, first-out basis. Prior to initial approval from the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies, the Company expenses costs relating to the production of inventory in the period incurred. After such time as the product receives initial regulatory approval, the Company capitalizes the inventory costs related to the product. The Company continues to expense costs associated with clinical trial material as research and development expense.

The Company periodically analyzes the inventory levels to determine whether there is any obsolete, expired, or excess inventory. If any inventory is (i) expected to expire prior to being sold, (ii) has a cost basis in excess of its net realizable value, (iii) is in excess of expected sales requirements as determined by internal sales forecasts, or (iv) fails to meet commercial sale specifications, the inventory is written-down through a charge to cost of goods sold. The determination of whether inventory costs will be realizable requires estimates by management of future expected inventory requirements, based on sales forecasts. Once packaged, Biovance® currently has a shelf-life of five years in the United States and between two and three years outside of the United States, and Interfyl® has a shelf-life of five years. If actual market conditions are less favorable than those projected by management, inventory write-downs may be required.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Building	26 years
Furniture and fixtures	7 years
Lab equipment	5 years
Computer equipment	3 years
Software	3 years
Leasehold improvements	shorter of the estimated useful life and the lease term

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations in the period of disposal. Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service.

Impairment of Tangible Long-Lived Assets

Tangible long-lived assets consist of property, plant and equipment. Tangible long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment losses on tangible long-lived assets during the years ended December 31, 2020 and 2019.

Business Combinations

The purchase price allocation for business combinations requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. Under Accounting Standards Codification 805, Business Combinations, the Company first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the single asset or group of assets, as applicable, is not a business. If the single asset or group of similar assets does not meet the threshold, an entity must next evaluate whether both an input and substantive process are present.

The Company accounts for business combinations using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed generally be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is not amortized for accounting purposes but is tested for impairment at least annually. Acquired

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

IPR&D is recognized at fair value and initially characterized as an indefinite-lived intangible asset, irrespective of whether the acquired IPR&D has an alternative future use. Transaction costs related to business combinations are expensed as incurred.

Determining the fair value of assets acquired and liabilities assumed in a business combination requires management to use significant judgment and estimates, especially with respect to intangible assets. Critical estimates in valuing certain identifiable assets include, but are not limited to, the selection of valuation methodologies, estimates of future revenue and cash flows, expected long-term market growth, future expected operating expenses, costs of capital and appropriate discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and, as a result, actual results may differ materially from estimates.

During the measurement period, which extends no later than one year from the acquisition date, the Company may record certain adjustments to the carrying value of the assets acquired and liabilities assumed with the corresponding offset to goodwill. After the measurement period, all adjustments are recorded in the consolidated statements of operations as operating expenses or income.

Acquisition-related contingent consideration, which consists of potential milestone and royalty obligations (see Note 10), was recorded in the consolidated balance sheets at its acquisition-date estimated fair value, in accordance with the acquisition method of accounting. The fair value of the acquisition-related contingent consideration is remeasured each reporting period, with changes in fair value recorded in the consolidated statements of operations. The fair value measurement is based on significant inputs not observable by market participants and thus represents a Level 3 input in the fair value hierarchy (see Note 4).

Asset Acquisitions

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes transaction costs. In an asset acquisition, the cost allocated to acquire IPR&D with no alternative future use is charged to research and development expense at the acquisition date.

In-Process Research and Development

The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. When the related research and development is completed, the asset is reclassified to a definite-lived asset and amortized over its estimated useful life.

The fair value of an IPR&D intangible asset is typically determined using an income approach whereby management forecasts the net cash flows expected to be generated by the asset over its estimated useful life. The net cash flows reflect the asset’s stage of completion, the probability of technical success, the projected costs to complete, expected market competition, and an assessment of the asset’s life-cycle. The net cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams.

Indefinite-lived IPR&D is not subject to amortization but is tested annually for impairment or more frequently if there are indicators of impairment. The Company tests its indefinite-lived IPR&D annually for impairment during the fourth quarter. In testing indefinite-lived IPR&D for impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances would indicate that it is more likely than not that its fair value is less than its carrying amount, or the Company can perform a quantitative impairment analysis to determine the fair value of the indefinite-lived IPR&D without performing a qualitative assessment. Qualitative factors that the Company considers include significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If the Company chooses to first assess qualitative factors and the Company

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

determines that it is more likely than not that the fair value of the indefinite-lived IPR&D is less than its carrying amount, the Company would then determine the fair value of the indefinite-lived IPR&D. Under either approach, if the fair value of the indefinite-lived IPR&D is less than its carrying amount, an impairment charge is recognized in the consolidated statements of operations. During the years ended December 31, 2020 and 2019, the Company recognized impairment charges related to its indefinite-lived IPR&D of $129,400 and $118,100, respectively (see Note 8).

Goodwill

Goodwill represents the excess of the fair value of the consideration transferred over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not subject to amortization but is tested annually for impairment or more frequently if there are indicators of impairment. The Company typically tests its goodwill annually for impairment on October 1, 2020; however, as a result of the changes to the Company’s segments, the Company evaluated goodwill at September 30, 2020. As a result of the impairment test, the Company determined that goodwill was not impaired. The impairment assessment performed at September 30, 2020 also served as Celularity’s annual assessment.

Prior to the third quarter of 2020, the Company managed its operations as one reporting unit. In the third quarter of 2020, the Company began to manage its operations through an evaluation of three different operating segments: Cell Therapy, Degenerative Disease and BioBanking (see Note 17). The Company determined that the operating segments represented the reporting units.

As a result of the change in reporting units, goodwill was required to be allocated across the operating segments under the new reporting structure. Goodwill was attributed to each reporting unit based on the acquired value, which is reflective of the relative fair value.

In testing goodwill for impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances would indicate that it is more likely than not that the fair value of the reporting unit was less than its carrying amount, or the Company can perform a quantitative impairment analysis without performing the qualitative assessment. Examples of such events or circumstances considered in the Company’s qualitative assessment include, but are not limited to, a significant adverse change in legal or business climate, an adverse regulatory action or unanticipated competition. If the Company chooses to first assess qualitative factors and the Company determines that it is more likely than not that the fair value of its reporting unit is less than its carrying amount, the Company would then perform the quantitative impairment test. The quantitative test starts with comparing the fair value of the reporting unit to the carrying amount of a reporting unit, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, no impairment loss is recognized. However, if the fair value of the reporting unit is less than its carrying value, the Company would recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to the reporting unit.

Preferred Stock Warrants Liabilities

The Company classifies warrants for the purchase of shares of its convertible preferred stock (see Note 11) as liabilities on its consolidated balance sheets as these warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The warrant liabilities, which consists of warrants for the purchase of Series B convertible preferred stock, is initially recorded at fair value upon the date of issuance of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liabilities are recognized as a component of other (expense) income in the consolidated statement of operations. Changes in the fair value of the warrant liabilities will continue to be recognized until the warrants are exercised, expire or qualify for equity classification. As of December 31, 2020, warrants to purchase 25,775,905 shares of Series B convertible preferred stock were outstanding (see Note 11).

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

Leases

The Company enters into lease agreements for its laboratory and office facilities. The Company determines if a lease arrangement is an operating lease or capital lease at inception. Rent expense is recognized on a straight-line basis over the term of the lease. Incentives granted under the Company’s facilities leases, including allowances to fund leasehold improvements and rent holidays, are recorded as a deferred rent liability and are recognized as reductions to rental expense on a straight-line basis over the remaining term of the lease.

The Company considers the nature of the renovations and the Company’s involvement during the construction period of newly leased office space to determine if it is considered to be the owner of the construction project during the construction period. If the Company determines that it is the owner of the construction project, it is required to capitalize the fair value of the asset, including potentially the building, construction costs incurred, and capitalized interest, on its consolidated balance sheet along with a corresponding financing liability (“build-to-suit accounting”). Upon occupancy for build-to-suit leases, the Company assesses whether the circumstances qualify for sales recognition under the sale-leaseback accounting guidance. If the lease meets the sale-leaseback criteria, the Company will remove the asset and related financial obligation from the balance sheet and evaluate the lease for treatment as a capital or operating lease. If upon completion of construction, the project does not meet the sale-leaseback criteria, the leased property will be treated as a capital lease for financial reporting purposes.

Revenue Recognition

The Company generates revenue from its degenerative disease commercial operations (i.e., the sale of Biovance®, Interfyl® and MIST® and UltraMIST® Therapy System), biobanking services (i.e., the collection, processing and storage of umbilical cord and placental blood and tissue after full-term pregnancies), and license, royalty and other operations (i.e., license agreement with Sanuwave Health Inc.).

Product sales and rentals

Biovance® is a decellularized, dehydrated human amniotic membrane with a preserved natural epithelial basement membrane and an intact extracellular matrix structure with its biochemical components, and is intended for use as a biological membrane covering that provides the extracellular matrix while supporting the repair of damaged tissue. Interfyl® is an allogeneic decellularized particulate human placental connective tissue matrix consisting of natural human structural and biochemical extracellular matrix components and is intended for use in both surgical requirements and wound care as the replacement or supplementation of damaged or inadequate integumental tissue. UltraMIST® is a low frequency ultrasound system used to promote wound healing through wound cleansing and maintenance debridement by the removal of fibrin, yellow slough, tissue exudates and bacteria. The MIST®/UltraMIST® Therapy System consists of a generator and treatment wand (collectively, the “MIST Equipment”) along with single-use applicators (the “MIST Applicators”) and optional accessories (e.g., roll stand and carts).

The Company recognizes revenue when control of the products and services is transferred to its customers in an amount that reflects the consideration it expects to receive from its customers in exchange for those products and services. This process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when, or as, the performance obligations have been satisfied.

A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. Transaction prices of products or services are typically based on contracted rates with customers and

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

to the extent that the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value method or the most likely amount, depending on the circumstances, to which the Company expects to be entitled.

The Company provides for rights of return to customers on its degenerative disease products. To date, the Company has had minimal product returns and therefore does not record a provision for returns. The Company offers product warranties which provide assurance that the product will function as expected and in accordance with specification. Customers can purchase warranties separately and these warranties give rise to a separate performance obligation.

The Company’s MIST®/UltraMIST® Therapy System had both software and non-software (e.g., hardware) components that function together to deliver the product’s essential functionality. In addition, the hardware sold could not be used apart from the embedded software. The MIST Equipment was obtained by the customer in three ways: (a) the purchase of the MIST Equipment outright; (b) the lease of the MIST Equipment for a monthly rental fee; or (c) pay-per-use arrangement whereupon the Company provided the MIST Equipment for a single pay per use fee, subject to a minimum purchase requirement of MIST Applicators. MIST Applicators were separately ordered and purchased by customers who opted to purchase or directly lease the equipment. In addition, the Company offered the MIST Equipment for a standard 90 day evaluation period at no charge to the customer for the MIST Equipment; however, MIST Applicators were required to be purchased during the evaluation term. When the Company leased or entered into a pay-per-use arrangement, it retained title to the equipment at all times.

For multiple-element arrangements, revenue is allocated to each performance obligation based on its relative standalone selling price. Standalone selling prices are determined based on observable prices at which the Company separately sells its products or services. When the Company’s customer arrangements are multiple-element arrangements that contains a lease or pay-per-use arrangement, the Company allocates the arrangement consideration between the lease deliverable (i.e., the MIST Equipment) and non-lease deliverable (i.e., the MIST Applicators). The consideration related to the pay-per-use arrangements was allocated to the lease deliverable based on the “Minimum Volume Method”, which used the contractual minimum volume in the relative fair value calculation because the ultimate level of MIST Applicator purchases was unknown. The consideration allocated related to the lease arrangement was established in the lease arrangement.

The Company provides inventory to certain customers through pre-arranged agreements on a consignment basis. Customers consigned inventory is maintained and stored by certain customers; however, ownership remains with the Company.

Services

Processing and storage services include the Company providing umbilical cord blood, placental blood and tissue processing and storage for private use. Revenues recognized for the fees for processing and storage represent sales of the biobanking to customers. The Company recognizes revenue from processing fees at the point in time of the successful completion of processing and recognizes storage fees over time, which is ratably over the contractual storage period.

License, royalty and other

Under license agreements, the Company assesses whether the related performance obligation is satisfied at a point in time or over time.

Under the license agreement with Sanuwave Health Inc. (“Sanuwave”) which acquired certain assets comprising its MIST®/UltraMIST® business (see Note 3), the Company will receive a quarterly license fee and a defined royalty on each product sold. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee. The Company will recognize the quarterly license fee over each quarterly term based on the actual sales occurring over the period.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

If quarterly revenues are lower than the quarterly license fee, the Company will recognize the difference during the third month of the quarterly period. Any royalties earned in excess of the quarterly license fee will be recognized at the end of each quarterly period, as that is when it is probable that a significant future reversal of revenue under the arrangement will not occur. The Company records revenue recognized on license arrangements as other revenue on the consolidated statement of operations.

At the inception of each arrangement that includes milestone payments based on certain events, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether it is probable that a significant revenue reversal would not occur. At the end of each subsequent reporting period, the Company reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment. If a milestone or other variable consideration relates specifically to the Company’s efforts to satisfy a single performance obligation or to a specific outcome from satisfying the performance obligation, the Company generally allocates the milestone amount entirely to that performance obligation once it is probable that a significant revenue reversal would not occur. In connection with the Lung Biotechnology PBC License Agreement, Lung Biotechnology PBC agreed to make aggregate milestone payments to the Company up to $60,000 upon the achievement of specified clinical and regulatory milestones with respect to each licensed product (see Note 14). To date no milestone payments have been received.

Research and Development Costs

The Company has entered into various research and development and other agreements with commercial firms, researchers, universities and others for provisions of goods and services. These agreements are generally cancellable, and the related costs are recorded as research and development expenses as incurred. Research and development expenses include costs for salaries, employee benefits, subcontractors, facility-related expenses, depreciation and amortization, stock-based compensation, third-party license fees, laboratory supplies, and external costs of outside vendors engaged to conduct discovery, preclinical and clinical development activities and clinical trials as well as to manufacture clinical trial materials, and other costs. The Company records accruals for estimated ongoing research and development costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ materially from the Company’s estimates. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such prepaid expenses are recognized as an expense when the goods have been delivered or the related services have been performed, or when it is no longer expected that the goods will be delivered, or the services rendered.

Upfront payments, milestone payments and annual maintenance fees under license agreements are expensed in the period in which they are incurred.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs are included in selling, general and administrative expenses and were $764 and $1,158 for the year ended December 31, 2020 and 2019, respectively.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

Government Grants

From time to time, the Company may be awarded a government research grant. Under these arrangements, the Company recognizes awarded grants as a reduction to research and development expense at the point in time where achievement of related milestones is confirmed by the governmental agency. The Company recorded a reduction of $290 to research and development expense resulting from grant awards for the year ended December 31, 2020. The Company was not part of a government grant program during 2019.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, over the requisite service period, which is generally the vesting period of the respective award. The Company typically issues stock-based awards with only service-based vesting conditions and records the expense for these awards using a straight-line method.

During 2020, the Company’s Board of Directors approved the award of performance-based stock options to a non-employee consultant who also serves as a director for the Company (see Note 18). The performance-based stock options are earned based on the attainment of specified goals achieved over the performance period. The Company recognizes expense for performance-based awards over the related vesting period once it deems the achievement of the performance condition is probable. The Company reassess the probability of vesting at each reporting period for performance-based awards and adjusts expense accordingly on a cumulative basis.

The Company classifies stock-based compensation expense in its consolidated statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Company elects to account for forfeitures as they occur and compensation cost previously recognized for an award that is forfeited because of a failure to satisfy a service or performance condition is reversed in the period of the forfeiture.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options granted to employees was determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employee consultants is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future (see Note 12).

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity (deficit) that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying consolidated financial statements.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained based on the technical merits of the position. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. The provision for income taxes includes the effects of unrecognized tax benefits, as well as the related interest and penalties (see Note 16).

Net Loss per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as redeemable convertible preferred stock, stock options and warrants, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, prior to the use of the two-class method, as they would be anti-dilutive:

	December 31,
	2020	2019
Redeemable convertible preferred stock	107,525,553	89,761,627
Stock options	22,336,005	18,155,454
Warrants	25,775,905	—
	155,637,463	107,917,081

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance. Prior to the third quarter of 2020, the Company managed its operations as one segment. In the third quarter of 2020, the Company began to manage its operations through an evaluation of three distinct businesses segments: Cell Therapy, Degenerative Disease and BioBanking. These segments are presented for the year ended December 31, 2020 and 2019 in Note 17.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents or restricted cash and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is subject to credit risk from trade accounts receivable related to both degenerative disease product sales and biobanking services. All trade accounts receivables are a result from product sales and services performed in the United States. In the years ended December 31, 2020 and 2019, the Company did not have a single customer provide 10% or more of the revenue earned. As of December 31, 2020, one of the Company’s customers comprised approximately 24% of the Company’s outstanding accounts receivables. As of December 31, 2019, the Company did not have a single customer that comprised 10% or more of the total outstanding accounts receivable.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended, registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recently Adopted Accounting Pronouncements

In July 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) (Part I) Accounting for Certain Financial Instruments with Down Round Features (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Under the new guidance, the down round feature will not be considered when determining whether the instrument is indexed to a company’s own stock. Part II replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within Accounting Standards Codification Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. The adoption of ASU 2017-11 as of January 1, 2020 did not have a material impact on the consolidated financial statements.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other: Simplifying the Test for Goodwill Impairment (Topic 350) (“ASU 2017-04”), which provides for the elimination of Step 2 from the goodwill impairment test. If impairment charges are recognized, the amount recorded will be the amount by which the carrying amount exceeds the reporting unit’s fair value with certain limitations. The guidance is effective for the Company for fiscal years beginning after December 15, 2022, with early adoption permitted. The early adoption of ASU 2017-04 as of January 1, 2020 did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, (Subtopic 470-20): Debt — Debt with Conversion and Other Options (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 (fiscal year 2022 for the Company), including interim periods within those fiscal years. As no debt is currently outstanding, the Company does not expect the impact of ASU 2020-06 to have an impact on its financial position, results of operations or cash flows.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The objective of the standard is to improve areas of GAAP by removing certain exceptions permitted by Accounting Standards Codification 740 and clarifying existing guidance to facilitate consistent application. The standard will become effective for the Company beginning on January 1, 2021. The Company is currently evaluating the new standard to determine the potential impact on its financial condition, results of operations, cash flows, and financial statement disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

3.     Disposition of Business

On August 6, 2020, the Company executed (i) an asset purchase agreement to sell certain assets comprising its MIST®/UltraMIST® business to Sanuwave and (ii) a five-year licensing agreement with Sanuwave for total consideration of $24,524 (the “Sanuwave Transaction”), of which $20,000 was paid at or prior to closing. The remaining $4,524 of the purchase price was financed through a convertible promissory note due on or before August 6, 2021. The convertible promissory note can be converted into shares of Sanuwave stock at the election of the Company any time on or after January 1, 2021.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

3.     Disposition of Business (cont.)

The five-year licensing arrangement with Sanuwave includes: (i) an exclusive Biovance license for distribution and commercialization in the wound care market and (ii) a non-exclusive license for the distribution and commercialization of Interfyl in the wound care market. Under the licensing agreement, the Company will receive a quarterly license fee and a defined royalty on each product sold. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee amount.

The following assets and liabilities were divested/written off in this transaction:

Assets Divested
Inventory	$1,901
Intangible assets, net	13,296
Property, and equipment, net	452
Goodwill	3,764
Total assets divested	$19,413

The total upfront consideration was allocated between both components of the Sanuwave Transaction to (i) calculate the goodwill attributed to the UltraMIST business, (ii) determine the allocation of arrangement consideration to the three performance obligations and (iii) determine the loss on sale of the UltraMIST business. The Company utilized a discounted cash flow model to value the UltraMIST business, which determined the fair value of the UltraMIST business was $15,019. Significant inputs of this discounted cash flow model included (i) a discount rate of 11%, (ii) tax rate of 26% and (iii) a long-term growth rate of 2%. The remaining proceeds of $9,505 were allocated to the license agreement on a residual basis. During the third quarter of 2020, the Company recognized a loss on sale of UltraMIST of $4,434, which included approximately $40 in related professional fees. Due to the Company’s tax position as of the closing date, there was no tax impact resulting from the sale of the UltraMIST business.

4.     Fair Value of Financial Assets and Liabilities

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents – money market funds	$45,000	$—	$—	$45,000
Convertible note receivable	—	—	4,715	4,715
	$45,000	$—	$4,715	$49,715

Liabilities:
Contingent consideration obligations	—	—	273,367	273,367
Preferred stock warrants	—	—	76,640	76,640
	$—	$—	$350,007	$350,007

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

4.     Fair Value of Financial Assets and Liabilities (cont.)

	Fair Value Measurements as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents – money market funds	$—	$—	$—	$—
	$—	$—	$—	$—

Liabilities:
Contingent consideration obligations	—	—	328,933	328,933
	$—	$—	$328,933	$328,933

During the years ended December 31, 2020 and 2019, there were no transfers between Level 1, Level 2 and Level 3.

The Company’s cash equivalents consisted of money market funds. The money market fund was valued using inputs observable in active markets for similar securities, which represents a Level 1 measurement in the fair value hierarchy.

The carrying values of accounts receivable, accounts payable, deferred revenue and other current liabilities approximate fair value in the accompanying consolidated financial statements due to the short-term nature of those instruments.

Valuation of Contingent Consideration

The fair value measurement of the contingent consideration obligations is determined using Level 3 inputs and is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity based on the Company’s own assumptions.

The following table presents a reconciliation of contingent consideration obligations measured on a recurring basis using Level 3 inputs as of December 31, 2020 and 2019:

	Balance as of December 31, 2019	Net transfers in to (out of) Level 3	Purchases, settlements and other net	Fair value adjustments	Balance as of December 31, 2020
Liabilities:
Contingent consideration obligations	$328,933	$—	$—	$(55,566)	$273,367
	Balance as of December 31, 2018	Net transfers in to (out of) Level 3	Purchases, settlements and other net	Fair value adjustments	Balance as of December 31, 2019
Liabilities:
Contingent consideration obligations	$263,641	$—	$(3,575)	$68,867	$328,933

The fair value of the liability to make potential future milestone and earn-out payments was estimated by the Company at each reporting date based, in part, on the results of a third-party valuation using a discounted cash flow analysis based on various assumptions, including the probability of achieving specified events, discount rates, and the period of time until earn-out payments are payable and the conditions triggering the milestone payments are met. The actual settlement of contingent consideration could differ from current estimates based on the actual occurrence of these specified events.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

4.     Fair Value of Financial Assets and Liabilities (cont.)

At each reporting date, the Company revalues the contingent consideration obligation to estimated fair value and records changes in fair value as income or expense in the Company’s consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent consideration obligations. The Company has classified all of the contingent consideration as a long-term liability in the consolidated balance sheet as of December 31, 2020 and 2019. See Note 10, “Commitment and Contingencies”, for more information on contingent consideration.

Valuation of Preferred Stock Warrant Liability

The preferred stock warrant liability at December 31, 2020 is composed of the fair value of warrants to purchase shares of Series B convertible preferred stock that were issued in 2020. Warrants were issued to Dragasac Limited (“Dragasac”) in January 2020 for no consideration and were recorded at fair value at the date of issuance (see Note 11). The liability associated with the warrants was recorded at fair value on the dates the warrants were issued and exercisable and is subsequently remeasured to fair value at each reporting date. The aggregate fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. As of December 31, 2019, all preferred stock warrants issued in 2018 were exercised.

The Company used a lattice model to value the warrants issued as the exercise price was a function of the stock price. In the application of each model, estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of the Company’s Series B convertible preferred stock, risk-free interest rate, and exercise date with considerations of the earlier of when the investor is required to exercise and the anticipated exit date. The most significant assumption in the forward contract model impacting the fair value of the preferred stock warrants is the fair value of the Company’s convertible preferred stock as of each remeasurement date. The Company determines the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant.

As of December 31, 2020, the fair value of the Series B convertible preferred stock warrants was $76,640. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the estimated remaining term of the warrants. The exercise date is solely based on management’s assumption and determination of the Company’s progress to the realization of an initial public offering.

The following table provides a roll-forward of the aggregate fair values of the Company’s warrant liability for which fair values are determined using Level 3 inputs:

Balance as of December 31, 2018	$1,596
Loss recognized in earnings from change in fair value	4,226
Exercise or expiration of warrants	(5,822)
Balance as of December 31, 2019	$—

Balance as of December 31, 2019	$—
Fair value of warrants issued in connection with Series B preferred stock sale	17,954
Issuance of warrant at fair value*	11,988
Loss recognized in earnings from change in fair value	46,698
Balance as of December 31, 2020	$76,640

____________

*        The warrants issued at fair value were immediately charged to expense (see Note 11).

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

4.     Fair Value of Financial Assets and Liabilities (cont.)

Significant inputs for the warrants issued to Dragasac are as follows:

	Issuance January 9, 2020	December 31, 2020
Fair value of common stock	$3.06	$ 4.65
Exercise price(a)	$5.20	$5.20
Term	0.98 – 2.98	0.33 – 1.33
Volatility	60%	90%
Risk-free interest rate	1.53% – 1.58%	0.09% – 0.10%

____________

(a)      The exercise price is the lower of $5.20 per share or eighty percent (80%) of either (i) the value attributed to one share of Series B Preferred Stock upon a consummation of a change of control or the closing of a strategic transaction or (ii) the price at which one (1) share of the common stock is sold to the public in an initial public offering. As amended on March 16, 2020, the warrants are exercisable on the first to occur of (a) March 16, 2025, (b) the consummation of the Company’s initial public offering, (c) the consummation of a change of control and (d) the closing of a strategic transaction pursuant to which the Company’s shareholders exchange their existing shares of capital stock in the Company for shares in a company whose shares are listed on a national stock exchange.

Significant inputs for the warrants issued to in connection with the Series B Preferred Stock are as follows:

	Issuance March 16, 2020	December 31, 2020
Fair value of common stock	$2.66	$4.65
Exercise price(b)	$5.79	5.79
Term	0.79 – 2.79	0.33 – 1.33
Volatility	70%	90%
Risk-free interest rate	0.29% – 0.41%	0.09% – 0.10%

____________

(b)      The warrants are exercisable at a price of $5.787 per share on the first to occur of (a) the 60-month anniversary of the date of issuance of the warrants, (b) the consummation of an agreement for a public exit event (c) the consummation of a change of control.

Valuation of the Convertible Note Receivable

The convertible note receivable was received in connection with the disposition of the UltraMIST business. At any time on or after January 1, 2021, at the sole discretion of the Company, amounts outstanding under the convertible note receivable (including accrued interest) may be converted into Sanuwave common stock at a defined rate. The convertible promissory note must be paid on or before August 6, 2021. The fair value of this note is determined using Level 3 inputs and is based on a bond valuation which employs a credit default model. The measurement is based upon unobservable inputs supported by little or no market activity based on the Company’s own assumptions.

In the application of each model, estimates and assumptions impacting the fair value measurement include: the fair value of the Company’s common stock price, the point in time when the note will be called, the risk-free rate of interest, volatility and default rates.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

4.     Fair Value of Financial Assets and Liabilities (cont.)

Significant inputs for the convertible note valuation model are as follows:

	Issuance August 6, 2020	December 31, 2020
Face value	$4,000	$4,000
Coupon rate	12%	12%
Stock price	$0.24	$0.19
Term	1.0	0.6
Risk-free interest rate	0.14%	0.09%
Volatility	80%	70%

5.     Inventory

The Company’s major classes of inventories were as follows:

	December 31,
	2020	2019
Raw materials	$376	$215
Work in progress	460	701
Finished goods	5,016	6,347
Inventory, gross	5,852	7,263
Less: inventory reserves	(4)	(22)
Inventory, net	$5,848	7,241

Balance Sheet Classification:
Inventory	3,850	3,232
Inventory, net of current portion	1,998	4,009
	$5,848	$7,241

Inventory, net of current portion includes inventory expected to remain on hand beyond one year in both periods.

6.     Prepaid Expenses

Prepaid expenses consisted of the following:

	December 31, 2020	December 31, 2019
Prepaid clinical expenses	$5,151	$705
Prepaid insurance expense	206	—
Other	1,219	1,183
	$6,576	$1,888

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

7.     Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2020	2019
Building(1)	$12,513	$—
Leasehold improvement(2)	55,289	776
Laboratory and production equipment	5,884	4,865
Machinery, equipment and fixtures	3,704	3,991
Construction in progress	19,773	61,137
Property and equipment	97,163	70,769
Less: Accumulated depreciation(3)	(7,086)	(4,382)
Property and equipment, net	$90,077	$66,387

____________

(1)      Includes $12,513 at December 31, 2020 under financing lease resulting from a failed sale leaseback (see Note 10).

(2)      Includes $55,273 at December 31, 2020 under financing lease resulting from a failed sale leaseback (see Note 10).

(3)      Includes $2,624 at December 31, 2020 under financing lease resulting from a failed sale leaseback (see Note 10).

Depreciation expense was $4,780 and $2,043, for the years ended December 31, 2020 and 2019, respectively.

Construction in progress

Construction in progress of $19,773 as of December 31, 2020 primarily relates to the leasehold improvements made at the Company’s leased facilities in Florham Park, NJ (see Note 10).

8.     Goodwill and Intangible Assets, Net

During the third quarter of 2020, the Company experienced a triggering event resulting from changes to the Company’s segments which required the Company to perform a quantitative impairment test as of September 30, 2020. As a result of this impairment test, the Company determined that there was no impairment.

The carrying values of goodwill assigned to the Company’s operating segments are as follows:

	Cell Therapy	Degenerative Disease	Biobanking	Total
Balance at December 31, 2018	$112,347	$7,374	$10,921	$130,642
Adjustment(1)	—	—	(3,574)	(3,574)
Balance at December 31, 2019	$112,347	$7,374	$7,347	$127,068
Disposal of UltraMIST (Note 3)	—	(3,764)	—	(3,764)
Impairment	—	—	—	—
Balance at December 31, 2020	$112,347	$3,610	$7,347	$123,304

____________

(1)      An adjustment was recorded to reflect a purchase price adjustment related to the fair value of contingent consideration.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

8.     Goodwill and Intangible Assets, Net (cont.)

Intangible Assets, Net

Intangible assets, net consisted of the following:

	December 31, 2020	December 31, 2019	Estimated Useful Lives
Amortizable intangible assets:
Developed technology	$16,810	$16,810	11 – 16 years
Customer relationships	2,413	2,413	10 years
Trade names & trademarks	570	570	10 – 13 years
Reacquired rights	4,200	4,200	6 years
Composite assets	—	17,550	9 – 10 years
	23,993	41,543
Less: Accumulated amortization
Developed technology	(4,203)	(3,030)
Customer relationships	(906)	(641)
Trade names & trademarks	(165)	(107)
Reacquired rights	(1,840)	(1,108)
Composite assets	—	(3,088)
	(7,114)	(7,974)
Amortizable intangible assets, net	16,879	33,569

Non-amortized intangible assets
Acquired IPR&D product rights	108,500	237,900	indefinite
	$125,379	$271,469

Amortization expense for intangible assets was $3,394 and $4,143, for the years ended December 31, 2020 and 2019, respectively.

Aggregate amortization expense for each of the five succeeding years related to intangible assets held as of December 31, 2020 is estimated as follows:

2021	$2,193
2022	2,193
2023	2,193
2024	1,784
2025	1,493

During the first quarter 2019, the Company determined it would no longer fund the development of PDA-002 which was obtained in the acquisition of Anthrogenesis. PDA-001 and PDA-002 are the same drug substance with different formulations. PDA-001 is formulated for intravenous administration while PDA-002 is administered locally by injection. During the year ended December 31, 2019, the Company decided to focus its funding on the intravenous administration of PDA-001 and halt the development of PDA-002. As a result, the Company recorded a $118,100 impairment charge to write-off the entire IPR&D intangible asset related to PDA-002.

During the third quarter of 2020, the Company experienced a triggering event as it discontinued development of PDA-001 for an indefinite period of time and opted to pursue an alternative clinical program. As of September 30, 2020, the Company determined PDA-001 did not have future cash flows as the Company did not intend to further develop and commercialize the asset. The triggering event required the Company to perform a quantitative impairment test as of September 30, 2020. As a result of this impairment test, the Company recorded a $129,400 impairment charge to write-off the entire IPR&D intangible asset related to PDA-001.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

9.     Accrued expenses and other current liabilities

Accrued expenses consisted of the following:

	December 31, 2020	December 31, 2019
Accrued clinical trial expense	$2,644	$3,695
Accrued professional fees	2,866	1,328
Accrued wages, bonuses, commissions and vacation	4,991	4,361
Accruals for construction in progress	171	4,151
Deferred rent	292	258
Other	2,487	596
	$13,451	$14,389

10.     Commitments and contingencies

Lease Agreements

In September 2017, the Company entered into an operating lease for office space in Warren, New Jersey, which expires in 2022. In connection with entering into this lease agreement, the Company issued a letter of credit of $481, which is classified as restricted cash (non-current) on the consolidated balance sheets as of December 31, 2020 and 2019.

On September 10, 2019, the Company extended the operating lease for the office and laboratory space in Cedar Knolls, New Jersey on a month-to-month basis. Beginning November 1, 2019, the Company began paying the landlord the base annual rent and all additional rent at a 2% increase, pro-rated monthly for each month the Company remains in possession of the premises. Monthly lease payments of $15 due under the lease include base rent and ancillary charges.

On March 13, 2019, the Company entered into a lease agreement for a 147,215 square foot facility consisting of office, manufacturing and laboratory space in Florham Park, New Jersey, which expires in 2036. The Company has the option to renew the term of the lease for two additional five-year terms so long as the lease is then in full force and effect. The lease term commenced on March 1, 2020 subject to an abatement of the fixed rent for the first 13 months following the lease commencement date. The initial monthly base rent is approximately $230 and will increase annually. The Company is obligated to pay real estate taxes and costs related to the premises, including costs of operations, maintenance, repair, replacement and management of the new leased premises. In connection with entering into this lease agreement, the Company issued a letter of credit of $14,722 which is classified as restricted cash (non-current) on the consolidated balance sheet as of December 31, 2020 and 2019, respectively. The lease agreement allows for a landlord provided tenant improvement allowance of $14,722 to be applied to the costs of the construction of the leasehold improvements.

The Company is not the legal owner of the leased space. However, in accordance with Accounting Standards Codification 840, Leases, the Company is deemed to be the owner of the leased space, including the building shell, during the construction period because of the Company’s expected level of direct financial and operational involvement in the substantial tenant improvement. The lease arrangement does not meet all the criteria for sales-lease back accounting due to the continuing involvement of the Company in the property and therefore is accounted for as a failed sale-leaseback financing obligation. As a result, as of December 31, 2019, the Company capitalized the fair value of the building shell, the tenant improvement allowance, and ground rent expense, approximately $28,062, as construction-in-progress within property and equipment, net and recorded a corresponding build-to-suit facility lease financing obligation. As of December 31, 2020, $27,634 related to the lease financing obligation was classified as a long-term capital lease liability on its consolidated balance sheet, while $3,008 was classified as a current liability.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

10.     Commitments and contingencies (cont.)

Additionally, construction costs incurred as part of the build-out and tenant improvements are capitalized as construction-in-progress within property and equipment, net. As of December 31, 2019, costs of approximately $33,244 were capitalized related to both equipment purchases and the build-out of the facility. The Company began to occupy completed portions of the facility in the first quarter of 2020. As the building was occupied, costs were moved out of construction-in-progress and were placed in service. As of December 31, 2020, there were $15,415 of costs related the facility included in construction-in-progress. Remaining construction was completed during January 2021.

The Company recognizes rent expense on a straight-line basis over the respective lease period and has recorded deferred rent for rent expense incurred but not yet paid. Rent expense was $1,612 and $1,833 for the years ended December 31, 2020 and 2019, respectively.

Future minimum payments inclusive of the amended lease, by year and in aggregate, under non-cancelable operating leases consist of the following as of December 31, 2020:

2021	$3,467
2022	4,129
2023	2,895
2024	2,969
2025	3,042
Thereafter	76,647
Total	$93,149

Contingent Consideration Related to Business Combinations

In connection with the Company’s acquisition of HLI CT, Anthrogenesis and CariCord, the Company has agreed to pay future consideration to the sellers upon the achievement of certain regulatory and commercial milestones. As a result, the Company recorded $273,367 and $328,933 as contingent consideration as of December 31, 2020 and 2019, respectively. Due to the contingent nature of these milestone and royalty payments, the Company cannot predict the amount or timing of such payments.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not currently aware of any indemnification claims and has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2020 or 2019.

Legal Proceedings

The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

11.     Equity

Common Stock

As of December 31, 2020 and 2019, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 202,500,000 shares and 150,000,000 shares, respectively, of $0.0001 par value common stock. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock (as defined below) set forth below.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. The holders of common stock, voting exclusively and as a separate class, are entitled to elect one director of the Company. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of Preferred Stock. Through December 31, 2020, no cash dividends had been declared or paid.

As of December 31, 2019, the Company had 18,183 of repurchased shares recorded as treasury stock at an original purchase cost of $0.001 per share. During the third quarter of 2020, the Company repurchased an additional 100,000 shares at a price of $2.56 per share (see Note 18). As of December 31, 2020, the Company had 118,183 of repurchased shares recorded as treasury stock.

Preferred Stock

The Company has issued Series A convertible redeemable preferred stock (the “Series A Preferred Stock”), Series B convertible redeemable preferred stock (the “Series B Preferred Stock”), and Series X convertible redeemable preferred stock (the “Series X Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, and Series X Preferred Stock are collectively referred to as the “Preferred Stock”. As of December 31, 2020 and 2019, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 151,609,741 and 97,978,328 shares, respectively, of Preferred Stock, with a par value of $0.0001 per share. As of December 31, 2020 and 2019, no shares of Preferred Stock remained undesignated.

The holders of Preferred Stock have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of stockholders’ deficit on the consolidated balance sheet.

The Company concluded that the Series B Preferred Stock was considered probable of becoming redeemable. Accordingly, Series B Preferred Stock was accreted for the difference between the initial net carrying value and the redemption value through October 15, 2018, the date the Committee on Foreign Investment in the United States (“CFIUS”) approval was obtained and the date that redemption was no longer probable, using the effective interest rate method. The Series A Preferred Stock and the Series X Preferred Stock are not probable of being redeemable.

On March 16, 2020, the Company entered into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) with certain institutional investors and certain individual investors (collectively “Investors”). Pursuant to the terms of the Purchase Agreement, the Company sold and issued to the Investors an aggregate of 17,720,750 shares of Series B Preferred Stock and warrants to purchase up to an aggregate of 17,280,109 shares of Series B Preferred Stock for an aggregate purchase price of approximately $102,550. The Company utilized a probability-weighted option pricing model to determine the fair value of the warrants at the issuance date with the residual proceeds allocated to the Series B Preferred Stock. Based on this valuation, the Company determined the purchase price allocated to the Series B Preferred Stock was $84,596 and the purchase price allocated to the warrants was $17,954.

The Company classifies Preferred Stock in accordance with Accounting Standards Codification 480, Distinguishing Liabilities from Equity, which requires that contingently redeemable securities be classified outside of permanent stockholders’ equity. Accordingly, the Company has classified all shares and classes of Preferred Stock as mezzanine equity on the accompanying consolidated balance sheets for the periods presented.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

11.     Equity (cont.)

Rights, Preferences and Privileges of the Preferred Stock

The holders of the Preferred Stock have the following rights and preferences except where noted:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

As long as there are at least 5,000,000 shares of Series B Preferred Stock outstanding, the holders of Series B Preferred Stock, voting as a separate class, may elect one director of the Company. The remaining directors shall be elected by holders of common stock and Preferred Stock, voting together as a single class on an as converted basis.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $50,000 of gross proceeds to the Company at a price of at least $7.2337 per share of common stock, subject to appropriate adjustment of any recapitalization (“Qualified IPO”), or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

The conversion ratio of each series of Preferred Stock is determined by dividing the Original Issue Price of each series by the Conversion Price of each series. The Original Issue Price per share is $4.8225 for Series A and X Preferred Stock (the “Series A and X Original Issue Price”) and $5.7870 for Series B Preferred Stock (the “Series B Original Issue Price”), each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated. As of December 31, 2020 and 2019, the Conversion Price is equal to the Original Issue Price for each series of Preferred Stock. Accordingly, as of December 31, 2020 and 2019, each share of each series of Preferred Stock was convertible into shares of common stock on a one-for-one basis.

Dividends

The holders of Preferred Stock are entitled to receive noncumulative dividends when, as and if declared by the board of directors. Dividends accrue on the Preferred Stock at a rate of 6% of the Original Issue Price per year; however, such dividends are only payable when, as and if declared by the board of directors. Holders of the Preferred Stock shall be paid dividends prior and in preference to any dividends on common stock. Through December 31, 2020, no cash dividends have been declared or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined below), each holder of the then-outstanding Preferred Stock will be entitled to receive the greater of (i) an amount equal to the Original Issue Price for each series of Preferred Stock plus any dividends declared but unpaid thereon or (ii) the amount such holder would have received if such holder had converted its shares into common stock immediately prior to such liquidation event at the conversion price. In the event that the assets available for distribution to stockholders are insufficient to pay Preferred Stock holders the full amounts to which they are entitled, the assets available for distribution will be distributed on a pro rata basis among the holders of the Preferred Stock in proportion to the respective amounts that would otherwise be payable in respect of such shares.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

11.     Equity (cont.)

After the payment of all preferential amounts to the holders of Preferred Stock, then, to the extent available, the remaining assets of the Company will be distributed among the holders of common stock, pro rata based on the number of shares held by each such holder.

Unless (i) the holders of Series B Preferred Stock will receive an amount less the Original Issue Price or (ii) the holders of majority of the then-outstanding Preferred Stock, voting together as a single class, elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Redemption

The Company’s certificate of incorporation, as amended and restated, does not provide redemption rights to the holders of Preferred Stock.

Preferred Stock Warrants

On May 7, 2018, the Company granted Dragasac a warrant for the purchase of an aggregate of 21,600,137 shares of Series B Preferred Stock (the “Dragasac Warrant”) at an exercise price of $5.7870 per share. On February 15, 2019, Dragasac exercised its rights under the Dragasac Warrant to purchase 8,640,055 shares of Series B Preferred Stock, at an exercise price of $5.7870 per share, for gross proceeds of approximately $50,000. On May 29, 2019, the Company amended and restated the Dragasac Warrant to provide for a reduced exercise price of $5.6000 for the remaining warrant shares in exchange for Dragasac agreeing to purchase 4,464,286 shares of Series B Preferred Stock on or before May 31, 2019. On May 31, 2019, Dragasac exercised its rights under the Dragasac Warrant to purchase 4,464,286 shares of Series B Preferred Stock at a price per share of $5.6000, for gross proceeds of approximately $25,000. On November 1, 2019, the Company again amended the Dragasac Warrant to provide for a reduced exercise price of $5.2000 for the remaining warrant shares in exchange for Dragasac agreeing to purchase 8,495,796 shares of Series B Preferred Stock on or before November 4, 2019. On November 4, 2019, Dragasac exercised its right to purchase 8,495,796 shares of Series B Preferred Stock, at a price per share of $5.2000, for gross proceeds of approximately $44,178.

On January 9, 2020, the Company issued a warrant for the purchase of an aggregate of 8,495,796 shares of Series B Preferred Stock to Dragasac. The exercise price per share at which the warrant will be exercised shall be the lessor of $5.20 per share or 80% of either (i) the value attributed to one share of Series B Preferred Stock upon a consummation of a change of control or the closing of a strategic transaction or (ii) the price at which one share of the common stock is sold to the public in an initial public offering. As amended on March 16, 2020, the warrants are exercisable on the first to occur of (a) March 16, 2025, (b) the consummation of the Company’s initial public offering, (c) the consummation of a change of control and (d) the closing of a strategic transaction pursuant to which the Company’s shareholders exchange their existing shares of capital stock in the Company for shares in a company whose shares are listed on a national stock exchange. The estimated fair value of the warrant of $11,988 at the issuance date was immediately charged to expense and recorded in expense related to warrant liabilities in the accompanying consolidated statements of operations. The incremental change in fair value resulting from the amendment was also immediately charged to expense and recorded in the same line item.

On March 16, 2020, the Company entered into the Purchase Agreement with the Investors. Pursuant to the terms of the Purchase Agreement, the Company sold and issued to the Investors an aggregate of 17,720,750 shares of Series B Preferred Stock and warrants to purchase up to an aggregate of 17,280,109 shares of Series B Preferred Stock for an aggregate purchase price of approximately $102,550. The warrants are exercisable at a price of $5.787 per share on the first to occur of (a) the 60-month anniversary of the date of issuance of the warrants, (b) the consummation of the Company’s initial public offering and (c) the consummation of a change of control.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

11.     Equity (cont.)

The Company classifies the warrants as liabilities on its consolidated balance sheets because the warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The liability associated with each of these warrants was initially recorded at fair value upon the issuance date of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of each warrant comprising the Preferred Stock warrant liability will continue to be recognized until each respective warrant is exercised, expires or qualifies for equity classification.

As of December 31, 2020, the Company had outstanding warrants to purchase 25,775,905 shares of Series B convertible preferred stock. A summary of the warrants is as follows:

	Number of shares	Exercise price		Expiration date
Dragasac Warrant	8,495,796	$5.20	*	March 16, 2025
March 2020 Series B Warrants	17,280,109	$5.79		March 16, 2025
	25,775,905

____________

*        The exercise price is the lessor of $5.20/share or 80% of either (i) the value attributed to one share of Series B Preferred Stock upon consummation of a change in control or the closing of a strategic transaction or (ii) the price at which one share of common stock is sold to the public market in an initial public offering.

12.     Stock-Based Compensation

Stock Options

The Company’s 2017 Equity Incentive Plan (the “2017 Plan”) provides for the Company to grant stock options to employees, directors and consultants of the Company.

The total number of stock options that may be issued under the 2017 Plan was 42,079,496 as of December 31, 2020, and 19,340,752 shares remain available for future grant under the 2017 Plan. Shares that are expired, forfeited, canceled or otherwise terminated without having been fully exercised will be available for future grant under the 2017 Plan.

The 2017 Plan is administered by the board of directors or, at the discretion of the board of directors, by a committee of the board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or its committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the share of common stock on the date of grant and the term of stock option may not be greater than ten years. Stock options granted to employees, officers, members of the board of directors and consultants typically vest over a three or four year period.

Stock Option Valuation

The fair value of each option is estimated on the date of grant using a Black-Scholes option pricing model which takes into account inputs such as the exercise price, the estimated fair value of the underlying common stock at grant date, expected term, expected stock price volatility, risk-free interest rate, and dividend yield. The fair value of each grant of stock options was determined by the Company using the methods and assumptions discussed below. Certain of these inputs are subjective and generally required judgement to determine.

•        The expected term of employee stock options with service-based vesting is determined using the “simplified” method, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of non-employee options is equal to the contractual term.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

12.     Stock-Based Compensation (cont.)

•        The expected stock price volatility is based on historical volatilities of comparable public entities within the Company’s industry.

•        The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the respective expected term or contractual term.

•        The expected dividend yield is 0% because the Company has not historically paid, and does not expect, for the foreseeable future, to pay a dividend on its common stock.

•        As the Company’s common stock has not been publicly traded, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted during the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Risk-free interest rate	1.0%	2.2%
Expected term (in years)	6.0	6.0
Expected volatility	67.8%	64.0%
Expected dividend yield	—%	—%

The weighted average grant-date fair value per share of stock options granted during the years ended December 31, 2020 and 2019 was $1.72 and $1.77, respectively.

The following table summarizes option activity under the 2017 Plan:

	Options	Weighted average exercise price	Weighted average contract life	Aggregate Intrinsic Value
Balance at December 31, 2018	21,104,193	$0.97	8.7	$42,316
Granted	128,909	2.98
Exercised	(137,044)	0.56
Forfeited	(2,940,604)	2.50
Balance at December 31,2019	18,155,454	$0.75	7.6	$40,572
Granted	6,065,714	2.84
Exercised	(140,996)	2.98
Forfeited	(1,744,167)	1.67
Outstanding at December 31, 2020	22,336,005	$1.24	7.3	$100,633
Vested and expected to vest December 31, 2020	22,336,005	$1.24	7.3	$100,633
Exercisable at December 31, 2020	16,153,180	$0.79	6.7	$80,155

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock.

During the years ended December 31, 2020 and 2019, the aggregate intrinsic value was $671 and $332 for the stock options exercised, respectively.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

12.     Stock-Based Compensation (cont.)

Stock-Based Compensation Expense

The company recorded stock-based compensation expense in the following expense categories of its consolidated statements of operations:

	Year Ended December 31,
	2020	2019
Cost of goods sold	$70	$29
Research and development	1,384	670
Selling, general and administrative	2,917	2,969
	$4,371	$3,668

As of December 31, 2020, unrecognized compensation cost for options issued was $7,693, and will be recognized over an estimated weighted-average amortization period of 2.7 years.

13.     Revenue Recognition

The following table provides information about disaggregated revenue by product and services:

	Year Ended December 31,
	2020	2019
Product sales and rentals	$6,854	$15,357
Services	5,556	5,790
License, royalty and other	1,868	—
Net revenues	$14,278	$21,147

The following table provides changes in deferred revenue from contract liabilities:

	2020	2019
Balance at January 1	$3,833	$3,480
Deferral of revenue*	14,532	4,696
Recognition of unearned revenue	(5,916)	(4,343)
Balance at December 31,	$12,449	$3,833

____________

*        2020 includes $9,505 received in advance of performing services under a license agreement. The majority of the remainder of the 2020 and all of the 2019 deferral of revenue resulted from payments received in advance of performance under the biobanking services storage contracts which are recognized as revenue under the contract as performance is completed.

The Company has made the following accounting policy elections and elected to use certain practical expedients, as permitted by the FASB, in applying Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”): (1) the Company accounts for amounts collected from customers for sales and other taxes, net of related amounts remitted to tax authorities; (2) the Company does not adjust the promised amount of consideration for the effects of a significant financing component because, at contract inception, the Company expects the period between the time when the Company transfers a promised good or service to the customer and the time when the customer pays for that good or service will be one year or less; (3) the Company expenses costs to obtain a contract as they are incurred in the expected period of benefit and therefore, the amortization period is one year or less; (4) the Company accounts for shipping and handling activities that occur after control transfers to the customer as a fulfillment cost rather than an additional promised service and these fulfillment costs are recorded as selling, general and administrative expenses; (5) the Company does not assess whether promised goods or services are performance

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

13.     Revenue Recognition (cont.)

obligations if they are immaterial in the context of the contract with the customer; and (6) the Company does not disclose the transaction price allocated to unsatisfied performance obligations when the original expected contract duration is one year or less.

Product sales and rentals

Performance obligations

At contract inception, the Company assesses the goods and services promised in the contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. To identify the performance obligations, the Company considers all of the goods or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. For each contract, the Company considers the obligation to transfer products and services to the customer, each of which are distinct, to be performance obligations.

The Company determined that the following distinct goods and services represent separate performance obligations involving the sale of its degenerative disease products. The goods and services listed below may not all be included in every contract. Some contracts may include all of the Company’s products and services while others may only include one product or service type.

•        Supply of Biovance® products;

•        Supply of Interfyl® products;

•        Supply of MIST® and UltraMIST® product;

•        Supply of MIST® and UltraMIST® rental product.

Degenerative disease commercial operations revenue is generally recognized when the customer obtains control of the Company’s product, which occurs at a point in time, and may be upon shipment or upon delivery based on the contractual shipping terms of a contract. Sales and other taxes collected on behalf of third parties are excluded from revenue.

Variable Consideration

Under ASC 606, the Company is required to make estimates of the net sales price, including estimates of variable consideration (such as rebates, discounts, and other deductions), and recognize the estimated amount as revenue, when the Company transfers control of the product to customers. To the extent that the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value method or the most likely amount, depending on the circumstances, to which the Company expects to be entitled. An expected value method may be an appropriate estimate of the amount of variable consideration if an entity has a large number of contracts with similar characteristics whereas the most likely amount method may be an appropriate estimate of the amount of variable consideration if the contract has only two possible outcomes. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current and forecasted) that is reasonably available.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

13.     Revenue Recognition (cont.)

Sales Incentives and Other Promotional Programs

The Company offers volume-based discounts, rebates and prompt pay discounts and other various incentives which are accounted for under the variable consideration model. If sales incentives may be earned by a customer for purchasing a specified amount of product, the Company estimates whether such incentives will be achieved and recognizes these incentives as a reduction in revenue in the same period the underlying revenue transaction is recognized. The Company primarily uses the expected value method to estimate incentives. Under the expected value method, the Company considers the historical experience of similar programs as well as reviews sales trends on a customer-by-customer basis to estimate what levels of incentives will be earned.

Product Returns

Consistent with industry practice, the Company maintains a returns policy that generally offers customers a right of return for products that have been purchased from the Company. To date, the Company has had minimal product returns and currently does not have an accrual for product returns. The Company will continue to assess the estimate for product returns as it gains additional historical experience.

Services

Performance Obligations

The Company determined that the following distinct goods and services represent separate performance obligations involving the sale of its biobanking services:

•        Collection and processing services; and

•        Storage services.

Processing and storage services include the Company providing umbilical cord blood, placental blood and tissue processing and storage for private use. Revenues recognized for the fees for processing and storage represent sales of the biobanking to customers. The Company recognizes revenue from processing fees at the point in time of the successful completion of processing and recognizes storage fees over time, which is ratably over the contractual storage period.

Contracted storage periods are 18 years and 25 years. Deferred revenue on the accompanying consolidated balance sheets includes the portion of the 18- and the 25-year storage fees that are being recognized over the contractual storage period. The Company classifies deferred revenue as current if the Company expects to recognize the related revenue over the next 12 months from the balance sheet date.

Significant Financing

When determining the transaction price of a contract, an adjustment is made if payment from a customer occurs either significantly before or significantly after performance, resulting in a significant financing component. For all plans (annual, 18 years and 25 years), the storage fee is paid at the beginning of the storage period (prepaid plans). Alternatively, the Company offers payment plans for customers to pay over time for a period of one to 24 months (over time plans). The Company concluded that a significant financing component is not present within either the prepaid or overtime payment plans. The Company has determined that the prepaid plans do not include a significant financing component as the payment terms were structured primarily for reasons other than the provision of financing and to maximize profitability.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

13.     Revenue Recognition (cont.)

When considered over a 24-month period for over time plans, the difference between the cash selling price and the consideration paid is nominal. As such, the Company believes that its payment plans do not include significant financing components as they are not significant in the aggregate when considered in the context of all contracts entered into nor significant at the individual contract level.

The Company elected to apply the practical expedient where the Company does not need to assess whether a significant financing component exists if the period between when it performs its obligations under the contract and when the customer pays is one year or less.

As of December 31, 2020, the total aggregate transaction price allocated to the unsatisfied performance obligations for services was recorded as deferred revenue amounting to $3,871, which will be recognized as revenue ratably on a straight-line basis over the contractual period of which $2,212 will be recognized as revenue over the next 12 months.

Sales Incentives and Other Promotional Programs

The Company offers promotional discounts and other various incentives which are accounted for under the variable consideration model. The Company estimates whether such incentives will be achieved and recognizes these incentives as a reduction in revenue in the same period the underlying revenue transaction is recognized. The Company primarily uses the expected value method to estimate incentives. Under the expected value method, the Company considers the historical experience of similar programs as well as reviews sales trends on a customer-by-customer basis to estimate what levels of incentives will be earned.

Allocation of Transaction Price

As the Company’s processing and storage agreements contain multiple performance obligations, ASC 606 requires an allocation of the transaction price based on the estimated relative standalone selling prices of the promised services underlying each performance obligation. The Company has selected an adjusted market assessment approach to estimate the standalone selling prices of the processing services and storage services and concluded that the published list price is the price that a customer in that market would be willing to pay for those goods or services. The Company also considered the fact that all customers are charged the list prices current at the time of their enrollment where the Company has separately stated list prices for processing and storage.

License, royalty and other

Under the license agreement with Sanuwave which acquired certain assets comprising its MIST®/UltraMIST® business (see Note 14), the Company will receive a quarterly license fee and a defined royalty on each product sold. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee. The Company will recognize the quarterly license fee over each quarterly term based on the actual sales occurring over the period. If quarterly revenues are lower than the quarterly license fee, the Company will recognize the difference during the third month of the quarterly period. Any royalties earned in excess of the quarterly license fee will be recognized at the end of each quarterly period, as that is when it is probable that a significant future reversal of revenue under the arrangement will not occur.

14.     License and Distribution Agreements

Sorrento Therapeutics, Inc. License and Transfer Agreement

On August 15, 2017, the Company entered into a License and Transfer Agreement with TNK Therapeutics, Inc. and Sorrento Therapeutics, Inc. (collectively “Sorrento”), pursuant to which the Company was granted an exclusive license to certain materials, patents and intellectual property related to Sorrento to develop and commercialize products for the treatment of any disease or disorder (the “2017 License Agreement”). During the first quarter of 2020, the 2017 License Agreement was mutually terminated.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

14.     License and Distribution Agreements (cont.)

On August 26, 2020, the Company and Sorrento entered into a binding term sheet for the exclusive worldwide license to CD19 CAR-T constructs for use in placenta-derived cells for the treatment of any disease or disorder (the “2020 Sorrento Term Sheet”). The 2020 Sorrento Term Sheet outlined various provisions to be incorporated and further negotiated in contemplation of a final license and supply agreement.

On September 30, 2020, the Company and Sorrento entered into a new License and Transfer Agreement for the exclusive worldwide license to CD19 CAR-T constructs for use in placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder (the “2020 Sorrento License Agreement”). Celularity retains the right to sublicense the rights granted under the agreement with Sorrento’s prior written consent. As consideration for the license, the Company is obligated to pay Sorrento a royalty equal to low single-digit percentage of net sales (as defined within the agreement) and a royalty equal to low double-digit percentage of all sublicensing revenues (as defined within the agreement). The 2020 Sorrento License Agreement will remain in effect until terminated by either the Company or Sorrento for uncured material breach upon 90 days written notice or, after the first anniversary of the effective date of the Sorrento Agreement, by the Company for convenience upon six months’ written notice to Sorrento.

The Company and Sorrento are actively negotiating a new supply agreement related to the 2020 Sorrento License Agreement. The 2020 Sorrento Term Sheet details certain aspects of this supply agreement, including (i) pricing terms on material and/or licensed product supplied under the 2020 Sorrento License Agreement and (ii) incentive payments based on delivery of preclinical and clinical vectors by certain dates. As of December 31, 2020, the Company did not incur incentive payments related to the 2020 Sorrento Term Sheet.

Lung Biotechnology PBC License Agreement

On June 30, 2017, the Company entered into a license agreement with Lung Biotechnology PBC (“LB”), a wholly owned subsidiary of United Therapeutics Corporation (the “LB Agreement”), whereupon the Company granted to LB an exclusive, worldwide sublicensable license of certain intellectual property to develop and commercialize products in the fields of thoracic and abdominal organ transplantation and pulmonary diseases (the “LB Licensed IP”). Pursuant to the Agreement the Company agreed to supply LB with placental-derived stem cells for use in the development and commercialization of products.

On April 3, 2020, the Company and LB agreed to expand their strategic collaborative license agreement to include treatment of COVID-19 and Acute Respiratory Distress Syndrome (“ARDS”). Under the amended collaborative agreement, the Company will seek regulatory approval for CYNK-001 in the treatment of COVID-19, and LB will seek regulatory approval for CYNK-001 in the treatment of ARDS. LB has global rights under the amended collaborative agreement to commercialize CYNK-001 in the treatment of COVID-19 and ARDS. The collaboration will be governed by a joint steering committee to oversee development and commercialization activities. LB will provide financial support as needed and requested by Celularity, subject to a maximum of $75 per enrolled patient in the related clinical studies, which will be recorded as an offset to research and development expense.

During the first quarter of 2021, the LB License Agreement was terminated in its entirety effective April 11, 2021 (see Note 19).

Genting Innovation PTE LTD Distribution Agreement

On May 4, 2018, concurrently with Dragasac’s equity investment in the Series B Preferred Stock, the Company entered into a distribution agreement with Genting Innovation PTE LTD (“Genting”) pursuant to which Genting was granted supply and distribution rights to certain Company products in select Asia markets (the “Genting Agreement”). The Genting Agreement grants Genting limited distribution rights to the Company’s then-current portfolio of degenerative disease products and provides for the automatic rights to future products developed by or on behalf of the Company.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

14.     License and Distribution Agreements (cont.)

The term of the Genting Agreement was renewed on January 31, 2020, and automatically renews for successive twelve month terms unless: Genting provides written notice of its intention not to renew at least three months prior to a renewal term or the Genting Agreement is otherwise terminated by either party for cause.

Genting and Dragasac are both direct subsidiaries of Genting Berhad, a public limited liability company incorporated and domiciled in Malaysia.

Celgene Corporation License Agreement

In connection with the Anthrogenesis acquisition, on August 20, 2017, the Company entered into a license agreement with Celgene (the “Celgene Agreement”) pursuant to which the Company granted Celgene two separate licenses to certain intellectual property owned or controlled by Anthrogenesis as of the date of the Company’s acquisition of Anthrogenesis (the “Anthrogenesis IP”). The Celgene Agreement grants Celgene a royalty-free, fully-paid up, worldwide, non-exclusive license to the Anthrogenesis IP for pre-clinical research purposes in all fields and a royalty-free, fully-paid up, worldwide license, with the right to grant sublicenses, to the Anthrogenesis IP for the development, manufacture, commercialization and exploitation of products in the field of the construction of any CAR, the modification of any T-lymphocyte or NK cell to express such a CAR, and/or the use of such CARs or T-lymphocytes or NK cells for any purpose, including prophylactic, diagnostic, and/or therapeutic uses thereof.

The Celgene Agreement will remain in effect until its termination by either party for cause.

Sanuwave Licensing Agreement

On August 6, 2020, in conjunction with the sale of the UltraMIST business, the Company entered into a five-year licensing arrangement with Sanuwave that includes (i) an exclusive Biovance license for distribution and commercialization in the wound care market worldwide, except for certain Asian jurisdictions and (ii) a non-exclusive license for the distribution and commercialization of Interfyl in the wound care market worldwide, except for certain Asian jurisdictions (the “Sanuwave Licensing Agreement”). Sanuwave has the right to grant sublicenses of the exclusive Biovance license and non-exclusive Interfyl license to (i) its affiliates without the consent of the Company and (ii) any third party for the sole purpose of providing services directly to Sanuwave upon prior written consent by the Company. The Sanuwave License Agreement will automatically renew for additional one-year periods unless either party gives written notice of termination at least 180 days prior to the expiration of the then-current term. Under the Sanuwave License Agreement, the Company will receive a quarterly license fee and a defined royalty on each product sold. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee amount (see Note 3). The Company may terminate the Sanuwave Licensing Agreement following the second year if annual sales of that year are less than $3,000. Following the third year of the agreement, either party may terminate the Sanuwave Licensing Agreement upon 90 days written notice should annual sales not exceed $5,000 in that third year or any year thereafter.

Under the Sanuwave Licensing Agreement, the Company will serve on a joint steering committee where it will oversee Sanuwave’s marketing efforts with respect to the licensed products.

15.     Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. During the years ended December 31, 2020 and 2019, the Company made contributions of $835 and $578, respectively, to the plan.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

16.     Income Taxes

A summary of the Company’s current and deferred tax provision is as follows:

	Year Ended December 31,
	2020	2019
Current income tax provision
State	$17	$26
Total current income tax provision	17	26

Deferred income tax benefit
Federal	(2,366)	(40,691)
State	(2,351)	(15,448)
Total deferred income tax benefit	(4,717)	(56,139)
Total provision for income taxes	(4,700)	$(56,113)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State income taxes, net of federal benefits	3.0%	4.9%
Research and development tax credits	1.0%	1.0%
Interest accretion expense	5.5%	(5.7)%
Change in valuation allowance	(21.6)%	—
Mark to market warrant	(5.7)%	—
Other permanent items	(1.0)%	(0.3)%
Effective income tax rate	2.2%	20.9%

Net deferred tax liabilities as of years ended December 31, 2020 and 2019 consisted of the following:

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$53,495	$39,188
Research and development tax credit carryforwards	5,673	4,702
Stock-based compensation expense	1,304	535
Startup costs	729	785
Intangible assets	4,544	5,059
Deferred revenue	3,226	779
Unicap	6	6
Imputed interest on contingent payments	2,340	3,705
Legal fee capitalization and amortization	1,587	1,107
Other	1,158	342
Total deferred tax assets	74,062	56,208
Deferred tax liabilities:
In-process research and development	(27,930)	(60,933)
Total deferred tax liabilities	(27,930)	(60,933)
Valuation allowance	(46,139)	—
Net deferred tax liabilities	$(7)	$(4,725)

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

16.     Income Taxes (cont.)

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits
Balance at December 31, 2018	$544
Increase related to prior year tax positions	—
Increase related to current year tax provisions	242
Decrease for settlements	—
Reduction for lapse of applicable statute of limitations	—
Balance at December 31, 2019	$786
Increase related to prior year tax positions	—
Increase related to current year tax provisions	242
Decrease for settlements	—
Reduction for lapse of applicable statute of limitations	—
Balance at December 31, 2020	$1,028

As of year ended December 31, 2020, the Company had U.S. federal and state net operating loss carryforwards of $216,765 and $7,974, respectively, which may be available to offset future taxable income and begin to expire in 2040. As of year ended December 31, 2020, the Company also had U.S. federal and state research and development tax credit carryforwards of $4,829 and $2,285, respectively, which may be available to offset future tax liabilities and begin to expire in 2032.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to an annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period. A corporation that experiences an ownership change is subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate subject to additional adjustments, as required. The Company experienced an ownership change on August 15, 2017. The annual limitation from the ownership change is not expected to result in the expiration of net operating losses or research and development credits before utilization.

The realization of deferred tax assets is dependent upon the Company’s ability to generate taxable income in future years. Accounting Standards Codification 740-10, Income Taxes, requires a valuation allowance to be applied against deferred tax assets when it is considered “more likely than not” that some or all of the gross deferred tax asset will not be realized. The Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance.

In 2019, the Company determined its’ year ended December 31, 2018 income tax provision contained errors that resulted in a net $1,940 overstatement of the Company’s deferred income tax liabilities, and a corresponding $1,940 understatement to its deferred income tax benefit. An impairment charge related to the Company’s decision to cease funding the development of the extra-cellular matrix and umbilical cord matrix programs was improperly treated as a permanent addback, resulting in an overstatement of $2,278 in deferred income tax liabilities and a corresponding $2,278 understatement in the reported deferred income tax benefit. This error was partially offset by the Company’s improper treatment of certain non-qualified stock option activity as a permanent difference, resulting in an understatement of $338 to deferred income tax liabilities and a corresponding overstatement of $338 in the

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

16.     Income Taxes (cont.)

reported deferred income tax benefit. These errors were deemed not material to the financial statements for the period ended December 31, 2018 and, therefore, prior period figures were not adjusted. The Company corrected these errors in the period ended December 31, 2019, which resulted in a $1,940 reduction to the deferred income tax liabilities and a $1,940 increase to the deferred income tax benefit.

At December 31, 2020, based upon the weight of available evidence, including the reversal of deferred tax liabilities, the Company concluded that it is not more likely than not that the benefits of the federal and state deferred tax assets will be realized. Accordingly, the Company has recorded valuation allowance against its federal and state gross deferred tax assets.

The impact of an uncertain income tax position is recognized at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

As of December 31, 2020 and 2019, the Company had gross unrecognized tax benefits of $1,028 and $786, respectively. The Company does not expect that there will be a significant change in the unrecognized tax benefits over the next 12 months. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2020 and 2019, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the Company’s consolidated statements of operations and comprehensive loss. The Company files income tax returns in the U.S. and numerous states, as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company is open to future tax examination under statute from 2016 to the present; however, carryforward attributes that were acquired may still be adjusted upon examination by federal, state or local tax authorities if they either have been or will be used in a future period.

The Company sold $4,005 of its net operating losses and unused R&D tax credits through the New Jersey Economic Development Authority’s Technology Business Tax Certificate Transfer Program during 2020. The income resulting from the sale of net operating losses and unused R&D tax credits is recorded as a component of other income (expense) on the consolidated statement of operations.

17.     Segment Information

The Company regularly reviews its segments and the approach used by management to evaluate performance and allocate resources. Prior to the third quarter of 2020, the Company managed operations as one segment. In the third quarter of 2020, the Company began to manage its operations through an evaluation of three distinct business segments: Cell Therapy, Degenerative Disease, and BioBanking. This change was prompted by certain organizational and personnel changes. The chief operating decision maker uses the revenues and earnings of the operating segments, among other factors, for performance evaluation and resource allocation among these segments.

Management has revised prior-period information (revenue and segment contribution) to conform to the current management evaluation, as operations were not evaluated under this format until the third quarter of 2020.

The reportable segments were determined based on the distinct nature of the activities performed by each segment. Cell Therapy broadly refers to therapies the Company is researching and developing. Therapies being researched are unproven and in various phases of development. Degenerative Disease produces, sells and licenses products used in surgical and wound care markets. Biobanking collects stem cells from umbilical cords and placentas and provides storage of such cells on behalf of individuals for future use.

The Company manages its assets on a total company basis, not by operating segment. Therefore, the chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, asset information is not reported by operating segment. Total assets were approximately $431,008 and $521,495 as of December 31, 2020 and 2019, respectively.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

17.     Segment Information (cont.)

Financial information by segment is as follows:

	Year Ended December 31, 2020
	Cell Therapy	BioBanking	Degenerative Disease	Other		Total
Net revenues	$—	$5,556	$8,722	$—		$14,278
Gross profit	—	3,262	6,084	—		9,346
Direct expenses	51,470	1,653	10,348	20,573		84,043
Segment contribution	(51,470)	1,609	(4,264)	(20,573)		(74,697)

Indirect expenses				77,228	(a)	$77,228
Loss from operations						(151,925)

(a) Components of other
Change in fair value of contingent consideration liability				(55,566)
Impairment of acquired intangible assets				129,400
Amortization				3,394
Total other				$77,228
	Year Ended December 31, 2019
	Cell Therapy	BioBanking	Degenerative Disease	Other		Total
Net revenues	$—	$5,790	$15,357	$—		$21,147
Gross profit	—	3,815	11,008	—		14,823
Direct expenses	45,789	2,582	17,081	22,390		87,842
Segment contribution	(45,789)	1,233	(6,073)	(22,390)		(73,019)

Indirect expenses				191,110	(a)	$191,110
Loss from operations						(264,129)

(a) Components of other
Change in fair value of contingent consideration liability				68,867
Impairment of acquired intangible assets				118,100
Amortization				4,143
Total other				$191,110

18.     Related Party Transactions

Sorrento Therapeutics, Inc.

Robin Smith, Jaisim Shah and Henry Ji, current members of the Company’s board of directors, along with David Lemus, a former member of the Company’s board of directors, are affiliated with Sorrento. See Note 10 “Equity” and Note 13 “License and Distribution Agreements” for other related party transactions with Sorrento.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

18.     Related Party Transactions (cont.)

Consulting Agreement with Dr. Andrew Pecora

On September 1, 2017, the Company entered into a scientific and clinical advisor agreement (the “SAB Agreement”) with Dr. Andrew Pecora, a member of the Company’s board of directors, for the provision of consulting and advisory services. The SAB Agreement was superseded by a new SAB Agreement executed by the Company on February 1, 2019.

On April 13, 2020, the Company executed the First Amendment of the SAB Agreement with Dr. Pecora. The term of the First Amendment is six months. It provides for the payment of $20 per month and the issuance of a stock option to purchase 200,000 shares of the Company’s common stock. This consideration is in addition to consideration defined in prior agreements. Upon the execution of the agreement, 100,000 of the options were earned. The remaining 100,000 shares were earned upon Dr. Pecora’s achievement of a performance objective.

On October 15, 2020, the Company executed the Second Amendment to the SAB Agreement with Dr. Pecora. Under the Second Amendment, Dr. Pecora will provide the Company with strategic advice on clinical development operations and strategy and assist in establishing a long-range clinical development plan. Compensation under the arrangement includes: (i) cash consideration of $20 per month, (ii) a one-time cash bonus of $50 upon consummation of a merger, combination, consolidation or similar transaction involving the Company in relation to a transaction with GX Acquisitions Corp., (iii) a non-qualified stock option to purchase 200,000 shares of the Company’s common stock. This non-qualified stock option has not been granted as of December 31, 2020. The non-qualified stock option will vest based on certain defined performance objectives. The term of the Second Amendment expires on January 31, 2021, unless earlier terminated by the Company for cause.

Pursuant to the SAB Agreements, the Company paid Dr. Pecora $460 and $240 for the years ended December 31, 2020 and 2019, respectively.

Consulting Agreements with Mr. David Lemus

On March 4, 2019, the Company entered into a consulting agreement with LEMAX LLC (“LEMAX”), owned by Mr. David Lemus, a former member of the Company’s board of directors, for the provision of consulting and advisory services (the “LEMAX Consulting Agreement”). Pursuant to the LEMAX Consulting Agreement, the Company paid LEMAX $144 during the year ended December 31, 2019. The LEMAX Consulting Agreement terminated in May 2019.

On May 31, 2019, the Company entered into an employment relationship with Mr. Lemus pursuant to which he served as Chief Financial Officer. On November 22, 2019, the Company and Mr. Lemus entered into a separation agreement and release, effective as of December 31, 2019. The entry into the separation agreement effectively terminated the employment relationship.

CURA Foundation

During the year ended December 31, 2020 and 2019, the Company made a contribution of $375 and $125, respectively to the CURA Foundation in support of the International Vatican. Dr. Robin L. Smith, who joined the Company’s Board of Directors in August 2019 and is the president and chairperson of the board of the CURA Foundation.

Cryoport Systems, Inc

During the year ended December 31, 2020, the Company made payments totaling $158 to the Cryoport Systems, Inc (“Cryoport”) for transportation of cryopreserved materials. Payments to Cryoport were not material for the year ended December 31, 2019. The Company’s Chief Executive Officer, Dr. Robert Hariri, M.D, Ph.D., has served on Cryoport’s board of directors since September 2015.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

18.     Related Party Transactions (cont.)

Dragasac Warrants

On January 9, 2020, the Company issued a warrant to Dragasac which provides the right to purchase 8,495,796 shares of Series B at an exercise price the lessor of $5.20 per share or eighty percent of either (i) the value attributed to one share of Series B Preferred Stock upon consummation of a change in control or the closing of a strategic transaction or (ii) the price at which one share of common stock is sold to the public market in an initial public offering. No other existing Series B holders were granted warrants at the time of their issuance. Dragasac had approximately 26% and 30% ownership in the Company’s outstanding shares as of December 31, 2020 and December 31, 2019, respectively.

Stock Purchase Agreement with a Director

On September 18, 2020, a Director of the Company exercised options to purchase 100,000 shares of common stock at a price of $0.21 per share. Subsequent to the aforementioned exercise, the Company and the Director entered into a stock purchase agreement on September 18, 2020 whereby the 100,000 shares of common stock were repurchased by the Company at the then current fair market value of $2.56 per share.

Employment of an Immediate Family Member

Alexandra Hariri, the daughter of Robert J. Hariri, M.D., Ph.D., Celularity’s Chairman and Executive Officer, is employed by Celularity as an Executive Director, Corporate Strategy & Business Development. For the year ended December 31, 2018, Ms. Hariri earned $86 in base salary, $11 in bonus and an equity award which was in line with similar roles at Celularity. Ms. Hariri transitioned to part-time in late 2018, and her base salary for each of the years ended December 31, 2019 and 2020 was $38 per year. In 2021, Ms. Hariri transitioned back to full-time and her base salary is $210. Ms. Hariri has received and continues to be eligible to receive a bonus, equity awards and benefits on the same general terms and conditions as applicable to unrelated employees in similar positions.

Matthew Pecora, the son of Andrew Pecora, M.D., a current member of the Celularity Board, Celularity’s President of Medical Affairs and member of Celularity’s Scientific and Clinical Advisory Board, is employed by Celularity as Manager, Clinical Supply Chain. For the years ended December 31, 2019 and 2020, Mr. Pecora earned $90 and $104, respectively, in base salary and bonus and he earned equity awards which were in line with similar roles at Celularity. For the year ended December 31, 2021, Mr. Pecora’s base salary is $121. Mr. Pecora has received and continues to be eligible to receive a bonus, equity awards and benefits on the same general terms and conditions as applicable to unrelated employees in similar positions.

19.     Subsequent Events

The Company has evaluated subsequent events and there are no items requiring disclosure except the following:

Entrance into a Merger Agreement with GX Acquisition Corp.

On January 8, 2021, the Company entered into a merger agreement with GX Acquisition Corp. (“GX”), a special purpose acquisition company. Pursuant to the Merger Agreement, a subsidiary of GX will merge with and into Celularity (“First Merger”), with Celularity surviving the First Merger as a wholly owned subsidiary of GX. Immediately following the First Merger, and as part of the same overall transaction as the First Merger, the surviving company will be merged with and into another subsidiary, Second Merger Sub, (“Second Merger” and, together with the First Merger, the “Mergers”) with Second Merger Sub being the surviving entity of the Second Merger to affect the Business Combination. The surviving company will be renamed Celularity Inc. (“New Celularity”). The Mergers are subject to approval by stockholders of each company, among other customary terms and conditions.

CELULARITY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

19.     Subsequent Events (cont.)

The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, GX has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Celularity stockholders comprising a relative majority of the voting power of the combined company, Celularity’s operations prior to the acquisition comprising the only ongoing operations of New Celularity, the majority of New Celularity’s board of directors appointment by Celularity, and Celularity’s senior management comprising a majority of the senior management of New Celularity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Celularity with the Business Combination being treated as the equivalent of Celularity issuing stock for the net assets of GX, accompanied by a recapitalization. The net assets of GX will be stated at historical costs, with no goodwill or other intangible assets recorded.

Amendment to the Dragasac Warrant

On January 8, 2021, the Company entered into a warrant amendment agreement (“Amendment No. 2”) to amend the warrant issued to Dragasac on January 9, 2020, as amended on March 16, 2020 (“Amendment No. 1”). The original January 9, 2020 warrant agreement provided for the purchase of an aggregate of 8,495,796 shares of the Company’s Series B Preferred Stock at an exercise price per share equal to the lesser of $5.20 per share or 80% of either (i) the value attributed to one share of Series B Preferred Stock upon a consummation of a change of control or the closing of a strategic transaction or (ii) the price at which one share of the common stock is sold to the public in an IPO. Amendment No. 1, provided that the warrants are exercisable on the first to occur of (a) March 16, 2025, (b) the consummation of the Company’s IPO, (c) the consummation of a change of control and (d) the closing of a strategic transaction pursuant to which the Company’s stockholders exchange their existing shares of capital stock in the Company for shares in a company whose shares are listed on a national stock exchange. Amendment No. 2 added a cashless exercise provision and eliminated the provision that would have provided for expiration of the warrant upon consummation of the Business Combination. Any portion of the warrant that is unexercised prior to consummation of the Business Combination will convert into warrants to purchase shares of GX Class A Common Stock, with the exercise price and number of shares adjusted as per the Exchange Ratio and the terms of the Merger Agreement.

Amendment to the Starr Warrant

On January 8, 2021, the Company entered into a warrant amendment agreement to amend the warrant issued to Starr International Investments Ltd. (“Starr International”) on March 16, 2020 (the “Starr Warrant”). The Starr Warrant provides for the purchase of an aggregate of 8,640,055 shares of the Company’s Series B Preferred Stock at an exercise price per share equal to $5.787 per share. Celularity and Starr International amended the Starr Warrant to add cashless exercise provisions following the consummation of the Business Combination. Any portion of the Starr Warrant that is unexercised prior to the consummation of the Business Combination will convert into a warrant to purchase shares of GX Class A Common Stock, with the exercise price and number of shares adjusted as per the Exchange Ratio and the terms of the Merger Agreement.

Termination of the Lung Biotechnology PBC License Agreement

On February 10, 2021, the LB License Agreement was terminated in its entirety effective April 11, 2021. The termination applies to the April 3, 2020 amendment for the treatment of CYNK-001 in COVID-19 and ARDS. For more information see Note 14, License and Distribution Agreements.

CELULARITY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$22,910	$54,311
Accounts receivable, net of allowance of $193 and $272 as of March 31, 2021 and December 31, 2020, respectively	1,009	1,134
Notes receivable	5,463	5,416
Inventory	5,049	3,850
Prepaid expenses	7,001	6,576
Other current assets	1,226	873
Total current assets	42,658	72,160
Property and equipment, net	90,447	90,077
Goodwill	123,304	123,304
Intangible assets, net	124,839	125,379
Restricted cash	15,202	15,202
Inventory, net of current portion	1,961	1,998
Other long-term assets	6,703	2,888
Total assets	$405,114	$431,008

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,497	$5,390
Accrued expenses and other current liabilities	11,128	13,451
Current portion of financing obligation	3,012	3,008
Deferred revenue	5,063	4,828
Total current liabilities	24,700	26,677
Deferred revenue, net of current portion	6,789	7,621
Acquisition-related contingent consideration	294,023	273,367
Financing obligations	27,922	27,634
Warrant liabilities	113,145	76,640
Deferred income tax liabilities	7	7
Other liabilities	345	349
Total liabilities	466,931	412,295
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock
Series A preferred stock, $0.0001 par value, 38,361,917 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	184,247	184,247
Series B preferred stock, $0.0001 par value, 97,695,694 shares authorized as of March 31, 2021 and December 31, 2020, respectively, 53,611,506 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	290,866	290,866
Series X preferred stock, $0.0001 par value, 15,552,130 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	75,000	75,000
Stockholders’ deficit
Common Stock, $0.0001 par value, 202,500,000 shares authorized as of March 31, 2021 and December 31, 2020, respectively, 24,108,246 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1	1
Treasury stock, at cost, 118,183 shares as of March 31, 2021 and December 31, 2020, respectively	(256)	(256)
Additional paid-in capital	33,427	32,418
Accumulated deficit	(645,102)	(563,563)
Total stockholders’ deficit	(611,930)	(531,400)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$405,114	$431,008

The accompanying notes are an integral part of these condensed consolidated financial statements

CELULARITY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Net revenues:
Product sales and rentals	$840	$2,792
Services	1,264	1,416
License, royalty and other	556	—
Total revenues	2,660	4,208
Operating expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)
Product sales and rentals	518	856
Services	724	381
License, royalty and other	—	—
Research and development	16,990	11,762
Selling, general and administrative	7,626	9,450
Change in fair value of contingent consideration liability	20,656	1,725
Amortization of acquired intangible assets	541	1,030
Total operating expenses	47,055	25,204
Loss from operations	(44,395)	(20,996)
Other income (expense):
Interest income	140	112
Interest expense	(752)	—
Expense related to warrant liabilities	(36,505)	(13,866)
Other income (expense), net	(27)	(103)
Total other expense	(37,144)	(13,857)
Net loss before income taxes	(81,539)	(34,853)
Income tax benefit	—	(4,653)
Net loss	$(81,539)	$(30,200)
Per share information:
Net loss per share – basic and diluted	$(3.40)	$(1.26)
Weighted average shares outstanding – basic and diluted	23,990,063	23,952,913

The accompanying notes are an integral part of these condensed consolidated financial statements

CELULARITY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)
(In thousands, except share amounts)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series X Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2019	38,361,917	$184,247	35,847,580	$206,035	15,552,130	$75,000	23,967,250	$1	(18,183)	$—	$27,909	$(355,330)	$(327,420)

Exercise of stock options	—	—	—	—	—	—	5,000	—	—	—	15	—	15
Stock-based compensation expense	—	—	—	—	—	—	—	—			828	—	828
Share issuance costs	—	—	—	(15)	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred stock	—	—	17,720,750	84,596	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(30,200)	(30,200)
Balances at March 31, 2020	38,361,917	$184,247	53,568,330	$290,616	15,552,130	$75,000	23,972,250	$1	(18,183)	$—	$28,752	$(385,530)	$(356,777)

Balances at December 31, 2020	38,361,917	$184,247	53,661,506	$290,866	15,552,130	$75,000	24,108,246	$1	(118,183)	$(256)	$32,418	$(563,563)	(531,400)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	1,009	—	1,009
Net loss	—	—	—	—	—	—	—	—	—	—	—	(81,539)	(81,539)
Balances at March 31, 2021	38,361,917	$184,247	53,661,506	$290,866	15,552,130	$75,000	24,108,246	$1	(118,183)	$(256)	$33,427	$(645,102)	$(611,930)

The accompanying notes are an integral part of these condensed consolidated financial statements

CELULARITY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	March 31,
	2021	2020
Cash flow from operating activities:
Net loss	$(81,539)	$(30,200)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,936	1,678
Deferred income taxes	—	(4,653)
Provision for doubtful accounts	(59)	563
Stock-based compensation expense	1,009	828
Change in fair value of contingent consideration	20,656	1,725
Expense related to warrant liabilities	36,505	13,866
Other, net	(47)	—
Changes in assets and liabilities:
Accounts receivable	185	403
Inventory	(1,162)	(498)
Prepaid expenses and other assets	(780)	(2,425)
Accounts payable	85	(746)
Accrued expenses and other liabilities	(1,272)	(5,950)
Deferred revenue	(597)	(13)
Net cash used in operating activities	(25,080)	(25,422)
Cash flow from investing activities:
Capital expenditures	(1,479)	(3,829)
Net cash used in investing activities	(1,479)	(3,829)
Cash flow from financing activities:
Proceeds from issuance of Series B redeemable convertible preferred stock and warrants, net of issuance costs	—	102,535
Proceeds from the exercise of stock options	—	15
Payments of PIPE/SPAC related costs	(4,842)	—
Net cash (used in) provided by financing activities	(4,842)	102,550
Net (decrease) increase in cash, cash equivalents and restricted cash	(31,401)	73,299
Cash, cash equivalents and restricted cash at beginning of period	69,513	43,507
Cash, cash equivalents and restricted cash at end of period	$38,112	$116,806

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Supplemental non-cash investing and financing activities:
Property and equipment included in accounts payable and accrued expenses	$(287)	$(1,711)
Change in PIPE/SPAC related costs captured in accounts payable and accrued expenses	1,026	—
Recognition of asset and financing obligation related to facility build out	—	(216)
UltraMIST systems reclass from inventory to fixed assets	—	76
Fair value of warrants issued in connection with Series B preferred stock sale	—	17,954
Issuance of warrants at estimated fair value	—	11,988

The accompanying notes are an integral part of these condensed consolidated financial statements

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

1.     Nature of Business and Basis of Presentation

Celularity Inc. (“Celularity” or the “Company”) was incorporated on August 29, 2016 under the laws of the state of Delaware. The Company is a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic T cells engineered with chimeric antigen receptor (“CAR”) T cells, natural killer (“NK”) cells and mesenchymal-like adherent stromal cells (“ASCs”), targeting indications across cancer, infectious and degenerative diseases. Celularity is headquartered in Florham Park, NJ. The Company acquired Anthrogenesis Corporation (“Anthrogenesis”) in August 2017 from Celgene Corporation (“Celgene”), a global biotechnology company that merged with Bristol Myers Squibb Company. Previously, Anthrogenesis operated as Celgene Cellular Therapeutics, Celgene’s cell therapy division. Celularity currently has four active clinical trials and plans to submit two additional investigational new drug (“IND”) applications in 2021. The Celularity IMPACT platform capitalizes on the benefits of placenta-derived cells to target multiple diseases, and provides seamless integration, from bio sourcing through manufacturing cryopreserved and packaged allogeneic cells at its purpose-built U.S.-based 150,000 square foot facility. Celularity’s placental-derived cells are allogeneic, meaning they are intended for use in any patient, as compared to autologous cells, which are derived from an individual patient for that patient’s use. From a single source material, the postpartum human placenta, Celularity derives four allogeneic cell types: T cells, unmodified NK cells, genetically-modified NK cells and ASCs, which have resulted in four key cell therapeutic programs: CyCART-19, CYNK-001, CYNK-101 and APPL-001, focused on six initial indications. CyCART-19 is a placental-derived CAR-T cell therapy, in development for the treatment of B-cell malignancies, initially targeting the CD19 receptor. CYNK-001 is a placental-derived unmodified NK cell in development for the treatment of acute myeloid leukemia (“AML”), a blood cancer, and for glioblastoma multiforme (“GBM”), a solid tumor cancer, as well as COVID-19. CYNK-101 is a placental-derived genetically modified NK cell in development, to be evaluated in combination with a monoclonal antibody to target HER2+ cancers, such as gastric cancer. APPL-001 is a placenta-derived ASC being developed for the treatment of Crohn’s disease.

On January 8, 2021, the Company entered into a merger agreement with GX Acquisition Corp. (“GX”), a special purpose acquisition company. Pursuant to the merger agreement, a subsidiary of GX will merge with and into Celularity (“First Merger”), with Celularity surviving the First Merger as a wholly owned subsidiary of GX. Immediately following the First Merger, and as part of the same overall transaction as the First Merger, the surviving company will be merged with and into another subsidiary, Second Merger Sub, (“Second Merger” and, together with the First Merger, the “Mergers”) with Second Merger Sub being the surviving entity of the Second Merger to affect the business combination. The surviving company will be renamed Celularity Inc. (“New Celularity”). The Mergers are subject to approval by stockholders of each company, among other customary terms and conditions.

If consummated, the business combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, GX has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Celularity stockholders comprising a relative majority of the voting power of the combined company, Celularity’s operations prior to the acquisition comprising the only ongoing operations of New Celularity, the majority of New Celularity’s board of directors appointment by Celularity, and Celularity’s senior management comprising a majority of the senior management of New Celularity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Celularity with the business combination being treated as the equivalent of Celularity issuing stock for the net assets of GX, accompanied by a recapitalization. The net assets of GX will be stated at historical costs, with no goodwill or other intangible assets recorded.

COVID-19

On March 10, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The virus and actions taken to mitigate its spread have had, and are expected to continue to have, a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates and conducts its business and which the Company’s partners operate and conduct their business. The Company is currently following the recommendations of local health authorities to minimize exposure risk for its team members and visitors. However, the scale and scope of this pandemic is unknown and the duration of the business disruption

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

1.     Nature of Business and Basis of Presentation (cont.)

and related financial impact cannot be reasonably estimated at this time. While management has implemented specific business continuity plans to reduce the potential impact of COVID-19, there is no guarantee that the Company’s continuity plans will be successful.

Although the Company was able to operate continuously throughout 2020, the Company implemented work-from-home policies as needed following local health recommendations for non-essential employees and employees whose roles are able to be performed remotely. Because certain elements of the Company’s operations (such as processing placental tissue, certain biological assays, translational research and storage of cord blood) cannot be performed remotely, the Company instituted controls and protocols including mandatory temperature checking, symptom assessment forms, incremental cleaning and sanitization of common surfaces to mitigate risks to employees.

Due to a broad decline in economic activity and restrictions on physical access to certain medical facilities, the Company did experience a decrease in the net revenues of its degenerative disease business due to the pandemic in 2020. Selling general and administrative expenses also decreased in 2020 due to lower commercial expenses in the areas of business impacted by COVID-19 restrictions. As for clinical trials, the Company did not cancel or postpone enrollment solely due to the risks of COVID-19. However, enrollment in the clinical trial evaluating CYNK-001 for AML experienced some delays in the first half of 2020 as sites assessed their safety protocols and experienced high volumes of COVID-19 patients. Enrollment has continued in the AML trial and remains ongoing. As a result, during 2020 the Company had a year-over-year increase in research and development expenses notwithstanding the enrollment delays. The Company also initiated a clinical trial evaluating CYNK-001 in patients with COVID-19, which necessitated additional research and development and project management resources. The Company believes that it would have deployed its human and capital resources to other efforts, such as its CyCART-19 clinical development program, had the COVID-19 pandemic not struck.

The extent to which COVID-19 or any other health epidemic may impact the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Accordingly, COVID-19 could have a material adverse effect on the Company’s business, results of operations, financial condition, and prospects.

Going Concern

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

Since its inception, the Company has funded its operations primarily with proceeds from the sales of preferred stock as well as revenues generated through its biobanking and degenerative disease commercial operations. The Company has incurred recurring losses since its inception, including net losses of $81,539 and $208,233 for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. In addition, as of March 31, 2021, the Company had an accumulated deficit of $645,102. The Company expects to continue to generate operating losses for the foreseeable future. As of June 4, 2021, the Company expects that its cash and cash equivalents will not be sufficient to fund its operating expenses and capital expenditure requirements through at least 12 months from the issuance of the condensed consolidated financial statements.

The Company is seeking additional funding through public or private equity and/or debt financings. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

1.     Nature of Business and Basis of Presentation (cont.)

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern.

The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2.     Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The unaudited condensed consolidated financial statements include the accounts of wholly owned subsidiaries, after elimination of intercompany accounts and transactions. The unaudited condensed consolidated financial information presented herein reflects all financial information that, in the opinion of management, is necessary for a fair statement of financial position, results of operations and cash flows for the periods presented.

The Company’s condensed consolidated financial statements are prepared in accordance with the U.S. Securities and Exchange Commission’s rules for the presentation of interim financial statements, which permit certain disclosures to be condensed or omitted. These financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2020.

In the opinion of management, the accompanying interim financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of March 31, 2021, and its results of operations, statement of changes in redeemable convertible preferred stock and stockholder’s deficit and cash flows for the three months ended March 31, 2021 and 2020. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The interim financial statements, presented herein, do not contain the required disclosures under GAAP for annual financial statements. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2020.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, assumptions related to the Company’s goodwill and intangible impairment assessment, the valuation of inventory and of contingent consideration, accrual of research and development expenses, and the valuations of stock options and preferred stock warrants. The Company based its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•        Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the condensed consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the condensed consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained based on the technical merits of the position. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the condensed consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. The provision for income taxes includes the effects of unrecognized tax benefits, as well as the related interest and penalties (see Note 15).

Net Loss per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as redeemable convertible preferred stock, stock options and warrants, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, prior to the use of the two-class method, as they would be anti-dilutive:

	March 31,
	2021	2020
Redeemable convertible preferred stock	107,525,553	107,482,377
Stock options	22,815,643	20,231,157
Warrants	25,775,905	25,775,905
	156,117,101	153,489,439

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance. Prior to the third quarter of 2020, the Company managed its operations as one segment. In the third quarter of 2020, the Company began to manage its operations through an evaluation of three distinct businesses segments: Cell Therapy, Degenerative Disease and BioBanking. These segments are presented for the three months ended March 31, 2021 and 2020 in Note 16.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents or restricted cash and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is subject to credit risk from trade accounts receivable related to both degenerative disease product sales and biobanking services. All trade accounts receivables are a result from product sales and services performed in the United States. As of March 31, 2021, the Company did not have a single customer that comprised 10% or more of total outstanding accounts receivable. As of December 31, 2020, one of the Company’s customers comprised approximately 24% of the Company’s total outstanding accounts receivable. No single customer provided 10% or more of the revenue earned during the three months ended March 30, 2021 or 2020.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

2.     Summary of Significant Accounting Policies (cont.)

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The objective of the standard is to improve areas of GAAP by removing certain exceptions permitted by Accounting Standards Codification 740 and clarifying existing guidance to facilitate consistent application. The standard was effective for the Company beginning on January 1, 2021. The adoption of ASU 2019-12 as of January 1, 2021 did not have a material impact on the condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, (Subtopic 470-20): Debt — Debt with Conversion and Other Options (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. As no debt is currently outstanding, the Company does not expect the impact of ASU 2020-06 to have an impact on its financial position, results of operations or cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“ASU 2016-13”), which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. ASU 2016-13 also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. ASU 2016-13 is effective for annual periods beginning after December 15, 2022 (fiscal year 2023 for the Company), and interim periods within those periods, with early adoption permitted. The Company currently evaluating the impact that the adoption of ASU 2016-13 will have on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2021 (fiscal year 2022 for the Company) and interim periods within fiscal years beginning after December 15, 2022 (fiscal year 2023 for the Company), with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its condensed consolidated financial statements.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

3.     Fair Value of Financial Assets and Liabilities

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

	Fair Value Measurements as of March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents – money market funds	$21,000	$—	$—	$21,000
Convertible note receivable	—	—	4,763	4,763
	$21,000	$—	$4,763	$25,763

Liabilities:
Contingent consideration obligations	$—	$—	$294,023	$294,023
Preferred stock warrants	—	—	113,145	113,145
	$—	$—	$407,168	$407,168
	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents – money market funds	$45,000	$—	$—	$45,000
Convertible note receivable	—	—	4,715	4,715
	$45,000	$—	$4,715	$49,715

Liabilities:
Contingent consideration obligations	$—	$—	$273,367	$273,367
Preferred stock warrants	—	—	76,640	76,640
	$—	$—	$350,007	$350,007

During the three months ended March 31, 2021 and 2020, there were no transfers between Level 1, Level 2 and Level 3.

The Company’s cash equivalents consisted of money market funds. The money market fund was valued using inputs observable in active markets for similar securities, which represents a Level 1 measurement in the fair value hierarchy.

The carrying values of accounts receivable, accounts payable, deferred revenue and other current liabilities approximate fair value in the accompanying condensed consolidated financial statements due to the short-term nature of those instruments.

Valuation of Contingent Consideration

The fair value measurement of the contingent consideration obligations is determined using Level 3 inputs and is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity based on the Company’s own assumptions.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

3.     Fair Value of Financial Assets and Liabilities (cont.)

The following table presents a reconciliation of contingent consideration obligations measured on a recurring basis using Level 3 inputs as of March 31, 2021 and December 31, 2020:

	Balance as of December 31, 2020	Net transfers in to (out of) Level 3	Purchases, settlements and other net	Fair value adjustments	Balance as of March 31, 2020
Liabilities:
Contingent consideration obligations	$273,367	$—	$—	$20,656	$294,023
	Balance as of December 31, 2019	Net transfers in to (out of) Level 3	Purchases, settlements and other net	Fair value adjustments	Balance as of December 31, 2020
Liabilities:
Contingent consideration obligations	$328,933	$—	$—	$(55,566)	$273,367

The fair value of the liability to make potential future milestone and earn-out payments was estimated by the Company at each reporting date based, in part, on the results of a third-party valuation using a discounted cash flow analysis based on various assumptions, including the probability of achieving specified events, discount rates, and the period of time until earn-out payments are payable and the conditions triggering the milestone payments are met. The actual settlement of contingent consideration could differ from current estimates based on the actual occurrence of these specified events.

At each reporting date, the Company revalues the contingent consideration obligation to estimated fair value and records changes in fair value as income or expense in the Company’s consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent consideration obligations. The Company has classified all of the contingent consideration as a long-term liability in the consolidated balance sheet as of March 31, 2021 and December 31, 2020. See Note 9, “Commitment and Contingencies”, for more information on contingent consideration.

Valuation of Preferred Stock Warrant Liability

The preferred stock warrant liability at March 31, 2021 and December 31, 2020 is composed of the fair value of warrants to purchase shares of Series B convertible preferred stock that were issued in 2020. Warrants were issued to Dragasac Limited (“Dragasac”) in January 2020 for no consideration and were recorded at fair value at the date of issuance (see Note 10). The liability associated with the warrants was recorded at fair value on the dates the warrants were issued and exercisable and is subsequently remeasured to fair value at each reporting date. The aggregate fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

The Company used a lattice model to value the warrants issued as the exercise price was a function of the stock price. In the application of each model, estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of the Company’s Series B convertible preferred stock, risk-free interest rate, and exercise date with considerations of the earlier of when the investor is required to exercise and the anticipated exit date. The most significant assumption in the forward contract model impacting the fair value of the preferred stock warrants is the fair value of the Company’s convertible preferred stock as of each remeasurement date. The Company determines the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

3.     Fair Value of Financial Assets and Liabilities (cont.)

As of March 31, 2021 and December 31, 2020, the fair value of the Series B convertible preferred stock warrants was $113,145 and $76,640, respectively. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the estimated remaining term of the warrants.

The following table provides a roll-forward of the aggregate fair values of the Company’s warrant liability for which fair values are determined using Level 3 inputs:

Balance as of December 31, 2019	$—
Fair value of warrants issued in connection with Series B preferred stock sale	17,954
Issuance of warrant at fair value*	11,988
Loss recognized in earnings from change in fair value	46,698
Balance as of December 31, 2020	$76,640

____________

*        The warrants issued at fair value were immediately charged to expense see Note 10

Balance as of December 31, 2020	$76,640
Loss recognized in earnings from change in fair value	36,505
Balance as of March 31, 2021	$113,145

The fair value of the warrants issued to Dragasac was $38,223 as of March 31, 2021. Significant inputs for the warrants issued to Dragasac are as follows:

	March 31, 2021	December 31, 2020
Fair value of common stock	$3.55 – 6.95	$3.20 – 5.34
Exercise price(a)	$5.20	$5.20
Term	2.05 – 3.88	0.33 – 1.33
Volatility	90%	90%
Risk-free interest rate	0.17% – 0.63%	0.09% – 0.10%

____________

(a)      The exercise price is the lower of $5.20 per share or eighty percent (80%) of either (i) the value attributed to one share of Series B Preferred Stock upon a consummation of a change of control or the closing of a strategic transaction or (ii) the price at which one (1) share of the common stock is sold to the public in an initial public offering. As amended on March 16, 2020, the warrants are exercisable on the first to occur of (a) March 16, 2025, (b) the consummation of the Company’s initial public offering, (c) the consummation of a change of control and (d) the closing of a strategic transaction pursuant to which the Company’s shareholders exchange their existing shares of capital stock in the Company for shares in a company whose shares are listed on a national stock exchange.

The fair value of the warrants issued in connection with the Series B Preferred Stock was $74,922 as of March 31, 2021. Significant inputs for the warrants issued in connection with the Series B Preferred Stock are as follows:

	March 31, 2021	December 31, 2020
Fair value of common stock	$3.55 – 6.95	$3.20 – 5.34
Exercise price(b)	$5.79	$5.79
Term	2.05 – 3.88	0.33 – 1.33
Volatility	90%	90%
Risk-free interest rate	0.17% – 0.63%	0.09% – 0.10%

____________

(b)      The warrants are exercisable at a price of $5.787 per share on the first to occur of (a) the 60-month anniversary of the date of issuance of the warrants, (b) the consummation of an agreement for a public exit event (c) the consummation of a change of control.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

3.     Fair Value of Financial Assets and Liabilities (cont.)

Valuation of the Convertible Note Receivable

The convertible note receivable was received in connection with the disposition of the UltraMIST business. At any time on or after January 1, 2021, at the sole discretion of the Company, amounts outstanding under the convertible note receivable (including accrued interest) may be converted into Sanuwave common stock at a defined rate. The convertible promissory note must be paid on or before August 6, 2021. The fair value of this note is determined using Level 3 inputs and is based on a bond valuation which employs a credit default model. The measurement is based upon unobservable inputs supported by little or no market activity based on the Company’s own assumptions.

In the application of each model, estimates and assumptions impacting the fair value measurement include: the fair value of the Company’s common stock price, the point in time when the note will be called, the risk free rate of interest, volatility and default rates.

Significant inputs for the convertible note valuation model are as follows:

	March 31, 2021	December 31, 2020
Face value	$4,000	$4,000
Coupon rate	12%	12%
Stock price	$0.17	$0.19
Term	0.25 – 0.35	0.6
Risk-free interest rate	0.05%	0.09%
Volatility	84%	70%

4.     Inventory

The Company’s major classes of inventories were as follows:

	March 31, 2021	December 31, 2020
Raw materials	$750	$376
Work in progress	956	460
Finished goods	5,314	5,016
Inventory, gross	7,020	5,852
Less: inventory reserves	(10)	(4)
Inventory, net	$7,010	$5,848

Balance Sheet Classification:
Inventory, net	5,049	3,850
Inventory, net of current portion	1,961	1,998
	$7,010	$5,848

Inventory, net of current portion includes inventory expected to remain on hand beyond one year in both periods.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

5.     Prepaid Expenses

Prepaid expenses consisted of the following:

	March 31, 2021	December 31, 2020
Prepaid clinical expenses	$5,088	$5,151
Prepaid insurance expense	177	206
Other	1,736	1,219
	$7,001	$6,576

6.     Property and Equipment, Net

Property and equipment, net consisted of the following:

	March 31, 2021	December 31, 2020
Building(1)	$12,513	$12,513
Leasehold improvement(2)	70,548	55,289
Laboratory and production equipment	7,774	5,884
Machinery, equipment and fixtures	6,978	3,704
Construction in progress	2,184	19,773
Property and equipment	99,997	97,163
Less: Accumulated depreciation(3)	(9,550)	(7,086)
Property and equipment, net	$90,447	$90,077

____________

(1)      Includes $12,513 at March 31, 2021 and December 31, 2020 under financing lease resulting from a failed sale leaseback (see Note 9).

(2)      Includes $70,026 and $55,273 at March 31, 2021 and December 31, 2020, respectively, under financing lease resulting from a failed sale leaseback (see Note 9).

(3)      Includes $5,258 and $2,624 at March 31, 2021 and December 31, 2020, respectively, under financing lease resulting from a failed sale leaseback (see Note 9).

Depreciation expense was $1,395 and $648, for the three months ended March 31, 2021 and 2020, respectively.

7.     Goodwill and Intangible Assets, Net

The carrying values of goodwill assigned to the Company’s operating segments are as follows:

	March 31, 2021	December 31, 2020
Cell Therapy	$112,347	$112,347
Degenerative Disease	3,610	3,610
Biobanking	7,347	7,347
	$123,304	$123,304

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

7.     Goodwill and Intangible Assets, Net (cont.)

Intangible Assets, Net

Intangible assets, net consisted of the following:

	March 31, 2021	December 31, 2020	Estimated Useful Lives
Amortizable intangible assets:
Developed technology	$16,810	$16,810	11 – 16 years
Customer relationships	2,413	2,413	10 years
Trade names & trademarks	570	570	10 – 13 years
Reacquired rights	4,200	4,200	6 years
	23,993	23,993
Less: Accumulated amortization
Developed technology	(4,492)	(4,203)
Customer relationships	(971)	(906)
Trade names & trademarks	(178)	(165)
Reacquired rights	(2,013)	(1,840)
	(7,654)	(7,114)
Amortizable intangible assets, net	16,339	16,879

Non-amortized intangible assets
Acquired IPR&D product rights	108,500	108,500	indefinite
	$124,839	$125,379

Amortization expense for intangible assets was $541 and $1,030, for the three months ended March 31, 2021 and 2020, respectively.

8.     Accrued expenses and other current liabilities

Accrued expenses consisted of the following:

	March 31, 2021	December 31, 2020
Accrued clinical trial expense	$2,603	$2,644
Accrued professional fees	2,053	2,866
Accrued wages, bonuses, commissions and vacation	4,083	4,991
Accruals for construction in progress	18	171
Deferred rent	262	292
Other	2,109	2,487
	$11,128	$13,451

9.     Commitments and contingencies

Lease Agreements

In September 2017, the Company entered into an operating lease for office space in Warren, New Jersey, which expires in 2022. In connection with entering into this lease agreement, the Company issued a letter of credit of $481, which is classified as restricted cash (non-current) on the consolidated balance sheets as of March 31, 2021 and December 31, 2020.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

9.     Commitments and contingencies (cont.)

On September 10, 2019, the Company extended the operating lease for the office and laboratory space in Cedar Knolls, New Jersey on a month-to-month basis. Beginning November 1, 2019, the Company began paying the landlord the base annual rent and all additional rent at a 2% increase, pro-rated monthly for each month the Company remains in possession of the premises. Monthly lease payments of $15 due under the lease include base rent and ancillary charges.

On March 13, 2019, the Company entered into a lease agreement for a 147,215 square foot facility consisting of office, manufacturing and laboratory space in Florham Park, New Jersey, which expires in 2036. The Company has the option to renew the term of the lease for two additional five-year terms so long as the lease is then in full force and effect. The lease term commenced on March 1, 2020 subject to an abatement of the fixed rent for the first 13 months following the lease commencement date. The initial monthly base rent is approximately $230 and will increase annually. The Company is obligated to pay real estate taxes and costs related to the premises, including costs of operations, maintenance, repair, replacement and management of the new leased premises. In connection with entering into this lease agreement, the Company issued a letter of credit of $14,722 which is classified as restricted cash (non-current) on the consolidated balance sheet as of March 31, 2021 and December 31, 2020. The lease agreement allows for a landlord provided tenant improvement allowance of $14,722 to be applied to the costs of the construction of the leasehold improvements.

The Company is not the legal owner of the leased space. However, in accordance with Accounting Standards Codification 840, Leases, the Company is deemed to be the owner of the leased space, including the building shell, during the construction period because of the Company’s expected level of direct financial and operational involvement in the substantial tenant improvement. The lease arrangement did not meet all the criteria for sales-lease back accounting due to the continuing involvement of the Company in the property and therefore was accounted for as a failed sale-leaseback financing obligation. As a result, as of December 31, 2019, the Company capitalized the fair value of the building shell, the tenant improvement allowance, and ground rent expense, approximately $28,062, as construction-in-progress within property and equipment, net and recorded a corresponding build-to-suit facility lease financing obligation. As of March 31, 2021, $27,922 related to the lease financing obligation was classified as a long-term capital lease liability on its condensed consolidated balance sheet, while $3,012 was classified as a current liability.

Additionally, construction costs incurred as part of the build-out and tenant improvements are capitalized as construction-in-progress within property and equipment, net. The Company began to occupy completed portions of the facility in the first quarter of 2020. As the building was occupied, costs were moved out of construction in process and were placed in service. As of December 31, 2020, there were $15,415 of costs related the facility included in construction-in-progress. Remaining construction was completed during January 2021 and remaining construction-in-process costs were placed in service.

The Company recognizes rent expense on a straight-line basis over the respective lease period and has recorded deferred rent for rent expense incurred but not yet paid. Rent expense was $708 and $797 for the three months ended March 31, 2021 and 2020, respectively.

Future minimum payments inclusive of the amended lease, by year and in aggregate, under non-cancelable operating leases consist of the following as of March 31, 2021:

2021	3,121
2022	4,129
2023	2,895
2024	2,969
2025	3,042
Thereafter	76,647
Total	$92,803

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

9.     Commitments and contingencies (cont.)

Contingent Consideration Related to Business Combinations

In connection with the Company’s acquisition of HLI Cellular Therapeutics, LLC and Anthrogenesis, the Company has agreed to pay future consideration to the sellers upon the achievement of certain regulatory and commercial milestones. As a result, the Company recorded $294,023 and $273,367 as contingent consideration as of March 31, 2021 and December 31, 2020, respectively. Due to the contingent nature of these milestone and royalty payments, the Company cannot predict the amount or timing of such payments.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not currently aware of any indemnification claims and has not accrued any liabilities related to such obligations in its condensed consolidated financial statements as of March 31, 2021 or December 31, 2020.

Legal Proceedings

The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

10.     Equity

Common Stock

As of March 31, 2021 and December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 202,500,000 shares, respectively, of $0.0001 par value common stock. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock (as defined below) set forth below.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. The holders of common stock, voting exclusively and as a separate class, are entitled to elect one director of the Company. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of Preferred Stock. Through March 31, 2021, no cash dividends had been declared or paid.

As of March 31, 2021 and December 31, 2020, the Company had 118,183 of repurchased shares recorded as treasury stock.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

10.     Equity (cont.)

Preferred Stock

The Company has issued Series A convertible redeemable preferred stock (the “Series A Preferred Stock”), Series B convertible redeemable preferred stock (the “Series B Preferred Stock”), and Series X convertible redeemable preferred stock (the “Series X Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, and Series X Preferred Stock are collectively referred to as the “Preferred Stock”. As of March 31, 2021 and December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 151,609,741 shares, respectively, of Preferred Stock, with a par value of $0.0001 per share. As of and March 31, 2021 and December 31, 2020, no shares of Preferred Stock remained undesignated.

The holders of Preferred Stock have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of stockholders’ deficit on the consolidated balance sheet.

On March 16, 2020, the Company entered into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) with certain institutional investors and certain individual investors (collectively “Investors”). Pursuant to the terms of the Purchase Agreement, the Company sold and issued to the Investors an aggregate of 17,720,750 shares of Series B Preferred Stock and warrants to purchase up to an aggregate of 17,280,109 shares of Series B Preferred Stock for an aggregate purchase price of approximately $102,550. The Company utilized a probability-weighted option pricing model to determine the fair value of the warrants at the issuance date with the residual proceeds allocated to the Series B Preferred Stock. Based on this valuation, the Company determined the purchase price allocated to the Series B Preferred Stock was $84,596 and the purchase price allocated to the warrants was $17,954.

The Company classifies Preferred Stock in accordance with Accounting Standards Codification 480, Distinguishing Liabilities from Equity, which requires that contingently redeemable securities be classified outside of permanent stockholders’ equity. Accordingly, the Company has classified all shares and classes of Preferred Stock as mezzanine equity on the accompanying consolidated balance sheets for the periods presented.

Rights, Preferences and Privileges of the Preferred Stock

The holders of the Preferred Stock have the following rights and preferences except where noted:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

As long as there are at least 5,000,000 shares of Series B Preferred Stock outstanding, the holders of Series B Preferred Stock, voting as a separate class, may elect one director of the Company. The remaining directors shall be elected by holders of common stock and Preferred Stock, voting together as a single class on an as converted basis.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $50,000 of gross proceeds to the Company at a price of at least $7.2337 per share of common stock, subject to appropriate adjustment of any recapitalization (“Qualified IPO”), or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

10.     Equity (cont.)

The conversion ratio of each series of Preferred Stock is determined by dividing the Original Issue Price of each series by the Conversion Price of each series. The Original Issue Price per share is $4.8225 for Series A and X Preferred Stock (the “Series A and X Original Issue Price”) and $5.7870 for Series B Preferred Stock (the “Series B Original Issue Price”), each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated. As of March 31, 2021 and December 31, 2020, the Conversion Price is equal to the Original Issue Price for each series of Preferred Stock. Accordingly, as of March 31, 2021 and December 31, 2020, each share of each series of Preferred Stock was convertible into shares of common stock on a one-for-one basis.

Dividends

The holders of Preferred Stock are entitled to receive noncumulative dividends when, as and if declared by the board of directors. Dividends accrue on the Preferred Stock at a rate of 6% of the Original Issue Price per year; however, such dividends are only payable when, as and if declared by the board of directors. Holders of the Preferred Stock shall be paid dividends prior and in preference to any dividends on common stock. Through March 31, 2021, no cash dividends have been declared or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined below), each holder of the then-outstanding Preferred Stock will be entitled to receive the greater of (i) an amount equal to the Original Issue Price for each series of Preferred Stock plus any dividends declared but unpaid thereon or (ii) the amount such holder would have received if such holder had converted its shares into common stock immediately prior to such liquidation event at the conversion price. In the event that the assets available for distribution to stockholders are insufficient to pay Preferred Stock holders the full amounts to which they are entitled, the assets available for distribution will be distributed on a pro rata basis among the holders of the Preferred Stock in proportion to the respective amounts that would otherwise be payable in respect of such shares.

After the payment of all preferential amounts to the holders of Preferred Stock, then, to the extent available, the remaining assets of the Company will be distributed among the holders of common stock, pro rata based on the number of shares held by each such holder.

Unless (i) the holders of Series B Preferred Stock will receive an amount less the Original Issue Price or (ii) the holders of majority of the then-outstanding Preferred Stock, voting together as a single class, elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Redemption

The Company’s certificate of incorporation, as amended and restated, does not provide redemption rights to the holders of Preferred Stock.

Preferred Stock Warrants

On May 7, 2018, the Company granted Dragasac a warrant for the purchase of an aggregate of 21,600,137 shares of Series B Preferred Stock (the “Dragasac Warrant”) at an exercise price of $5.7870 per share. On February 15, 2019, Dragasac exercised its rights under the Dragasac Warrant to purchase 8,640,055 shares of Series B Preferred Stock, at an exercise price of $5.7870 per share, for gross proceeds of approximately $50,000. On May 29, 2019, the Company amended and restated the Dragasac Warrant to provide for a reduced exercise price of $5.6000 for the remaining warrant shares in exchange for Dragasac agreeing to purchase 4,464,286 shares of Series B Preferred Stock on or before May 31, 2019. On May 31, 2019, Dragasac exercised its rights under the Dragasac Warrant to purchase

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

10.     Equity (cont.)

4,464,286 shares of Series B Preferred Stock at a price per share of $5.6000, for gross proceeds of approximately $25,000. On November 1, 2019, the Company again amended the Dragasac Warrant to provide for a reduced exercise price of $5.2000 for the remaining warrant shares in exchange for Dragasac agreeing to purchase 8,495,796 shares of Series B Preferred Stock on or before November 4, 2019. On November 4, 2019, Dragasac exercised its right to purchase 8,495,796 shares of Series B Preferred Stock, at a price per share of $5.2000, for gross proceeds of approximately $44,178.

On January 9, 2020, the Company issued a warrant for the purchase of an aggregate of 8,495,796 shares of Series B Preferred Stock to Dragasac. The exercise price per share at which the warrant will be exercised shall be the lessor of $5.20 per share or 80% of either (i) the value attributed to one share of Series B Preferred Stock upon a consummation of a change of control or the closing of a strategic transaction or (ii) the price at which one share of the common stock is sold to the public in an initial public offering. As amended on March 16, 2020, the warrants are exercisable on the first to occur of (a) March 16, 2025, (b) the consummation of the Company’s initial public offering, (c) the consummation of a change of control and (d) the closing of a strategic transaction pursuant to which the Company’s shareholders exchange their existing shares of capital stock in the Company for shares in a company whose shares are listed on a national stock exchange. The estimated fair value of the warrant of $11,988 at the issuance date was immediately charged to expense and recorded in expense related to warrant liabilities in the accompanying consolidated statements of operations. The incremental change in fair value resulting from the amendment was also immediately charged to expense and recorded in the same line item.

On January 8, 2021, the Company entered into a warrant amendment agreement (“Amendment No. 2”) to amend the warrant issued to Dragasac on January 9, 2020, as amended on March 16, 2020. Amendment No. 2 added a cashless exercise provision and eliminated the provision that would have provided for expiration of the warrant upon consummation of the business combination. Any portion of the warrant that is unexercised prior to consummation of the business combination will convert into warrants to purchase shares of GX Acquisition Corp Class A Common Stock, with the exercise price and number of shares adjusted as per the exchange ratio and the terms of the merger agreement. This amendment did not result in any changes to the accounting for these warrants.

On March 16, 2020, the Company entered into the Purchase Agreement with the Investors. Pursuant to the terms of the Purchase Agreement, the Company sold and issued to the Investors an aggregate of 17,720,750 shares of Series B Preferred Stock and warrants to purchase up to an aggregate of 17,280,109 shares of Series B Preferred Stock for an aggregate purchase price of approximately $102,550. The warrants are exercisable at a price of $5.787 per share on the first to occur of (a) the 60-month anniversary of the date of issuance of the warrants, (b) the consummation of the Company’s initial public offering and (c) the consummation of a change of control. On January 8, 2021, the Company entered into a warrant amendment agreement to amend the warrant issued the Investors on March 16, 2020. The warrant was amended to add cashless exercise provisions following the consummation of the business combination. Any portion of warrant held by the Investors that is unexercised prior to the consummation of the business combination will convert into a warrant to purchase shares of GX Acquisition Corp Class A Common Stock, with the exercise price and number of shares adjusted as per the exchange ratio and the terms of the merger agreement. This amendment did not result in any changes to the accounting for these warrants.

The Company classifies the warrants as liabilities on its consolidated balance sheets because the warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The liability associated with each of these warrants was initially recorded at fair value upon the issuance date of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of each warrant comprising the Preferred Stock warrant liability will continue to be recognized until each respective warrant is exercised, expires or qualifies for equity classification.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

10.     Equity (cont.)

As of March 31, 2021, the Company had 25,775,905 outstanding warrants to purchase Series B convertible preferred stock. A summary of the warrants is as follows:

	Number of shares	Exercise price		Expiration date
Dragasac Warrant	8,495,796	$5.20	*	March 16, 2025
March 2020 Series B Warrants	17,280,109	$5.79		March 16, 2025
	25,775,905

____________

*        The exercise price is the lessor of $5.20/share or 80% of either (i) the value attributed to one share of Series B Preferred Stock upon consummation of a change in control or the closing of a strategic transaction or (ii) the price at which one share of common stock is sold to the public market in an initial public offering.

11.     Stock-Based Compensation

Stock Options

The Company’s 2017 Equity Incentive Plan (the “2017 Plan”) provides for the Company to grant stock options to employees, directors and consultants of the Company.

The total number of stock options that may be issued under the 2017 Plan was 42,079,496 as of March 31, 2021, and 18,861,114 shares remain available for future grant under the 2017 Plan. Shares that are expired, forfeited, canceled or otherwise terminated without having been fully exercised will be available for future grant under the 2017 Plan.

The 2017 Plan is administered by the board of directors or, at the discretion of the board of directors, by a committee of the board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or its committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the share of common stock on the date of grant and the term of stock option may not be greater than ten years. Stock options granted to employees, officers, members of the board of directors and consultants typically vest over a three or four year period.

Stock Option Valuation

The fair value of each option is estimated on the date of grant using a Black-Scholes option pricing model which takes into account inputs such as the exercise price, the estimated fair value of the underlying common stock at grant date, expected term, expected stock price volatility, risk-free interest rate, and dividend yield. The fair value of each grant of stock options was determined by the Company using the methods and assumptions discussed below. Certain of these inputs are subjective and generally required judgement to determine.

•        The expected term of employee stock options with service-based vesting is determined using the “simplified” method, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of non-employee options is equal to the contractual term.

•        The expected stock price volatility is based on historical volatilities of comparable public entities within the Company’s industry.

•        The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the respective expected term or contractual term.

•        The expected dividend yield is 0% because the Company has not historically paid, and does not expect, for the foreseeable future, to pay a dividend on its common stock.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

11.     Stock-Based Compensation (cont.)

•        As the Company’s common stock has not been publicly traded, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted during the three months ended March 31, 2021:

Three Months Ended March 31, 2021
Risk-free interest rate	1.05%
Expected term (in years)	6.0
Expected volatility	76.0%
Expected dividend yield	—%

The weighted average grant-date fair value per share of stock options granted during the three months ended March 31, 2021 was $3.47.

The following table summarizes option activity under the 2017 Plan:

	Options	Weighted average exercise price	Weighted average contract life	Aggregate Intrinsic Value
Balance at January 1, 2021	22,336,005	$1.24	7.3	$100,633
Granted	511,102	7.84
Exercised	—	—
Forfeited	(31,464)	2.65
Outstanding at March 31, 2021	22,815,643	$1.39	7.1	$126,186
Vested and expected to vest March 31, 2021	22,815,643	$1.39	7.1	$126,186
Exercisable at March 31, 2021	17,634,733	$0.89	6.6	$105,904

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock.

In August 2020, the Celularity board of directors (“Celularity Board”) authorized the grant to each of its non-employee directors the option to purchase 350,000 shares at an exercise price of the then-current fair market value of Celularity’s common stock, the grant of which was subject to the completion of a 409A valuation (the “Director Awards”). In March 2021, the Celularity Board received the completed 409A valuation of Celularity’s common stock as of June 30, 2020 from Celularity’s independent third-party 409A valuation provider, which had started the valuation process in June of 2020 but was not finalized until December 2020 as Celularity devoted its resources to negotiating and finalizing the business combination with GX Acquisition Corp., and granted these previously authorized Director Awards as “other awards” under the 2017 Equity Incentive Plan at an exercise price of $2.94 per share, which was determined to be the fair market value of Celularity’s common stock as of June 30, 2020 pursuant to such valuations. The Director Awards will be fully vested at the grant date, which is expected to occur in the second quarter of 2021 based on the date notice of the grant is provided to the non-employee directors. The Director Awards are only exercisable upon the earlier of (i) the 90-day period following the second anniversary of the grant date and (ii) a change in control of Celularity (as defined in the 2017 Equity Incentive Plan), and will expire to the extent not exercised at such time. The Director Awards will remain outstanding if the director leaves the Celularity Board through the earlier of such events. The business combination with GX Acquisition Corp. is not a “change in control” for purposes of the 2017 Equity Incentive Plan and the Director Awards.

During the three months ended March 31, 2021, there were no stock options exercised.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

11.     Stock-Based Compensation (cont.)

Stock-Based Compensation Expense

The company recorded stock-based compensation expense in the following expense categories of its consolidated statements of operations:

	Three Months Ended March 31,
	2021	2020
Cost of goods sold	$16	$24
Research and development	347	176
Selling, general and administrative	646	628
	$1,009	$828

As of March 31, 2021, unrecognized compensation cost for options issued was $8,433, and will be recognized over an estimated weighted-average amortization period of 2.7 years.

12.     Revenue Recognition

The following table provides information about disaggregated revenue by product and services:

	Three Months Ended March 31,
	2021	2020
Product sales and rentals	$840	$2,792
Services	1,264	1,416
License, royalty and other	556	—
Net revenues	$2,660	$4,208

The following table provides changes in deferred revenue from contract liabilities:

	2021	2020
Balance at January 1	$12,449	$3,833
Deferral of revenue	1,042	1,127
Recognition of unearned revenue	(1,639)	(1,140)
Balance at March 31	$11,852	$3,820

13.     License and Distribution Agreements

Sorrento Therapeutics, Inc. License and Transfer Agreement

On August 15, 2017, the Company entered into a License and Transfer Agreement with TNK Therapeutics, Inc. and Sorrento Therapeutics, Inc. (collectively “Sorrento”), pursuant to which the Company was granted an exclusive license to certain materials, patents and intellectual property related to Sorrento to develop and commercialize products for the treatment of any disease or disorder (the “2017 License Agreement”). During the first quarter of 2020, the 2017 License Agreement was mutually terminated.

On August 26, 2020, the Company and Sorrento entered into a binding term sheet for the exclusive worldwide license to CD19 CAR-T constructs for use in placenta-derived cells for the treatment of any disease or disorder (the “2020 Sorrento Term Sheet”). The 2020 Sorrento Term Sheet outlined various provisions to be incorporated and further negotiated in contemplation of a final license and supply agreement.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

13.     License and Distribution Agreements (cont.)

On September 30, 2020, the Company and Sorrento entered into a new License and Transfer Agreement for the exclusive worldwide license to CD19 CAR-T constructs for use in placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder (the “2020 Sorrento License Agreement”). Celularity retains the right to sublicense the rights granted under the agreement with Sorrento’s prior written consent. As consideration for the license, the Company is obligated to pay Sorrento a royalty equal to low single-digit percentage of net sales (as defined within the agreement) and a royalty equal to low double-digit percentage of all sublicensing revenues (as defined within the agreement). The 2020 Sorrento License Agreement will remain in effect until terminated by either the Company or Sorrento for uncured material breach upon 90 days written notice or, after the first anniversary of the effective date of the Sorrento Agreement, by the Company for convenience upon six months’ written notice to Sorrento.

The Company and Sorrento are actively negotiating a new supply agreement related to the 2020 Sorrento License Agreement. The 2020 Sorrento Term Sheet details certain aspects of this supply agreement, including (i) pricing terms on material and/or licensed product supplied under the 2020 Sorrento License Agreement and (ii) incentive payments based on delivery of preclinical and clinical vectors by certain dates. As of March 31, 2021, the Company did not incur incentive payments related to the 2020 Sorrento Term Sheet.

Lung Biotechnology PBC License Agreement

On June 30, 2017, the Company entered into a license agreement with Lung Biotechnology PBC (“LB”), a wholly owned subsidiary of United Therapeutics Corporation (the “LB Agreement”), whereupon the Company granted to LB an exclusive, worldwide sublicensable license of certain intellectual property to develop and commercialize products in the fields of thoracic and abdominal organ transplantation and pulmonary diseases (the “LB Licensed IP”). Pursuant to the Agreement the Company agreed to supply LB with placental-derived stem cells for use in the development and commercialization of products.

On April 3, 2020, the Company and LB agreed to expand their strategic collaborative license agreement to include treatment of COVID-19 and Acute Respiratory Distress Syndrome (“ARDS”). Under the amended collaborative agreement, the Company will seek regulatory approval for CYNK-001 in the treatment of COVID-19, and LB will seek regulatory approval for CYNK-001 in the treatment of ARDS. LB has global rights under the amended collaborative agreement to commercialize CYNK-001 in the treatment of COVID-19 and ARDS. The collaboration will be governed by a joint steering committee to oversee development and commercialization activities. LB will provide financial support as needed and requested by Celularity, subject to a maximum of $75 per enrolled patient in the related clinical studies, which will be recorded as an offset to research and development expense.

During the first quarter of 2021, the license agreement with LB was terminated in its entirety effective April 11, 2021. The termination applies to the April 3, 2020 amendment for the treatment of CYNK-001 in COVID-19 and ARDS.

Genting Innovation PTE LTD Distribution Agreement

On May 4, 2018, concurrently with Dragasac’s equity investment in the Series B Preferred Stock, the Company entered into a distribution agreement with Genting Innovation PTE LTD (“Genting”) pursuant to which Genting was granted supply and distribution rights to certain Company products in select Asia markets (the “Genting Agreement”). The Genting Agreement grants Genting limited distribution rights to the Company’s then-current portfolio of degenerative disease products and provides for the automatic rights to future products developed by or on behalf of the Company.

The term of the Genting Agreement was renewed on January 31, 2021, and automatically renews for successive twelve-month terms unless Genting provides written notice of its intention not to renew at least three months prior to a renewal term or the Genting Agreement is otherwise terminated by either party for cause.

Genting and Dragasac are both direct subsidiaries of Genting Berhad, a public limited liability company incorporated and domiciled in Malaysia.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

13.     License and Distribution Agreements (cont.)

Celgene Corporation License Agreement

In connection with the Anthrogenesis acquisition, on August 20, 2017, the Company entered into a license agreement with Celgene (the “Celgene Agreement”) pursuant to which the Company granted Celgene two separate licenses to certain intellectual property owned or controlled by Anthrogenesis as of the date of the Company’s acquisition of Anthrogenesis (the “Anthrogenesis IP”). The Celgene Agreement grants Celgene a royalty-free, fully-paid up, worldwide, non-exclusive license to the Anthrogenesis IP for pre-clinical research purposes in all fields and a royalty-free, fully-paid up, worldwide license, with the right to grant sublicenses, to the Anthrogenesis IP for the development, manufacture, commercialization and exploitation of products in the field of the construction of any CAR, the modification of any T-lymphocyte or NK cell to express such a CAR, and/or the use of such CARs or T-lymphocytes or NK cells for any purpose, including prophylactic, diagnostic, and/or therapeutic uses thereof.

The Celgene Agreement will remain in effect until its termination by either party for cause.

Sanuwave Licensing Agreement

On August 6, 2020, in conjunction with the sale of the UltraMIST business, the Company entered into a five-year licensing arrangement with Sanuwave that includes (i) an exclusive Biovance license for distribution and commercialization in the wound care market worldwide, except for certain Asian jurisdictions and (ii) a non-exclusive license for the distribution and commercialization of Interfyl in the wound care market worldwide, except for certain Asian jurisdictions (the “Sanuwave Licensing Agreement”). Sanuwave has the right to grant sublicenses of the exclusive Biovance license and non-exclusive Interfyl license to (i) its affiliates without the consent of the Company and (ii) any third party for the sole purpose of providing services directly to Sanuwave upon prior written consent by the Company. The Sanuwave License Agreement will automatically renew for additional one-year periods unless either party gives written notice of termination at least 180 days prior to the expiration of the then-current term. Under the Sanuwave License Agreement, the Company will receive a quarterly license fee and a defined royalty on each product sold. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee amount. The Company may terminate the Sanuwave Licensing Agreement following the second year if annual sales of that year are less than $3,000. Following the third year of the agreement, either party may terminate the Sanuwave Licensing Agreement upon 90 days written notice should annual sales not exceed $5,000 in that third year or any year thereafter.

Under the Sanuwave Licensing Agreement, the Company will serve on a joint steering committee where it will oversee Sanuwave’s marketing efforts with respect to the licensed products.

14.     Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. The Company did not make contributions to the plan for the three months ended March 31, 2021. During the three months ended March 31, 2020, the Company made contributions of $835 to the plan.

15.     Income Taxes

The income tax provision for all periods consists of federal and state taxes that are based on an estimated effective tax rates applicable for the full years ended December 31, 2021 and 2020, after giving effect to items specifically related to the interim periods.

The effective income tax rates for the three months ended March 31, 2021 and 2020 were 0.0% and 9.0%, respectively, resulting in a tax benefit of $0 and $4,653, respectively. The principal factor affecting the comparability of the effective income tax rates for the respective periods is the Company’s valuation allowance that was recorded

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

15.     Income Taxes (cont.)

in 2020. The Company recorded a valuation allowance on its deferred tax assets as a result of the Company’s net deferred tax position shifting from a tax liability to a cumulative tax asset position during the first quarter of 2020. After weighing the evidence, the Company does not believe it is more likely than not to be able to utilize its net operating losses.

The tax benefit relates to the reversal of the Company’s previous deferred tax liability position which was primarily related to indefinite lived intangibles.

The Company did not have cash payments for income taxes for the three months ended March 31, 2021 and 2020.

16.     Segment Information

The Company regularly reviews its segments and the approach used by management to evaluate performance and allocate resources. Prior to the third quarter of 2020, the Company managed operations as one segment. In the third quarter of 2020, the Company began to manage its operations through an evaluation of three distinct business segments: Cell Therapy, Degenerative Disease, and BioBanking. This change was prompted by certain organizational and personnel changes. The chief operating decision maker uses the revenues and earnings of the operating segments, among other factors, for performance evaluation and resource allocation among these segments.

Management has revised prior-period information (revenue and segment contribution) to conform to the current management evaluation, as operations were not evaluated under this format until the third quarter of 2020.

The reportable segments were determined based on the distinct nature of the activities performed by each segment. Cell Therapy broadly refers to therapies the Company is researching and developing. Therapies being researched are unproven and in various phases of development. Degenerative Disease produces, sells and licenses products used in surgical and wound care markets. Biobanking collects stem cells from umbilical cords and placentas and provides storage of such cells on behalf of individuals for future use.

The Company manages its assets on a total company basis, not by operating segment. Therefore, the chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, asset information is not reported by operating segment. Total assets were approximately $405,114 and $431,008 as of March 31, 2021 and December 31, 2020, respectively.

Financial information by segment is as follows:

	Three Months Ended March 31, 2021
	Cell Therapy	BioBanking	Degenerative Disease	Other		Total
Net sales	$—	$1,264	$1,396	$—		$2,660
Gross profit	—	540	878	—		1,418
Direct expenses	16,287	252	2,014	6,063		24,616
Segment contribution	(16,287)	288	(1,136)	(6,063)		(23,198)

Indirect expenses				21,197	(a)	$21,197
Loss from operations						(44,395)

(a) Components of other
Change in fair value of contingent consideration liability				20,656
Amortization				541
Total other				$21,197

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

16.     Segment Information (cont.)

	Three Months Ended March 31, 2020
	Cell Therapy	BioBanking	Degenerative Disease	Other		Total
Net sales	$—	$1,415	$2,793	$—		$4,208
Gross profit	—	1,034	1,937	—		2,971
Direct expenses	11,696	500	3,675	5,341		21,212
Segment contribution	(11,696)	534	(1,738)	(5,341)		(18,241)

Indirect expenses				2,755	(a)	$2,755
Loss from operations						(20,996)

(a) Components of other
Change in fair value of contingent consideration liability				1,725
Amortization				1,030
Total other				$2,755

17.     Related Party Transactions

Consulting Agreement with Dr. Andrew Pecora

On September 1, 2017, the Company entered into a scientific and clinical advisor agreement (the “SAB Agreement”) with Dr. Andrew Pecora, a member of the Company’s board of directors, for the provision of consulting and advisory services. The SAB Agreement was superseded by a new SAB Agreement executed by the Company on February 1, 2019.

On April 13, 2020, the Company executed the First Amendment of the SAB Agreement with Dr. Pecora. The term of the First Amendment was six months. It provided for the payment of $20 per month and the issuance of a stock option to purchase 200,000 shares of the Company’s common stock. This consideration was in addition to consideration defined in prior agreements. Upon the execution of the agreement, 100,000 of the options were earned. The remaining 100,000 shares were earned upon Dr. Pecora’s achievement of a performance objective.

On October 15, 2020, the Company executed the Second Amendment to the SAB Agreement with Dr. Pecora. Under the Second Amendment, Dr. Pecora will provide the Company with strategic advice on clinical development operations and strategy and assist in establishing a long-range clinical development plan. Compensation under the arrangement includes: (i) cash consideration of $20 per month, (ii) a one-time cash bonus of $50 upon consummation of a merger, combination, consolidation or similar transaction involving the Company in relation to a transaction with GX Acquisitions Corp., (iii) a non-qualified stock option to purchase 200,000 shares of the Company’s common stock. This non-qualified stock option has not been granted as of March 31, 2021. The original expiration of the Second Amendment was January 31, 2021. On January 31, 2021, the Company executed the amended and restated second amendment to the SAB Agreement which extended the term of the Second Amendment to September 30, 2021, unless earlier terminated by the Company for cause.

Pursuant to the SAB Agreements, the Company paid Dr. Pecora $120 for the three months ended March 31, 2021. Payments made to Dr. Pecora under the SAB Agreement were not material for the three months ended March 31, 2020.

CURA Foundation

During the three months ended March 31, 2020, the Company made a contribution of $125 to the CURA Foundation in support of the International Vatican. Dr. Robin L. Smith serves on the Company’s Board of Directors and is the president and chairperson of the board of the CURA Foundation.

CELULARITY INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

17.     Related Party Transactions (cont.)

COTA, Inc

In November 2020, Celularity and COTA, Inc. (“COTA”) entered into an Order Schedule (the “Order Schedule No. 2”), to the Master Data License Agreement between Celularity and COTA, dated October 29, 2018, pursuant to which COTA will provide to Celularity the licensed data in connection with AML patients. The COTA Order Schedule No. 2 will terminate on the one-year anniversary following the final licensed data deliverable described therein. Andrew Pecora, M.D., a current member of the Celularity Board, Celularity’s temporary President of Medical Affairs under his consulting agreement, and member of Celularity’s Scientific and Clinical Advisory Board, is the Founder and Chairman of the Board of COTA and Dr. Robin L. Smith, a member of the Celularity Board, is an investor in COTA. The Company paid COTA $149 for the three months ended March 31, 2021.

18.     Subsequent Events

For its condensed consolidated financial statements as of March 31, 2021, the Company has evaluated subsequent events through June 4, 2021, the date on which these financial statements were issued, and there are no items requiring disclosure except the following:

Senior management awards

On April 6, 2021, the Board of Directors approved the grant of 3,400,000 options to certain members of its senior management team. The exercise price of the options is $7.84, which represents the anticipated common share price for the merger with GX.

Arrangement with Palantir Technologies Inc.

On May 5, 2021, the Company executed a Master Subscription Agreement with Palantir Technologies Inc (“Palantir Technologies”) under which it will pay $40,000 over five years for access to Palantir Technologies’ Foundry platform. The Company will utilize Palantir Technologies’ Foundry platform to secure deeper insights into data obtained from the Company’s discovery and process development, as well as manufacturing and biorepository operations.

As part of this arrangement, Palantir Technologies will invest $20,000 in GX Class A Common Stock which will close immediately following the merger with GX. Palantir Technologies’ investment in GX Class A Common Stock is subject to closing of the Company’s merger with GX, closing of PIPE financing as part of the Company’s merger with GX and other customary closing conditions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
GX Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GX Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Management’s plans in regard to these matters are also described in Notes 1 and 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and 2019 and for the two years ended December 31, 2020, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

March 3, 2021, except for the effects of the restatement discussed in Note 2 and Note 12 as to which the date is May 24, 2021.

GX ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS (As Restated)

	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$314,696	$917,007
Prepaid income taxes	10,381	—
Prepaid expenses	34,212	92,150
Total Current Assets	359,289	1,009,157

Deferred tax asset	—	1,653
Marketable securities held in Trust Account	291,797,144	290,594,540
TOTAL ASSETS	$292,156,433	$291,605,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$3,409,872	$210,211
Income taxes payable	—	18,883
Total Current Liabilities	3,409,872	229,094

Deferred tax liability	602	—
Warrant liability	63,800,000	17,170,000
Deferred underwriting fee payable	10,812,500	10,812,500
Total Liabilities	78,022,974	28,211,594

Commitments and Contingencies (Note 6)

Class A common stock subject to possible redemption, 20,607,461 and 25,583,486 shares at redemption value as of December 31, 2020 and 2019, respectively	209,133,457	258,393,755

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 8,142,539 and 3,166,514 shares issued and outstanding (excluding 20,607,461 and 25,583,486 shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	815	317
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2020 and 2019	719	719
Additional paid-in capital	48,381,093	1,119,201
(Accumulated deficit) Retained earnings	(43,382,625)	3,879,764
Total Stockholders’ Equity	5,000,002	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$292,156,433	$291,605,350

The accompanying notes are an integral part of the consolidated financial statements.

GX ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS (As Restated)

	Year Ended December 31,
	2020	2019
Operating costs	$4,219,960	$1,683,540
Loss from operations	(4,219,960)	(1,683,540)

Other income (expense):
Interest income on marketable securities held in Trust Account	1,779,071	3,753,411
Change in fair value of warrant liability	(46,630,000)	4,485,000
Unrealized gain (loss) on marketable securities held in Trust Account	2,236	(7,871)
Other income (expense), net	(44,848,693)	8,230,540

(Loss) income before income taxes	(49,068,653)	6,547,000
Provision for income taxes	(191,644)	(668,230)
Net (loss) income	$(49,260,297)	$5,878,770

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	25,105,895	25,529,300

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.04	$0.10

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	10,831,605	9,090,741

Basic and diluted net loss (income) per share, Non-redeemable common stock	$(4.64)	$0.37

The accompanying notes are an integral part of the consolidated financial statements.

GX ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated) Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	8,625,000	$863	$24,137	$(1,098)	$23,902

Sale of 28,750,000 Units, net of underwriting discounts, offering expenses and warrant liability	28,750,000	2,875	—	—	257,488,209	—	257,491,084

Forfeiture of Founder Shares	—	—	(1,437,500)	(144)	144	—	—

Class A common stock subject to possible redemption	(25,583,486)	(2,558)	—	—	(256,393,289)	(1,997,908)	(258,393,755)

Net income	—	—	—	—	—	5,878,770	5,878,770
Balance – December 31, 2019	3,166,514	317	7,187,500	719	1,119,201	3,879,764	5,000,001

Change in value of Class A common stock subject to possible redemption	4,976,025	498	—	—	47,261,892	1,997,908	49,260,298

Net loss	—	—	—	—	—	(49,260,297)	(49,260,297)
Balance – December 31, 2020	8,142,539	$815	7,187,500	$719	$48,381,093	$(43,382,625)	$5,000,002

The accompanying notes are an integral part of the consolidated financial statements.

GX ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS (As Restated)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(49,260,297)	$5,878,770
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,779,071)	(3,753,411)
Change in fair value of warrant liability	46,630,000	(4,485,000)
Unrealized (gain) loss on marketable securities held in Trust Account	(2,236)	7,871
Deferred income tax provision	2,255	(1,653)
Non-cash compensation expense related to private placement warrants	—	280,000
Allocation of initial public offering costs to derivative liability	—	839,201
Changes in operating assets and liabilities:
Prepaid income taxes	(10,381)	—
Prepaid expenses	57,938	(92,150)
Accounts payable and accrued expenses	3,199,661	209,656
Income taxes payable	(18,883)	18,883
Net cash used in operating activities	(1,181,014)	(1,097,833)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(137,500)	(287,500,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	716,203	651,000
Net cash provided by (used in) investing activities	578,703	(286,849,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	282,500,000
Proceeds from sale of Private Placement Warrants	—	7,000,000
Proceeds from promissory notes – related party	—	130,000
Repayment of promissory notes – related party	—	(280,000)
Payment of offering costs	—	(510,867)
Net cash used in financing activities	—	288,839,133

Net Change in Cash	(602,311)	892,300
Cash – Beginning	917,007	24,707
Cash – Ending	$314,696	$917,007

Supplemental cash flow information:
Cash paid for income taxes	$218,653	$651,000

Non-cash investing and financing activities:
Initial classification of Class A common stock subject to redemption	$—	$251,393,700
Change in value of Class A common stock subject to possible redemption	$(49,260,298)	$7,000,055
Initial classification of warrant liability	$—	$21,655,000
Deferred underwriting fee payable	$—	$10,812,500

The accompanying notes are an integral part of the consolidated financial statements.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GX Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 24, 2018. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has two subsidiaries, Alpha First Merger Sub, Inc., a direct, wholly owned subsidiary of the Company incorporated on December 17, 2020 as a Delaware corporation (“First Merger Sub”) and Alpha Second Merger Sub, LLC, a direct, wholly owned subsidiary of the Company formed on December 17, 2020 as a Delaware limited liability company (“Second Merger Sub”).

As of December 31, 2020, the Company had not yet commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below and identifying a target company for a Business Combination (see Note 12). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on May 20, 2019. On May 23, 2019, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, GX Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,000,000, which is described in Note 5.

Transaction costs amounted to $16,473,117, consisting of $5,000,000 of underwriting fees, $10,812,500 of deferred underwriting fees and $660,617 of other offering costs.

Following the closing of the Initial Public Offering on May 23, 2019, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 6), the common stock included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Company’s Amended and Restated Certificate of Incorporation relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company will have until July 31, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Company’s Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Company’s Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, we cannot assure you that the Company’s Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Going Concern

As of December 31, 2020, the Company had $314,696 in its operating bank accounts, $291,797,144 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $3,020,914, which excludes franchise and income taxes payable as such amounts can be paid from the interest earned in the Trust Account. As of December 31, 2020, approximately $4,297,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through July 31, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

consummated. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash or investment in trust.

	As Previously Reported	Adjustments	As Restated
Balance Sheet as of May 23, 2019 (audited)
Total Liabilities	$10,812,500	$21,655,000	$32,467,500
Class A Common Stock Subject to Possible Redemption	273,048,700	(21,655,000)	251,393,700
Class A Common Stock	145	217	362
Additional Paid-in Capital	5,002,319	1,118,984	6,121,303
Accumulated Deficit	(3,182)	(1,119,201)	(1,122,383)
Number of Class A shares subject to redemption	27,304,870	(2,165,500)	25,139,370

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Balance Sheet as of June 30, 2019 (unaudited)
Total Liabilities	$11,037,233	$21,017,500	$32,054,733
Class A Common Stock Subject to Possible Redemption	273,685,323	(21,017,500)	252,667,823
Class A Common Stock	145	210	355
Additional Paid-in Capital	4,365,696	481,491	4,847,187
(Accumulated Deficit) Retained Earnings	633,441	(481,701)	151,740
Number of Class A shares subject to redemption	27,297,161	(2,096,269)	25,200,892

Balance Sheet as of September 30, 2019 (unaudited)
Total Liabilities	$10,958,780	$12,895,000	$23,853,780
Class A Common Stock Subject to Possible Redemption	274,806,490	(12,895,000)	261,911,490
Class A Common Stock	145	128	273
Additional Paid-in Capital	3,244,529	(2,125,328)	1,119,201
Retained Earnings	1,754,608	2,125,200	3,897,808
Number of Class A shares subject to redemption	27,299,778	(1,281,013)	26,018,765

Balance Sheet as of December 31, 2019 (audited)
Total Liabilities	$11,041,594	$17,170,000	$28,211,594
Class A Common Stock Subject to Possible Redemption	275,563,755	(17,170,000)	258,393,755
Class A Common Stock	147	170	317
Additional Paid-in Capital	2,487,262	1,368,061	1,119,201
Retained Earnings	2,511,873	1,367,891	3,879,764
Number of Class A shares subject to redemption	27,283,483	(1,699,997)	25,583,486

Balance Sheet as of March 31, 2020 (unaudited)
Total Liabilities	$11,031,473	$11,826,250	$22,857,723
Class A Common Stock Subject to Possible Redemption	276,588,435	(11,826,250)	264,762,185
Class A Common Stock	151	116	267
Additional Paid-in Capital	1,462,578	(343,377)	1,119,201
Retained Earnings	3,536,560	343,261	3,879,821
Number of Class A shares subject to redemption	27,243,425	(1,164,863)	26,078,562

Balance Sheet as of June 30, 2020 (unaudited)
Total Liabilities	$10,965,109	$23,792,500	$34,757,609
Class A Common Stock Subject to Possible Redemption	276,444,848	(23,792,500)	252,652,348
Class A Common Stock	148	235	383
Additional Paid-in Capital	1,606,168	3,256,466	4,862,634
(Accumulated Deficit) Retained Earnings	3,392,972	(3,256,701)	136,271
Number of Class A shares subject to redemption	27,268,699	(2,346,908)	24,921,791

Balance Sheet as of September 30, 2020 (unaudited)
Total Liabilities	$10,957,695	$34,340,000	$45,297,695
Class A Common Stock Subject to Possible Redemption	276,407,327	(34,340,000)	242,067,327
Class A Common Stock	151	338	489
Additional Paid-in Capital	1,643,686	13,803,863	15,447,549
(Accumulated Deficit) Retained Earnings	3,355,448	(13,804,201)	(10,448,753)
Number of Class A shares subject to redemption	27,239,680	(3,384,174)	23,855,506

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Balance Sheet as of December 31, 2020 (audited)
Total Liabilities	$14,222,974	$63,800,000	$78,022,974
Class A Common Stock Subject to Possible Redemption	272,933,454	(63,799,997)	209,133,457
Class A Common Stock	186	629	815
Additional Paid-in Capital	5,117,524	43,263,569	48,381,093
Accumulated Deficit	(118,424)	(43,264,201)	(43,382,625)
Number of Class A shares subject to redemption	26,894,145	(6,286,684)	20,607,461

Statement of Operations for the Three Months Ended June 30, 2019 (unaudited)
Net income (loss)	$634,660	$(481,701)	$152,959
Weighted average shares outstanding, basic and diluted	7,258,681	7,258,681	—
Basic and diluted net loss per common share	(0.00)	0.00	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	10,497,759	10,497,759
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.06	0.06
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	8,162,955	8,162,955
Basic and diluted net loss per share, Non-redeemable common stock	—	(0.06)	(0.06)

Statement of Operations for the Six Months Ended June 30, 2019 (unaudited)
Net income (loss)	$634,539	$(256,701)	$377,838
Weighted average shares outstanding, basic and diluted	7,378,674	(7,378,674)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	25,139,370	25,139,370
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.02	0.02
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	7,833,309	7,833,309
Basic and diluted net loss per share, Non-redeemable common stock	(0.00)	(0.06)	(0.06)

Statement of Operations for the Three Months Ended September 30, 2019 (unaudited)
Net income	$1,121,167	$8,122,500	$9,243,667
Weighted average shares outstanding, basic and diluted	8,640,339	(8,640,339)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	25,200,892	25,200,892
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.05	0.05
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	10,736,608	10,736,608
Basic and diluted net income per share, Non-redeemable common stock	(0.01)	0.76	0.75

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Operations for the Nine Months Ended September 30, 2019 (unaudited)
Net income	$1,755,706	$7,640,799	$9,396,505
Weighted average shares outstanding, basic and diluted	7,803,850	(7,803,850)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	25,182,909	25,182,909
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.07	0.07
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	8,811,710	8,811,710
Basic and diluted net income per share, Non-redeemable common stock	(0.02)	0.88	0.86

Statement of Operations for the Year Ended December 31, 2019 (audited)
Net income	$2,512,971	$3,365,799	$5,878,770
Weighted average shares outstanding, basic and diluted	8,015,444	(8,015,444)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	25,529,300	25,529,300
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.10	0.10
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	9,090,741	9,090,741
Basic and diluted net income per share, Non-redeemable common stock	(0.03)	0.40	0.37

Statement of Operations for the Three Months Ended March 31, 2020 (unaudited)
Net income	$1,024,687	$5,343,750	$6,368,437
Weighted average shares outstanding, basic and diluted	8,654,017	(8,654,017)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	25,583,486	25,583,486
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.04	0.04
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	10,354,014	10,354,014
Basic and diluted net loss per share, Non-redeemable common stock	(0.01)	0.52	0.51

Statement of Operations for the Three Months Ended June 30, 2020 (unaudited)
Net loss	$(143,588)	$(11,966,250)	$(12,109,838)
Weighted average shares outstanding, basic and diluted	8,694,075	(8,694,075)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	26,078,562	26,078,562
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	9,858,938	9,858,938
Basic and diluted net loss per share, Non-redeemable common stock	(0.02)	(1.21)	(1.23)

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Operations for the Six Months Ended June 30, 2020 (unaudited)
Net income (loss)	$881,099	$(6,622,500)	$(5,741,401)
Weighted average shares outstanding, basic and diluted	8,674,046	(8,674,046)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	25,831,024	25,831,024
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.04	0.04
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	10,106,476	10,106,476
Basic and diluted net loss per share, Non-redeemable common stock	(0.03)	(0.64)	(0.67)

Statement of Operations for the Three Months Ended September 30, 2020 (unaudited)
Net loss	$(37,524)	$(10,547,500)	$(10,585,024)
Weighted average shares outstanding, basic and diluted	8,668,801	(8,668,801)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	24,921,791	24,921,791
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	12,081,995	12,081,995
Basic and diluted net loss per share, Non-redeemable common stock	(0.02)	(0.86)	(0.88)

Statement of Operations for the Nine Months Ended September 30, 2020 (unaudited)
Net income (loss)	$843,575	$(17,170,000)	$(16,326,425)
Weighted average shares outstanding, basic and diluted	8,672,285	(8,672,285)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	25,525,734	25,525,734
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.04	0.04
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	10,411,766	10,411,766
Basic and diluted net loss per share, Non-redeemable common stock	(0.05)	(1.68)	(1.68)

Statement of Operations for the Year Ended December 31, 2020 (audited)
Net loss	$(2,630,297)	$(46,630,000)	$(49,260,297)
Weighted average shares outstanding, basic and diluted	8,678,704	(8,678,704)	—
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	—	25,105,895	25,105,895
Basic and diluted net income per share, Class A common stock subject to possible redemption	—	0.04	0.04
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	—	10,831,605	10,831,605
Basic and diluted net loss per share, Non-redeemable common stock	(0.45)	(4.09)	(4.64)

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Cash Flows for the Six Months ended June 30, 2019 (unaudited)
Net income (loss)	$634,539	$(481,701)	$152,838
Non-cash compensation expense related to private placement warrants	—	280,000	280,000
Allocation of initial public offering costs to derivative liability	—	839,201	839,201
Initial classification of warrant liability	—	21,655,000	21,655,000
Change in fair value of warrant liability	—
Initial classification of common stock subject to possible redemption	273,048,700	(21,655,000)	251,393,700
Change in value of common stock subject to possible redemption	636,623	637,500	1,274,123

Statement of Cash Flows for the Nine Months ended September 30, 2019 (unaudited)
Net income	$1,755,706	$7,640,799	$9,396,505
Non-cash compensation expense related to private placement warrants	—	280,000	280,000
Allocation of initial public offering costs to derivative liability	—	839,201	839,201
Initial classification of warrant liability	—	21,655,000	21,655,000
Change in fair value of warrant liability	—
Initial classification of common stock subject to possible redemption	273,048,700	(21,655,000)	251,393,700
Change in value of common stock subject to possible redemption	1,757,790	8,760,000	10,517,790

Statement of Cash Flows for the Year ended December 31, 2019 (audited)
Net income	$2,512,971	$3,365,799	$5,878,770
Non-cash compensation expense related to private placement warrants	—	280,000	280,000
Allocation of initial public offering costs to derivative liability	—	839,201	839,201
Initial classification of warrant liability	—	21,655,000	21,655,000
Change in fair value of warrant liability	—
Initial classification of common stock subject to possible redemption	273,048,700	(21,655,000)	251,393,700
Change in value of common stock subject to possible redemption	2,515,055	4,485,000	7,000,055

Statement of Cash Flows for the Three Months ended March 31, 2020 (unaudited)
Net income	$1,024,687	$5,343,750	$6,368,437
Change in fair value of warrant liability	—	(5,343,750)	(5,343,750)
Change in value of common stock subject to possible redemption	1,024,680	5,343,750	6,368,430

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Cash Flows for the Six Months ended June 30, 2020 (unaudited)
Net income (loss)	$881,099	$(6,622,500)	$(5,741,401)
Change in fair value of warrant liability	—	6,622,500	6,622,500
Change in value of common stock subject to possible redemption	881,093	(6,622,500)	(5,741,407)

Statement of Cash Flows for the Nine Months ended September 30, 2020 (unaudited)
Net income (loss)	$843,575	$(17,170,000)	$(16,326,425)
Change in fair value of warrant liability	—	17,170,000	17,170,000
Change in value of common stock subject to possible redemption	843,572	(17,170,000)	(16,326,428)

Statement of Cash Flows for the Year ended December 31, 2020 (audited)
Net loss	$(2,630,297)	$(46,630,000)	$(49,260,297)
Change in fair value of warrant liability	—	46,630,000	46,630,000
Change in value of common stock subject to possible redemption	(2,630,301)	(46,629,997)	(49,260,298)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: First Merger Sub and Second Merger Sub. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company and which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020 and 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through December 31, 2020, the Company withdrew $1,367,203 of interest earned on the Trust Account to pay its franchise and income taxes, of which $716,203 was withdrawn during the year ended December 31, 2020 and $137,500 was returned to the Trust Account due to a reduction in the estimated tax liability of the Company for the year ended December 31, 2020.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”)

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 21,375,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on the non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Year Ended December 31,
	2020	2019
Class A Common Stock Subject to Possible Redemption
Numerator: Earnings attributable to Class A common stock subject to possible redemption
Interest income	$1,275,238	$3,340,160
Unrealized gain on investments held in Trust Account	1,603	(7,004)
Less: Company’s portion available to be withdrawn to pay taxes	(280,766)	(772,682)
Net income allocable to Class A common stock subject to possible redemption	$996,075	$2,560,474

Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	25,105,895	25,529,300

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.04	$0.10

Non-Redeemable Common Stock
Numerator: Net loss minus net earnings
Net (loss) income	$(49,260,297)	$5,878,770
Less: Income attributable to Class A common stock subject to possible redemption	(996,075)	(2,560,474)
Non-redeemable net (loss) income	$(50,256,372)	$3,318,296

Denominator: Weighted Average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	10,831,605	9,090,741

Basic and diluted net (loss) income per common share, Non-redeemable common stock	$(4.64)	$0.37

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units at a purchase price of $10.00 per Unit, which included 3,750,000 units sold at $10.00 per Unit upon the full exercise by the underwriter of its over-allotment option. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($7,000,000 in the aggregate), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In September 2018, the Company issued an aggregate of 8,625,000 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. In April 2019, the Sponsor contributed back to the Company, for no consideration, 1,437,500 Founder Shares, resulting in an aggregate of 7,187,500 Founder Shares outstanding. The 7,187,500 Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Warrants and underlying securities). As a result of the underwriter’s election to fully exercise its over-allotment option, 937,500 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the shareholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Promissory Note – Related Party

On September 24, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of March 31, 2019 or the completion of the Initial Public Offering. On March 29, 2019, the Sponsor and the Company, for no consideration, agreed to extend the maturity date of the Note from the earlier of March 31, 2019 or the completion of the Initial Public Offering to the earlier of June 30, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under the Note of $280,000 were repaid upon the consummation of the Initial Public Offering on May 23, 2019.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion. Up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on May 20, 2019, the Company began paying an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the years ended December 31, 2020 and 2019, the Company incurred and paid $120,000 and $80,000 in fees for these services, respectively.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on May 20, 2019, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) will be entitled to registration rights. The holders of 25% of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The underwriter is entitled to a deferred fee of $10,812,500, which will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Consulting Agreement

In June 2019, the Company entered into a consulting arrangement for services to help identify and introduce the Company to potential targets and provide assistance with the negotiations in connection with a Business Combination. The agreement provides for a monthly fee of $12,500. For the years ended December 31, 2020 and 2019, the Company incurred and paid $150,000 and $90,500 in such fees, respectively.

Advisory and Consulting Agreements

During the year ended December 31, 2020, the Company entered into an agreement with a service provider, pursuant to which the service provider will serve as the placement agent for the Company in connection with a proposed private placement (the “Transaction”) of the Company’s equity or equity-linked securities (the “Securities”). The Company agreed to pay the service provider a cash fee equal to the greater of (i) $3 million (the “Minimum Fee”) and (ii) 3% of the gross proceeds of the total Securities sold in the Transaction and 3% of the gross proceeds of the total Securities sold in the Transaction. The fee will not be payable in the event the Company does not consummate the Transaction. As of December 31, 2020, no amounts were incurred under this agreement.

During the year ended December 31, 2020, the Company entered into an agreement with the same service provider, pursuant to which the service provider will provide the Company with capital markets advisory services for a potential Business Combination. The Company agreed to pay the service provider a transaction fee (the “Transaction Fee”), payable upon the closing in connection with a Transaction, equal to $5 million. In addition to the Transaction Fee, the Company agreed to reimburse the service provider all reasonable expenses relating to due diligence not to exceed $75,000 in the aggregate. As of December 31, 2020, no amounts were incurred under this agreement.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue up to 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020 and 2019, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 8,142,539 and 3,166,514 shares of Class A common stock issued and outstanding, excluding 20,607,461 and 25,583,486 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. As a result of the underwriter’s election to fully exercise its over-allotment option, 937,500 Founder Shares are no longer subject to forfeiture. At December 31, 2020 and 2019, there were 7,187,500 shares of Class B common stock issued and outstanding.

The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 9. WARRANT LIABILITIES

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the common shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the Public Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 9. WARRANT LIABILITIES (cont.)

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 10. INCOME TAXES

The following is a summary of the Company’s net deferred tax (liability) asset:

	As of December 31,
	2020	2019
Deferred tax (liability) asset
Unrealized (gain) loss on marketable securities	$(602)	$1,653
Total deferred tax (liability) assets	(602)	1,653
Valuation Allowance	—	—
Deferred tax (liability) asset, net of allowance	$(602)	$1,653

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 10. INCOME TAXES (cont.)

The provision for income taxes consists of the following:

	Year Ended December 31,
	2020	2019
Federal
Current	$189,389	$669,883
Deferred	2,255	(1,653)

State and Local
Current	—	—
Deferred	—	—

Change in valuation allowance	—	—

Income tax provision	$191,644	$668,230

As of December 31, 2020 and 2019, the Company had did not have any of U.S. federal or state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	—	—
Change in fair value of warrant liability	(21.4)%	(72.2)%
Business combination expenses	—	—
Valuation allowance	—	—
Income tax provision	(0.4)%	(51.2)%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination by the taxing authorities.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 11. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		As of December 31,
Description	Level	2020	2019
Assets:
Marketable securities held in Trust Account	1	$291,797,144	$290,594,540

Liabilities:
Warrant Liability – Public Warrants	1	41,400,000	11,500,000
Warrant Liability – Private Placement Warrants	2	22,400,000	5,670,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Private Placement Warrants were initially valued using a Monte Carlo Pricing Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement and December 31, 2020:

Input	December 31, 2020	December 31, 2019
Risk-free interest rate	0.41%	1.73%
Trading days per year	250	250
Expected volatility	16.0%	5.0%
Exercise price	$11.50	$11.50
Stock Price	$11.00	$9.95

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2018	$—	$—	$—
Initial measurement on May 23, 2019	7,280,000	14,375,000	21,655,000
Change in valuation inputs or other assumptions	(1,610,000)	(2,875,000)	(4,485,000)
Fair value as of December 31, 2019	5,670,000	11,500,000	17,170,000
Change in valuation inputs or other assumptions	16,730,000	29,900,000	46,630,000
Fair value as of December 31, 2020	$22,400,000	$41,400,000	$63,800,000

There was a transfer out of Level 3 into Level 2 in the amount of $21,655,000 as of September 30, 2019.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On February 23, 2021, the Sponsor advanced $50,000 to the Company.

On May 14, 2021, the Company’s stockholders held a meeting (the “Special Meeting”) and approved and adopted an amendment to its Amended and Restated Certificate of Incorporation to extend the period of time for which the Company is required to consummate a Business Combination from May 23, 2021 to July 31, 2021 the “Extension Amendment Proposal”. In connection with the Extension Amendment Proposal, stockholders holding 16,169,996 shares of the Company’s Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account (the “Trust Account”) at a redemption price of approximately $10.15 per share. As a result, approximately $164.1 million in cash will be removed from the Trust Account to pay such holders. In connection with the Extension Amendment Proposal, the Company has agreed to deposit into the Trust Account $0.025 per share for each month of the Extension period, pro-rated for partial months during the Extension period, resulting in a maximum contribution of $0.0565 per share of Class A common stock that was not redeemed in connection with the Special Meeting (the “Maximum Contribution”). This contribution will be funded as follows: on (or prior to) May 23, 2021, the Company will deposit into the trust account an amount equal to $0.0315 per share of Class A common stock not redeemed in connection with the Special Meeting and on (or prior to) July 1, 2021, the Company will deposit into the trust account an amount equal to $0.025 per share of Class A common stock not redeemed in connection with the Special Meeting, provided that, no such deposits will be made following the completion of the Company’s previously announced business combination. Affiliates of the Company’s Sponsor, have

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 12. SUBSEQUENT EVENTS (cont.)

agreed to contribute to the Company as a loan an amount equal to the aggregate amount of each monthly contribution. The loan will not bear interest and will be repayable by the Company upon consummation of the Business Combination in cash or through the issuance of private placement warrants (at a price of $1.00 per warrant, capped at $1,500,000), at the option of the lender.

Merger Agreement

On January 8, 2021, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with First Merger Sub, Second Merger Sub, and Celularity Inc., a Delaware corporation (“Celularity”).

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), and in accordance with the Delaware General Corporation Law, as amended (“DGCL”) (i) First Merger Sub will merge with and into Celularity (the “First Merger”), with Celularity surviving the First Merger as a wholly owned subsidiary of the Company (Celularity, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) (steps (i) and (ii) collectively with the other transactions described in the Merger Agreement, the “Celularity Business Combination”).

The aggregate merger consideration payable to stockholders of Celularity upon the Closing consists of up to 147,327,224 newly issued shares of Class A common stock of the Company, par value $0.0001 per share (“GX Class A Common Stock”) valued at approximately $10.15 per share.

Immediately prior to the effective time of the First Merger (the “Effective Time”), Celularity will cause each share of preferred stock of Celularity, par value $0.0001 per share, designated as Series A Preferred Stock, Series B Preferred Stock and Series X Preferred Stock, respectively (together, “Celularity Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of common stock of Celularity, par value of $0.0001 per share (“Celularity Common Stock”) at the then-effective conversion rate as calculated pursuant to the Amended and Restated Certificate of Incorporation of Celularity, dated March 16, 2020, as may be amended, restated or otherwise modified from time to time (the “Celularity Charter”). All of the shares of Celularity Preferred Stock converted into shares of Celularity Common Stock will no longer be outstanding, and will cease to exist, and each holder of shares of Celularity Preferred Stock will thereafter cease to have any rights with respect to such securities.

On January 8, 2021, concurrently with the execution of the Merger Agreement, the Company entered into separate subscription agreements (the “Subscription Agreements”) with investors (each, a “PIPE Investor”), pursuant to which the PIPE Investors agreed to purchase, and we agreed to sell to the PIPE Investors, an aggregate of 8,340,000 shares of the Company’s Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $83,400,000, in a private placement (the “PIPE Financing”), a portion of which is expected to be funded by (i) existing Celularity investors and affiliates (the “Celularity-Related PIPE Investors”) and (ii) certain additional investors. In comparison, the $10.00 per share purchase price of the PIPE Shares is equal to the price per unit offered to our public stockholders to acquire Units in the IPO (as defined below); however, unlike the Units issued in our IPO, the PIPE Shares do not include one-half of one redeemable warrant to acquire the Company’s Class A Common Stock or any redemption right, among other things.

The PIPE Investors are entitled to certain registration rights as fully described in our Registration Statement on Form S-4 filed with the SEC on January 25, 2021 (as amended from time to time, the “S-4 Registration Statement”).

GX ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 12. SUBSEQUENT EVENTS (cont.)

For additional information regarding Celularity, the Merger Agreement and related agreements and the Celularity Business Combination, see the S-4 Registration Statement.

The Celularity Business Combination will be consummated subject to certain conditions as further described in the Merger Agreement.

Legal proceedings

On February 4, 2021, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported stockholder of the Company in connection with the Celularity Business Combination: Spero v. GX Acquisition Corp., et al., Index No. 650812/2021 (N.Y. Sup Ct. Feb 04, 2021). On February 26, 2021, the same purported stockholder filed an amended complaint in the lawsuit removing the class action allegations and certain of the other allegations (the “Spero Complaint”). On February 8, 2021, a complaint was filed with the Supreme Court of the State of New York by a purported stockholder of the Company in connection with the Celularity Business Combination: Rogalla v. GX Acquisition Corp., et al., Index No. 650877/2021 (N.Y. Sup Ct. Feb 08, 2021) (the “Rogalla Complaint”, together with the Spero Complaint, the “Complaints”). The Complaints name the Company and current members of the Company’s board of directors as defendants. Additionally, the Rogalla Complaint names First Merger Sub, Second Merger Sub and Celularity as defendants. The Rogalla Complaint alleges breach of fiduciary duty claims against the Company’s board of directors in connection with the Business Combination and aiding and abetting the Company’s board of directors’ breaches of fiduciary duties claims against the Company, First Merger Sub, Second Merger Sub and Celularity. These claims are based on allegations that the S-4 Registration Statement related to the Celularity Business Combination is materially misleading and/or omits material information concerning the Celularity Business Combination. The Spero Complaint alleges breach of fiduciary duty claims against the Company’s board of directors in connection with the Business Combination and aiding and abetting the Company’s board of directors’ breaches of fiduciary duties claims against the Company. The claims are based on the sales process and valuation of the Company, as well as allegations that the S-4 Registration Statement related to the Celularity Business Combination is materially misleading and/or omits material information concerning the Celularity Business Combination. The Complaints generally seek injunctive relief or rescission, unspecified damages and awards of attorneys’ and experts’ fees, among other remedies. The Company believes that these allegations are without merit. These cases are in the early stages and the Company is unable to reasonably determine the outcome or estimate the loss, and as such, has not recorded a loss contingency. However, if the plaintiffs are successful in enjoining the Celularity Business Combination, the Celularity Business Combination would not be completed. In addition, the Company could be held liable for damages.

The Company’s board of directors also has received four demands from putative stockholders of the Company dated February 18, 2021, March 2, 2021, March 19, 2021 and March 24, 2021 (together, the “Demands”) alleging that the Company and the Company’s board of directors have breached their fiduciary duties and violated federal securities laws because the S-4 Registration Statement related to the Celularity Business Combination allegedly is materially misleading and/or omits material information concerning the Celularity Business Combination. The Demands seek the issuance of corrective disclosures in an amendment or supplement to the S-4 Registration Statement related to the Celularity Business Combination. The Company believes that these allegations are without merit.

GX ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current Assets
Cash	$28,654	$314,696
Prepaid income taxes	10,381	10,381
Prepaid expenses	60,466	34,212
Total Current Assets	99,501	359,289

Deferred tax asset	43,098	—
Marketable securities held in Trust Account	291,784,977	291,797,144
TOTAL ASSETS	$291,927,576	$292,156,433

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,040,155	$3,409,872
Income taxes payable	—	—
Promissory notes – related party	120,000	—
Total Current Liabilities	5,160,155	3,409,872

Deferred tax liability	—	602
Warrant liability	23,792,500	63,800,000
Deferred underwriting fee payable	10,812,500	10,812,500
Total Liabilities	39,765,155	78,022,974

Commitments and Contingencies (Note 6)

Common stock subject to possible redemption, 28,750,000 and 20,607,461 shares at redemption value as of March 31, 2021 and December 31, 2020, respectively	291,745,358	209,133,457

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 0 and 8,142,539 shares issued and outstanding (excluding 28,750,000 and 20,607,461 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	—	815
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 7,187,500 shares issued and outstanding as of March 31, 2021 and December 31, 2020	719	719
Additional paid-in capital	—	48,381,093
Accumulated deficit	(39,583,656)	(43,382,625)
Total Stockholders’ (Deficit) Equity	(39,582,937)	5,000,002
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$291,927,576	$292,156,433

The accompanying notes are an integral part of these condensed consolidated financial statements.

GX ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating and formation costs	$2,050,121	$241,639
Loss from operations	(2,050,121)	(241,639)

Other income:
Change in fair value of warrant liability	40,007,500	5,343,750
Interest earned on marketable securities held in Trust Account	27,883	1,109,075
Unrealized loss on marketable securities held in Trust Account	—	429,890
Other income, net	40,035,383	6,882,715

Income (loss) before benefit from (provision for) income taxes	37,985,262	6,641,076
(Provision for) benefit from income taxes	43,700	(272,639)
Net income (loss)	$38,028,962	$6,368,437

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	20,607,461	25,583,486

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.04

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	15,330,039	10,354,014

Basic and diluted net income (loss) per common share, Non-redeemable common stock	$2.48	$0.51

The accompanying notes are an integral part of these condensed consolidated financial statements.

GX ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(Unaudited)

THREE MONTHS ENDED MARCH 31, 2021 AND 2020

THREE MONTHS ENDED MARCH 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated) Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	8,142,539	$815	7,187,500	$719	$48,381,093	$(43,382,625)	$5,000,002

Change in value of common stock subject to possible redemption	(8,142,539)	(815)	—	—	(48,381,093)	(34,229,993)	(82,611,901)

Net income	—	—	—	—	—	38,028,962	38,028,962
Balance – March 31, 2021	—	$—	7,187,500	$719	$—	$(39,583,656)	$(39,582,937)

THREE MONTHS ENDED MARCH 31, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	3,166,514	$317	7,187,500	$719	$1,119,201	$3,879,764	$5,000,001

Change in value of common stock subject to possible redemption	(495,076)	(50)	—	—	—	(6,368,380)	(6,368,430)

Net income	—	—	—	—	—	6,368,437	6,368,437
Balance – March 31, 2020	2,671,438	$267	7,187,500	$719	$1,119,201	$3,879,821	$5,000,008

The accompanying notes are an integral part of these condensed consolidated financial statements.

GX ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$38,028,962	$6,368,437

Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(40,007,500)	(5,343,750)
Interest earned on marketable securities held in Trust Account	(27,883)	(1,109,075)
Unrealized gain on marketable securities held in Trust Account	—	(429,890)
Deferred income tax provision	(43,700)	91,930

Changes in operating assets and liabilities:
Prepaid income taxes
Prepaid expenses	(26,254)	(26,831)
Accounts payable and accrued expenses	1,630,283	(143,607)
Income taxes payable	—	43,209
Net cash used in operating activities	(446,092)	(549,577)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	40,050	137,500
Net cash provided by investing activities	40,050	137,500

Cash Flows from Financing Activities:
Proceeds from promissory notes – related party	120,000	—
Net cash provided by financing activities	120,000	—

Net Change in Cash	(286,042)	(412,077)
Cash – Beginning	314,696	917,007
Cash – Ending	$28,654	$504,930

Supplemental cash flow information:
Cash paid for income taxes	$—	$137,500

Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	$82,611,901	$6,368,430

The accompanying notes are an integral part of these condensed consolidated financial statements.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GX Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 24, 2018. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has two subsidiaries, Alpha First Merger Sub, Inc., a direct, wholly owned subsidiary of the Company incorporated on December 17, 2020 as a Delaware corporation (“First Merger Sub”) and Alpha Second Merger Sub, LLC, a direct, wholly owned subsidiary of the Company formed on December 17, 2020 as a Delaware limited liability company (“Second Merger Sub”).

As of March 31, 2021, the Company had not yet commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on May 20, 2019. On May 23, 2019, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, GX Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,000,000, which is described in Note 4.

Transaction costs amounted to $16,473,117, consisting of $5,000,000 of underwriting fees, $10,812,500 of deferred underwriting fees and $660,617 of other offering costs.

Following the closing of the Initial Public Offering on May 23, 2019, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), the common stock included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Company’s Amended and Restated Certificate of Incorporation relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company will have until July 31, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Company’s Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Company’s Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, we cannot assure you that the Company’s Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Going Concern

As of March 31, 2021, the Company had $28,654 in its operating bank accounts, $291,784,977 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and a working capital deficit of $5,021,035, which excludes franchise and income taxes payable as such amounts can be paid from the interest earned in the Trust Account. As of March 31, 2021, approximately $4,345,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

doubt about the Company’s ability to continue as a going concern through July 31, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the consolidated financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K and the Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on March 4, 2021 and March 24, 2021, respectively, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K and the Form 10-K/A for the year ended December 31, 2020. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: First Merger Sub and Second Merger Sub. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company and which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. During the three months ended March 31, 2021 the Company withdrew $40,050 of interest earned on the Trust Account to pay its franchise taxes.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted-average number of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 21,375,000 shares of common stock in the calculation of diluted loss per share, since the inclusion of such warrants would be anti-dilutive.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per ordinary share, basic and diluted, for Class A Ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes by the weighted average number of Class A Ordinary shares subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A Ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended March 31,
	2021	2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$23,622	$1,006,042
Unrealized gain on marketable securities held in Trust Account	—	389,953
Less: Company’s portion available to pay taxes	(5,528)	(292,666)
Net Income allocable to shares subject to redemption	$18,094	$1,103,329

Denominator: Weighted Average common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	20,607,461	25,583,486
Basic and diluted net income per share	$0.00	$0.04

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$38,028,962	$6,368,437
Less: Net income allocable to common stock subject to possible redemption	(18,095)	(1,103,329)
Non-Redeemable Net Loss	$38,010,868	$5,265,108

Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	15,330,039	10,354,014
Basic and diluted net income per share	$2.48	$0.51

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units at a purchase price of $10.00 per Unit, which included 3,750,000 units sold at $10.00 per Unit upon the full exercise by the underwriter of its over-allotment option. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($7,000,000 in the aggregate), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In September 2018, the Company issued an aggregate of 8,625,000 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. In April 2019, the Sponsor contributed back to the Company, for no consideration, 1,437,500 Founder Shares, resulting in an aggregate of 7,187,500 Founder Shares outstanding. The 7,187,500 Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Warrants and underlying securities). As a result of the underwriter’s election to fully exercise its over-allotment option, 937,500 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the shareholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

On September 24, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of March 31, 2019 or the completion of the Initial Public Offering. On March 29, 2019, the Sponsor and the Company, for no consideration, agreed to extend the maturity date of the Note from the earlier of March 31, 2019 or the completion of the Initial Public Offering to the earlier of June 30, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under the Note of $280,000 were repaid upon the consummation of the Initial Public Offering on May 23, 2019.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion. Up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2020 there was $120,000 outstanding under the Working Capital Loans.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on May 20, 2019, the Company began paying an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2021 and 2020, the Company incurred and paid $30,000 in fees for these services, respectively.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on May 20, 2019, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) will be entitled to registration rights. The holders of 25% of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The underwriter is entitled to a deferred fee of $10,812,500, which will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Consulting Agreement

In June 2019, the Company entered into a consulting arrangement for services to help identify and introduce the Company to potential targets and provide assistance with the negotiations in connection with a Business Combination. The agreement provides for a monthly fee of $12,500. For the three months ended March 31, 2021, the Company incurred and paid $37,500 and $112,500 in such fees, respectively. For the three months ended March 31, 2021, the Company incurred and paid $37,500 in such fees, respectively.

Advisory and Consulting Agreements

During the year ended December 31, 2020, the Company entered into an agreement with a service provider, pursuant to which the service provider will serve as the placement agent for the Company in connection with a proposed private placement (the “Transaction”) of the Company’s equity or equity-linked securities (the “Securities”). The Company agreed to pay the service provider a cash fee equal to the greater of (i) $3 million (the “Minimum Fee”) and (ii) 3% of the gross proceeds of the total Securities sold in the Transaction and 3% of the gross proceeds of the total Securities sold in the Transaction. The fee will not be payable in the event the Company does not consummate the Transaction. As of December 31, 2020, no amounts were incurred under this agreement.

During the year ended December 31, 2020, the Company entered into an agreement with the same service provider, pursuant to which the service provider will provide the Company with capital markets advisory services for a potential Business Combination. The Company agreed to pay the service provider a transaction fee (the “Transaction Fee”), payable upon the closing in connection with a Transaction, equal to $5 million. In addition to the Transaction Fee, the Company agreed to reimburse the service provider all reasonable expenses relating to due diligence not to exceed $75,000 in the aggregate. As of December 31, 2020, no amounts were incurred under this agreement.

Merger Agreement

On January 8, 2021, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with First Merger Sub, Second Merger Sub, and Celularity Inc., a Delaware corporation (“Celularity”).

Pursuant to the Merger Agreement, at the Closing, and in accordance with the DGCL, (i) First Merger Sub will merge with and into Celularity, with Celularity surviving the First Merger as a wholly owned subsidiary of the Company; and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger.

The aggregate merger consideration payable to stockholders of Celularity upon the Closing consists of up to 147,327,224 newly issued shares of the GX Class A Common Stock valued at approximately $10.15 per share.

Immediately prior to Effective Time, Celularity will cause each share of Celularity Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares Celularity Common Stock at the then-effective conversion rate as calculated pursuant to the Celularity Charter.

Upon the consummation of the Celularity Business Combination, the Company intends to change its name to “Celularity Inc.”

The Celularity Business Combination will be consummated subject to certain conditions as further described in the Merger Agreement.

For additional information regarding Celularity, the Merger Agreement and related agreements and the Celularity Business Combination, see the S-4 Registration Statement.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The Celularity Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, we will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Celularity will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Celularity (i.e., a capital transaction involving the issuance of our stock for the stock of Celularity). Accordingly, the consolidated assets, liabilities and results of operations of Celularity will become our historical financial statements after the Celularity Business Combination, and our assets, liabilities and results of operations will be consolidated with Celularity beginning on the acquisition date.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue up to 1,000,000 shares of $0.0001 par value preferred stock. At March 31, 2021 and December 31, 2020, there were no preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 0 and 8,142,539 shares of Class A common stock issued and outstanding, excluding 28,750,000 and 20,607,461 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. As a result of the underwriter’s election to fully exercise its over-allotment option, 937,500 Founder Shares are no longer subject to forfeiture. At March 31, 2021 and December 31, 2020, there were 7,187,500 shares of Class B common stock issued and outstanding.

The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 8. WARRANT LIABILITIES

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the common shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the Public Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 8. WARRANT LIABILITIES (cont.)

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$291,784,977	$291,797,144

Liabilities:
Warrant Liability – Public Warrants	1	15,182,500	41,400,000
Warrant Liability – Private Placement Warrants	3	7,980,000	22,400,000

The Private Placement Warrants were initially valued using a Monte Carlo Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.

GX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement and December 31, 2020:

Input	March 31, 2021	December 31, 2020
Risk-free interest rate	0.94%	0.41%
Trading days per year	250	250
Expected volatility	11.0%	11.0%
Exercise price	$11.50	$11.50
Stock Price	$10.08	$11.00

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$22,400,000	$41,400,000	$63,800,000
Change in valuation inputs or other assumptions	(14,420,000)	(25,587,500)	(40,007,500)
Fair value as of March 31, 2021	$7,980,000	$15,812,500	$23,792,500

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On May 14, 2021, the Company’s stockholders held a meeting (the “Special Meeting”) and approved and adopted an amendment to its Amended and Restated Certificate of Incorporation to extend the period of time for which the Company is required to consummate a Business Combination from May 23, 2021 to July 31, 2021 the “Extension Amendment Proposal”. In connection with the Extension Amendment Proposal, stockholders holding 16,169,996 shares of the Company’s Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account (the “Trust Account”) at a redemption price of approximately $10.15 per share. As a result, approximately $164.1 million in cash will be removed from the Trust Account to pay such holders. In connection with the Extension Amendment Proposal, the Company has agreed to deposit into the Trust Account $0.025 per share for each month of the Extension period, pro-rated for partial months during the Extension period, resulting in a maximum contribution of $0.0565 per share of Class A common stock that was not redeemed in connection with the Special Meeting (the “Maximum Contribution”). This contribution will be funded as follows: on (or prior to) May 23, 2021, the Company will deposit into the trust account an amount equal to $0.0315 per share of Class A common stock not redeemed in connection with the Special Meeting and on (or prior to) July 1, 2021, the Company will deposit into the trust account an amount equal to $0.025 per share of Class A common stock not redeemed in connection with the Special Meeting, provided that, no such deposits will be made following the completion of the Company’s previously announced business combination. Affiliates of the Company’s Sponsor, have agreed to contribute to the Company as a loan an amount equal to the aggregate amount of each monthly contribution. The loan will not bear interest and will be repayable by the Company upon consummation of the Business Combination in cash or through the issuance of private placement warrants (at a price of $1.00 per warrant, capped at $1,500,000), at the option of the lender.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee		$148,841.38
Accountants’ fees and expenses		*
Legal fees and expenses		*
Printing fees		*
Miscellaneous fees and expenses		*
Total expenses	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Class A Common Stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2018:

(1)    In September 2018, we issued an aggregate of 8,625,000 GX Class B Common Stock for a total subscription price of $25,000.

(2)    In May 2019, we issued an aggregate of 7,000,000 private placement warrants to GX Sponsor LLC at a price of $1.00 per private placement warrant, generating gross proceeds of $7,000,000.

(3)    In July 2021, concurrently with the closing of the Business Combination, the PIPE Investors purchased from us an aggregate of 8,340,000 shares of our Class A Common Stock at a price of $10.00 per share, for an aggregate purchase price equal to $83.4 million.

(4)    In July 2021, concurrently with the closing of the Business Combination, we issued 2,000,000 shares of Class A Common Stock for an aggregate purchase price of $20 million to Palantir Technologies at a purchase price of $10.00 per share.

(5)    In July 2021, in connection with the consummation of the Business Combination, we issued 400,000 shares of Class A Common Stock to Credit Suisse as partial payment of their fees for transaction services provided in connection with the Business Combination.

(6)    In July 2021, in connection with the consummation of the Business Combination, we issued 576,943 shares of Class A Common Stock to Ardea as partial payment of their fees for financial advisory services provided in connection with the Business Combination.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.

The exhibits listed below are filed as part of this registration statement

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
2.1+	Merger Agreement and Plan of Reorganization by and among GX Acquisition Corp., Alpha First Merger Sub, Inc., Alpha Second Merger Sub, LLC, and Celularity Inc.	8-K	001-38914	2.1	January 8, 2021
3.1	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-38914	3.1	July 22, 2021
3.2	Amended and Restated Bylaws of the Company.	8-K	001-38914	3.2	July 22, 2021
4.1	Specimen Common Stock Certificate of the Company.	8-K	001-38914	4.1	July 22, 2021
4.2	Specimen Warrant Certificate of the Company.	8-K	001-38914	4.2	July 22, 2021
4.3	Warrant Agreement, dated May 20, 2019, by and between GX Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-38914	4.1	May 24, 2019

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
5.1*	Opinion of Cooley LLP.
10.1	Form of Subscription Agreement.	S-4	333-252402	10.5	June 22, 2021
10.2	Form of Lock-Up Agreement.	S-4	333-252402	10.8	June 22, 2021
10.3	Amended and Restated Registration Rights Agreement.	8-K	001-38914	10.3	July 22, 2021
10.4	Vesting Agreement dated as of July 16, 2021 by and among GX Sponsor LLC, Celularity Inc. (f/k/a GX Acquisition Corp.), and each of the other Persons set forth on the signature pages thereto	8-K	001-38914	10.4	July 22, 2021
10.5#	Form of Indemnification Agreement by and between Celularity and its directors and officers.	S-4	333-252402	10.9	June 22, 2021
10.6#	Celularity Inc. 2017 Equity Incentive Plan.	S-4	333-252402	10.10	June 22, 2021
10.7#	Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the 2017 Stock Incentive Plan.	S-4	333-252402	10.11	June 22, 2021
10.8#	Celularity Inc. Amended and Restated 2021 Equity Incentive Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder	S-4	333-252402	10.12	June 22, 2021
10.9#	Celularity 2021 Employee Stock Purchase Plan.	S-4	333-252402	10.13	June 22, 2021
10.10#	Celularity Inc. 2018 Annual Incentive Plan	S-4	333-252402	10.14	June 22, 2021
10.11#	Employment Agreement by and between Celularity and Robert J. Hariri, dated as of January 7, 2021.	S-4	333-252402	10.15	June 22, 2021
10.12#	Employment Agreement by and between Celularity and David C. Beers, dated as of January 7, 2021.	S-4	333-252402	10.16	June 22, 2021
10.12#	Employment Agreement by and between Celularity and Stephen A. Brigido, dated as of January 7, 2021.	S-4	333-252402	10.18	June 22, 2021
10.13#	Second Amended and Restated Employment Agreement by and between Celularity and Keary Dunn, dated as of April 22, 2021.	S-4	333-252402	10.19	June 22, 2021
10.14#	Employment Agreement by and between Celularity and John R. Haines, dated as of January 7, 2021.	S-4	333-252402	10.20	June 22, 2021
10.15#	Employment Agreement by and between Celularity and Brad Glover, dated as of April 22, 2021.	S-4	333-252402	10.22	June 22, 2021
10.16	Lease Agreement, dated March 13, 2019, by and between LSREF4 Turtle, LLC and Celularity Inc.	S-4	333-252402	10.34	June 22, 2021
10.17	Form of Deferred Compensation Award Grant	8-K	001-38914	10.15	July 22, 2021
10.18	License Agreement, dated August 15, 2017, by and between Celgene Corporation and Anthrogenesis Corp.	S-4	333-252402	10.23	June 22, 2021

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
10.19	Agreement and Plan of Merger, dated July 1, 2017, by and among Celularity Inc., Clarity Acquisition Corp, Clarity Acquisition II LLC, Anthrogenesis Corporation and Celgene Corporation.	S-4	333-252402	10.24	June 22, 2021
10.20	Contingent Value Rights Agreement, dated August 15, 2017, by and between Celularity Inc. and the Holders named therein, as amended by Amendment No. 1 to the Contingent Value Rights Agreement, dated March 4, 2021.	S-4	333-252402	10.25	June 22, 2021
10.21	Investment Rights Agreement, dated August 15, 2017, by and between Celularity Inc. and Celgene Corporation as amended by Amendment No. 1 to the Investment Rights Agreement, dated March 4, 2021.	S-4	333-252402	10.26	June 22, 2021
10.22	License and Transfer Agreement, dated September 30, 2020, by and between Celularity Inc. and Sorrento Therapeutics, Inc., as amended.	S-4	333-252402	10.27	June 22, 2021
10.23	Agreement and Plan of Merger, dated August 22, 2018, by and among Celularity Inc., CariCord Inc, CC Subsidiary, Inc. and Gregory L. Andrews, as amended by the First Amendment to the Agreement and Plan of Merger, dated September 30, 2018 and the Second Amendment to the Agreement and Plan of Merger, dated June 24, 2020.	S-4	333-252402	10.28	June 22, 2021
10.24	Warrant to Purchase Series B Preferred Stock of Celularity Inc., by and between Celularity Inc. and Dragasac Limited, dated January 9, 2020.	S-4	333-252402	10.29	June 22, 2021
10.25	Amendment No.1 to Warrant to Purchase Series B Preferred Stock of Celularity Inc., dated as of March 16, 2020 by and between Celularity Inc. and Dragasac Limited.	S-4	333-252402	10.30	June 22, 2021
10.26	Amendment No.2 to Warrant to Purchase Series B Preferred Stock of Celularity Inc., dated as of January 8, 2021 by and between Celularity Inc. and Dragasac Limited.	S-4	333-252402	10.31	June 22, 2021
10.27	Warrant to Purchase Series B Preferred Stock of Celularity Inc., by and between Celularity Inc. and Starr International Investments Ltd. dated March 16, 2020.	S-4	333-252402	10.32	June 22, 2021
10.28	Amendment No.1 to Warrant to Purchase Series B Preferred Stock of Celularity Inc., dated as of January 8, 2021 by and between Celularity Inc. and Starr International Investments Ltd.	S-4	333-252402	10.33	June 22, 2021
10.29	Stock Purchase Agreement, by and between Celularity Inc. and Dr. Andrew C. von Eschenbach, dated as of September 18, 2020.	S-4	333-252402	10.35	June 22, 2021
10.30	Loan Agreement, dated as of June 8, 2021 by and between Celularity Inc. and C.V. Starr Co., Inc. as the Initial Lender.	S-4	333-252402	10.36	June 22, 2021

Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
10.31	Vesting Agreement dated as of July 16, 2021 by and among GX Sponsor LLC, Celularity Inc. (f/k/a GX Acquisition Corp.), and each of the other Persons set forth on the signature pages thereto	8-K	001-38914	10.4	July 22, 2021
16.1	Letter from Marcum LLP, dated July 21, 2021.	8-K	001-38914	16.1	July 22, 2021
21.1	List of Subsidiaries.	8-K	001-38914	3.1	July 22, 2021
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Marcum LLP.
23.3*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this registration statement).
101.INS	XBRL Instance Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

____________

*        Filed herewith.

+        Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(b)    Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Florham Park, State of New Jersey, on this 6th day of August, 2021.

CELULARITY INC.
By:	/s/ Robert J. Hariri, M.D., Ph.D.
Robert J. Hariri, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Hariri, M.D., Ph.D., David C. Beers and Keary Dunn, Esq., and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert J. Hariri, M.D., Ph.D.	President and Chief Executive Officer and Chair of	August 6, 2021
Robert J. Hariri, M.D., Ph.D.	the Board (Principal Executive Officer)

/s/ David C. Beers	Chief Financial Officer (Principal Financial Officer	August 6, 2021
David C. Beers	and Principal Accounting Officer)

/s/ John Sculley	Director	August 6, 2021
John Sculley

/s/ Jay R. Bloom	Director	August 6, 2021
Jay R. Bloom

/s/ Peter Diamandis, M.D.	Director	August 6, 2021
Peter Diamandis

/s/ Dean C. Kehler	Director	August 6, 2021
Dean C. Kehler

/s/ Lim Kok Thay	Director	August 6, 2021
Lim Kok Thay

/s/ Robin L. Smith, M.D., MBA	Director	August 6, 2021
Robin L. Smith, M.D., MBA

/s/ Andrew C. von Eschenbach, M.D.	Director	August 6, 2021
Andrew C. von Eschenbach, M.D.

/s/ Marc Mazur	Director	August 6, 2021
Marc Mazur